Exhibit 10.1
EXECUTION
AGREEMENT OF LEASE
Between
85 Broad Street LLC, Landlord
And
Viner Finance Inc., Tenant
demised premises in 85 Broad Street,
New York, New York 10004
Dated: As of July 15, 2011

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SCHEDULE I	Basic Annual Rent
SCHEDULE II	Building Cafeteria Rent

EXHIBIT A-1	Floor Plans (Office Space)
EXHIBIT A-2	Floor Plans (Storage Space)
EXHIBIT AD	Access Door
EXHIBIT AR	Alteration Rules and Regulations
EXHIBIT B	Rules and Regulations
EXHIBIT C	Cleaning Specifications
EXHIBIT CA	Confidentiality Agreement
EXHIBIT CO	Pre-Approved Contractors
EXHIBIT D	Legal Description of Land
EXHIBIT LW-1	Landlord’s Work
EXHIBIT LW-2	Lobby Work
EXHIBIT MSC	Mechanical System Criteria
EXHIBIT NDA	Acceptable Non-Disturbance & Attornment Agreement
EXHIBIT OE	Operating Expenses Defined
EXHIBIT OEC	General Operating Expense Statement Categories
EXHIBIT RA	Recognition Agreement Form
EXHIBIT S	Sign Specifications
EXHIBIT SC	Tri-Party Sublease Consent Form
EXHIBIT TF	Third Floor Early Access Space
EXHIBIT UPS	UPS Space

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AGREEMENT OF LEASE (this “Lease”) made as of July 15, 2011, between 85 Broad Street LLC, a Delaware limited liability company with an office c/o Metropolitan Life Insurance Company, 10 Park Avenue, Morristown, New Jersey 07962, Attention: New York Region Real Estate Investments (“Landlord”) and Viner Finance Inc., a Delaware corporation with an office at 125 Broad Street, New York, New York 10004, Attention: Mr. David Rogers (“Tenant”).
W I T N E S S E T H:
Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, in the building at 85 Broad Street, New York, New York 10004 (the “Building”), the following “Portions” (which “Portions”, collectively, hereinafter, the “demised premises” and sometimes, non-specifically individually, a “Portion”), containing, in the aggregate as agreed to by Landlord and Tenant, 269,105 rentable square feet of above-grade space, as approximately shown on the plans attached hereto and made a part hereof as Exhibit A-1, and 3,938 usable square feet of below-grade space, as approximately shown on the plan attached hereto as Exhibit A-2 (subject to relocation as provided in Article 45), for a term to commence on the date hereof and to expire (unless such term shall sooner cease and terminate or be extended as hereinafter expressly provided) on February 29, 2028 (as the same may be extended pursuant to Article 39 or Section 31.01(e) hereof, the “Expiration Date”), all such dates inclusive, to wit:
(i) the entire rentable area of the 2nd floor containing, as agreed to by Landlord and Tenant, 38,037 rentable square feet;
(ii) the entire rentable area of the 3rd floor containing, as agreed to by Landlord and Tenant, 37,895 rentable square feet;
(iii) the entire rentable area of the 22nd floor containing, as agreed to by Landlord and Tenant, 38,605 rentable square feet;
(iv) the entire rentable area of the 23rd floor containing, as agreed to by Landlord and Tenant, 38,405 rentable square feet;
(v) the entire rentable area of the 24th floor containing, as agreed to by Landlord and Tenant, 38,404 rentable square feet;
(vi) the entire rentable area of the 25th floor containing, as agreed to by Landlord and Tenant, 38,971 rentable square feet;
(vii) the entire rentable area of the 26th floor containing, as agreed to by Landlord and Tenant, 38,788 rentable square feet; and

(viii) a portion of concourse “level B2” containing, as agreed to by Landlord and Tenant, 3,938 usable square feet (sometimes, hereinafter, the “Storage Space”).
The term “Portions” shall also include any Offer Space, Expansion Space, 2017 Expansion Space and UPS Space (if applicable) leased by Tenant hereunder after the commencement of the term shall have occurred. The rentable square footage of each Portion of the demised premises set forth above shall be conclusive and binding upon Landlord and Tenant, and shall not be subject to remeasurement.
The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:
ARTICLE 1
RENT
1.01. Tenant shall pay basic annual rent for the demised premises in accordance with and pursuant to Schedule I, attached hereto and made a part hereof from and after the Possession Date (as hereinafter defined) with respect to each Portion of the demised premises further provided that Tenant agrees to pay said basic annual rent in lawful money of the United States, in equal monthly installments in advance on the first day of each calendar month during said term, at the office of Landlord or such other place in the United States of America as Landlord may designate, without any setoff or deduction whatsoever, except as otherwise expressly set forth in this Lease.
1.02. Notwithstanding the provisions of Section 1.01 above, provided that Tenant is not in monetary default or material non-monetary default under this Lease beyond applicable notice and cure periods, Tenant shall be entitled to an abatement of (i) basic annual rent, Tax Payments, Operating Expense Payments and Cafeteria Rent for the period from and after the applicable Possession Date to and including January 31, 2013 (the “Initial Rent Abatement Period”), subject to modification of the last day of the Initial Rent Abatement Period as provided in Section 31.01(e) below, (ii) basic annual rent in the amount of $77,229.81 per each month during the twelve (12) month period immediately following the expiration of the Initial Rent Abatement Period (the “Partial Rent Abatement Period”), and (iii) if applicable, basic rent as provided in Section 32.04(b) hereof; provided that if any such default exists during the Initial Rent Abatement Period or the Partial Rent Abatement Period and is thereafter cured, then, except as set forth in Section 31.01(a) so long as no other such default then exists and the Lease remains in effect, Tenant shall be immediately entitled to the applicable unapplied portion of the abatement after such default has been cured; provided, further, if Tenant shall be entitled pursuant to the express provisions of this Lease to an additional abatement of rent during any of the periods provided in clauses (i) through (iii) above, such additional rent abatement shall be in addition to, and shall not be concurrent with, the number of days that the applicable rent abatement provided in this Section 1.02 shall have been in effect.

1.03. In the event an installment of basic annual rent is first due on a day other than the first day of a month, basic annual rent and additional rent, if any, for that partial month shall be prorated on the basis of a three hundred sixty five (365) day year using the actual number of days in each month. If the term of this Lease ends on a day other than the last day of a month, basic annual rent and additional rent shall be adjusted in the same manner as provided hereinabove.
ARTICLE 2
OCCUPANCY
2.01. Tenant (which for purposes of this Section 2.01 shall include its permitted subtenants, “Desk Space Users”, defined in Section 10.10, and “affiliates”, defined in Section 10.07 (collectively, the “Permitted Users”)) shall use and occupy the demised premises solely for trading, investment, banking, the general operation of a securities business, and for general, administrative and executive business offices, storage space, and various functions ancillary to Tenant’s business operations (including, without limitation, conference centers serving Tenant’s business and public assembly space (to the extent permitted by applicable Legal Requirements and subject to Tenant obtaining all required permits therefor), and for no other purpose. Notwithstanding the foregoing, the Storage Area shall be used for storage, a mailroom, a messenger center and a copy center, in each case to the extent permitted by Legal Requirements, and no other use or purpose.
In no event shall Tenant ever use or occupy, or permit to be used or occupied, all or any Portion of the demised premises (i) by or for any governmental agency or government (including, without limitation, an autonomous governmental corporation or any entity having governmental immunity) or any diplomatic or trade mission; and/or (ii) as a school or college or facility providing or furnishing training, instructional or educational services of any kind other than to its own employees, employees of affiliates and Desk Space Users and/or (iii) as a retail operation of any kind or nature (provided, however, that use of any portion of the demised premises by a brokerage services firm shall not be considered a prohibited use so long as such brokerage services firm is not open to the public generally), including, without limitation, as a restaurant or any facility selling or serving food or beverages, except this sub-clause (iii) shall not prevent Tenant from using a Portion of the demised premises for a cafeteria or an executive dining room exclusively for its officers, employees, clients and guests provided (a) any such eating facility shall not be open to the general public and (b) all municipal or governmental approvals and consents (including but not limited to health codes) for such use are obtained and kept in full force and effect with respect to construction and operation and no alcoholic beverages, including wine, beer and liquor are kept, dispensed or imbibed on or at the demised premises unless permitted by law; and/or (iv) as an employment or travel agency or airline ticket counter (provided, however, that use of any portion of the demised premises by an executive search firm (but not an office solution firm such as, by way of example only, Regus, HQ, Stratus Solutions or any other company operating a similar business, which use shall be prohibited hereunder) shall not be considered a prohibited use so long as such executive search firm is not open to the public generally); and/or (v) as a messenger and/or photographic and/or reproduction service (except in connection with Tenant’s business operations, and with respect to Tenant’s internal messengers provided the carts utilized have rubber wheels and bumpers in order to prevent damage to elevator cab surfaces); and/or (vi) as a mailing address or telephone answering service; and/or (vii) the sale of travelers’ checks and/or foreign exchange; and/or (viii) medical or psychiatric offices (except for use exclusively by Tenant’s employees); and/or (ix) conduct of an auction; and/or (x) gambling activities; and/or (xi) conduct of obscene, pornographic or similar disreputable activities; and/or (xii) offices of any charitable, religious, union or other not-for-profit organization as Tenant’s primary business, and/or (o) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto. Without limiting the foregoing, the demised premises shall not be used for any purpose which would tend to (I) materially and unreasonably (A) lower the first-class character of the Building, (B) impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, or (C) interfere with, annoy or disturb any other tenant or Landlord, (II) create excessive elevator or floor loads (subject to Tenant’s right to reinforce the floor pursuant to Section 4.02 hereof, or (III) constitute a public or private nuisance. So long as the Tenant named herein (or a Permitted Transferee) is the Tenant under this Lease and Tenant (or a Permitted Transferee) maintains its corporate headquarters at the Building, Landlord shall not lease: (1) office space in the Building that is accessed through the Building lobby to any government or any diplomatic or trade mission that provides off-the-street services involving heavy foot traffic (e.g., issuing visas) to the public (or nationalities thereof) generally; (2) more than one (1) full floor of office space in the Building or any space in the Tower Floor Stack to (aa) a trade or vocational school providing or furnishing training, instructional or educational services of any kind to the public (e.g., Apex Technical School) other than to Landlord’s personnel or agents, (bb) a retail user selling merchandise or apparel within such tenant’s premises to off-the-street consumers, (cc) a walk-in unemployment office generally open to the public, or (dd) a walk-in retail medical facility or clinic generally open to the public; provided, that Landlord shall be permitted to lease more than one (1) full floor of office space in the Building (but not in the Tower Floor Stack) to any of the foregoing users described in this clause (2) provided that Landlord requires such user to access the Building through an entrance other than the Building’s main entrance (as the same may be relocated by Landlord from time to time in accordance with the provisions of this Lease); or (3) lease any space in the Building for use as a so-called “adult bookstore” primarily engaged in the sale of pornographic videos or magazines. Tenant’s right to enforce the covenants set forth in the immediately preceding sentence shall be personal to the named Tenant herein and any Permitted Transferee.

ARTICLE 3
ALTERATIONS AND INSTALLATIONS
3.01. Except as expressly set forth below, and in accordance with Article 32, Tenant shall make no alterations, installations, replacements, additions or improvements (collectively, “Tenant Alterations”, which shall include Tenant’s Work and Work; individually, a “Tenant Alteration”) in or to the demised premises without Landlord’s prior written consent to the Tenant Alterations and the plans and specifications therefor as further provided in this Lease. All Tenant Alterations shall be performed only by contractors, subcontractors, engineers or architects (collectively, “Contractors”) selected by Tenant and approved in writing by Landlord, such approval not to be unreasonably withheld, delayed or conditioned; provided, that the Contractors set forth on Exhibit CO are hereby deemed approved by Landlord as of the date hereof and with respect to any Work commenced by Tenant within one (1) year following the date of this Lease; provided, further, that Landlord reserves the right to disapprove any Contractor set forth on Exhibit CO following the date hereof if (i) such Contractor shall make an assignment for the benefit of creditors or generally not be paying its debts as they become due, (ii) a receiver, liquidator or trustee shall be appointed for such Contractor, (iii) such Contractor shall be adjudicated a bankrupt or insolvent, (iv) any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by such Contractor, (v) any proceeding for the dissolution or liquidation of such Contractor shall be instituted (unless such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Contractor and the same is discharged, stayed or dismissed within 90 days), (vi) such Contractor or any principal thereof has been convicted of a felony, or (vii) a lien or other attachment is filed against the Building in connection with work performed by or on behalf of such Contractor and; provided that if, after any such Contractor is approved by Landlord to perform Work (whether by virtue of being listed on Exhibit CO or otherwise approved during the Term), one or more of the occurrences, circumstances or matters described in the foregoing clauses (i) through (vii) shall occur with respect to such Contractor, then Landlord shall be entitled to revoke such approval (and Tenant shall be required to replace such Contractor) so long as Landlord reasonably believes that such occurrence, circumstance or matter will materially adversely affect the Building or such Contractor’s performance of the Work for which such Contractor was retained. In the event Landlord fails to respond to Tenant’s request for approval of its Contractor(s) within ten (10) business days after delivery of such request, Tenant shall send a second request for approval to Landlord and in the event Landlord still fails to respond to Tenant’s request for approval within three (3) business days after delivery of such second request, such Contractor(s) shall be deemed approved. The requirement that in order for Landlord’s approval or consent to be deemed given in a particular instance that Tenant send Landlord a second written request in the event of a Landlord failure to respond to a Tenant request for a written approval, as required in this Lease in certain instances, shall, hereinafter, be deemed the “Second Request Requirement”. The actual second written request of Tenant shall be deemed the “Second Request”. All such Tenant Alterations shall be performed at Tenant’s sole cost and expense.
Tenant Alterations may be performed at any time except that, with respect to floors where Tenant does not occupy the entire floor above and below the floor where such work is being performed, core drilling and other activities reasonably anticipated by Landlord to create unreasonable noise disturbances or odorous work may only be performed during the period between 7:00 P.M and 8 A.M. on business days, and on Saturdays, Sundays and Holidays further provided that in the event any lawful occupant of the Building reasonably claims being disturbed, such work creating unreasonable noise disturbances or odors may only be performed between 10 P.M. and 6 A.M on business days, and on Saturdays, Sundays and Holidays. The provisions of this paragraph shall not apply so long as Tenant is the sole tenant accessing the Building in any manner.

In the event Landlord fails to respond to Tenant’s request for Landlord’s approval of a Tenant Alteration or the plans and specifications therefor within ten (10) business days after delivery of such request, subject to the Second Request Requirement , and further provided that such Tenant Alteration is to be performed in accordance with the “85 Broad Street Building Rules and Standards For New Work, Repairs and Alterations” as the same may hereafter be revised, approval shall be deemed granted in the event Landlord does not respond to the Second Request therefor.
Landlord’s consent shall not be unreasonably withheld, conditioned or delayed in order for Tenant to make Non-Material Alterations. “Non-Material Alterations” mean alterations to the demised premises that do not, subject to Section 3.10, either adversely affect the structure of the Building or the exterior of the Building or any portion thereof or adversely affect any “Building Systems”, to wit: (a) mechanical, (b) electrical, (c) plumbing, (d) heating, ventilating and air-conditioning (“HVAC”), and (e) life safety (in each case excluding systems for distributing any Building service within the demised premises). Without limiting the foregoing, Landlord hereby approves, in concept, the installation of a vault (the “Vault”) in the demised premises subject to Landlord’s review and approval of the plans and specifications therefor and all other provisions of this Lease concerning the performance of Alterations and the removal of same at the end of the term of this Lease (it being understood and agreed that the Vault shall be deemed a “unique” Tenant Alteration and removed by Tenant (or, if and only if the Vault Removal Conditions are satisfied, by Landlord following the Expiration Date) at Tenant’s sole cost and expense at the expiration or earlier termination of this Lease).
Landlord’s consent shall not be required in order for Tenant to make (x) purely cosmetic Non-Material Alterations (i.e., painting, carpeting and wall-covering) or (y) any Non-Material Alteration or series of Non-Material Alterations that cost, in the aggregate, less than $300,000, and do not require the issuance of a building permit or a change to the Building’s certificate of occupancy; provided, that Tenant shall provide Landlord with prior written notice of the performance of any such Non-Material Alterations described in this paragraph, and such Non-Material Alterations shall be subject to all other provisions of this Lease applicable to Tenant Alterations.

3.02. Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against any part of the Building, the demised premises or Tenant’s leasehold interest in connection with work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. Tenant shall give Landlord written notice at least 15 days prior to starting work or delivery of any materials (or such earlier notice as would be necessary pursuant to applicable Legal Requirements) to permit Landlord sufficient time, where applicable, to post and record appropriate notices of non-responsibility. If any such lien or claim for lien is filed, Tenant shall within 35 days of receiving notice of such lien or claim have such lien or claim for lien released of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Related Parties against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Tenant shall be deemed to be in default under this Lease, and, in addition to all other rights and remedies available to Landlord, without investigating the validity of such lien or claim for lien, Landlord may bond, insure over, pay or discharge the lien or claim of lien. Tenant shall, as payment of additional rent hereunder, reimburse Landlord within thirty (30) days of demand therefor for all amounts so paid by Landlord, including Landlord’s expenses and attorneys’ fees and interest on such amounts paid by Landlord at the Interest Rate from the date incurred by Landlord until the date reimbursed.
3.03. (a) Landlord’s Work and all other alterations, installations, additions and improvements made and installed by Landlord, and any work undertaken by Tenant for which Landlord has paid or made a contribution to defray the cost thereof (including, without limitation, the “Work Allowance” defined in Article 32), shall become and be the property of Landlord at the end of the term of this Lease (and treated as such on its tax returns to the extent of the Work Allowance) and shall remain upon and be surrendered with the demised premises as a part thereof on the Expiration Date. The foregoing shall not apply to any items, whether or not paid for with the Work Allowance, which constitute Tenant’s movable personal property, furnishings and trade fixtures. In addition, all Tenant Alterations which are of a permanent nature and which cannot be removed without damage to the demised premises or Building shall become and be the property of Landlord at the end of the term of this Lease and be surrendered with the demised premises as a part thereof on the Expiration Date (subject to Tenant’s right to make Tenant Alterations during the term of this Lease in accordance with the provisions of this Lease) further provided that Landlord shall have the right and privilege after review of Tenant’s plans and specifications for any unique (as hereinafter defined) Tenant Alterations to serve notice upon Tenant at the same time that Landlord grants its approval (if such be the case) that any of such unique Tenant Alterations must be removed on or before the Expiration Date, and, in the event of service of such notice, Tenant will, at Tenant’s own cost and expense but subject to Landlord’s supervision, remove the same in accordance with such request, and restore the area from which such unique Tenant Alteration was removed to its condition prior to the installation of the unique Tenant Alterations in question.
(b) Notwithstanding the provisions of Section 3.03(a) above, Tenant shall have no obligation to remove the Vault provided that the following conditions (the “Vault Removal Conditions”) are satisfied: (i) the Vault shall be located in the demised premises on the 2nd floor of the Building; and (ii) the size of the Vault shall not exceed 200 rentable square feet in the aggregate. If Tenant installs the Vault and the Vault Removal Conditions are satisfied, Tenant shall have no obligation to remove same at the end of the term; provided, if Tenant shall not remove the Vault then Landlord shall be permitted to remove same and Tenant shall, within thirty (30) days after receipt of an invoice therefor, pay Landlord’s actual out-of-pocket costs (the estimated cost of which Landlord shall provide to Tenant on or before the date on which Landlord commences to remove the Vault based on at least three (3) bids for the performance of such work) of removing the Vault following the Expiration Date and restoring the area in which the Vault is located to substantially the condition that such area was in immediately prior to the installation of the Vault, together with interest on such amounts at the Interest Rate from and after the thirty-first (31st) day following Landlord’s delivery of such invoice to Tenant until such amounts are paid.

3.04. For purposes of this Section 3.04, “unique” Tenant Alterations shall mean all fixtures, equipment, improvements and appurtenances attached to or built into the demised premises by or on behalf of Tenant and that do not constitute a standard office installation, such as, by way of example only, kitchens, vaults (including, without limitation, the Vault), safes, conveyors, dumbwaiters, beam cuts, slab penetrations and floor openings (except up to two (2) slab penetrations or floor openings per full floor that are less than four (4) inches in diameter), raised flooring (except the raised flooring existing as of the date of this Lease), and internal stairwells (except internal stairwells existing as of the date of this Lease); provided, that “unique” Tenant Alterations shall exclude pantries, electrical or telecommunications risers and conduits.
Notwithstanding anything to the contrary in Section 3.03 or elsewhere in this Lease, Landlord agrees that except for the “Required Items” (defined in Section 3.05) which must be removed by Tenant at its expense on or before the Expiration Date, Tenant shall not be required by Landlord to remove any Tenant Alterations or to restore the demised premises except for unique Tenant Alterations as provided above.
3.05. As used herein, “Required Items” shall include all furniture, furnishings and removable trade fixtures, murals, rugs, removable machines and equipment, counters, screens, grille work, and any other movable personal property, including, without limitation, any furniture, fixtures and equipment brought into the demised premises by or on behalf of Tenant (excluding any fixtures and equipment, but not movable personal property or the Existing FF&E (which shall constitute Required Items), existing in the above-grade floors of the demised premises as of the applicable Possession Date).
All such Required Items shall remain the property of Tenant and Tenant may, at its option, remove all or any part thereof at any time prior to the Expiration Date further provided that on or prior to the Expiration Date, Tenant must remove all of such property. As to any such property Tenant does not remove, the same shall be, if left by Tenant, deemed abandoned by Tenant and thereupon the same shall become the property of Landlord, subject to Section 3.06.
3.06. If any Required Items or unique Tenant Alterations required and permitted by Landlord to be removed by Tenant, as expressly provided in this Lease (herein, in this Section 3.06, collectively, the “Property”) are not removed on or prior to the Expiration Date, Landlord shall have the right to remove the Property and to dispose of the same without accountability to Tenant, at the sole but reasonable cost and expense of Tenant, which cost and expense reimbursement shall be due and payable to Landlord from Tenant within thirty (30) days of Landlord’s written demand, including interest thereon at the Interest Rate from the date any such expense is billed to Tenant until the date reimbursed. Subject to Section 7.04(b) and Section 46.01, in case of any damage to the demised premises or the Building resulting from the removal of the Property, Tenant shall be responsible to reimburse Landlord for the reasonable cost to repair such damage, except to the extent due to Landlord’s negligence or willful misconduct. Section 3.03 and this Section 3.06 shall survive any termination of this Lease and shall not be deemed to confer any right of Tenant to holdover at the expiration or earlier termination of this Lease.

3.07. Tenant shall keep records of Tenant’s Alterations and the cost thereof for not less than three (3) years after the later of (i) substantial completion thereof and (ii) the date the final plans and specifications approved by Landlord have been delivered to Landlord and all required governmental approvals and sign-offs have been secured with copies delivered to Landlord, and Tenant shall, within forty five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the Building, or in connection with any eminent domain or condemnation proceeding instituted pursuant to Article 9 hereof or in connection with any reasonable request of Landlord.
3.08. Tenant acknowledges that it understands that Landlord maintains alteration rules and regulations for the Building covering construction, maintenance, repair or other work as set forth on Exhibit AR attached hereto (the “85 Broad Street Building Rules and Standards For New Work, Repairs and Alterations”) and Tenant agrees that all repairs, Tenant Alterations, Tenant’s Work and Work and other activities effected by or on behalf of Tenant in the demised premises (including, without limitation, electrical and communications systems) shall be conducted in accordance with and pursuant to the aforesaid alteration rules and regulations (which Landlord agrees to apply and enforce in a uniform basis among the tenants in the Building), as well as any applicable governmental requirements and regulations. Tenant acknowledges and agrees that it is Tenant’s responsibility to ensure that Tenant and those working for Tenant comply with the aforesaid alteration rules and regulations as well as any other applicable governmental requirements and regulations. Tenant additionally acknowledges that it is aware that the aforesaid alteration rules and regulations are available for its reference and use in the Building Manager’s office further provided that Landlord agrees to deliver a complete copy of said alteration rules and regulations and any amendments thereto to Tenant or Tenant’s contractor upon request. Unless mandated by governmental requirement, any changes to said alteration rules and regulations shall not apply to Tenant Alterations which have been approved by Landlord and for which work has commenced and is being prosecuted. In case of conflict between the express provisions of this Lease and the aforesaid alteration rules and regulations, the express terms of this Lease shall control.
3.09. Tenant shall pay all of Landlord’s actual reasonable out-of-pocket costs and expenses incurred in reviewing plans and specifications for Tenant Alterations; provided, that with respect to the initial Tenant Work to prepare the demised premises for Tenant’s initial occupancy, Tenant shall only be required to pay all of Landlord’s actual reasonable out-of-pocket costs and expenses incurred in reviewing plans and specifications for structural or unique Tenant Alterations (i.e., and not all other Tenant Alterations included therein). In addition to the foregoing, Tenant shall pay all of Landlord’s actual reasonable out-of-pocket costs and expenses incurred in retaining a third party to supervise the performance of Tenant Alterations that are not Non-Material Alterations; provided, that Tenant shall not be required to pay any such supervisory charges in connection with the performance of the initial Tenant Work to prepare the demised premises for Tenant’s initial occupancy.

3.10 Subject to the terms and conditions of this Lease, Landlord shall use reasonable efforts (which shall not require Landlord to incur out-of-pocket costs or liability or initiate any lawsuit or other action) to cause other tenants in the Building to grant Tenant access to portions of the Building occupied by other tenants for the purposes of installing, servicing, maintaining and repairing any cables, conduits, risers or piping which Tenant is permitted or required to install, service, maintain and repair under the terms and conditions of this Lease.
Any access to portions of the Building occupied by other tenants or occupants shall be expressly subject to written consent of such tenant and any then-occupant(s) of such space(s), (collectively for purposes of this Section 3,10, “Occupants”), and the conditions such Occupants may impose for access including but not limited to Tenant providing reasonable insurance coverage and a reasonable indemnification by Tenant further provided that Landlord shall not be required to indemnify or otherwise hold such Occupants harmless from Tenant’s acts in connection with such access. If such access is denied, Landlord shall have no further obligation to again request access. If such other Occupants shall consent to access to their space(s) by Tenant for the purposes set forth above, then Tenant shall (x) provide Landlord and the Occupants affected thereby with reasonable prior written notice of the need and desired access, (y) schedule such access so as not to interfere with the Occupant’s business beyond a de minimis extent and (z) repair and restore any damage to the Building or the Occupant’s space to the condition existing immediately preceding the performance of any work by Tenant, at Tenant’s sole cost and expense. If any such other Occupant shall condition Tenant’s access to their space(s) on the provision of a third party security guard (or guards) in such space or other personnel that would be a third party expense to Landlord, then Tenant shall reimburse Landlord for the actual out-of-pocket cost of such security guard(s) or other personnel within thirty (30) days after rendition of a bill therefor. Access to floors not occupied by any third party shall be subject to conditions (x), (y) and (z) here above with written notice of such request for access to be given to Landlord.
If Landlord is unable to arrange for Tenant to have access to any portion of the Building occupied by another tenant or occupant and Landlord has the express right of access to such space for the purpose of repair, restoration, maintenance or installation of equipment that would include the work proposed to be performed by Tenant, then, at the request of Tenant, Landlord shall perform such proposed work on behalf of Tenant, and Tenant shall reimburse Landlord for the actual third party out-of-pocket cost to Landlord of such work within thirty (30) days of the rendition of a bill therefor, including interest thereon at the Interest rate from the thirty-first (31st) day following the date billed to Tenant until the date reimbursed.
3.11 Notwithstanding anything to the contrary contained in this Lease, but only to the extent permitted by applicable Legal Requirements, Tenant’s design professionals will be permitted to file all drawings related to all Tenant Alterations as a professional self-certification with the DOB (as defined in Article 12).

ARTICLE 4
REPAIRS
4.01. Except as otherwise expressly set forth herein, Landlord, shall operate, maintain, repair and replace, commensurate with comparable first class office buildings located south of Canal Street in Manhattan (the “Comparable Buildings”), (i) the Building Systems, the structural portions (whether inside or outside of the demised premises) of the Building, the roof structure and membrane, the exterior walls (including the Building’s curtain wall) and glass, the foundation, mullions, columns, beams and shafts (including elevator shafts), common areas of the Building made available to Tenant and the fan rooms, telephone, electric and janitorial closets located on floors which include a Portion of the demised premises (whether located inside or outside the demised premises), and (ii) only to the extent that Landlord’s failure to operate, maintain, repair and replace same in a manner commensurate with Comparable Buildings would adversely affect Tenant’s use of the demised premises, the non-structural portions of the Building, the floor/ceiling slabs and all other portions of the Building (outside the demised premises) not separately demised for use by Tenant or any other tenant, provided, with respect to this clause (ii), (x) Tenant shall have notified Landlord of the condition to be maintained, repaired or replaced and provided Landlord a reasonably detailed explanation of the adverse impact on Tenant’s use of the demised premises that would result from Landlord’s failure to maintain, repair or replace same, and (y) Tenant shall not be obligated to maintain and repair the same pursuant to the provisions of this Lease.
(a) Subject to the notice requirement set forth below in this subsection (a), in the event Tenant advises Landlord in writing that that Tenant claims Landlord has failed to perform its obligations with respect to the repair, replacement, maintenance and operation of the Building in accordance with the express terms of this Article 4 (collectively, the “Article 4 Obligations”), Tenant shall have the right to remedy such Landlord failure provided that (i) a failure by Landlord of such Article 4 Obligations materially adversely affects Tenant’s ability to conduct Tenant’s business in any Portion of the demised premises and (ii) the cure for such failure shall affect only the demised premises or the Building Systems outside of the demised premises which services the demised premises exclusively.
Tenant’s right to cure the foregoing Landlord failure shall be immediate in case of emergency whereby Tenant believes, in good faith, there is (i) imminent threat of physical injury to persons or (ii) imminent threat of damage (other than of a de minimis nature) to property that reasonably mandates an immediate response (such as, for example, a water leak), and in all other cases Tenant shall first deliver to Landlord written notice of such failure and if Landlord fails to cure such failure within ten (10) business days after delivery of Tenant’s notice, Tenant shall deliver a second written notice of such failure to Landlord and if Landlord fails to commence and diligently pursue the cure of such failure within three (3) business days after such second notice, then Tenant shall immediately have the right to remedy such failure as provided above. If Tenant performs any of the Article 4 Obligations, Landlord shall pay to Tenant its reasonable out-of-pocket costs thereof within thirty (30) days after a statement is given to Landlord of the amounts of such sums and the parties to which such payment has been made, together with interest accruing at the Interest Rate from and after such thirtieth (30th) day until the date such sums are paid by Landlord.

(b) In the event of any disputes regarding Tenant’s exercise of its rights set forth in Section 4.01(a) above, such dispute shall be settled by expedited arbitration by a single arbitrator in accordance with the arbitration procedure set forth in Article 49 of this Lease. In the event Tenant is the prevailing party in the foregoing arbitration, Landlord shall pay to Tenant interest on the sums paid by Tenant to cure Landlord’s default at the Interest Rate from the date such sums were incurred by Tenant until the date such sums are paid by Landlord, provided that Tenant shall bill Landlord for the sums so incurred within thirty (30) days after Tenant shall have incurred the same.
(c) Subject to the terms of this Lease, including but not limited to Landlord’s express operation, repair, maintenance and replacement obligations set forth above in this Section 4.01, Tenant shall, at its sole cost and expense, maintain and make such repairs to the demised premises and the fixtures and appurtenances therein (including, without limitation, any fixtures or appurtenances for distributing Building services within the demised premises and any supplemental HVAC units exclusively serving the demised premises), and any of Tenant’s equipment located outside of the demised premises, as and when needed to preserve them in good working order and condition; provided, that Tenant shall not be responsible for any maintenance, repair or replacement to structural components of the Building to the extent arising by virtue of Tenant’s mere use of the demised premises for office uses, as distinguished from Tenant’s particular manner of use of the demised premises; provided, further, that any maintenance, repair or replacement to structural components of the Building or Building Systems which are Tenant’s obligation to perform shall be performed by Landlord and Tenant shall reimburse Landlord for its actual reasonable out-of-pocket costs incurred in connection therewith. Ancillary to Article 3, all damage or injury to the demised premises and to its fixtures, appurtenances and equipment or, subject to Section 7.04(b) and Section 46.01 of the Lease, the Building or to its fixtures, appurtenances and equipment caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures or other property shall be repaired, restored or replaced promptly at Tenant’s sole cost and expense (in accordance with Section 3.03), which repairs, restorations and replacements shall be in quality and class substantially equal to the condition existing immediately prior to Tenant’s damage or injury thereto.
4.02. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area of the demised premises which such floor was designed to carry and which is allowed by law, unless Tenant, at its sole cost and expense, reinforces the applicable portion of the floor in accordance with the provisions of this Lease applicable to the performance of Tenant Alterations. Without Landlord’s approval, Tenant shall not have the right to adversely impact, or alter, existing Building support columns within the demised premises or any other portion of the Building.

4.03. Business machines and mechanical equipment belonging to Tenant which cause unreasonably excessive or disturbing vibration or noise, cold or heat that may be transmitted to the Building structure or to any leased space to such a degree as to be reasonably objectionable to Landlord or to any other tenant in the Building shall be placed and maintained by Tenant at its expense in settings of cork, rubber or spring-type vibration eliminators sufficient to absorb and prevent such vibration or noise.
4.04. Landlord has the right, at any time or from time-to-time, in its reasonable discretion, to, and may: so long as Tenant is not denied reasonable access to the demised premises or access to the Building lobby, or the common areas on floors of the Building on which any portion of the demised premises are located, (i) make such changes, alterations, additions, improvements, repairs and/or replacements to the Building (excluding, except as set forth in Section 11.01, the demised premises), the systems, services (subject to Article 27), equipment and utilities of the Building, and the land on which the Building is located, including changing the arrangement and/or location of, common area or public entrances, exterior façade, passageways, doors, doorways, corridors, elevators, stairs, toilets and/or other common or public parts of the Building, as Landlord, in its reasonable discretion, deems necessary, appropriate or desirable; (ii) build, add to, subtract from, relocate, or otherwise use the Building (excluding the demised premises), the land on which the Building is located, or any parts thereof, or any equipment, buildings, structures, or other areas or facilities therein or thereon, as Landlord, in its reasonable discretion, deems necessary, appropriate or desirable; and/or (iii) limit and/or restrict access to the Building or any parts and/or take such other action (including, but not limited to, exercising its rights under clauses (i) and/or (ii) above), as Landlord, in its reasonable discretion, deems necessary for the security, safety health and/or welfare of the Building, its tenants, occupants and their respective invitees, and all other persons and property located in, on or at the Building provided that in each instance referred to in clauses (i), (ii) and (iii) the alterations, additions, improvements, restrictions or limitations (A) are carried out in such a manner so as to minimize interference with Tenant’s use and occupancy of, and access to, the demised premises; (B) will not adversely affect the first class nature of the Building; (C) will not cause any of the windows located in the demised premises to be blocked as a result thereof, except on a temporary basis (or a permanent basis if required by applicable laws); (D) will not be made to the demised premises (except to a de minimis extent); (E) will not reduce the level of security at the Building below that which is commensurate with Comparable Buildings; and (F) will not materially adversely impair the visibility of Tenant’s Exterior Signage except on a temporary basis; provided, if Landlord shall relocate the main entrance of the Building (as opposed to Landlord’s creation or establishment of one or more new dedicated Building entrances for the benefit of individual tenants), Landlord shall, at Landlord’s sole cost and expense, relocate Tenant’s Exterior Signage located on the Broad Street side of the Building to the exterior of the Building near such relocated main entrance, subject to Landlord’s right to reasonably reconfigure, redesign or resize such relocated Tenant’s Exterior Signage to conform to the configuration, design or location of such new main Building entrance so long as the visibility of such relocated Tenant’s Exterior Signage in relation to the relocated main entrance is not materially adversely impaired as compared to the visibility of the initial Tenant’s Exterior Signage in relation to the original main entrance.

4.05 For any non-emergency maintenance, repair or alteration Landlord is required or permitted to do, Landlord shall give Tenant reasonable advance notice of such work, but not less than five (5) business days. Notwithstanding anything to the contrary herein, the commencement of such non-emergency maintenance, repair or alteration may be deferred, at Tenant’s election by written notice (a “Work Deferral Notice”) to Landlord given prior to the expiration of the aforesaid five (5) business day period, for up to ten (10) additional days in the aggregate, if prior to the commencement of such five (5) business day period Tenant shall have scheduled a board meeting or investor conference to occur in the demised premises during the time Landlord was scheduled to perform such work and Tenant shall have notified Landlord of same in the applicable Work Deferral Notice; provided, that Tenant shall not be permitted to defer Landlord’s performance of work more than one (1) time per calendar quarter. In addition, Landlord shall cooperate with Tenant in the scheduling of such work on such days and during such hours that will limit any interference with Tenant’s use and occupancy of the demised premises. No such repairs or alterations shall result in a diminution of the usable space or cubic area in the demised premises beyond a de minimis amount.
Landlord shall employ contractors or laborers at so-called overtime or other premium pay rates if necessary to make any repair required to be made by it hereunder (other than a repair necessitated by the negligence or willful misconduct of Tenant’s employees, agents, visitors while in the demised premises, servants or contractors) to remedy any condition that (i) results in a denial of access to all or any material portion of the demised premises (it being understood that solely for purposes of this clause (i), the Tenant’s trading floor shall constitute a material portion of the demised premises), or (ii) is dangerous to the health and safety of persons in the demised premises. In all other cases, at Tenant’s request, Landlord shall employ contractors or laborers at so-called overtime or other premium pay rates and incur any other costs or expenses in making any repairs, alterations, additions or improvements, provided that Tenant shall within thirty (30) days after Landlord’s rendition of a bill therefor pay to Landlord an amount equal to the difference between the overtime or other premium pay rate and the regular pay rates for such labor and any other overtime costs or expenses incurred by Landlord.
In addition, subject to Section 7.04(b) and Section 46.01, Landlord shall promptly repair and restore any of Tenant’s installations or improvements, fixtures, furnishings and equipment that may be damaged by (i) Landlord or its agents during the course of any of Landlord’s repairs, alterations, additions or improvements to the Building or the repairs in the demised premises or (ii) water damage resulting from windows located on floors on which any portion of the demised premises exists that are damaged or leaky as of the date of this Agreement, in either case to substantially the condition immediately existing prior to the work by Landlord or said water damage.

ARTICLE 5
REQUIREMENTS OF LAW; FIRE INSURANCE
5.01. Tenant, at its expense, shall comply with all laws, orders, codes and regulations of Federal, State, County and Municipal authorities and with any direction of any public officer or officers, pursuant to law (sometimes, hereinafter, collectively, “Legal Requirements”) which shall impose any violation, order or duty upon Landlord or Tenant with respect to the demised premises, or the use or occupation thereof, provided such violation, order or duty arises from or results from (i) a condition that has been created by, or at the instance of, Tenant; (ii) Tenant’s use of the demised premises (provided that (x) Tenant shall not be obligated to make structural changes to the demised premises by reason of Tenant’s use of the demised premises as mere office use (including conference center use), as opposed to Tenant’s particular manner of use of the demised premises, and (y) any non-structural changes to the demised premises shall be performed by Landlord at Tenant’s expense if Landlord is then performing substantially similar non-structural changes in all other leasable portions of the Building); (iii) Local Law 58 and/or The Americans With Disabilities Act (collectively, “ADA”); (iv) is necessitated by reason of a breach by Tenant under this Lease; or (v) is occasioned, in whole or in part, by any negligence of Tenant or any person claiming through or under Tenant.
5.02. Tenant shall not knowingly do or knowingly permit to be done any act or thing upon the demised premises, which will invalidate or be in conflict with New York Standard fire insurance policies covering the Building, and fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be; provided, nothing in this Section 5.02 shall limit or restrict Tenant’s use of the demised premises for the purposes stated in Article 2 hereof. Landlord acknowledges and agrees that, notwithstanding anything to the contrary in this Lease, Tenant’s use of the demised premises for the purposes permitted in Article 2 hereof does not increase the rate of fire insurance applicable to the Building.
5.03. If, as a result of any act or omission by Tenant in violation of this Lease by Tenant, the rate of fire insurance applicable to the Building shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord’s fire insurance premiums to the extent so caused within thirty (30) days after presentation of reasonable documentation to Tenant of such increase and the extent to which same resulted from an act or omission of Tenant in violation of this Lease; such reimbursement to be additional rent payable upon the first day of the month following any outlay by Landlord for such increased fire insurance premiums (provided, if the increase in the rate of fire insurance premiums is due to the acts of Tenant and other tenants, Tenant shall pay its equitable share of the increase (as determined by Landlord in good faith) in Landlord’s fire insurance premiums). In any action or proceeding concerning the rate of fire insurance applicable to the Building wherein Landlord and Tenant are parties, a schedule or “make-up” of rates for the Building or demised premises issued by the body making fire insurance rates for said premises or by the insurance carrier issuing the fire insurance on the Building shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the Building or the demised premises.

5.04 Except to the extent the same is Tenant’s responsibility in accordance with the provisions of Sections 5.01, 5.02 and/or 5.03 above, or otherwise with the provisions of this Lease, Landlord shall comply with all Legal Requirements in effect applicable to the non-leasable areas of the Building and the Building Systems, but, in the case of such non-leasable areas other than those on floors of the Building on which any portion of the demised premises is located and Building Systems which do not serve the demised premises, only to the extent Tenant’s use or occupancy of the demised premises shall be adversely affected by Landlord’s non compliance therewith, subject to Landlord’s right to contest the applicability or legality of such Legal Requirements.
5.05 Each party, at its sole cost and expense, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Legal Requirements affecting such party’s obligations pursuant to this Article 5, provided that (i) the other party shall not be subject to civil or criminal penalties or fines or prosecution for a crime or any other costs or liabilities, (ii) the certificate of occupancy for the demised premises or the Building or any other licenses or permits relative to the demised premises shall not be suspended by reason of the contesting party’s exercise of its rights pursuant to this Section 5.05, and (iii) with respect to Tenant’s contest of any Legal Requirements, (a) Tenant shall not then in be in default beyond any applicable notice and cure periods hereunder, (b) Tenant shall have notified Landlord of any such contest within five (5) business days’ following the commencement of same, and Tenant shall keep Landlord reasonably apprised of the status thereof and (c) such contest shall not cause Landlord to be in default of its obligations under any ground lease, mortgage or insurance policy then in effect (provided Landlord has provided Tenant with a copy of the applicable provisions of the ground lease, mortgage or insurance policy which would cause Landlord to be in default thereunder as the result of the exercise by Tenant of its rights under this Section 5.05).
ARTICLE 6

SUBORDINATION
6.01. Landlord represents that, as of the date hereof, neither the Building, nor the land on which it is located, nor Landlord’s interest in the Building or said land, is encumbered by a mortgage.
6.02. Subject to the terms hereof, Tenant agrees that this Lease is subject and subordinate to any mortgage or ground lease which may now or hereafter affect the land and/or the Building and to all renewals, modifications, consolidations, replacements and extensions thereof; provided that the mortgagee under such mortgage or ground lessor under such ground lease shall have executed and delivered a non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit NDA. Notwithstanding anything contained in this Section 6.02 to the contrary, if any mortgagee or ground lessor executes and delivers a non-disturbance and attornment agreement in the form attached hereto as Exhibit NDA and Tenant either fails or refuses to execute and deliver such agreement within ten (10) business days after delivery of such agreement to Tenant, then such failure shall be a default under this Lease entitling Landlord or any mortgagee or ground lessor (or their respective designee) succeeding to Landlord’s interest hereunder to exercise any or all remedies hereunder.

ARTICLE 7

PROPERTY—LOSS, DAMAGE, REIMBURSEMENT
7.01. Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless, subject to the provisions of Section 7.04, any of the foregoing shall be caused by or due to the negligent act or omission of Landlord, its agents, servants or employees, further provided that Tenant hereby expressly waives any consequential or special damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of such injury or damage.
7.02. Intentionally Omitted.
7.03. Tenant shall give Landlord notice in case of fire or accidents in the demised premises promptly after Tenant is aware of such event.
7.04. (a) Tenant agrees to include in its “all risk” insurance policy or policies covering its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord, its servants and employees with respect to losses payable under such policy or policies and (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies.
(b) Notwithstanding anything to the contrary that may be contained in this Lease, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, and notwithstanding anything to the contrary that may be contained in this Lease, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees for loss or damage to, Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered by Tenant’s insurance or would have been covered by Tenant’s insurance if Tenant had maintained the insurance required to be maintained under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees.

(c) Tenant hereby also agrees to notify Landlord promptly of any cancellation of any such policy which would adversely affect the waiver of subrogation clauses provided for in subparagraph (a) above. All such policies which name Landlord as insured shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any insured person will invalidate the policy as to the other insured person.
7.05. Tenant shall maintain at its own cost and expense during the term of this Lease primary and non-contributory insurance with a company or companies permitted to do business in New York State insuring Tenant as follows:
(a) Commercial General Liability Insurance covering the demised premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability coverage. Such insurance shall be consistent with the amounts required by landlords of Comparable Buildings but not less than a combined single limit of Fifteen Million Dollars ($15,000,000.00) (or, with respect to any subtenant subleasing no more than two (2) full floors of the Building, not less than a combined single limit of Six Million Dollars ($6,000,000.00)). Such policy shall name the Landlord and any ground lessor, managing agent or mortgagee of the Building (and such other parties as Landlord shall request), as additional insureds and shall provide (i) that the same may not be canceled or terminated without at least thirty (30) days written notice to Landlord and such additional named insureds by the insurance company issuing such policy and (ii) that no act or omission to act of Tenant shall invalidate such insurance as to Landlord and such additional insured person(s);
(b) Workers’ Compensation Insurance for an amount of not less than the statutory amount, and Employers Liability Insurance for an amount of not less than One Million Dollars ($1,000,000.00), both in accordance with the laws of The State of New York;
(c) “All Risk” property insurance in an amount adequate to cover the existing improvements in the demised premises, the full replacement cost of Tenant’s Alterations, Tenant’s personal property and its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease in the event of loss; and
(d) When reasonably required by Landlord, such other insurance against other insurable hazards and/or such increased coverage amounts as may from time to time be commonly and customarily insured against in Comparable Buildings.

7.06. Tenant shall, on or before the first Possession Date to occur, furnish Landlord with Certificates of Insurance showing that all insurance required by this Article is being maintained as required herein. Upon renewal of any such insurance that expires before the expiration of this Lease, Landlord shall be provided with renewal certificates or binders not less than thirty (30) days prior to such expiration, together with evidence of the payment of the premiums thereon. Certificates of insurance evidencing coverage set forth in sub-paragraph (a) and (d) of Section 7.05 above shall designate Landlord as an additional named insured, include a waiver of subrogation for the benefit of Landlord with respect to the coverage set forth in subparagraphs (a) and (c) (and, if applicable, any insurance obtained under subparagraphs (b) and (d) as to which a waiver of subrogation is available) of Section 7.05 above, and as to the insurance set forth in subparagraph (c) of Section 7.05 above, Landlord shall be named as “loss payee” for improvements that will not be removed at the end of the term up to an amount not to exceed the amount of the Work Allowance (less any portion thereof actually applied (i) as a credit toward basic rent, Tax Payments and/or Operating Payments pursuant to Section 32.04(b) below or (ii) against Qualified Soft Costs). Receipt of each Certificate of Insurance or other documentation of insurance or copies of policies by the Landlord or by any of its representatives which indicate less coverage than required herein will not constitute a waiver of Tenant’s obligation to fulfill said insurance requirements. Any company issuing Tenant’s insurance shall have an A.M. Best’s rating of not less than A-X.
7.07. Nothing contained in these insurance requirements is to be construed in any way to limit the extent of Landlord’s or Tenant’s, as the case may be, responsibility, liability or payment of damages resulting from its obligations under this Lease.
7.08. Tenant shall be responsible for its own deductibles and self-insurance retentions and such costs shall not be the responsibility or liability of the Landlord.
7.09. Throughout the performance of Tenant’s Work or Work, Tenant shall require and cause each contractor retained to carry, (i) workers’ compensation insurance covering all persons employed in connection therewith, in statutory limits, (ii) “all-risk” property insurance, completed value form, covering all physical loss (including any loss of or damage to supplies, machinery and equipment) (iii) commercial general liability insurance, including independent contractor’s insurance, with completed operations endorsement, with limits of liability not less than Five Million Dollars ($5,000,000.00) combined single limit and aggregate limit, and (iv) such other insurance against other insurable hazards and/or such increased coverage amounts as may from time to time be commonly and customarily insured against in Comparable Buildings, in each case naming Landlord, the any Building manager, the holders of any superior Interests and such other parties requested by Landlord as insureds in connection with such Tenant’s Work or Work, as the case may be.
7.10. Notwithstanding anything to the contrary contained herein, in no event shall any waiver contained herein, including the waiver of subrogation agreements, relate to anything other than property damage, Commercial General Liability Insurance and Worker’s Compensation Insurance.

7.11. Any insurance policy under this Article 7 may be maintained under a “blanket policy”, insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished.
7.12. So long as any MetLife Affiliate is the Landlord hereunder, Landlord shall maintain such insurance as Metropolitan Life Insurance Company and MetLife Affiliates customarily maintain with respect to Class “A” buildings similar to the Building that are owned by Metropolitan Life Insurance Company and such MetLife Affiliates. Without limiting the foregoing, Landlord’s property insurance and commercial general liability insurance (and, if applicable, any worker’s compensation insurance maintained by Landlord as to which a waiver of subrogation is available) shall include a waiver of subrogation for the benefit of Tenant. For all purposes under this Lease, “MetLife Affiliate” means any entity Controlled by, Controlling or under common Control with, Metropolitan Life Insurance Company. For purposes only of the definition of “MetLife Affiliate”, “Control means, when used with respect to any specific entity, the ownership, directly or indirectly, in the aggregate of at least thirty-three and one-third (33.33%) percent of the beneficial ownership interests of such entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise.
7.13 From and after such date as the Landlord hereunder is no longer a MetLife Affiliate, Landlord shall maintain insurance of such types and in such amounts as is customarily carried from time to time by owners of Comparable Buildings. Without limiting the foregoing, Landlord’s property insurance and commercial general liability insurance (and, if applicable, any worker’s compensation insurance maintained by Landlord as to which a waiver of subrogation is available) shall include a waiver of subrogation for the benefit of Tenant.
ARTICLE 8

DESTRUCTION—FIRE OR OTHER CAUSE
8.01. If all or any portion of the demised premises becomes untenantable by fire or other casualty to the demised premises (collectively a “Casualty”), Landlord, within 90 days following the occurrence of such Casualty, shall cause a reputable, independent general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to repair and restore the core and shell of the Building and any common areas of the Building necessary to provide access to the demised premises (“Completion Estimate”). If the Completion Estimate indicates that the core and shell or any common areas of the Building necessary to provide access to the demised premises cannot be made tenantable within 270 days from the date of the Casualty, then either party shall have the right to terminate this Lease upon written notice to the other within 30 days after receipt of the Completion Estimate. In addition, Landlord, by notice to Tenant within 75 days after the date of the Casualty, shall have the right to terminate this Lease if (i) the demised premises have been materially damaged and there is less than 18 months of the term of this Lease remaining on the date of the Casualty, or (ii) the Building shall be so damaged or destroyed (whether or not the demised premises are damaged or destroyed) that repair or restoration shall require the expenditure of more than 50% percent of the full insurable value of the Building (which, for purposes of this Section 8.01, shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty, provided, with respect to this clause (ii), Landlord shall terminate the leases of other office tenants of the Building covering at least 70% of the leased office space in the Building (including the demised premises).

8.02. If this Lease is not terminated as provided in Section 8.01, Landlord shall promptly and diligently, subject to delays caused by Force Majeure Events and insurance adjustment of up to an aggregate of 90 days, restore the core and shell of the Building and common areas of the Building necessary to provide access to the demised premises. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Legal Requirements or, subject to Section 4.04 of this Lease, any other modifications to such common areas deemed reasonably desirable by Landlord. In the event Landlord fails to repair and restore the core and shell of the Building and the common areas of the Building necessary to provide access to the demised premises to substantially the same condition that existed prior to the Casualty within the later of (i) 270 days following the Casualty or (ii) the date indicated in the Completion Estimate for the restoration of same (in the event neither party has elected to exercise the termination right provided in Section 8.01 above), in either case subject to delays caused by Force Majeure Events and insurance adjustment of up to an aggregate of 90 days (the “Restoration Period”), then Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days following the expiration of the Restoration Period. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. During any period of time that all or a portion (other than a de minimis portion) of the demised premises is rendered Untenantable as a result of a Casualty, (i) until the date Landlord has substantially completed any restoration work it is required to perform as described herein, basic rent, Tax Payments, Operating Expense Payments, Cafeteria Rent and recurring chilled water and emergency generator charges shall abate one (1) day for each day during such period for the portion of the demised premises that is Untenantable and not used by Tenant, and (ii) from the day immediately following the date on which the abatement described in subclause (i) above shall end until the earlier to occur of (x) the date upon which Tenant shall substantially complete the restoration of all Tenant Alterations working diligently and continuously in accordance with good construction practice, and (y) the date that is one hundred twenty (120) days following Landlord’s substantial completion of any restoration work it is required to perform as described herein, basic rent, Tax Payments, Operating Expense Payments, Cafeteria Rent and recurring chilled water and emergency generator charges shall abate one-half (1/2) day for each day during such period for the portion of the demised premises that is Untenantable and not used by Tenant; provided, in the case of both clauses (i) and (ii), the entire demised premises shall be deemed Untenantable if the Portion of the demised premises containing Tenant’s data center(s) shall be damaged such that (1) Tenant shall not be reasonably capable of operating its business in any portion of the demised premises and (2) Tenant shall not in fact be occupying any portion of the demised premises.

8.03. Except as otherwise provided herein, no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the demised premises or of the Building, made in the manner required by this Article 8 hereof, and subject to the waiver of subrogation provisions and mutual releases of Article 7 and Section 46.01, nothing contained in this Article 8 shall relieve Tenant from liability that may exist as a result of fire or other casualty.
8.04. Landlord shall not be obligated to carry any insurance on Tenant’s property or Tenant’s improvements and shall not be obligated to repair, replace or restore Tenant’s property or Tenant’s improvements. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s property or Tenant’s improvements.
8.05 The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Building or the demised premises by fire or other casualty and Section 227 of the Real Property Law of the State of New York, and any other law of like import now or hereafter in force providing for such contingency shall have no application.
ARTICLE 9
EMINENT DOMAIN
9.01. In the event that the whole of the demised premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or purpose, this Lease and the terms and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title (hereinafter referred to as the “date of taking”), and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease, and the basic annual rent and additional rent shall be apportioned as of such date.
9.02. In the event that any part of the demised premises shall be so condemned or taken, then this Lease shall be and remain unaffected by such condemnation or taking, except that the basic annual rent and additional rent allocable to the part so taken shall be apportioned as of the date of taking, provided, however, that (i) Tenant may elect to cancel this Lease in the event the area remaining following the condemnation or taking shall not be sufficient, in the reasonable judgment of Tenant, to enable Tenant to continue the operation of its business therein in substantially the same manner as prior to such condemnation or taking, or (ii) Landlord may elect to terminate if in the reasonable opinion of Landlord and as a result of a condemnation of a substantial portion of the Building, the Building could not be operated in an economically viable manner and Landlord is terminating all other leases in the Building. In the event of any such express option to terminate, the party entitled to cancel this Lease must serve the other party with a notice of election to cancel not later than thirty (30) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice and the basic annual rent and additional rent shall be apportioned as of such termination date.

9.03. Upon such partial taking and this Lease continuing in force as to any part of the demised premises not so taken, the basic annual rent and additional rent shall be diminished by an amount representing the part of said basic annual rent and additional rent properly allocable to the Portion or Portions of the demised premises which may be so condemned or taken. If as a result of the partial taking (and this Lease continuing in force as to the part of the demised premises not so taken) any part of the demised premises not taken is damaged, Landlord agrees to undertake to promptly restore the damaged portion remaining after the taking, to the condition existing immediately prior to the taking, it being understood that Landlord will have no obligation to incur or expend any cost or charge for overtime labor or pay any premium to accomplish such restoration. In the event such untaken but damaged portion of the demised premises is inaccessible or untenantable, the basic annual rent and additional rent allocable to such Portion shall be abated until Landlord has completed its repairs of such Portion and Tenant has access for its normal business use.
9.04. Nothing hereinabove provided shall (in the event this Lease is canceled as above provided) preclude Tenant from appearing, claiming, proving and receiving in the condemnation proceeding Tenant’s relocation and moving expenses, loss of business, and the value of Tenant’s fixtures in connection with Tenant’s Work or Tenant’s Alterations which do not (either upon installation or at the expiration or earlier termination of this Lease) become part of the Building or property of Landlord.
9.05. In the event that only a part of the demised premises shall be taken and neither Landlord nor Tenant shall have elected to cancel this Lease as above provided, the entire award for a partial taking shall be paid to Landlord except Tenant shall have the right to submit a claim for the value of Tenant’s fixtures in connection with Tenant’s Work, Tenant’s Alterations which do not become the property of Landlord, and the cost of the interruption of or damage to Tenant’s business, and Landlord, at Landlord’s own expense, shall restore the unaffected part of the Building to substantially the same condition and tenantability as existed prior to the taking. Until said unaffected portion is restored such that it is no longer Untenantable, Tenant shall be entitled to a proportionate abatement of basic annual rent and additional rents for that portion of the demised premises which is being restored and is not usable until the completion of Landlord’s restoration, and any Tenant restoration necessary, or until the said portion of the demised premises is used by Tenant, whichever occurs sooner.

9.06. If all or any part of the demised premises shall be taken for a temporary period of less than one year (provided such Portions do not include Tenant’s principal data center or trading operations so that Tenant shall not be able to operate its business, it being understood that in the event of a temporary taking affecting such Portions the parties’ obligations shall be governed in accordance with Section 9.02 hereof), and which period shall end prior to the Expiration Date, Tenant shall be entitled to that portion of the award for such taking which represents compensation for the use and occupancy of the demised premises, for the taking of Tenant’s personal property, for loss of business, for moving expenses and for reimbursement for the cost of restoration of Tenant’s improvements and Tenant’s personal property. This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the demised premises shall be apportioned between Landlord and Tenant as of the Expiration Date and Landlord shall also be entitled to that portion of the award which represents reimbursement for the cost of restoration of the demised premises, including Tenant’s Alterations. Any award for temporary use and occupancy for a period beyond the date to which the rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the rent thereafter becoming due. Landlord shall deposit such trust fund in an interest bearing account with a commercial bank or thrift institution in New York City and Tenant shall be entitled to any interest earned and payable thereon by such bank or institution. In the event of a taking of all or a portion of the demised premises and the Building for a limited period, and the Building and the demised premises shall be restored by Landlord, provided that in the event that the period of temporary use or occupancy shall extend beyond the Expiration Date, Landlord shall make available to Tenant any portion of the award which represents reimbursement for the cost of restoration of Tenant’s Alterations in the remainder of the demised premises, but Landlord shall be entitled to retain any portion of the award which relates to reimbursement for the cost of restoration of Tenant’s Alterations in the portion of the demised premises which has been taken.
ARTICLE 10
ASSIGNMENT, SUBLEASE, ETC.
10.01. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Lease, nor sublet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s sole and absolute discretion except as hereinafter provided. If this Lease be assigned, or if the demised premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant under this Lease, subject to applicable notice and cure periods, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant, as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting, which shall be given or withheld in accordance with the terms of this Lease. Possession or occupancy of the demised premises by one or more affiliates of Tenant shall not be deemed or construed to be a sublease hereunder and Tenant shall be permitted to allow, subject to the terms and conditions of this Lease (but without having to obtain Landlord’s written consent thereto), Tenant’s affiliates to use or occupy the demised premises.

10.02. If Tenant shall desire to sublet one or more full floors of the demised premises to an unrelated third party for all or substantially all of the remainder of term of this Lease (which, for purposes hereof, shall mean that there shall be two (2) years or less remaining in the term of this Lease following the expiration of the proposed sublease) or assign its entire interest in this Lease to an unrelated third party, Tenant shall first present Landlord with a written offer (the “Recapture Offer”) to surrender such full floor(s) or the entire demised premises, as the case may be, to Landlord for the balance of the term of this Lease on the same terms proposed by Tenant. The Recapture Offer shall set forth an effective date for such surrender, which date shall not be less than fifteen (15) business days after the date Landlord receives such offer. Landlord shall have a period of fifteen (15) business days after its receipt of the Recapture Offer within which to accept or reject it (the “Recapture Right”) further provided that a failure to timely respond by Landlord shall be automatically deemed a rejection.
If Landlord exercises its Recapture Right, Tenant shall execute and deliver to Landlord, in the event the offer to surrender was (i) a sublease for all of the demised premises or an assignment, an instrument effecting a surrender of this Lease, or (ii) a sublease for less than all of the demised premises, an instrument surrendering such portion of the demised premises which Tenant proposed to surrender to Landlord, and, in the event of such surrender of less than all of the demised premises effected by an instrument of surrender, a modification of this Lease providing that, from the date of such surrender, the rentals required herein shall be adjusted (on a pro-rata basis) to reflect that portion of the demised premises acquired by Landlord. In the event Landlord does not acquire all of the demised premises, Landlord, at Tenant’s sole but reasonable cost and expense, will do all the work necessary to erect a demising wall between the portion of the demised premises so acquired by Landlord and the balance of the demised premises retained by Tenant. Notwithstanding the foregoing, if the Recapture Offer provides that the proposed transferee must pay for the demising wall, then if Landlord recaptures such space, Landlord shall pay for it. Also, if Tenant is responsible for the cost of the demising wall, Tenant shall have the option of constructing such demising wall. In addition, in the event the portion of the demised premises so acquired by Landlord does not have direct access to a public corridor in the Building, Tenant, at Tenant’s expense, shall and will at all times, at Tenant’s option, either (A) provide and permit reasonably appropriate means of ingress to and egress from and access across and through the balance of the demised premises retained by Tenant so as to enable Landlord or its designee to use the premises so acquired for the purposes for which they were acquired or (B) construct a public corridor to provide for such access, except if the Recapture Offer provides that the proposed transferee must pay for constructing a public corridor, then if Landlord recaptures such space, Landlord shall pay for same. With respect to the area so surrendered by Tenant, which could be all or any portion of the demised premises, Tenant shall be released of and from all obligations and liabilities under this Lease.

If Landlord exercises its Recapture Right to terminate this Lease in its entirety, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the Recapture Offer and all basic annual rent and additional rent shall be paid and apportioned to such date and Landlord shall take subject to any existing subleases then in effect that Landlord has consented to (or is deemed to have consented to, but not subleases entered into pursuant to transactions that do not require Landlord’s consent hereunder as provided in Section 10.07) in accordance with this Lease upon all of the executory terms, conditions and covenants set forth in such subleases, and Landlord (or its designee) shall thereafter assume all of Tenant’s obligations thereunder, as sublandlord; it being agreed, however, that Landlord’s obligations under this Section 10.02 shall survive any termination of this Lease. In such event, Tenant shall deliver to Landlord any security deposit then being held by Tenant under any such subleases.
If Landlord shall have rejected or omitted or failed to accept the Recapture Offer (or deemed to have rejected the Recapture Offer), and Tenant thereafter requests Landlord’s consent to a specific sublease of the space previously offered to Landlord or an assignment, Tenant shall first submit in writing to Landlord (i) the name and address of the proposed sublessee or assignee; and (ii) reasonably satisfactory information relating to the proposed sublessee or assignee, reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed sublessee or assignee. In the event the consent for the proposed sublease or assignee is being requested more than one (1) year after the Recapture Offer was rejected or deemed rejected by Landlord, then Landlord shall again have the Recapture Right described above.
10.03. Landlord agrees that if it shall not exercise the Recapture Right (or is deemed to have not exercised the Recapture Right), it will grant or deny its consent within fifteen (15) business days of the date of Tenant’s request for consent (the parties agreeing that Tenant may submit a Recapture Offer and a request for consent simultaneously), accompanied by all submissions required hereunder further provided that Landlord will not unreasonably withhold, condition or delay its consent to an assignment of this Lease or a subletting of all or a portion of the demised premises if the following conditions are satisfied:
(a) in Landlord’s reasonable judgment the business, character and financial responsibility of the proposed assignee or proposed sublessee (subject to the proviso below) are in keeping with the then standards of Landlord in those respects for the Building; provided that Tenant (or any Permitted Transferee) has a Sufficient Net Worth (as hereinafter defined), Tenant may instruct Landlord at the time Tenant delivers a request for consent under this Section 10.03 that Landlord shall not take into account the financial responsibility of a proposed subtenant in granting or withholding Landlord’s consent to such proposed subletting (the “Non-Credit Subtenant Privilege”) subject to the following conditions: (x) Tenant may only elect to invoke the Non-Credit Subtenant Privilege for either (I) up to two (2) subleases each demising no more than one (1) full floor of the demised premises (or, if any such sublease shall consist of partial floors, such sublease demises no more than 38,000 rentable square feet in the aggregate) or (II) one (1) single sublease demising no more than two (2) full floors of the demised premises (or, if such sublease shall consist of partial floors, such sublease demises no more than 77,000 rentable square feet in the aggregate) (and, in each circumstance described in the foregoing clauses (I) and (II), taking into account any expansion options, rights of first offer, or similar options or rights granted to the subtenant); and (y) Tenant is the named Tenant hereunder or an assignee that is a Permitted Transferee under Section 10.07(a). “Sufficient Net Worth” means an aggregate net worth (computed in accordance with GAAP) at least equal to $200,000,000; provided, that with respect to any proposed assignee that is a law firm, accounting firm or other company deriving all or substantially all of its revenue from the provision of similar professional services such that such company’s net worth is not the customary measure used by landlords of Comparable Buildings to determine such company’s financial responsibility (a “Service Industry Transferee”), “Sufficient Net Worth” shall mean that the financial condition of such company is reasonably satisfactory to Landlord. The amount set forth above in respect of the Tenant’s required net worth shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $200,000,000 plus (y) the product obtained by multiplying (i) $200,000,000 by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011. “CPI” means the Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, New York-Northeastern New Jersey Area (1982-84=100), or any successor index thereto, appropriately adjusted; provided, that if there shall be no successor index, a substitute index shall be reasonably selected by Landlord.
(b) the purpose for which the proposed sublessee or assignee intends to use the demised premises is not in violation of the provisions of Article 2 of this Lease;
(c) a duplicate original of the sublease or assignment (which may be executory) is delivered to the Landlord at the time Landlord’s consent is sought if such document has been prepared by the parties; if not, Landlord’s final consent shall be conditioned on its receipt and reasonable approval thereof;
(d) the proposed sublessee or assignee is not then an occupant, tenant or subtenant (of a person other than Tenant) in any part of the Building unless Landlord does not then have available comparable space in any part of the Building for a comparable term;
(e) the proposed sublessee or assignee is not a person, party or other entity with whom Landlord or its agents is then negotiating to lease comparable space for a comparable term in the Building and with respect to which Landlord has issued to such person a written proposal to lease such space for such term; and
(f) if Viner Finance Inc. shall no longer be the Tenant under this Lease or a guarantor of the obligations of the Tenant under this Lease, then the proposed assignee shall deliver to Landlord a security deposit in form and substance reasonably satisfactory to Landlord in all respects unless the proposed assignee shall have an aggregate net worth (computed in accordance with GAAP) at least equal to seventeen and one-half (17 1/2) times the average basic rental payable per annum for the remainder of the term (measured as of the proposed effective date of such assignment).

In the event Landlord fails to respond to Tenant’s request for Landlord’s consent to an assignment or subletting within fifteen (15) business days after delivery of such request, subject to the Second Request Requirement, consent shall be deemed granted in the event Landlord does not respond to the Second Request therefor.
Tenant shall pay to Landlord within thirty (30) days after demand, Landlord’s actual reasonable out-of-pocket costs and expenses in connection with a sublease or assignment requiring Landlord’s consent, including, without limitation, the costs of making investigations as to the acceptability of the proposed sublessee or assignee and preparing and delivering to Tenant its Building standard “Tri-Party Consent” by and between Landlord, Tenant and the proposed subtenant or assignee, a copy of which is attached hereto and made a part hereof as Exhibit SC. If Landlord’s consent is granted, such consent shall be in the form of Exhibit SC fully executed by Landlord, Tenant and such sublessee or assignee.
Further, and notwithstanding anything to the contrary contained herein, any references identifying Landlord, its affiliates, or the Building (other than its mere address) in any of Tenant’s advertising (other than broker flyers) in connection with a proposed transfer shall require prior notice to and approval by Landlord, which approval shall not be unreasonably withheld or delayed; provided, that in no event shall Tenant (or Tenant’s representative) include in any such advertising (or in any broker flyers) any actual or proposed rentals or other economic terms for the Building or the demised premises.
If the rentals payable under a sublease to a third party that is not a Permitted Transferee exceed the rentals payable under this Lease on a per rentable square foot basis, Tenant shall pay to Landlord (as additional rent) fifty (50%) percent of the monthly excess of the rentals actually payable to Tenant under the sublease over the rentals paid under this Lease on a pro-rated basis, less, Tenant’s reasonable attorneys’ fees, reasonable brokerage fees, the amount of unamortized costs of the initial Tenant Alterations in the sublet space measured on a per rentable square foot basis (straight-lined over the period commencing on the expiration of the Initial Rent Abatement Period until the expiration date of the initial term of this Lease) in excess of the Work Allowance allocable to the sublet space measured on a per rentable square foot basis, reasonable advertising expenses, rent concessions, a reasonable construction allowance and any reasonable sums Tenant expends to prepare the subleased premises for subtenant’s occupancy thereof. Tenant shall provide Landlord with documentation substantiating the foregoing costs in reasonable detail. Landlord shall not be entitled to receive any portion of the foregoing described sublease profit until all of Tenant’s foregoing costs have been recovered by Tenant. The amounts Landlord is entitled to receive under this paragraph shall be payable to Landlord as and when paid by the sublessee to Tenant.

Upon any assignment of this Lease (other than to a Permitted Transferee), Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom the amount of any reasonable brokerage commissions, the amount of unamortized costs of the initial Tenant Alterations (straight-lined over the period commencing on the expiration of the Initial Rent Abatement Period until the expiration date of the initial term of this Lease) in excess of the Work Allowance, reasonable legal fees, reasonable work allowances, the reasonable cost of any space preparation or other work done by or on behalf of Tenant, rent concessions, and reasonable advertising expenses paid by Tenant in connection with the assignment. “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property less in the case of the sale thereof, the then fair market value thereof). The amounts Landlord is entitled to receive under this paragraph shall be payable to Landlord as and when paid by the assignee to Tenant.
10.04. Each subletting shall be made in accordance with the terms and conditions of this Article 10 and shall be subject to all of the covenants, agreements, terms, provisions, and conditions contained in this Lease. Nothing in this Article 10 shall be deemed or construed to release Tenant from liability after a subletting or, where permitted, an assignment, it being understood and agreed that Tenant shall and will remain fully liable for payment of the basic annual rent and additional rents due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or sublessee or anyone claiming under or through any sublessee which shall be in violation of any of the obligations of this Lease, shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the demised premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article 10 which shall be applicable to such entity as if it were Tenant proposing to sublet or assign.
10.05. If Landlord shall decline to give its consent to any proposed sublease or assignment, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against Landlord by (i) the proposed sublessee or assignee by reason of Landlord’s rejection of the proposed sublessee or assignment (except if Landlord shall have declined to give its consent to such proposed sublease or assignment in violation of the provisions of this Lease), and (ii) any broker or other person claiming a commission or similar compensation in connection with the proposed sublease or assignment.

10.06. With respect to each and every sublease or subletting or assignment of this Lease, it is further agreed: (a) no subletting shall be for a term ending later than one (1) day prior to the expiration date of this Lease, but subject, however, to Tenant’s right to extend the term of the sublease to the extent the term of this Lease is extended; (b) no subtenant or assignee shall take possession of the demised premises or any portion thereof, until an executed counterpart of such sublease or assignment has been delivered to Landlord; (c) each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset which theretofore accrued or, with respect to any offset resulting from any circumstance or matter arising prior to such attornment, may thereafter accrue, to such subtenant against Tenant (except as expressly provided in such sublease), or (iii) be bound by any previous modification of such sublease not approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed, or by any previous prepayment of more than one (1) month’s rent.
10.07. (a) Anything to the contrary contained herein, the provisions of Sections 10.02 and 10.03 herein shall not apply to, and the prior written consent of Landlord shall not be required for, any of the following transfers (each a “Permitted Transfer”; a transferee pursuant to a Permitted Transfer is referred to herein as a “Permitted Transferee”):
(i) the assignment of this Lease or the sublease of the demised premises or any portion thereof to any successor (a “Successor”) to Tenant by virtue of a merger, reorganization, consolidation, sale of all or substantially all of Tenant’s assets or stock, provided that (v) Landlord shall be given written notice of any such Permitted Transfer under this clause (i) within twenty (20) days after the occurrence thereof but any failure by Tenant to do so shall not make such transfer void or ineffective further provided that this foregoing agreement of Landlord shall not be deemed a waiver of any rights of Landlord against Tenant because of the lack of knowledge of such assignment, (w) the Successor assumes by written instrument all of Tenant’s obligations under this Lease pursuant to an instrument reasonably acceptable to Landlord and Tenant, (x) such Permitted Transfer is for a valid business purpose and not to avoid any obligations under this Lease, (y) the Successor is a reputable entity of good character and shall have, immediately after giving effect to such Permitted Transfer, an aggregate net worth (computed in accordance with GAAP) at least equal to $200,000,000; provided, that if the Successor is a Service Industry Transferee, in lieu of such required minimum net worth, the financial condition of such company shall be reasonably satisfactory to Landlord. The amount set forth above in respect of the Successor’s required net worth shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $200,000,000 plus (y) the product obtained by multiplying (i) $200,000,000 by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011;

(ii) the assignment of this Lease or the sublease of the demised premises or any Portion thereof to any “affiliate” of Tenant. For purposes of this Lease, whenever used, the term “affiliate” is defined as any corporation, partnership or other entity directly or indirectly controlled by, controlling, or under common control with Tenant and the word “control” shall mean (w) in the case of a corporation shall mean direct or indirect ownership of more than fifty (50%) percent of the outstanding capital stock of that corporation, (x) in the case of a general or limited liability partnership, shall mean the possession of, directly or indirectly, more than fifty (50%) percent of the general partnership or membership interests of the partnership, (y) in the case of a limited partnership, shall mean the possession of, directly or indirectly, more than fifty (50%) percent of the general partnership interests of such limited partnership, and (z) in the case of a limited liability company, shall mean the possession of, directly or indirectly, more than fifty (50%) percent of the membership interests of such limited liability company. In the case of a Permitted Transfer pursuant to this clause (ii), any subsequent transaction whereby such affiliate of Tenant shall cease to be an affiliate of Tenant shall, unless in connection with another Permitted Transfer, constitute an assignment requiring Landlord’s prior written consent pursuant to this Article 10; and
(iii) the subletting of no more than two (2) floors in the aggregate (or the equivalent rentable square footage thereof) for all such subleases throughout the term of this Lease, to one or more Spin-Off Entity(ies) (as herein defined) upon and subject to the following terms: (i) such spin-off transaction is effected for valid business purposes and not to circumvent the provisions of this Lease, (ii) the expiration date of such sublease(s) shall be no later than the Expiration Date, as such date may have been theretofore, or may thereafter be, extended in accordance with the terms of this Lease, (iii) no such sublease shall release Tenant from the full performance by Tenant of all of the terms, conditions and covenants of this Lease on Tenant’s part to be observed and performed, (iv) such Spin-Off Entity shall have been theretofore occupying all or substantially all of such sublet space for the conduct of its business for at least the immediately preceding twelve-month period and (v) the Spin-Off Entity shall continue to occupy the sublet space for the same or substantially the same business as so conducted during such preceding period described above and, in all events, in conformity with all of the applicable provisions of this Lease. A “Spin-Off Entity” shall mean an entity which, substantially contemporaneously with such sublease, acquires all or substantially all of the assets of a unit, division, group or operation of Tenant that relates to a particular aspect of Tenant’s business;
(b) Notwithstanding anything to the contrary contained in this Lease, the following shall be permitted under this Lease without requiring Landlord’s consent, or compliance with Sections 10.02 and 10.03, it being agreed that none of the following shall be deemed to constitute an assignment or other transfer for purposes of this Lease:
(i) the dissolution of Tenant and immediate reconstitution of Tenant into a new or reconstituted legal entity having the same assets of the dissolved entity, provided that such transaction shall be for a bona fide business purpose and not for the purposes of avoiding the restrictions against subletting or assignment provided in this Lease, and that the new or reconstituted legal entity is obligated for all Tenant’s obligations under this Lease;

(ii) the mere change of the organizational form of Tenant (e.g., from a corporation to another form of entity) and/or any change in the State of organization of Tenant whereby the reorganized entity has the same assets as the entity immediately prior to such reorganization, provided that such transaction shall be for a bona fide business purpose and not for the purposes of avoiding the restrictions against subletting or assignment provided in this Lease;
(iii) the pledge of interests in Tenant which does not involve or could not result in an assignment of this Lease;
(iv) the series of transactions whereby Tenant becomes a publicly traded company (i.e., a company the shares of which are publicly traded on a recognized stock exchange); and
(v) any addition, death, or withdrawal of any principals in Tenant (as Tenant is now, or may hereafter be, constituted).
(c) In connection with any transaction that is permitted under this Section 10.07 without requiring Landlord’s consent, Tenant shall deliver to Landlord a ratification of guaranty, if applicable, in form and substance reasonably acceptable to Landlord within ten (10) days following Landlord’s request therefor.
10.08. Anything to the contrary contained herein notwithstanding, if there is a dispute between Landlord and Tenant as to the reasonableness of Landlord’s refusal to consent to any subletting or assignment, the dispute shall be resolved in accordance with Article 49 of this Lease, except that appropriate modifications shall be made to the definition of Qualified Arbitrator to account for the fact that instead of a broker, the selected person will be a real estate attorney.
10.09 Provided no monetary default or material non-monetary default shall then be continuing beyond the expiration of the applicable notice and cure period, with respect to any sublease (but not a further subletting) which (a) is for at least one (1) full floor, and (b) provides for a monthly rental which, after taking into account any free rent periods, credits, offsets or deductions to which the subtenant may be entitled thereunder, is equal to or in excess (on a per rentable square foot basis) of the basic rent and recurring additional rent (including, without limitation, Tax Payments, Operating Payments and Cafeteria Rent) payable hereunder by Tenant from time to time throughout the term of this Lease (the “Floor Rent”) (or if less (on a per rentable square foot basis) than the Floor Rent, such subtenant agrees, in the non-disturbance and attornment agreement hereinafter referred to, that such rental will automatically and without condition become so equal, if, as and when the attornment provided for in such non-disturbance and attornment agreement becomes effective between Landlord and the subtenant following the termination of this Lease), Landlord shall, at Tenant’s request and at Tenant’s reasonable expense, execute and deliver to such subtenant a recognition and non-disturbance agreement in substantially the form attached hereto as Exhibit RA (a “Recognition Agreement”), provided and upon condition that (x) Tenant has furnished to Landlord reasonably satisfactory proof that the subtenant has an aggregate net worth (computed in accordance with GAAP and measured as of the effective date of such sublease) at least equal to seventeen and one-half (17 1/2) times the greater of (i) the average basic rental payable per annum under this Lease and (ii) the average basic rental payable per annum under the such sublease, in each case for the sublet space and for the sublease term (provided, that if the subtenant is a Service Industry Transferee, in lieu of such required minimum net worth, the financial condition of such company shall be reasonably satisfactory to Landlord), and (y) the subtenant executes and delivers to Landlord such Recognition Agreement. Notwithstanding anything to the contrary set forth in this Section 10.09, any Recognition Agreement delivered by Landlord pursuant to this Section 10.09 shall (x) be personal to the subtenant named in such Recognition Agreement or such subtenant’s transferee in connection with a Permitted Transfer pursuant to Section 10.07 hereof and (y) expressly contain the condition such that, in the event of any termination of this Lease other than by reason of Tenant’s default (e.g., by reason of a casualty pursuant to Article 8 of this Lease), then such Recognition Agreement shall, automatically and without further act of the parties, terminate and be of no further force or effect from and after the applicable termination date.
10.10 Notwithstanding any provision of Article 10 of this Lease to the contrary, without the consent of Landlord and without compliance with the requirements of Sections 10.02 and 10.03, Tenant may from time to time, subject to all of the provisions of this Lease, permit portions of the demised premises to be used or occupied under so-called “desk sharing” arrangements by any person with whom Tenant has an ongoing business relationship other than as occupants of the demised premises (such as, by way of example, Tenant’s auditors, Tenant’s bona fide clients and Tenant’s joint venturers) (each such desk or office space user, a “Desk Space User”; provided, that (i) any such use or occupancy of desk or office space shall be without the installation of demising walls separating such desk or office space or any separate entrance, except as otherwise required for a legitimate business purpose, (ii) at any time during the term of this Lease, the aggregate of the rentable square footage then used by Desk Space Users pursuant to this Section 10.10 shall not exceed fifteen percent (15%) of the rentable square feet of the then demised premises (the “Desk Space User Maximum Square Footage”); provided, that Portions of the demised premises that are occupied by dedicated back-office services exclusively servicing Tenant’s business operations and in the aggregate do not exceed ten percent (10%) of the rentable square footage of the then demised premises shall not be included for purposes of Tenant’s compliance with the Desk Space Maximum Square Footage, (iii) each Desk Space User shall use the demised premises in accordance with all of the provisions of this Lease, and only for the uses expressly permitted pursuant to this Lease, (iv) in no event shall the use of any portion of the demised premises by a Desk Space User create or be deemed to create any right, title or interest of such Desk Space User in any portion of the demised premises or this Lease, (v) such “desk sharing” arrangement shall terminate automatically upon the termination of this Lease, and (vi) such desk sharing arrangement is for a valid business purpose and not to circumvent the provisions of this Article 10. Prior to entering into any such desk sharing arrangement, Tenant shall notify Landlord in writing of its plan to provide any space in the demised premises to a Desk Space User, which notice shall include (1) the identity of the Desk Space User and such other reasonable information as shall be requested by Landlord, from time to time, with respect to each such Desk Space User, (2) a certification by Tenant that Tenant is in compliance with the provisions of this Section 10.10 with respect to such Desk Space User, and (3) with a copy of the agreement, if any, relating to the use or occupancy of such portion of the demised premises by such Desk Space User. The rights granted under this Section 10.10 shall be personal to Tenant (and its Permitted Transferees), except that Tenant shall be permitted to transfer its rights under this Section 10.10 to any subtenant of Tenant subleasing at least 175,000 rentable square feet; provided, the aggregate of the rentable square footage used by such subtenant’s Desk Space Users shall not at any time exceed fifteen percent (15%) of the rentable square footage subleased by such subtenant.
ARTICLE 11
ACCESS TO DEMISED PREMISES
11.01. Subject to Article 4, Tenant shall permit Landlord to erect, use and maintain pipes, ducts, fans, wires and conduits in and through the demised premises, provided the same are installed adjacent to or concealed behind, beneath or within partitioning, columns, floors, walls and ceilings of the demised premises or otherwise completely furred at points immediately adjacent to any of the foregoing and do not reduce the usable or cubic area of the demised premises by more than a de minimis amount. Subject to the terms of this Lease, Landlord and its agents shall have a right to enter and/or pass through the demised premises, at all necessary times, in order to make such repairs in or to the demised premises which Landlord is required or permitted by this Lease to make, or to make such repairs, alterations, additions and improvements to the Building (excluding the demised premises) and the facilities including machine rooms) and equipment in the demised premises or the Building as Landlord (i) is required to make under this Lease or any other lease or (ii) reasonably desires to make (subject to Article 4). Landlord shall be allowed to take (but not store) reasonable quantities of all material into and upon the demised premises that may be required for the repairs or alterations above mentioned as the same is required for such purpose without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no wise abate, except as otherwise expressly provided in this Lease, while said repairs or alterations are being made, and except as otherwise set forth herein Landlord shall have no liability by reason of loss or interruption of the business of Tenant or annoyance or inconvenience to Tenant because of the prosecution of any such work, provided Landlord diligently proceeds therewith. Landlord shall perform the work, or cause the work to be performed in a good and worker like manner and keep the demised premises, to the extent reasonably practicable, in a clean and orderly condition while performing the work but in any event, leave the demised premises in a clean and orderly condition upon completion of the work each night further provided that in the event Landlord causes any damage to the demised premises in the course of its prosecution of such work, Landlord shall promptly restore same, at its sole cost and expense, to its condition existing immediately prior to such damage. All of the work performed by Landlord under this Article 11 is subject to the terms set forth in Sections 4.04 and 4.05.

11.02. At such time as access is required or desired by Landlord, as provided herein, Landlord shall, except in instances of an emergency (to wit: an imminent threat to person or property) when no advance notice is required (but such notice as is feasible shall be given, either before or after the entry), Landlord shall give Tenant reasonable advance notice, to wit: not less than three (3) business days, as to when such access will be required and thereafter, Landlord shall exercise reasonable diligence, using commercially reasonable efforts to schedule such work on such days and during such hours so as to minimize any disturbance to the conduct of Tenant’s business (but Landlord shall not be required to perform the same on an overtime or premium pay basis). Tenant, at its sole option and cost, shall have a right to have a representative present at any time Landlord enters the demised premises, subject to Landlord’s right to enter the demised premises without anyone present in the event of an emergency.
11.03. Upon reasonable advance notice, which shall not be less than forty-eight (48) hours but may be oral, Landlord or its agents or designees shall, during “normal business hours” (defined in Article 27), have the right to enter the demised premises, at reasonable times during normal business hours, for the purpose of inspecting them or exhibiting them to prospective or actual purchasers, investors, mortgagees, ground lessors, or their respective agents or designees, or, during the last eighteen (18) months of the term of this Lease except if Tenant has effectively exercised its option to extend the term of this Lease, then only during the last eighteen (18) months of the extended term, to prospective lessees of all or any part of the demised premises.
11.04. If Tenant shall not be personally present to open and permit an entry into the demised premises at any time when for any reason an entry therein shall be necessary by reason of fire or other emergency, without in any manner affecting the obligations and covenants of this Lease, Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor further provided that during such entry, Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property.
11.05. Notwithstanding anything to the contrary contained herein, but subject to Section 4.05, Tenant acknowledges and agrees that in the event of Landlord’s reasonable need, Landlord’s access to machine or mechanical electric rooms or closets within the demised premises, if any, shall not be impeded and shall be accessible to Landlord at all reasonable times, except in the instance of an emergency when access shall be immediate.

11.06 Notwithstanding anything to the contrary in this Lease, Tenant shall be entitled to designate certain Portions of the demised premises that (I) are located on floors of the Building that are served by the same elevator bank as all other such Portions and (II) do not exceed 5,000 rentable square feet, in the aggregate, as “secure areas” to which Landlord shall not have a right of entry or access for any reason whatsoever (except (w) in the case of an emergency, (x) as required by Legal Requirements, (y) as reasonably determined by Landlord as necessary or prudent in order to comply with the provisions of any mortgage, ground lease, insurance requirements, then in effect, or is necessary to perform any maintenance, repairs, restoration, or other work, or to prevent damage to property or harm to persons or (z) in order to exhibit such “secure areas” to the representatives of any of Landlord’s existing or prospective lenders, purchasers, investors or tenants; provided, with respect to this clause (z) only, to the extent any “secure area” includes a portion of the demised premises that is used as a trading floor, Landlord shall not pass through such “secure area” during normal business hours. In exercising its access rights to the demised premises, Landlord will not store materials within the demised premises (except on a temporary basis) or use the demised premises as a staging area for work outside of the demised premises (except on a temporary basis); provided that the same shall not affect Tenant’s operation of its business in the demised premises other than to a de minimis extent.
All of the work to be performed in the demised premises by Landlord under this Article 11 and any access in and to the demised premises permitted under this Lease shall be subject to the terms set forth in Sections 4.04 and 4.05 hereof.
ARTICLE 12
CERTIFICATE OF OCCUPANCY
12.01. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the Building. In the event that Tenant’s proposed occupancy of the demised premises would exceed the density permitted by the certificate of occupancy, as a condition precedent for Tenant to achieve and maintain such higher level of occupancy, Tenant must, at Tenant’s expense, proceed to attempt to cause the certificate of occupancy for the Building to be amended solely with respect to the density issue, failing which, Tenant may only maintain an occupancy level as permitted by the certificate of occupancy. In the event Tenant elects to seek to cause the certificate of occupancy to be amended with respect to the density level, Landlord shall reasonably cooperate in connection therewith, expressly provided (i) all costs incurred in connection therewith are borne by Tenant; (ii) Tenant retains Landlord’s then current Building “expediter” to assist in effecting the amendment, provided that the rates charged by such expediter are commercially reasonable, and (iii) Tenant keeps Landlord regularly advised in writing as to the status of such proceedings. Additionally, should Tenant’s Alterations or Tenant’s use of the demised premises for other than trading, investment, banking, the general operation of a securities business, conference center, general, executive and administrative offices require any modification or amendment of any certificate of occupancy for any portion of the Building, at Landlord’s option, either Landlord (at Tenant’s expense) or Tenant (at Tenant’s expense) shall take all actions reasonably required in order to procure any such modification or amendment. In any event, Landlord shall reasonably cooperate with Tenant and shall sign such certificates and applications as shall be reasonably requested by Tenant; provided that Landlord incurs no additional obligations or liability as a result of signing such certificates or applications. Any reasonable, out-of-pocket costs and expenses incurred by Landlord in connection with the foregoing cooperation shall be deemed additional rent and Tenant shall promptly reimburse Landlord for the same within thirty (30) days after demand therefor by Landlord. The foregoing provisions are not intended to be deemed Landlord’s consent to any Tenant Alterations or to a use of the demised premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any certificate of occupancy.

12.02. Landlord shall not take any action, nor shall Landlord permit any action to be taken unless mandated by a governmental authority (i) to cause a modification to the certificate of occupancy that would preclude Tenant’s use of the demised premises for the purposes permitted under Article 2 of this Lease or (ii) that would reduce the number of occupants permitted in the demised premises under the certificate of occupancy or (iii) that would preclude Tenant from filing an application, if necessary, with the City of New York Department of Buildings (the “DOB”), including any changes required to the certificate of occupancy to permit the use of the demised premises for the uses permitted pursuant to Article 2 of this Lease.
ARTICLE 13
BANKRUPTCY
13.01. Subject to the provisions of Section 13.02, if at any time during the term of this Lease there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, custodian or trustee of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, Landlord may at Landlord’s option, serve upon Tenant or any such trustee, receiver, custodian or assignee, a notice in writing stating that this Lease and the term hereby granted shall cease and expire on the date specified in said notice, which date shall be not less than one hundred twenty (120) days after the serving of said notice and this Lease and the term hereof shall then expire on the date so specified as if that date had originally been fixed in this Lease as the expiration date of the term herein granted. Thereupon, neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of any order of any court shall be entitled to possession or to remain in possession of the demised premises but shall forthwith quit and surrender the demised premises, and Landlord, in addition to the other rights, remedies and damages Landlord has, or may claim, prove or collect by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages (and not as a penalty) any basic annual rent, additional rent or monies received by it from Tenant or others in behalf of Tenant.

13.02. In the event that at any times mentioned in Section 13.01 there shall be instituted against Tenant an involuntary proceeding for bankruptcy, insolvency, reorganization or any other relief described in Section 13.01, Tenant shall have one hundred twenty (120) days in which to vacate or stay the same before this Lease shall terminate or before Landlord shall have any right to terminate this Lease, provided the basic annual rent and additional rent then in arrears, if any, are paid within fifteen (15) business days after the institution of such proceeding, and further provided that the basic annual rent and additional rent which shall thereafter become due and payable are paid when due, and Tenant shall not otherwise be in default in the performance of the terms and covenants of this Lease.
13.03. In the event of the termination of this Lease pursuant to Section 13.01 or 13.02, Landlord shall, in addition to the other rights, remedies and damages Landlord has, or may claim, prove or collect by virtue of any other provision contained in this Lease or by virtue of any statute or rule of law, and notwithstanding any other provisions of this Lease to the contrary, forthwith be entitled to recover from Tenant as and for liquidated damages (and not as a penalty) an amount equal to the present value of the difference between the rent reserved hereunder for the unexpired portion of the term demised and the then fair and reasonable rental value of the demised premises for the same period, if lower than the rent reserved at the time of termination. If such premises or any part thereof be re-let by Landlord for the unexpired term of said Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be prima facie the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re-letting. Nothing herein, or elsewhere in this Lease contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages (and not as a penalty) by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.
ARTICLE 14
DEFAULT
14.01. (a) If Tenant defaults in fulfilling any of the covenants of this Lease other than the covenants for the payment of basic rent or additional rent; or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if Oppenheimer & Co., Inc. shall at any time during the term of this Lease no longer be wholly-owned directly by the Tenant named herein (or any Permitted Transferee), then, in any one or more of such events, upon Landlord serving a written thirty (30) days’ notice upon Tenant specifying the nature of said default and upon the expiration of said thirty (30) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such default within such thirty (30) day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, then Landlord may serve a written three (3) days’ notice of cancellation of this Lease upon Tenant and upon the expiration of said three (3) days, this Lease and the term hereunder shall end and expire as fully and completely as if the expiration of such three (3) day period were the day herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the demised premises to Landlord but Tenant shall remain liable as hereinafter provided. It is the intention of the parties hereto to create a conditional limitation in the event of a default by Tenant under this Section 14.01(a) and Tenant is expressly relinquishing any statutory rights to performance even after judgment.
(b) If Tenant defaults in the payment of the basic rent reserved herein or any installment of Tenant’s Tax Payment, Operating Payment, Cafeteria Rent, Tenant’s Cost for electric consumption or recurring charges for overtime services provided regularly by Landlord) (“Recurring Rent”), then upon Landlord serving a written five (5) business days’ notice upon Tenant specifying the nature of said default and upon the expiration of said five (5) business days, if Tenant shall have failed to remedy such default, then Landlord may serve a written three (3) days’ notice of cancellation of this Lease upon Tenant and upon the expiration of said three (3) days, this Lease and the term hereunder shall end and expire as fully and completely as if the expiration of such three (3) day period herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the demised premises to Landlord but Tenant shall remain liable as hereinafter provided. It is the intention of the parties hereto to create a conditional limitation in the event of a default by Tenant in the payment of Recurring Rent under this Section 14.01(b) and Tenant is expressly relinquishing any statutory rights to pay even after judgment.
(c) If Tenant defaults in the payment of any amount that is not an item of Recurring Rent, then upon Landlord serving a written ten (10) day notice upon Tenant specifying the nature of said default and upon the expiration of said ten (10) days, if Tenant shall have failed to remedy such default, then Landlord may serve a written three (3) days’ notice of cancellation of this Lease upon Tenant and upon the expiration of said three (3) days, this Lease and the term hereunder shall end and expire as fully and completely as if the expiration of such three (3) day period herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the demised premises to Landlord but Tenant shall remain liable as hereinafter provided. It is the intention of the parties hereto to create a conditional limitation in the event of a default by Tenant in making a payment of any amount that is not an item of Recurring Rent under this Section 14.01(c) and Tenant is expressly relinquishing any statutory rights to pay even after judgment.
(d) If any notice provided for in Sections (a), (b) or (c) above shall have been given, and the term shall expire as aforesaid, then in any of such events Landlord may without notice, re-enter the demised premises either by lawful force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and remove its effects and hold the demised premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

ARTICLE 15
REMEDIES
15.01. In case of any such expiration and/or dispossess by summary proceedings as set forth in Article 14 hereof (a) the rent shall become due thereupon and be paid up to the time of such expiration and/or dispossess, together with such expenses as Landlord may reasonably incur for legal expenses, reasonable attorneys’ fees, brokerage fees, and/or putting the demised premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the demised premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and/or (c) Tenant shall, in addition to the other rights and remedies and damages Landlord has, or may claim, prove or collect, by virtue of any other provision contained herein or by virtue of any statute or rule of law, also pay Landlord as liquidated damages (and not as a penalty) for the failure of Tenant to observe and perform said Tenant’s covenants herein contained: (y) on a monthly basis, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of this Lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this Lease or, at Landlord’s option, or (z) a sum which at the time of such termination of this Lease represents the then present value of the excess, if any, of (i) the aggregate amount of the basic annual rent and the additional rent which would have been payable by Tenant (conclusively presuming the average monthly additional rents to be the same as were payable for the year, or if less than three hundred sixty five (365) days have then elapsed since the date of this Lease, the partial year, immediately preceding such termination) for the period commencing with such earlier termination of this Lease and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated, over (ii) the aggregate market rental value of the demised premises for the same period (both amounts discounted at the Interest Rate). In determining the rental value of the demised premises for such period, the rental realized by any reletting, if such reletting be accomplished by Landlord within a reasonable period of time after the termination of this Lease, shall be deemed prima facie to be the rental value. The failure or refusal of Landlord to re-let the demised premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. Landlord shall in no event be liable in any way whatsoever for failure or refusal to re-let the demised premises or any parts thereof, or, in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting. Landlord shall have no obligation to mitigate Tenant’s damages by seeking to re-let the demised premises. In computing such liquidated damages there shall be added to the said deficiency such expenses as Landlord may reasonably incur in connection with re-letting, such as legal expenses, reasonable attorneys’ fees, brokerage fees and for keeping the demised premises in good order or for preparing the same for re-letting. Landlord, at Landlord’s option, may make such alterations, repairs, replacements and/or decorations in the demised premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if summary proceedings and other special remedies were not herein provided for. Subject to this Section 15.01, mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity. In the event this Lease is terminated pursuant to the provisions of Article 14 herein, then in addition to the remedies Landlord may have pursuant to this Article 15, Landlord may elect, at its option, to recover from Tenant, all damages it may incur by reason of such breach, including the cost of recovering the demised premises and reasonable attorneys’ fees and expenses. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts referred to herein.
15.02. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.
15.03. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 14 or under any provision of law. Subject to Sections 7.01, 15.01 and 15.04, nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.
15.04 Notwithstanding anything to the contrary in this Lease, neither party shall have the right to claim or receive special, indirect, punitive or consequential damages in any action or proceeding brought against the other with respect to matters arising out of this Lease or with respect to Tenant’s occupancy of the demised premises except, in the case of Tenant, pursuant to Section 18.02.
15.05. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent, condition or delay its consent.

ARTICLE 16
FEES AND EXPENSES; LANDLORD’S CURE RIGHTS; INTEREST
16.01. If Tenant shall default, after any applicable notice shall have been given and cure periods shall have expired without Tenant curing same, in the observance or performance of any term, provision or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms, provisions or covenants in any Article of this Lease, Landlord may remedy such default for the account of Tenant, immediately and without notice in case of emergency, or in any other case only provided that Tenant shall fail to remedy such default with all reasonable dispatch after Landlord shall have notified Tenant in writing of such default and the applicable grace period for curing such default shall have expired and after three (3) days additional written notice, and if Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at a rate two equal to (2) points above the Prime Rate (“Interest Rate”), shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of a bill to Tenant therefor with reasonable supporting documentation substantiating such expenditures. “Prime Rate” means the interest rate charged by Citibank, N.A. (or its successor) for ninety (90) day commercial loans in New York City. Subject to Sections 7.01 and 15.04, none of the foregoing shall in any way limit any claim for damages or any other rights or remedies available to Landlord for any breach or default by Tenant hereunder.
16.02. In any instance where Landlord is liable to pay Tenant an amount under this Lease, Landlord agrees that interest shall accrue at the Interest Rate on the amount due commencing on the thirtieth (30th) day following Tenant’s delivery to Landlord of a bill therefor with reasonable supporting documentation substantiating such expeditions.
ARTICLE 17
NO REPRESENTATIONS
17.01. This Lease contains the entire agreement between Landlord and Tenant with respect to the demised premises and the Building and each party expressly acknowledges and agrees that the other party or its agents or representatives have not made any warranties, representations, promises or statements with respect thereto except to the extent that the same are expressly set forth in this Lease and each party, in executing this Lease, acknowledges that it has not relied on or upon any such warranties, representations, promises or statements except to the extent that the same are expressly set forth in this Lease.

ARTICLE 18
END OF TERM; HOLDOVER
18.01. Expressly subject to Article 3 of this Lease, upon the Expiration Date or other termination of the term of this Lease, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition, ordinary wear and tear and damage by fire, the elements or other casualty excepted, and Tenant shall remove all of its property which it is required to remove, as provided in Article 3. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.
18.02 (i) If Tenant holds over after the expiration or earlier termination of this Lease in any portion of the demised premises, Tenant shall pay as holdover rental with respect to the entire demised premises for each month (or partial month) of the holdover tenancy an amount equal to the Applicable Percentage multiplied by the basic rent and other Recurring Rent which Tenant was obligated to pay for the month immediately preceding the end of the term of this Lease. In addition to the foregoing, if any such holdover continues for more than ninety (90) days, Tenant be liable to Landlord for and indemnify Landlord against (x) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the demised premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (y) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (z) any claim for damages by any New Tenant. No holding over by Tenant after the term of this Lease shall operate to extend the term of this Lease. Notwithstanding the foregoing, the acceptance of any rent paid by Tenant pursuant to this Section 18.02 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding. “Applicable Percentage” shall mean with respect to any such holdover, (I) one hundred ten percent (110%) for the first thirty (30) days, (II) one hundred fifty percent (150%) for the next thirty (30) days, and (III) two hundred percent (200%) thereafter.
(ii) Notwithstanding the provisions of Section 18.02(i) above, if Tenant holds over in the Initial Third Floor Space and no other portion of the demised premises after the expiration or earlier termination of this Lease and the only nature of such holding over in the Initial Third Floor Space is Tenant’s failure to remove all of its property (whether or not operating) which Tenant is required to remove as provided in Article 3 (as opposed to Tenant’s failure to vacate and surrender the Initial Third Floor Space as otherwise required pursuant to the provisions of this Lease), then (x) for the first sixty (60) days of such holdover, Tenant shall be obligated to pay the holdover rental described in Section 18.02(i) above only with respect to any portion of the demised premises existing on floors 2 or 3 of the Building and the Lower Floor Stack, and (y) thereafter, Tenant shall be obligated to pay the holdover rental described in Section 18.02(i) above with respect to the entire demised premises; provided, if Landlord shall have executed a binding agreement with a third party to lease space in the Building which includes any portion of the Initial Third Floor Space and any portion of the demised premises which exists in the Tower Floor Stack and such lease is contemplated to commence following the expiration or earlier termination of this Lease, then Tenant shall be obligated to pay the holdover rental described in Section 18.02(i) above with respect to the entire demised premises.

ARTICLE 19
QUIET ENJOYMENT
19.01. Provided this Lease is in full force and effect and Tenant shall not be in default hereunder beyond applicable notice and cure periods, Tenant may peaceably and quietly enjoy the premises hereby demised, without hindrance or molestation by anyone claiming by, through or under the Landlord, subject, nevertheless, to the terms, covenants and conditions of this Lease, and, to the extent provided in the subordination nondisturbance and attornment agreements to be delivered to Tenant under Article 6 of this Lease, to any future third party ground leases and future third party mortgages.
ARTICLE 20
DEFINITIONS; MAXIMUM LIABILITY
20.01. The term “Landlord” as used in this Lease means only the owner or the mortgagee in possession, for the time being of the land and Building (or the owner of a lease of the Building or of the land and Building), so that in the event of any transfer of title to said land and Building or said lease, or in the event of a lease of the Building or of the land and Building, upon notification to Tenant of such transfer or lease the said transferor Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord thereafter occurring hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of the Building, or of the land and Building, that the transferee or the lessee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Further, Tenant shall look only to, and Landlord shall have no liability arising from, relating to or in connection with this Lease beyond, (i) Landlord’s estate in the Building, (ii) any ground lease affecting the Building, (iii) the net proceeds of a sale, financing or refinancing of the Building and/or any such ground lease, (iv) the rents derived from the Building and (v) the insurance or condemnation proceeds not used for rebuilding or restoration or applied by any mortgagee for the satisfaction of Tenant’s remedies (clauses (i) through (v), collectively, “Landlord’s Interest”), for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of a default by Landlord hereunder, and no other property or assets of Landlord, its principals or their respective partners, investors, shareholders, members, directors, officers, representatives, agents or employees, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the demised premises; provided, that so long as the Landlord hereunder is a MetLife Affiliate, Landlord’s Interest shall in no event be deemed to exceed (and Landlord’s liability shall not exceed, in the aggregate) an aggregate amount equal to twenty five percent (25%) of the Building’s fair market value at the time in question.

20.02. The term “business days” as used in this Lease shall mean all days except (a) Saturdays, (b) Sundays and (c) Holidays. The term “Holidays” as used in this Lease shall mean New Year’s Day, Martin Luther King, Jr.’s Birthday, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving, the day immediately following Thanksgiving, Good Friday and Christmas and any other days which are hereafter designated as a holiday by the Building Service Union Employee Service contract; provided, that notwithstanding any provision of Article 27 to the contrary, on any such hereafter designated holiday and on Columbus Day, Good Friday and the day immediately following Thanksgiving, Landlord shall provide HVAC service to the demised premises during business hours in accordance with the provisions of Article 27 and cause a skeleton crew to empty trash cans in the demised premises, in each case as though such days were business days.
20.03. The term “Land” shall mean the premises and property described by metes and bounds description attached hereto and made a part hereof as Exhibit D.
ARTICLE 21
ADJACENT EXCAVATION—SHORING
21.01. If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as shall be reasonably necessary to preserve the wall of the Building of which the demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of basic annual rent or additional rent except as provided in this Lease. In connection with the foregoing work, the provisions of Sections 4.04 and 4.05 and Article 11 shall apply as if such terms were repeated fully in this Section 21.01.

ARTICLE 22
RULES AND REGULATIONS
22.01. Tenant and Tenant’s servants, employees and agents shall observe faithfully and comply strictly with the Rules and Regulations set forth in Exhibit B attached hereto and made part hereof entitled “Rules and Regulations” and such other and further reasonable Rules and Regulations or modifications to the Rules and Regulations as Landlord or Landlord’s agents may from time to time adopt; provided, however, no modifications to the Rules and Regulations or new Rules and Regulations shall increase Tenant’s monetary obligations hereunder or adversely affect (except to a de minimis extent) Tenant’s rights hereunder (except as required by law). In the case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control. Reasonable written notice of any additional or Rules and Regulations shall be given to Tenant. Landlord shall enforce the Rules and Regulations in a nondiscriminatory manner. The Rules and Regulations shall apply to all office tenants in the Building.
22.02. The following provisions shall apply to the Rules and Regulations attached to this Lease as Exhibit B and any amendments thereto:
(i) any limitation on the use of entrances, corridors, elevators and escalators of the Building shall apply only to common area entrances, corridors, elevators and escalators;
(ii) any provision which gives Landlord the right to regulate the use of the demised premises or the Building shall be deemed to mean Landlord’s right to reasonably regulate such use;
(iii) any provision requiring Tenant to perform an action to Landlord’s satisfaction shall be deemed to mean Landlord’s reasonable satisfaction;
(iv) subject to the provisions of Article 34, any provision which gives Landlord the right to regulate Tenant’s signage shall be deemed to refer only to signage that is visible outside of the demised premises (excluding regulation of signage inside the demised premises that is visible solely by reason of the elevators opening into the demised premises);
(v) Any provision limiting the use of dangerous flammable, combustible or explosive material in the Building without Landlord’s consent shall be deemed to exclude the use of reasonable amounts of materials and supplies typically and lawfully used in connection with cleaning, operation and maintenance of offices or other ancillary uses;
(vi) Any provision limiting the right to bring animals in the demised premises shall not include service animals permitted in accordance with applicable laws;
(vii) any charge to Tenant for replacing or reprogramming Building access cards shall not be in excess of Landlord’s then current Building charge for replacing and reprogramming such cards;
(viii) subject to the provisions of Article 3, Tenant shall be permitted to install a key card system in the demised premises;
(ix) any provision limiting cooking in the demised premises shall not restrict the use of a consumer size microwave oven or coffee maker; and
(x) Landlord agrees to promptly issue Building identification cards to all parties that are entitled to use/occupy a Portion of the demised premises.

22.03 If Tenant disputes the reasonableness of any Rules and Regulations or any amendment to any Rules and Regulations hereafter adopted by Landlord, the dispute shall be determined by arbitration in accordance with the provisions of Article 49, and Tenant shall comply strictly in accordance with such Rules and Regulations or amendment thereto, as the case may be, during the pendency of any such dispute. Any such determination shall be final and conclusive upon the parties hereto.
ARTICLE 23
NO WAIVER; ENTIRE AGREEMENT
23.01. No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the demised premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agent shall not operate as a termination of this Lease or a surrender of the demised premises. In the event of Tenant at any time desiring to have Landlord sublet the premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth herein, or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The failure by Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease by Landlord shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth herein, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Further, notwithstanding anything to the contrary contained herein, no provision of this Lease shall be deemed to have been waived by Landlord or Tenant, as the case may be, unless such a waiver be in writing signed by Landlord or Tenant, as the case may be. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

23.02. This Lease (including the Exhibits hereto) contains the entire agreement between the parties and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.
23.03. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements of its type, nature and kind made and to be performed wholly within said State and without giving effect to the conflict of laws principles.
ARTICLE 24
WAIVER OF TRIAL BY JURY
24.01. Landlord and Tenant, for themselves, their successors and assigns, do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the demised premises, and/or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy, whether any of the foregoing is based on this Lease or in tort. It is further mutually agreed that in the event Landlord commences any summary proceeding for non-payment of rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in any such proceeding unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law. No party shall seek to consolidate any action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived.
ARTICLE 25
FORCE MAJEURE EVENTS
25.01. If, by reason of a “Force Majeure Event”, to wit: (i) strike, (ii) labor troubles, (iii) governmental preemption in connection with a national emergency (which shall include but not be limited to a domestic or foreign terrorist caused event), (iv) any rule, order or regulation of any governmental agency, (v) conditions of supply or demand which are affected by war or other national, state or municipal emergency, (vi) conditions which are due to war, national, state or municipal emergency, or (vii) any cause beyond Landlord’s or Tenant’s reasonable control, Landlord or Tenant shall be unable to fulfill its respective obligations under this Lease or Landlord shall be unable to supply any service which Landlord is obligated to supply, this Lease and Tenant’s obligation to pay rent hereunder shall in no way be affected, impaired or excused, provided however, that as soon as Landlord or Tenant shall learn of the happening of any of the foregoing conditions, such party shall promptly notify the other of such event and, if ascertainable, its estimated duration and will proceed promptly and diligently with the fulfillment of its obligations as soon as reasonably possible. Notwithstanding anything to the contrary contained above, a Force Majeure Event shall not include (a) lack of funds, (b) strikes or labor actions, troubles or disputes which merely involve Landlord or Tenant, as the case may be, as parties (as opposed to, for example, union labor strikes or similar labor actions also contemporaneously affecting other building owners in downtown Manhattan) or (c) delays caused by other tenants or occupants of the Building (including holdover by such other tenants or occupants).

ARTICLE 26
NOTICES
26.01. Any notice or demand, consent, approval or disapproval (collectively, “notice”) required to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by such law or regulation, such notice, demand, consent, approval or disapproval (other than for rent or additional rent bills) shall be given, and shall be deemed to have been served and given, if sent by hand (against a signed receipt) on the business day delivered if delivered before 5:00 P.M. New York time, or if delivered after 5:00 P.M. New York time, then on the following business day, or by prepaid nationally recognized overnight express service marked for next business day delivery and same shall be deemed delivered and effective the next business day if delivered before 5:00 P.M. New York time, or if delivered after 5:00 P.M. New York time, then on the following business day. If such notice is from Landlord to Tenant, such notice shall be addressed to Tenant at the Building with duplicates thereof being simultaneously sent by the same delivery procedure to (i) Tenant at the Building, Attn: Dennis McNamara, Esq. and (ii) Ingram Yuzek Gainen Carroll & Bertolotti, LLP, 250 Park Avenue, Sixth Floor, New York, New York 10177, Attn: Shane O’Neill, Esq. Such notice from Tenant to Landlord shall be addressed to Landlord c/o Metropolitan Life Insurance Company, 10 Park Avenue, Morristown, New Jersey 07960, Attention: Officer-In-Charge, with duplicates thereof, simultaneously being sent by the same mailing procedure to (i) Landlord, c/o Metropolitan Life Insurance Company, 10 Park Avenue, Morristown, New Jersey 07962, Attention: Chief Real Estate Counsel, and (ii) Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attn: Ross Z. Silver, Esq.
26.02 Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. Either party may, by notice as aforesaid, designate a different (i) address or addresses within the United States of America for notices and/or (ii) officer(s) or partner(s), as the case may be, and in the case of Landlord, different officer(s) of Landlord upon whom service may, as above provided, be made or effected. Notices from either party hereunder may be sent by its attorney.

ARTICLE 27
SERVICES
27.01. Landlord shall provide elevator service and facilities to the demised premises consistent with the standard of elevator service and facilities in Comparable Buildings. At all times during the hours from 8:00 AM to 6:00 PM on business days (to wit: “normal business hours”), Landlord shall not remove any passenger elevators serving the demised premises from service, except for emergencies and maintenance and, in the event of maintenance, not more than two (2) elevators per elevator bank shall be removed from service at any one time during business hours.
With respect to the Building’s freight elevators and loading dock facility, Tenant shall have access to both during normal business hours, at no charge, on a non-exclusive, first come, first served basis, and at all other times, in an advance reservation basis for exclusive use, subject to payment, within thirty (30) days of Landlord’s written demand, of Landlord’s then established charges to operate the freight elevators (which cost as of the date hereof is $105 per hour) or secure the loading dock (which cost as of the date hereof is $50 per hour), as the case may be, as the same may be increased from time to time in accordance with the immediately following sentence, provided that such charges shall not exceed market rates for Comparable Buildings. The amounts set forth in above in respect of the Building standard rate per hour for overtime freight operation and use of the loading dock shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $105 (with respect to the cost of freight operation) or $50 (with respect to the cost to secure the loading dock), as the case may be, plus (y) the product obtained by multiplying (i) $105 (with respect to the cost of freight operation) or $50 (with respect to the cost to secure the loading dock), as the case may be, by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011. Not less than four (4) hours prior written notice (which may be by email to Tony Cartagine at Tony.Cartagine@am.jll.com, Betty Villarreal at Betty.Villarreal@am.jll.com or as otherwise designated by Landlord to Tenant from time to time) shall be required of Tenant to the Building’s manager to request overtime freight elevator use and/or space at the loading dock on weekends and during non-business hours on business days (i.e. by 2:00 P.M. on the day services is requested for business day use and by 2:00 P.M. on Friday for weekend use).
At Landlord’s option, the freight elevators shall be operated by automatic control or by manual control, or by a combination of both of such methods. Passenger elevators shall be operated by automatic control.
Notwithstanding anything to the contrary contained in this Section 27.01, during Tenant’s move into the demised premises and the performance of Tenant’s Work to prepare the demised premises for Tenant’s initial occupancy, Landlord shall, at no cost to Tenant, provide Tenant with up to 400 hours of exclusive overtime use (i.e., on weekends and during non-normal business hours on business days) of freight elevator service to the demised premises and the loading dock facility.

27.02. Landlord, in a manner commensurate with Comparable Buildings shall cause the public common areas of the Building and the demised premises (including the training rooms and pantries), to be kept clean on business days in accordance with the standards set forth in Exhibit C attached hereto and made a part hereof entitled “Cleaning Specifications.” Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the demised premises used for preparation, serving or consumption of food or beverages (except pantries located in the demised premises), data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas. Landlord’s cleaning contractor shall be reputable and shall have prior experience in providing cleaning services in Comparable Buildings.
The employees of Landlord engaged in cleaning services, if any, and Landlord’s cleaning contractor and its employees shall, for the purposes of providing the cleaning services required to be furnished by Landlord hereunder, have ready access to the demised premises at all times except during normal business hours. Landlord, its cleaning contractors and its and their employees shall have such use of Tenant’s light, fan, power and water in the demised premises, at Tenant’s sole cost, and without reimbursement, as may reasonably be required to clean the demised premises and/or perform Landlord’s obligations hereunder.
In the event Tenant wishes additional services from Landlord’s cleaning contractor, such services, to the extent same can be provided, will be charged to Tenant at commercially competitive rates which are competitive to the amounts charged by other cleaning contractors in Comparable Buildings.
Tenant, at its sole option, shall have the right to purchase on its own, paper towels, soap and sanitary napkins and provide them to Landlord’s cleaning contractor to enable it to restock lavatories within the demised premises. Sanitary napkin receptacles shall be provided by Landlord. Any other lavatory or cleaning supplies not specified to be provided by Landlord pursuant to Exhibit C shall be supplied by Tenant at its cost.
27.03. (a) Landlord shall, through the base Building HVAC systems, furnish to the demised premises, on an all year round basis, air-conditioning, ventilation and heat, as per the requirements of the HVAC specifications set forth on Exhibit MSC annexed hereto and made a part hereof during normal business hours, subject to all laws, rules and regulations and statutes of all governments, including agencies and departments thereof, having or claiming jurisdiction over the Building or the demised premises.
(b) Landlord will maintain the base Building heating, ventilation and air-conditioning systems in a manner befitting the standards of Comparable Buildings and will use reasonable care to keep the same in proper and efficient operating condition. However, Landlord will not be responsible for the failure of the HVAC system to perform properly if such failure results from the occupancy of the demised premises with more than an average of one (1) person for each one hundred forty three (143) square feet of usable area.

(c) Tenant agrees to keep and cause to be kept closed all the windows in the demised premises and Tenant agrees to cooperate with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the base Building HVAC system.
(d) Tenant agrees that Landlord shall not be obligated to operate the ventilating, air-conditioning, and heating systems after or before normal business hours as set forth in Section 27.01(a) (except as required to bring HVAC conditions equal to those specified in Exhibit MSC by the commencement of normal business hours) except after prior written notice from Tenant as hereinafter specified. Tenant agrees that, except as otherwise provided herein, Landlord’s failure to operate the HVAC system in the absence of such notice shall not be deemed a partial or other eviction, or disturbance of Tenant’s use, enjoyment, or possession of the demised premises, and shall not render Landlord liable for damages, by abatement of rent or otherwise, and Tenant shall not be relieved from any obligation under this Lease.
(e) Landlord will provide Tenant with ventilation, air-conditioning, or heating at times other than during normal business hours, at the rate hereinafter set forth, provided that Tenant shall give written notice (which may be by email to Tony Cartagine at Tony.Cartagine@am.jll.com, Betty Villarreal at Betty.Villarreal@am.jll.com or as otherwise designated by Landlord to Tenant from time to time) prior to 3:00 P.M. in the case of such service on weekdays and prior to 3:00 P.M. on Fridays in the case of such service on weekends. Tenant agrees to pay for such after-hour service at Landlord’s then established rate therefor (which rate, as of the date hereof, is the applicable Current HVAC Rate), as the same may be increased from time to time in accordance with the immediately following sentence, provided that such rates shall not exceed market rates for Comparable Buildings, and further provided that in the event that any other occupant of the Building shall request overtime HVAC service during all or any portion of the time Tenant has requested such service, the labor portion of the charges for such services shall be proportionately prorated among all such occupants requesting such service. The amount set forth in above in respect of the Building standard rate per hour for overtime HVAC shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) the applicable Current HVAC Rate plus (y) the product obtained by multiplying (i) the applicable Current HVAC Rate by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011. The “Current HVAC Rate” shall mean, as applicable, (x) $150 per hour per floor between the weekday hours of 6:00 P.M. and 7:00 P.M., (y) with respect to only one floor of the demised premises (as designated in writing by Tenant to Landlord) for twelve (12) consecutive month blocks at a time, $100 per hour for the first such eight hundred (800) hours and $150 per hour thereafter, between the hours of 7:00 P.M. and 3:00 A.M. on weekdays, 12:00 P.M. to 5:00 P.M. on Saturdays and 10:00 A.M. and 2:00 P.M. on Sundays (the “Bulk HVAC Hours”), provided that Tenant shall pay Landlord for the availability of overtime HVAC during all of the Bulk HVAC Hours throughout such twelve (12) consecutive month period, irrespective of whether Tenant shall actually need or use such overtime HVAC during such times, and (z) at all other times and in all other circumstances, $250 per hour per floor. Any payment required under this Section 27.03(e) shall be made to Landlord within thirty (30) days after Landlord’s demand therefor. The rights of Tenant under this Section 27.03 shall be personal to the named Tenant herein (or any Permitted Transferee).

(f) (i) Landlord will provide Tenant with up to 190 tons of connected load of chilled water for the supplemental HVAC systems serving the demised premises. Tenant shall have the option to install an additional 100 tons of connected load subject to the terms and conditions of this Lease applicable to the performance of Tenant Alterations, provided such option is exercised in writing to Landlord on or before January 1, 2017. Tenant shall pay as additional rent based on the BTU meter, (x) for 190 of such 290 tons of chilled water from and after the date Tenant begins to use any portion of the demised premises for the conduct of business, and (y) for all 290 tons of chilled water from and after January 1, 2017 (or such earlier date that Tenant shall exercise its option to install an additional 100 tons of connected load), an amount equal to Landlord’s then established rates therefor (which are as of the date of this Lease (1) $0.23 per ton per hour of use of chilled water during normal business hours, and (2) 0.41 per ton per hour of use of chilled water during after normal business hours), as the same may be increased from time to time in accordance with the immediately following sentence, provided that such rates shall not exceed market rates for Comparable Buildings. Each of the dollar amounts set forth in this Section 27.03(f)(i) (i.e., $0.23 and $0.41) (each, as applicable, the current “Tonnage Rate”) shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including any renewal term) to equal the sum of (I) the applicable Tonnage Rate plus (II) the product obtained by multiplying (A) such Tonnage Rate by (B) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011. On or prior to the date that Tenant begins to use any portion of the demised premises for the conduct of business, Tenant shall, at Tenant’s sole cost and expense, install BTU meters to measure Tenant’s consumption of chilled water from all supplemental units, including all existing AC units and fan coil units on each floor of the demised premises. If Tenant shall fail to install such BTU meters, Landlord may, at Tenant’s sole cost and expense, install same and Tenant shall reimburse Landlord for the actual out-of-pocket cost to Landlord of the BTUs meter and installation thereof within thirty (30) days of the rendition of a bill therefor, including interest thereon at the Interest Rate from the thirty-first (31st) day following the date billed to Tenant until the date reimbursed. Notwithstanding the foregoing, the wiring front end control system associated with such BTU meters shall be at Landlord’s cost.

(ii) If Tenant timely exercises its option to lease the UPS Space, and elects to use the Existing UPS System, in either case in accordance with the provisions of Section 30.06(a), then Landlord shall make available for Tenant’s use the three 20-ton condenser water units located on the 31st floor of the Building that serve the Existing UPS System, and Tenant shall pay as additional rent an amount equal to Landlord’s then established rate therefor (which is as of the date of this Lease $600 per ton per annum), as the same may be increased from time to time in accordance with the immediately following sentence, provided that such rates shall not exceed market rates for Comparable Buildings. The dollar amount set forth in this Section 27.03(f)(ii) (i.e., $600) shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including any renewal term) to equal the sum of (I) $600 plus (II) the product obtained by multiplying (A) $600 by (B) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011.
27.04. The performance by Landlord of its obligations under Section 27.03 is subject to Tenant’s compliance with the conditions of occupancy and as stated in Section 27.03(b). Use of the demised premises, or any part thereof, in a manner exceeding the HVAC design conditions set forth on Exhibit MSC (including occupancy and demand load), or rearrangement of partitioning which interferes with normal operation of the heating, ventilating and/or air-conditioning in the demised premises, or the use of computer or data processing machines or other machines or equipment, in each case that are not typically used in offices, may require changes in the heating, ventilating and/or air-conditioning systems servicing the demised premises, in order to provide comfortable occupancy. Such changes, so occasioned, shall be made by Tenant, at its expense, as alterations in accordance with the provision of Article 32, but only to the extent permitted and upon the conditions set forth in that Article.
27.05. Subject to the provisions of Sections 4.05 and 25.01, Landlord reserves the right to stop services on the HVAC, elevator, plumbing and electrical systems when necessary, in the reasonable judgment of Landlord, for reason of accident or emergency or for repairs, alterations, replacements or improvements, provided that except in case of emergency, Landlord will notify Tenant in advance, if possible giving at least five (5) business days notice, of any such stoppage and, if ascertainable, its estimated duration, and will proceed diligently with the work necessary to resume such service as promptly as possible and in a manner so as to minimize interference with Tenant’s use and enjoyment of the demised premises. Except in case of an emergency, Landlord shall schedule any work requiring the discontinuance entirely of any service in the Building on a weekend, starting not before business hours end on a Friday. Such repairs, alterations, replacements or improvements performed by Landlord shall not adversely affect any of Tenant’s operations or installations, other than for a shut-down during the stoppage period. Landlord shall repair or replace any portion of Tenant’s installation that is damaged during such work.

27.06. Landlord will, through the existing water pipes presently servicing the demised premises, supply Tenant with an adequate quantity of cool water for ordinary lavatory, cleaning and pantry and drinking purposes and hot water for ordinary lavatory purposes. Tenant shall be responsible to heat any water provided by Landlord to any other portion of the demised premises, or for any other purpose, at Tenant’s sole cost and expense. If Tenant requires water for any additional purpose, including the operation of any private lavatory or dining facility, Tenant shall pay the cost thereof at the cost to Landlord as the same is measured by a meter to be installed and maintained at Tenant’s expense or if Landlord does not require Tenant to install such meter, the measurement shall be on the basis of a survey by an engineer or consultant chosen by Landlord and reasonably agreed to by Tenant but paid for by Tenant. Notwithstanding the preceding sentence, Tenant may elect to install a meter at its expense to measure the additional consumption. Tenant shall pay for its additional water consumption at the per unit rate paid by Landlord to the City of New York for supplying water to the Building plus any costs to heat water as applicable. Each of Tenant and Landlord shall have the right, at Tenant’s expense, to resurvey Tenant’s additional water consumption at such intervals as Landlord or Tenant deem necessary, but not more than once annually and if such survey shows and increase or decrease in additional usage by Tenant, the charge by Landlord to Tenant shall be adjusted accordingly to the date of service by credit or debit, as the case may be.
27.07. In the event Tenant shall employ any Contractor to perform in the demised premises any work permitted or required to be done by Tenant under this Lease, such Contractor shall agree to employ only such labor as will not result in jurisdictional disputes or strikes. Landlord agrees that such Contractor shall, subject to such rules and regulations reasonably imposed by Landlord, have reasonable use of the Building facilities. Tenant will inform Landlord in writing of the names of any Contractor Tenant proposes to use in the demised premises at least ten (10) business days prior to the beginning of work by such Contractor.
27.08. If Tenant is permitted hereunder to and does have a separate area for the preparation or consumption of food in the demised premises, to wit: a cafeteria, pantry, dining rooms (executive and otherwise), Tenant shall pay the cost of removal from the Building of any refuse or rubbish from such area and the cost of employing on a regular basis, an exterminator to keep the demised premises free from vermin pursuant to a pest control program commensurate with that of a similar operation; and if required by Landlord in connection with a similar operation, Tenant shall provide a refrigerated garbage storage room, the plans and specifications thereof to be approved by Landlord, or other means of storing of garbage reasonably satisfactory to Landlord. In addition, Tenant agrees to expeditiously address any nuisance or odor or vermin complaints alleged to arise from the demised premises.
27.09. (a) Landlord shall make available for Tenant’s nonexclusive use the Building’s common cafeteria (the “Building Cafeteria”), the size, location, design, appearance and configuration of which shall be at Landlord’s sole discretion and subject to change by Landlord from time to time, provided that (i) in no event shall the Building Cafeteria be reduced to less than 10,000 rentable square feet except on a temporary basis, and (ii) Landlord shall replace the chairs existing in the Building Cafeteria as of the date of this Agreement with chairs that are commensurate with building cafeteria chairs in Comparable Buildings. Tenant’s use of the Building Cafeteria shall not unreasonably interfere with other tenants’ use of the Building Cafeteria and shall be subject to Tenant’s compliance with all rules and regulations established from time to time by Landlord with respect thereto. Tenant shall not be entitled to any free food or other goods or services in connection with its use of the Building Cafeteria and such use shall be subject to the payment of the then applicable charges relating thereto, provided that Tenant shall not be charged greater sums for menu selections than the sums charged to any other tenants in the Building. Landlord shall retain a third party vendor with experience operating cafeterias in buildings similar to the Building and otherwise acceptable to Landlord to operate the Building Cafeteria (including the seating area thereof) and provide catering services to Tenant in a manner commensurate with Comparable Buildings. The goods served in the Building Cafeteria shall be as determined by such third party vendor and include a reasonable variety of beverages and freshly prepared foods that are appropriate for the particular times of day of such service, and the cost therefor shall be as determined by such third party vendor and consistent with market rates. The Building Cafeteria shall not be open to the public generally.
(b) Tenant shall pay Landlord as additional rent for the right to use the Building Cafeteria, an amount equal to Tenant’s Proportionate Share (as hereinafter defined) of the rental value for the area of the Building in which the Building Cafeteria operates, as set forth on Schedule II (the “Cafeteria Rent”), subject to proportionate adjustment if the rentable square footage of the Building Cafeteria shall increase or decrease during the Term. Tenant shall pay Cafeteria Rent in equal monthly installments as set forth on Schedule II in advance on the first day of each month in the same manner as Tenant is required to pay basic rent hereunder.
(c) Landlord shall use commercially reasonable efforts to cause the Building Cafeteria to be open for business on or before September 1, 2012. If Landlord shall fail to cause the Building Cafeteria to initially open for business on or before September 1, 2012 (such date, as the same may be extended from time to time due to the occurrence of Force Majeure Events not to exceed ninety (90) days in the aggregate, the “Outside Cafeteria Opening Date”), then Tenant shall be entitled to (i) one (1) day additional abatement of Cafeteria Rent for each day following the Outside Cafeteria Opening Date that the Building Cafeteria shall not initially be open for business until the date that is sixty (60) days following the Outside Cafeteria Opening Date, and (ii) two (2) days additional abatement of Cafeteria Rent for each day thereafter until such time as the Building Cafeteria initially opens for business. The Building Cafeteria shall be open for business on business days between the hours of 7:00 A.M. to 3:00 P.M., subject to closure in connection with renovations, maintenance, repairs, relocations and other temporary closures. If the Building Cafeteria shuts down and ceases operating for more than one consecutive business day following the initial opening thereof for business, Landlord shall have no liability to Tenant therefor and Tenant shall not be entitled to any abatement of rent (other than Cafeteria Rent, which Tenant shall not be obligated to resume paying until and when the Building Cafeteria is once again open for business), nor shall Tenant be relieved from the obligation to fulfill any covenant or agreement under this Lease; provided, if such cessation continues for more than forty five (45) consecutive days and is not caused by the application of Legal Requirements, the performance of maintenance, repairs, replacements, improvements or alterations, the termination or replacement of the Building Cafeteria operator or the occurrence of a Force Majeure Event, then Tenant shall not be obligated to resume paying Cafeteria Rent until the number of days following the reopening of the Building Cafeteria for business that is equal to the number of consecutive days that the Building Cafeteria ceased to operate. Landlord shall re-open the Building Cafeteria for business promptly following the cessation, remediation, performance, satisfaction, termination or other resolution (as applicable) of such condition, event, circumstance, work or other matter the occurrence or existence of which caused Landlord to cease operating the Building Cafeteria.

(d) Notwithstanding anything to the contrary contained in this Section 27.09, Landlord shall have the option, at its sole discretion, from and after the date upon which (i) Tenant shall commence the operation of a cafeteria in the demised premises to service Tenant’s employees generally (as opposed to servicing exclusively executives and/or clients of Tenant), or (ii) less than an average of seventy-five (75) employees of Tenant (as opposed to Tenant’s subtenants, Desk Space Users, invitees, contractors or other persons claiming by, through or under Tenant) per week shall have purchased goods from the Building Cafeteria for the preceding eight (8) consecutive week period, as reasonably determined by Landlord. Landlord’s cessation of the operation of the Building Cafeteria as aforesaid shall neither relieve Tenant of any of its obligations to be performed under this Lease, nor subject Landlord to any liability to Tenant or require Landlord to re-open the Building Cafeteria at any time; provided, that from and after the date of such cessation of the operation of the Building Cafeteria, Tenant shall no longer be obligated to pay Cafeteria Rent, and Cafeteria Rent shall be adjusted for any partial month in which such cessation of the operation of the Building Cafeteria shall occur.
27.10 Landlord shall use commercially reasonable efforts to cause a Building newsstand/sundry shop, a messenger center and a mailroom to operate during the term of this Lease at locations in the Building determined by Landlord, provided that Landlord’s failure to make any such services or facilities available in the Building at any time during the term of this Lease shall neither relieve Tenant of any of its obligations to be performed under this Lease, nor subject Landlord to any liability to Tenant.
27.11 (a) Subject to compliance with all applicable Legal Requirements, Tenant shall have the right to use, on an exclusive basis, two (2) parking spaces in the Building’s loading dock facility for Tenant’s executive officers, provided that Tenant (and/or a Permitted Transferee) shall occupy at least 175,000 rentable square feet in the Building. Tenant’s parking spaces shall be used only by one or two executive officers of Tenant that are identified by Tenant to Landlord in writing and shall be personal to such executive(s). Such executive(s) shall be provided reasonable access to the Building’s loading dock facility for the limited purpose of accessing his or her vehicle. Tenant shall be permitted from time to time (but no more frequently than once per calendar month) to transfer the exclusive use of either parking space from such executive officer(s) to a different executive officer or officers of Tenant upon prior written notice to Landlord. Tenant shall be permitted to install, at Tenant’s sole cost and expense, signage identifying the name of the executive officer(s) of Tenant entitled to use such parking spaces and to make modifications thereto from time to time in the event Tenant transfers the exclusive use of either such parking space to a different executive officer of Tenant in accordance with the immediately preceding sentence, provided that the location, size, dimensions and appearance of such signage shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Upon the expiration or earlier termination of the Lease, Tenant shall remove any such parking space signage at its sole cost and expense and Tenant shall repair any damage caused to the Building by the use or removal of such parking space signage. Landlord shall have the right (but not the obligation) to perform Tenant’s removal and restoration obligations under this Section 27.11(a) and Tenant shall, on demand, reimburse Landlord for all actual reasonable out-of-pocket costs and expenses incurred by Landlord in connection therewith. Landlord reserves the right at all times to relocate or alter the portions of the parking areas designated for such use, or to substitute for one or both of Tenant’s designated parking spaces an alternative space or spaces for Tenant’s exclusive use, and in connection therewith Tenant shall relocate any parking space signage installed by Tenant as reasonably requested by Landlord. Tenant shall upon request promptly furnish to Landlord the license numbers of the vehicles using the parking spaces. Tenant may not sublet either of Tenant’s parking spaces except to a subtenant occupying at least 175,000 rentable square feet and any such subtenant’s right to use such parking space(s) shall be subject to the terms of this Section 27.11.
(b) All parking spaces located in the loading dock facility, roadways and driveways will be at the users’ own risk, and Landlord shall not be liable for any injury to person or property, or for loss or damage to any automobile or its contents, resulting from theft, collision, vandalism or any other cause whatsoever other than the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Landlord shall have no obligation whatsoever to provide a guard or any other personnel or device to patrol, monitor, guard or secure any parking areas; if Landlord does so provide, it shall be solely for Landlord’s convenience, and Landlord shall in no way whatsoever be liable for any acts or omissions of such personnel or device in failing to prevent any such theft, vandalism, or loss or damage by other cause.
(c) Tenant’s designated executive officer(s) shall be permitted, at his/her own risk, to leave their vehicles in the parking area of the loading dock facility overnight for not more than one (1) week at any time; provided, if any automobile owned by Tenant or by its personnel remain in the parking area overnight and the same interferes with the cleaning or maintenance of the loading dock facility, any costs or liabilities incurred by Landlord in removing said automobile to effectuate cleaning or maintenance, or any damages resulting to said automobile or to Landlord’s equipment or equipment owned by others by reason of the presence of or removal of said automobile during such cleaning or maintenance shall be paid by Tenant to Landlord, as additional rent on the rent payment date next following the submission of a bill therefor.
(d) Landlord shall have the right to require that all cars exhibit such identification as Landlord may from time to time deem reasonably necessary to control the use of the parking area in the loading dock facility. Upon reasonable prior notice to Tenant, Landlord shall have the right to tow, at Tenant’s sole cost and expense, any cars not exhibiting such identification if required if such cars remain in the parking area in the loading dock facility for seven (7) consecutive days.

27.12. Tenant shall be provided with riser space as described on Exhibit MSC attached hereto; provided that Tenant may utilize a reasonable amount of such conduit space to connect the Rooftop Equipment to the demised premises, such conduits to be in locations reasonably designated by Landlord. Landlord shall not be required to perform any work or expend any sums in order to make additional riser space available to Tenant, nor shall Landlord be required to create any new vertical or horizontal pathways desired by Tenant, but Tenant may do so if approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and otherwise in compliance with applicable provisions of this Lease. Tenant shall perform all work in connection with such riser space at Tenant’s expense, subject to Landlord’s approval of the plans and specifications therefor and compliance with all other applicable provisions of the Lease applicable to Tenant Alterations.
27.13 Landlord shall provide, or cause one or more contractor(s) to provide, security service to the Building in a manner consistent with Comparable Buildings, including, without limitation, the installation of security cameras (or other surveillance devices) that monitor the exterior doors providing access from the street to the Building and the reasonable staffing of security personnel in the lobby and loading dock facility. Landlord shall install or implement a system for card-key access to the Building or any common area thereof, which system shall be capable of being adapted to by, or synchronized with, one or more other systems for card-key access so as to enable tenants single card-key access to both the Building (or such common area thereof) and their premises.
27.14 In the event Landlord has or shall establish a Building directory, Landlord shall maintain listings on such directory of the name of Tenant and/or its Affiliates, provided the total number of such listings shall not exceed Tenant’s proportionate share of the available spaces in the Building directory.
27.15 Landlord shall operate or cause to be operated, the Building in a first class and efficient manner and shall provide or cause to be provided management and services of a quality consistent in all material respects with the standards from time to time applicable to the operation of Comparable Buildings; provided that this Section 27.15 shall not be deemed to increase the Building services Landlord is obligated to provide.
27.16 To the extent not set forth in this Article 27 or in Article 30 and not inconsistent with the provisions of this Article 27 or Article 30 or any other provision of this Lease, Landlord shall provide such additional services and in accordance with the specifications applicable thereto described in Exhibit MSC (it being acknowledged and agreed that to the extent any of the provisions of Exhibit MSC shall conflict or be inconsistent with the provisions of this Article 27 or Article 30 or any other provision of this Lease, the provisions of this Article 27 or Article 30 or such other provisions of this Lease (as the case may be) shall supersede and control).
27.17 Landlord will not be required to furnish any service not expressly agreed to be provided by Landlord under this Lease.

ARTICLE 28
TAX INCREASE PAYMENTS
28.01. For the purposes of this Article 28 and other provisions of this Lease:
(a) The term “Taxes” shall mean (i) the real estate taxes, assessments and special assessments (including but not limited to so-called “Business Improvement District Taxes”) imposed upon the Building and/or the land by any federal, state, municipal or other governments or governmental bodies or authorities, and whether or not any of the foregoing are not final assessments or are the basis of any proceeding instituted or commenced to contest the amount or validity of any of the same, and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Building and/or the land, which expenses shall be allocated to the Base Tax Year or the Tax Year to which such expenses relate. If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom or (y) any other such additional or substitute tax, assessment, levy, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Taxes” for the purposes thereof. Notwithstanding anything to the contrary set forth herein, “Taxes” shall not include any (a) so-called “personal” taxes, to wit: income, gift, inheritance or estate taxes, (b) transfer or excise tax imposed on the transfer, financing or refinancing of any interest in the Building or the land or income, franchise or “value added” tax, or (c) penalties and interest due to the delinquent payment by Landlord of any Taxes provided that Tenant shall have timely paid its share thereof.
(b) The term “Base Tax Year” shall mean the fiscal tax year of the City of New York commencing July 1, 2011 and ending June 30, 2012; provided, if the Landlord’s Required Work Completion Date has not occurred on or before October 1, 2012, the “Base Tax Year” shall mean, individually or collectively as the context may require, the fiscal years of the City of New York commencing July 1, 2012 and ending June 30, 2013.
(c) The term “Base Tax” shall mean an amount equal to the Taxes for the Base Tax Year, as adjusted pursuant to the penultimate sentence of Section 28.01(a).
(d) The term “Tax Year” shall mean the Base Tax Year, and each succeeding twelve (12) month period thereafter.

(e) The term “Tenant’s Proportionate Share” shall mean 25.01%, which figure is obtained by multiplying 100 by a fraction, the numerator of which is the rentable square footage of the initial demised premises (excluding the Storage Space) and the denominator of which is 1,076,130 rentable square feet of the Building.
(f) The term “Tax Statement” shall mean a written statement prepared by Landlord or its agent, setting forth Landlord’s computation of the sum payable by Tenant under this Article 28 for a specified Tax Year. Tenant acknowledges that the actual Tax bills may not be available at the time the Tax Statement is delivered to Tenant by Landlord but that when available, a copy will be promptly be sent Tenant, at no charge, by or on behalf of Landlord.
28.02. If the fiscal tax year of the City of New York shall be changed during the term hereof, any Taxes for a real estate fiscal tax year, a part of which is included within a particular Tax Year and a part of which is not so included shall be apportioned on the basis of the number of days in the fiscal tax year included in the particular Tax Year for the purpose of making the computations under Section 28.03.
28.03. If the Taxes for any Tax Year following the Base Tax Year during the term of this Lease shall exceed the Base Tax, Tenant shall pay for such Tax Year an amount (herein called “Tax Payment”) equal to Tenant’s Proportionate Share of the excess. The term “Tax Payment Date”, as used herein, shall mean the last day that Landlord may pay the Taxes to the taxing authorities without interest or penalty. The term “Tax Period”, as used herein, shall mean a period commencing the first day after a Tax Payment Date and continuing through and including the next occurring Tax Payment Date. The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord to the taxing authorities (or required to be escrowed with any mortgagee or ground lessor, if applicable), in each case at least thirty (30) days prior to the applicable date Landlord is required to pay (or escrow) same. In the event Tenant’s share of Taxes is unknown at the commencement of a Tax Period, Landlord shall estimate same, based on the previous year’s Taxes for the Building, which amount shall be appropriately adjusted when the actual amount of Tenant’s share of Taxes becomes known. If it becomes necessary to adjust the regular payments during a Tax Period, Landlord agrees to give Tenant not less than thirty (30) days notice of such adjustment, which notice shall include appropriate copies of documentation serving as the basis for such adjustment. Notwithstanding the provisions of this Section 28.03, provided that Tenant is not in monetary default or material non-monetary default under this Lease beyond applicable notice and cure periods, Tenant shall not be obligated to make any Tax Payment for any portion of a Tax Year that occurs during the Initial Rent Abatement Period (i.e., the payment obligation shall be forgiven in its entirety with respect to such period); provided that if any such default exists during the Initial Rent Abatement Period and is thereafter cured, then so long as no other such default then exists and the Lease remains in effect, Tenant shall be immediately entitled to the applicable unapplied portion of the abatement after such default has been cured.

28.04. If the Base Tax is reduced as a result of an appropriate proceeding or otherwise, Landlord shall give notice to Tenant of the amount by which Tax Payments previously made were less than the Tax Payments required to be made under this Article, and Tenant shall pay the amount of the deficiency within thirty (30) days after demand therefor. Notwithstanding any such reduction in the Base Tax, for purposes of calculating Tenant’s Tax Payments hereunder the actual assessment for the Base Tax shall in no event be reduced below an amount equal to $83,500,000.00.
28.05. If Landlord shall receive a refund of the Taxes for any Tax Year, Landlord shall credit Tenant against subsequent payments under this Article, Tenant’s Proportionate Share of the net refund (after deducting from such total refund the reasonable costs and expenses, including, but not limited to, appraisal, accounting and reasonable legal fees of obtaining the same, to the extent that such costs and expenses were not included in the Taxes for such Tax Years), provided, however, such payment or credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year. If such payment to Tenant becomes due the last month of the term of this Lease, Landlord will promptly pay Tenant in cash the amount of Tenant’s overpayment of rents resulting from compliance with the Landlord’s Tax Statement to the forwarding address Tenant has provided to Landlord in writing. Landlord acknowledges that the immediately foregoing obligation to refund any overpayment made by Tenant to Landlord shall survive the expiration or termination of this Lease.
28.06. If a Tax Year commences or ends before or after the commencement or expiration of the Initial Rent Abatement Period or expiration or termination of the term of this Lease, the Tax Payment thereof shall be pro-rated to correspond to that portion of such Tax Year occurring within the term of this Lease.
28.07. During the term of this Lease, Tenant shall have the right to audit Landlord’s Records with respect to Taxes payable during a Tax Year (including the Base Tax Year). The provisions of Sections 29.04, 29.05 and 29.06 herein with respect to Operating Expenses shall apply mutatis mutandis to Tenant’s right to review and audit Landlord’s Records with respect to Taxes.
28.08 As long as such proceedings are available to reduce Taxes, Landlord agrees to file for a reduction in Taxes for the Building during each year during the term of this Lease. Without limiting the provisions of Section 28.05 above, in the event it is determined that a tax discount or subsidy is actually granted by the taxing authority because Tenant has elected to remain in and/or expand its demised premises in the Building, the benefits of such discount or subsidy to the Building shall be passed on to Tenant. In connection with any such proceedings (or any consultation by Landlord with representatives of applicable governmental authorities), at Tenant’s request, Landlord and Tenant shall confer with each other on all matters of material significance related thereto.

28.09 Provided it is not the result of a failure of a Taxing authority, if Landlord shall have failed to render a Tax Statement with respect to any Tax Year for a particular item or items within twenty four (24) months after the end of the applicable Tax Year (or within twelve (12) months following the end of the Tax Year in which the expiration or earlier termination of this Lease occurs), Landlord may not then attempt to charge Tenant for such item or items and Tenant shall not be obligated to make any further Tax Payment with respect to such Tax Year with respect thereto, provided, however, (a) Landlord shall still be obligated to deliver a Tax Statement for such Tax Year for purposes of establishing whether there was an overpayment by Tenant for such Tax Year; (b) Landlord, within forty-five (45) days after delivery of such Tax Statement, shall refund to Tenant the amount of any such overpayment, including, if Landlord overstated Taxes by more than five percent (5%) of the actual Taxes for such Tax Year, interest on the amount overpaid by Tenant as a result thereof at the Prime Rate from the date of such overpayment to the date the same is refunded to Tenant; and (c) any such payment shall be made without prejudice to Tenant’s right to audit and dispute the Landlord’s Tax Statement pursuant to Section 28.07 above.
28.10 Upon Tenant’s request, Landlord shall cooperate in all reasonable respects with Tenant with respect to Tenant’s efforts to negotiate and implement an incentive package with various governmental entities for the abatement of commercial rent tax, energy costs, sales or use tax or other similar taxes or impositions, including the execution and delivery of any estoppel and other certificates or documentation reasonably and customarily required by such entities, provided that no such certificate or documentation shall (a) increase any obligation of Landlord under this Lease, (b) adversely affect any right of or benefit to Landlord under this Lease, or (c) relieve Tenant of any of its obligation under this Lease. Any and all fees, costs and expenses imposed by such governmental entities in connection with any such incentive package to be obtained by Tenant shall be borne solely by Tenant, and Tenant shall reimburse Landlord as additional rent within thirty (30) days of Landlord’s demand therefor, for any and all reasonable out-of-pocket fees, costs and expenses incurred by Landlord in connection with Tenant’s requests and in cooperating with Tenant as provided in this Section 28.10, including, without limitation, the reasonable costs and expenses of Landlord’s counsel, consultants and professionals. Any such benefits obtained by Tenant (or on behalf of Tenant) at Tenant’s sole expense from any governmental entities shall be solely for the benefit of Tenant and to the extent that any of the same are actually received by Landlord, Landlord shall provide Tenant with a corresponding credit against the applicable Tax Payment due and payable hereunder in the amount thereof.
28.11 If at any time during the term of this Lease the Building becomes eligible to receive benefits under the Industrial and Commercial Abatement Program (“ICAP”), Landlord may, at its sole discretion, notify Tenant that Landlord intends to avail itself of the ICAP, and from and after the date of such notification Tenant shall (i) cause its construction managers, contractors and subcontractors employed in connection with construction work at the Building to be contractually required by Tenant to comply with the New York City Department of Small Business Services/Division of Labor Services (“DLS”) requirements applicable to construction projects benefiting from the ICAP, (ii) report to Landlord the number of workers then permanently engaged in employment in the demised premises, the nature of each worker’s employment and, to the extent applicable, the New York City residency of each worker, (iii) provide access to the demised premises by employees and agents of the Department (as such term is defined in the ICAP Rules and Regulations) at all reasonable times, and (iv) enforce the contractual obligations of Tenant’s construction managers, contractors and subcontractors to comply with the DLS requirements then in effect. Notwithstanding anything to the contrary contained herein, the parties agree that the Base Tax and Taxes for any subsequent Tax Year shall be determined without taking into account the benefit of ICAP or any other similar program instituted by a governmental authority for purposes of reducing Taxes for any Tax Year.
28.12 If the Building shall be condominiumized or ground leased, or if ownership of the Building shall be separated, then Tenant’s Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same amount of the Taxes as Tenant would pay in the absence of such condominiumization, separate ownership or separate treatment.
ARTICLE 29
OPERATING EXPENSE INCREASE PAYMENTS
29.01. For the purposes of this Article 29:
(a) The term “Operating Expenses” shall have the meaning set forth on Exhibit OE hereto.
(b) The term “Base Operating Period” shall mean the calendar year commencing January 1, 2012; provided, if the Landlord’s Required Work Completion Date has not occurred on or before October 1, 2012, the “Base Operating Period” shall mean the calendar year commencing January 1, 2013.
(c) The term “Operating Year” shall mean the Base Operating Period, and each succeeding calendar year thereafter.
(d) The term “Operating Statement” shall mean a written statement prepared by Landlord or its agent in accordance with this Lease, setting forth Landlord’s computation of the sum payable by Tenant under this Article 29 for a specified Operating Year and certified by an independent certified public accountant as being prepared in accordance with this Lease.
(e) The term “Tenant’s Proportionate Share” shall mean 25.01%, which figure is obtained by multiplying 100 by a fraction, the numerator of which is the rentable square footage of the initial demised premises (excluding the Storage Space) and the denominator of which is 1,076,130 rentable square feet of the Building.

29.02. For each Operating Year following the Base Operating Period, Tenant shall pay to Landlord, as additional rent for each such Operating Year after the date of this Lease, an amount (herein called the “Operating Payment”) equal to Tenant’s Proportionate Share of the amount by which the Operating Expenses for such Operating Year exceed the Operating Expenses for the applicable Base Operating Period.
29.03. Landlord shall furnish to Tenant, prior to the commencement of each Operating Year following the Base Operating Period, a written statement setting forth, in reasonable detail, Landlord’s good faith estimate of the Operating Payment for such Operating Year, based upon the method set forth in Section 29.02 for computing the Operating Payment. Landlord shall also provide Tenant with an Operating Statement for the Building covering Tenant’s Base Operating Period. Commencing on the day immediately following the last day of the Base Operating Period, Tenant shall pay to Landlord on the first day of each month during such Operating Year an amount equal to one-twelfth (1/12th) of Landlord’s estimate of the Operating Payment for such Operating Year which estimate shall not exceed five (5%) percent of the prior year’s actual Operating Payment, if available, or if not available, then the prior year’s latest estimate. If, however, Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 29.03 in respect of the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment previously made for the Operating Year were greater or less than the installments of the Operating Payment to be made for such Operating Year in accordance with such estimate, and (i) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, which payment obligation Tenant acknowledges shall survive the expiration or termination of this Lease for the period set forth in Section 29.09(b), and (ii) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments under this Article further provided that if such payment to Tenant becomes due the last month of the term of this Lease, Landlord will promptly pay Tenant in cash the amount of Tenant’s overpayment to the forwarding address Tenant has provided to Landlord in writing, which refund obligation Landlord acknowledges shall survive the expiration or termination of this Lease; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant, and monthly thereafter throughout the remainder of such Operating Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Operating Payment shown on such estimate. Landlord may, not more than twice during each Operating Year, but subject to the five (5%) percent estimate limitation set forth above, furnish to Tenant a revised statement of Landlord’s estimate of the Operating Payment for such Operating Year, based upon the method set forth in Section 29.02 for computing the Operating Payment; and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded, as the case may be, substantially in the same manner as provided in the preceding sentence. Notwithstanding any provision of this Lease to the contrary, except for Section 29.09(b), if Landlord shall not furnish Tenant an estimate of the Operating Payment for an

Operating Year by March 31 of such Operating Year, Tenant’s estimated Operating Payments for such Operating Year shall be at the level of the immediately prior year’s estimate, subject to final adjustment when and as set forth in Section 29.04. Notwithstanding the provisions of this Section 29.03, provided that Tenant is not in monetary default or material non-monetary default under this Lease beyond applicable notice and cure periods, Tenant shall not be obligated to make any Operating Payment for any portion of an Operating Year that occurs during the Initial Rent Abatement Period (i.e., the payment obligation shall be forgiven in its entirety with respect to such period); provided that if any such default exists during the Initial Rent Abatement Period and is thereafter cured, then so long as no other such default then exists and the Lease remains in effect, Tenant shall be immediately entitled to the applicable unapplied portion of the abatement after such default has been cured.
29.04. Within one hundred twenty (120) days after the end of each Operating Year, Landlord shall furnish to Tenant an Operating Statement for such Operating Year, based on the method set forth in Section 29.02 for computing the Operating Payment. If the Operating Statement shall show that the sums paid by Tenant under Section 29.03 exceeded the Operating Payment to be paid by Tenant for such Operating Year, Landlord shall promptly either refund to Tenant the amount of such excess (including, if Landlord overstated Operating Expenses by more than five percent (5%) of the actual Operating Expenses for any Operating Year, interest on the amount overpaid by Tenant as a result thereof at the Prime Rate from the date of such overpayment to the date the same is refunded to Tenant), or permit Tenant to credit the amount of such excess (including interest as aforesaid, if applicable) against subsequent payments of additional rent under this Article further provided that if such payment to Tenant becomes due the last month of the term of this Lease, Landlord will promptly pay Tenant in cash the amount of Tenant’s overpayment (including interest as aforesaid, if applicable) to the forwarding address Tenant has provided to Landlord in writing, and if the Operating Statement for such Operating Year shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor subject to the provisions of Section 29.09(b). Landlord and Tenant, as the case may be, acknowledge their respective refund and payment obligations shall survive the expiration or termination of this Lease, subject, in case of Tenant’s obligation, to Section 29.09(b). Landlord’s Operating Statement shall include at least the categories of expenses listed in Exhibit OEC annexed to this Lease and made a part hereof.
29.05. Each such Operating Statement given by Landlord pursuant to Section 29.04 shall be conclusive and binding upon Tenant unless no later than the date that is twelve (12) months after Landlord’s delivery of such Operating Statement, Tenant shall notify Landlord (the “Audit Notice”) that it disputes the correctness of the Operating Statement. Within thirty (30) days following the receipt of Tenant’s Audit Notice, Landlord shall make available (upon reasonable prior notice) for examination and audit by Tenant (only by its internal auditors or an individual independent certified public accountant or a firm of independent certified public accountants licensed to do business in the State of New York, in either case that does not charge on a contingency fee basis, and subject to the condition that any such auditor or accountant execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord), during normal business hours, at the Building Manager’s office where such records are maintained in New York City, Landlord’s books and records, including, without limitation, general ledgers, invoices, payroll records, and third party contracts and copies of the same, (collectively, “Records”) with respect to the Operating Statement for the applicable Operating Year and Tenant shall additionally have the right, at its cost and expense, to make copies at Landlord’s office of the pertinent portions thereof only. After Landlord shall have given Tenant access to Landlord’s Records Tenant may file a written exception with Landlord to any of the Operating Expenses (the “Audit Report”).
If Tenant timely submits to Landlord an Audit Report and Landlord and Tenant fail to reach a mutually satisfactory resolution thereof within sixty (60) days after Landlord’s receipt of such Audit Report, such matter shall be resolved by a Qualified Arbitrator selected by Landlord and Tenant who is a certified public accountant from a large or mid-size public accounting firm, or a mid-sized or larger recognized, independent real estate services firm with one or more certified public accountants on staff, in either case that does not charge on a contingency fee basis, which accountant or firm shall be familiar with the accounting practices of Comparable Buildings. If Landlord and Tenant fail to agree upon such arbitrator within thirty (30) days after their failure to resolve the matters in Tenant’s Audit Report, either party may request the President of the New York CPA Society (or a comparable entity if the New York CPA Society does not exist at any time during the Term) to appoint such arbitrator (who shall have the qualification of a Qualified Arbitrator) who shall also be a certified public accountant from a mid-sized or large public accounting firm, or a mid-sized or larger recognized, independent real estate services firm with one or more certified public accountants on staff, familiar with the accounting practices of Comparable Buildings. Such independent arbitrator shall be appointed within thirty (30) days after such request. The costs of such arbitrator shall be paid equally by Landlord and Tenant. The determination of such arbitrator shall be made within thirty (30) days after such arbitrator is selected, and shall be final, binding, and conclusive upon the parties.
29.06 Tenant shall pay all of the costs of Tenant’s accountant/auditor associated with such examination and dispute, unless it is finally determined (or deemed to be determined) that Operating Expenses were overstated by more than five percent (5%) thereof, in which case (in addition to reimbursing Tenant for the amount overstated and paid by Tenant as a result thereof) Landlord shall pay Tenant interest at the Prime Rate on the amount so overstated and paid by Tenant as a result thereof, accruing from the date of Tenant’s payment of same and ending on the date on which Tenant is fully reimbursed such overstated amount. If it is finally determined that Operating Expenses were overstated by more than five percent (5%) thereof, then Landlord shall (in addition to reimbursing the amount so overbilled and paying interest on such amounts as provided herein), Landlord shall pay the reasonable costs of Tenant’s accountant/auditor provided such accountant auditor is an individual independent certified public accountant or a firm of independent certified public accountants licensed to do business in the State of New York, in either case that does not charge on a contingency fee basis. If it is finally determined that Operating Expenses were not overstated, Tenant shall pay the reasonable costs of Landlord’s accountant/auditor provided such accountant auditor is an individual independent certified public accountant or a firm of independent certified public accountants licensed to do business in the State of New York.

29.07. If an Operating Year commences before the commencement or expiration of the Initial Rent Abatement Period or ends after the Expiration Date, the additional rent in respect thereof payable under this Article shall be pro-rated to correspond to that portion of the Operating Year occurring within the term of this Lease.
29.08. Notwithstanding anything to the contrary contained herein, (i) Tenant shall be permitted to audit Operating Expenses for the Base Operating Period and submit an Audit Report therefor only as, if and when Tenant is so permitted with respect to Operating Expenses for the first Operating Year immediately following the Base Operating Period, and (ii) the Operating Statement for the Base Operating Period shall not be conclusive and binding upon Tenant unless and until the Operating Statement for the first Operating Year immediately following the Base Operating Period shall be conclusive and binding upon Tenant.
29.09. (a) If during any Operating Year (i) any rentable space in the Building shall be vacant or unoccupied and/or (ii) the tenant or occupant of any space in the Building undertook to perform work or services therein in lieu of having such work or services performed by or on behalf of Landlord (or such tenant or occupant was not entitled to receive the same) and the cost thereof would have been included in Operating Expenses, then, in any such event(s), the Operating Expenses for such period (including the Base Operating Period) shall be adjusted to reflect the Operating Expenses that reasonably would have been incurred if such space had been 95% occupied or if such work or services had been performed by or on behalf of Landlord, as the case may be. The provisions of this Section 29.09 with respect to adjustments of Operating Expenses for vacancy shall apply only to Operating Expenses which are variable and which increase in the same relationship to the increase in occupancy in the Building and shall not apply to any Operating Expenses which do not vary with the level of occupancy in the Building. Further, for purposes of calculating the Operating Expenses for the Base Operating Period, and any later Operating Period, any Operating Expense that is based on the rent for the Building shall be calculated as if Tenant paid rent during the free rent period. If, following the Base Operating Period, Landlord first commences to provide any new category of service which is a new category of service not listed or contemplated in the definition of Operating Expenses (i) the annual cost of providing such new category of service to the Building exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), and (ii) the cost of which is not included in Operating Expenses for the Base Operating Period, then, if all of the preceding conditions are satisfied (any such service, a “New Excessive Service”) and for so long as such New Excessive Service is being included in Operating Expenses for any Operating Year, the Base Operating Amount shall be deemed to include (for purposes of calculating the Operating Expense Payment for such Operating Year) an amount equal to the cost incurred by Landlord in providing such New Excessive Service for the first Operating Year that the same shall have been incurred. The $100,000.00 amount set forth in the immediately preceding sentence shall be subject to increase on January 1, 2013 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $100,000.00, plus (y) the product obtained by multiplying (i) $100,000.00 by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2012.

(b) If Landlord shall have failed to render an Operating Statement with respect to any Operating Year for a particular item or items within twenty four (24) months after the end of the applicable Operating Year (or within twelve (12) months following the end of the applicable Operating Year in which the expiration or earlier termination of this Lease occurs), Landlord may not then attempt to charge Tenant for such item or items and Tenant shall not be obligated to make any further Operating Expense Payment with respect to such Operating Year with respect thereto, provided, however, (i) Landlord shall still be obligated to deliver an Operating Statement for such Operating Year for purposes of establishing whether there was an overstatement of Operating Expenses by Landlord for such Operating Year; (ii) Landlord, within forty-five (45) days after delivery of such Operating Statement, shall refund to Tenant such overstated amount, including, if Landlord overstated Operating Expenses by more than five percent (5%) of the actual Operating Expenses for such Operating Year, interest on the amount overpaid by Tenant as a result thereof, at the Prime Rate from the date of Tenant’s payment of same to the date the overstated amount is refunded to Tenant; and (iii) any such payment shall be made without prejudice to Tenant’s right to audit and dispute the Landlord’s Operating Statement pursuant to Sections 29.05 and 29.06 above.
29.10 If the Building shall be condominiumized or ground leased, or if ownership of the Building shall be separated, then Tenant’s Operating Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same amount of the Operating Expenses as Tenant would pay in the absence of such condominiumization, separate ownership or separate treatment.
ARTICLE 30
ELECTRIC ENERGY
30.01. (a) The Building will be equipped with risers, feeders and wiring so as to supply electrical service to a point within each Portion of the demised premises with a capacity of not less than eight (8) watts demand load per rentable square foot (exclusive of base Building HVAC) at 460 volts (as such amount may be reduced pursuant to Section 30.01(b) below, the “Capacity”). Tenant, at its sole cost and expense, shall have the right to redistribute electricity from any full floor located within the demised premises to any other full floor located within the demised premises provided that (i) the aggregate Capacity for the demised premises is not increased, and (ii) if Tenant surrenders any Portion of the demised premises during the term of this Lease (including, without limitation, in connection with the exercise of any Termination Option, the exercise by Landlord of its Recapture Right, or a reduction of the demised premises in connection with Tenant’s exercise of its renewal option) and Landlord shall have theretofore installed a conduit system to distribute electric power, then Tenant shall restore the electricity to such surrendered Portion(s) of the demised premises to at least eight (8) watts demand load per rentable square foot (exclusive of base building HVAC).

(b) Notwithstanding the provisions of Section 30(a) above, if Landlord determines that Tenant’s total power requirements for the demised premises, based on Landlord’s annual review of Tenant’s maximum peak demand based on the prior twenty-four (24) months of submetered coincidental demand readings commencing on any date after January 1, 2019 and thereafter on or following the anniversary of such date, shall be less than the then Capacity, Landlord shall have the option to immediately reduce the Capacity to a level at which the demised premises shall be provided sufficient electrical energy for Tenant to operate its business therein, plus an allowance for tenant’s growth as reasonably determined by Landlord with Tenant’s consent based on such annual review. Such reduced level of energy consumption shall thereafter be deemed the “Capacity” hereunder. However, at no time shall the Capacity be reduced to less than 6 watts demand/rsf.
30.02. (a) A meter system will be furnished and installed by Landlord, at Landlord’s sole cost and expense, to measure the amount of “Usage” in kWH and coincidental demand in kW in the demised premises. Tenant shall be responsible, at its sole cost and expense, for the repair, maintenance and replacement of the electric submeters, during the term of this Lease, and Landlord shall be responsible, at its sole cost and expense (subject to recoupment as an Operating Expense), for the repair, maintenance and replacement of the rest of the meter system. The term “meter system” shall include electric submeters, the associated computerized headend, backbone cabling, the reconfiguration of the panel boards, bus duct switches, etc. to enable installation of the meters. “Usage” shall mean Tenant’s actual usage of electricity in kWH in the demised premises minus any usage by the base Building HVAC equipment that is connected to Tenant’s electrical distribution system, as measured by the aforesaid metering system for each calendar month or other such monthly period as Landlord shall determine during the term of this Lease with respect to the demised premises. Tenant’s electricity usage will be aggregated through meters and billed to Tenant at a rate equal to Landlord’s Rate, as defined in Section 30.02(b).
(b) “Landlord’s Rate” shall mean the average cost per kWH (including all applicable taxes, surcharges, demand charges, energy charges, fuel adjustment charges, time of day charges, and other sums payable in respect thereof) computed by taking the total bill electricity charged by the utility for the Building and dividing it by the total kWH consumed in the Building for the respective billing period. The Landlord’s Rate shall not include any penalties or surcharges incurred because of late payments of the electric utility bills by the Landlord or Landlord’s representatives.
(c) Intentionally Omitted.

(d) “Tenant’s Cost” shall mean an amount equal to 103% multiplied by the product of the Landlord’s Rate and Tenant’s Usage.
(e) With respect to each Portion of the demised premises, commencing on the applicable Possession Date (or such earlier date upon which Tenant commences the performance of Tenant’s Work), Landlord shall, on a monthly basis, furnish Tenant with an invoice indicating the period during which the Usage was measured and the amount of Tenant’s Cost payable by Tenant to Landlord for such period. Within thirty (30) days after receipt of each such invoice, Tenant shall pay the amount of Tenant’s Cost set forth thereon to Landlord as additional rent. In addition, if any tax in addition to any tax included in Landlord’s Rate is imposed upon Landlord by any municipal, state or federal agency or subdivision with respect to the purchase, sale or resale of electrical energy supplied to Tenant hereunder (but not any tax based on income or profits), Tenant covenants and agrees that, where permitted by law, such taxes shall be passed on to Tenant and included in the bill to Tenant and paid by Tenant to Landlord as additional rent. Landlord shall then pay such taxes to the appropriate taxing authority. If any Possession Date shall occur prior to the installation of meters in the applicable portion of the demised premises, then Tenant shall pay $1.25 during the period of Tenant’s construction of the initial Tenant Alterations in such portion of the demised premises ($3.00 thereafter) per rentable square foot of space in such portion of demised premises per annum, billed monthly (the “Interim Electric Charge”), on account of Tenant’s use of electricity in such portion of the demised premises for the period commencing on the applicable Possession Date and ending on the date that the meters measuring Tenant’s consumption of electricity in such portion of the demised premises are installed and are operational. The Interim Electric Charge shall be paid by Tenant monthly within thirty (30) days after submission of a bill therefor.
30.03 Except as otherwise expressly set forth in this Lease, Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements except if caused by Landlord’s negligent act or willful misconduct further provided that in no event shall Landlord have any liability for any consequential damages, compensation or claims for inconvenience, annoyance or for loss of business, rents or profits as a result of Landlord’s negligence or willful acts.
30.04. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders to the Building or the risers or wiring installation as determined via the totalizing demand sub-meter and, accordingly, subsequent to the installation of the initial Tenant Alterations and except for standard and customary office equipment, such as, without limitation, copiers, computers, and facsimile machines, in no event shall Tenant use or install any fixtures, equipment or machines the use of which, in conjunction with any other fixtures, equipment, and machines in the demised premises, will result in an overload of the electrical circuits of the demised premises, without Landlord’s prior approval, which approval shall not be unreasonably withheld.

30.05 (a) “Emergency Power System” means the emergency power generators in the Building which provide backup emergency power to the major Building systems, the bus ducts and the UPS Space (if Tenant elects to lease same pursuant to Section 30.06 below). Tenant shall be entitled to backup emergency power from the Emergency Power System in an amount equivalent to Tenant’s peak demand during the prior calendar year as measured by Landlord at Tenant’s sole cost via Landlord’s sub-metering system. Tenant shall designate the meters serving the demised premises through which Tenant desires to obtain EPS power. Landlord shall monitor the peak demand from those meters only to determine EPS demand; provided, in no event shall Tenant be provided in excess of 700 KW. Notwithstanding the foregoing, Tenant shall be entitled at any time on or before January 1, 2017 to request by written notice (the “Additional EPS Power Notice”) to Landlord additional backup emergency power from the Emergency Power System in an amount not to exceed an additional 300 KW (i.e., such that Tenant shall be provided up to 1,000 KW in the aggregate). Tenant’s failure to timely deliver the Additional EPS Power Notice shall constitute Tenant’s irrevocable waiver of its right to receive such additional emergency power, except as otherwise agreed by Landlord in Landlord’s sole discretion. Landlord shall, at Tenant’s sole cost and expense, with reasonable diligence following Landlord’s receipt of the Additional EPS Power Notice, make such additional emergency power available to the demised premises. Landlord’s sub-meter system shall be used to measure the amount of backup emergency power in KW used in the demised premises as noted above. Tenant shall be responsible, at its sole cost and expense, for the maintenance and repair of such meter system during the term of this Lease. Commencing upon the earlier to occur of (i) the date that Tenant has connected the demised premises or any Portion thereof to the Emergency Power System and (ii) the first (1st) anniversary of the first Possession Date to occur, Tenant shall pay to Landlord as additional rent an amount equal to $275 per KW. Regardless of Tenant’s EPS power demand, Tenant will be charged at a minimum EPS demand of 300 KW, or such lesser amount of KW to which Tenant’s EPS power demand is reduced at Tenant’s election for the then remainder of the term of this Lease (which election shall be made by written notice to Landlord and may be made by Tenant only once during the term of this Lease). The $275 per KW rate set forth in the immediately preceding sentence shall be subject to increase on January 1, 2013 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $275, plus (y) the product obtained by multiplying (i) $275 by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2012. All taps, switches and other equipment for the distribution of emergency power in the demised premises shall be provided and installed by Landlord, and Tenant shall pay the cost thereof at Landlord’s then Building standard rate. All amounts required to be paid by Tenant under this Section 30.05(a) shall be paid to Landlord within thirty (30) days after the rendition of a bill therefor.

(b) Landlord does not represent or warrant that the Emergency Power System is merchantable or fit for any particular purpose or that the same will operate as contemplated or that the Emergency Power System shall have the capacity required by Tenant; and, except as otherwise expressly provided herein, Landlord shall not be liable to Tenant for damages or otherwise for any interruption, impairment or termination of the Emergency Power System. Except as otherwise expressly provided herein, Tenant shall not be released or excused from the performance of any of its obligations under the Lease for any such interruption, impairment or termination, but Landlord shall use its reasonable efforts to restore same promptly.
(c) So long as the demised premises or any portion thereof is connected to the Emergency Power System, Landlord shall routinely test and maintain the Emergency Power System in a manner consistent with customary industry practice and NFPA requirements.
30.06 (a) Tenant shall have the option, exercisable by irrevocable written notice (the “UPS Space Notice”) to Landlord at any time on or before January 1, 2012, time being of the essence (the “Outside UPS Space Date”), to include in the demised premises a portion of the 31st floor of the Building as shown cross-hatched on Exhibit UPS attached hereto (the “UPS Space”), which UPS Space measures approximately 2,592 usable square feet (which usable square footage shall be conclusive and binding upon Landlord and Tenant, and shall not be subject to remeasurement). Tenant’s failure to timely deliver the UPS Space Notice shall constitute Tenant’s irrevocable waiver of its right to lease the UPS Space. If Tenant shall elect to lease the UPS Space, (i) Tenant shall pay as basic annual rent therefor the amounts set forth on Schedule I attached hereto, (ii) if Tenant specifies in the UPS Notice that Tenant elects to use the existing UPS System located in the UPS Space (the “Existing UPS System”), then Landlord shall provide Tenant with (x) the use of one (1) existing utility power riser and one (1) existing Emergency Power System power riser to the UPS Space (subject to Landlord’s right to substitute for such riser a different riser from time to time in Landlord’s sole discretion and at Landlord’s cost), and (y) all existing risers from the Existing UPS System to the demised premises as more particularly described on Exhibit MSC, and (iii) Landlord shall deliver to Tenant the UPS Space and the Existing UPS System (if Tenant specifies in the UPS Notice that Tenant elects to use the Existing UPS System) in their then respective “as-is” condition on or before the date upon which Landlord shall deliver to Tenant the Storage Space; provided, that failure by Landlord to deliver the UPS Space to Tenant on or before any date specified herein shall not subject Landlord to any liability or impair any of Tenant’s obligations hereunder. In connection with Tenant’s work to prepare the UPS Space and/or the Existing UPS System for Tenant’s use and occupancy, Landlord shall provide access and use of the existing UPS feeders that terminate on the 4th and 7th floors of the Building. At Tenant’s request and at Tenant’s sole cost and expense, Landlord shall extend said feeders down to the 3rd floor of the Building and disconnect the floors of the Building on which no portion of the demised premises exists from the Existing UPS System, provided that Tenant shall have delivered to Landlord plans and specifications reasonably satisfactory to Landlord for such work. Furthermore, regarding any items of equipment within the demised premises that are energized via the 8th Floor UPS, Tenant shall have the right to disconnect the feeders from the 8th Floor UPS to that equipment at a location within the demised premises reasonably approved by Landlord. Except as expressly set forth in this Section 30.06, Landlord shall not be obligated to perform any work or provide any services to prepare the UPS Space or the Existing UPS System for Tenant’s use or occupancy. The provisions of this Section 30.06(a) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(b) Landlord does not represent or warrant that the Existing UPS System is merchantable or fit for any particular purpose or that the same will operate as contemplated or that the Existing UPS System shall have the capacity required by Tenant; and Landlord shall not be liable to Tenant for damages or otherwise for any interruption, impairment or termination of the Existing UPS System. Tenant shall not be released or excused from the performance of any of its obligations under the Lease for any such interruption, impairment or termination.
(c) If at any time during the period commencing on the date of this Agreement and ending on the earlier to occur of (i) the Outside UPS Space Date, and (ii) Landlord’s receipt of the UPS Space Notice, Landlord shall receive a bona fide offer from a third party to lease the UPS Space (irrespective of the terms of such offer), then Landlord shall notify Tenant in writing of the existence of such offer and Tenant shall have five (5) business days following Tenant’s receipt of such written notice to deliver the UPS Space Notice, time being of the essence. If Tenant shall deliver the UPS Space Notice within such five (5) business day period, Tenant shall lease the UPS Space upon the terms and conditions set forth in this Section 30.06. If Tenant shall fail to deliver the UPS Space Notice within such five (5) business day period, Tenant shall be deemed to have irrevocably waived of its right to lease the UPS Space, and Landlord may thereafter lease the UPS Space to any party upon any terms.
ARTICLE 31
COMMENCEMENT OF THE TERM/LANDLORD’S WORK
31.01. (a) As used herein, “Possession Date” means, as to any portion of the demised premises, the date on which the earlier of the following shall occur: (i) Landlord shall have substantially completed each of the items identified on Exhibit LW-1 as a “Required Work Item” (collectively, “Landlord’s Required Work”) and delivered vacant, broom-clean possession of such portion of the demised premises to Tenant in its as-is condition existing as of the date hereof or (ii) Tenant shall have taken possession of such portion of the demised premises for the performance of Tenant’s Work or for any other reason. Landlord’s Required Work shall be deemed to have been substantially completed on the date (“Landlord’s Required Work Completion Date”) upon which Landlord’s Required Work has been completed, other than (w) minor details or adjustments, (x) items which, in accordance with good construction practice, should be performed after completion of Tenant’s Work (the matters described in the foregoing clauses (w) and (x) are collectively, the “Punch List Items”), (y) any part of Landlord’s Required Work that is not completed due to Tenant Delay, and (z) any part of Landlord’s Required Work that is not completed due to delays of up to 90 days in the aggregate caused by Force Majeure

Events; provided, that in each case Landlord shall nevertheless remain obligated to complete Landlord’s Work; provided, further, that the Possession Date with respect to any Initial Space shall mean the earlier to occur of (I) the date on which Landlord shall deliver such Initial Space to Tenant in the Initial Space Delivery Condition (as hereinafter defined) or (II) the date on which Tenant shall have taken possession of such Initial Space for the performance of Tenant’s Work or for any other reason. In addition to performing Landlord’s Work, Landlord shall, at no cost or liability to Landlord, reasonably cooperate with Tenant in connection with Tenant’s efforts to procure building permits from the applicable governmental authorities for its Work in the demised premises.
(b) (i) The “First Delivery Penalty Date” means, as applicable, either (x) March 1, 2012 or (y) if Tenant shall exercise the Delayed Possession Option in accordance with the provisions of Section 31.01(e) below, June 1, 2012.
(ii) The “Second Delivery Penalty Date” means, as applicable, either (x) May 1, 2012 or (y) if Tenant shall exercise the Delayed Possession Option in accordance with the provisions of Section 31.01(e) below, August 1, 2012.
(iii) The “Delivery Termination Date” means, as applicable, either (x) January 1, 2013 or (y) if Tenant shall exercise the Delayed Possession Option in accordance with the provisions of Section 31.01(e) below, April 1, 2013.
(iv) If Landlord’s Required Work Completion Date shall not occur on or before the First Delivery Penalty Date, then the date on which Tenant shall become obligated to pay rent hereunder with respect to the demised premises shall be extended by one (1) day for each day occurring between the First Delivery Penalty Date and (but not including) the earlier to occur of (x) Landlord’s Required Work Completion Date and (y) the Second Delivery Penalty Date. If Landlord’s Required Work Completion Date shall not occur on or before the Second Delivery Penalty Date, then the date on which Tenant shall become obligated hereunder to pay rent with respect to the demised premises shall be extended by two (2) days for each day occurring between the Second Delivery Penalty Date and (but not including) Landlord’s Required Work Completion Date. If Landlord’s Required Work Completion Date shall not occur on or before the Delivery Termination Date, then Tenant shall have the option to terminate this Lease in its entirety upon written notice to Landlord given on or before the date that is thirty (30) days following the Delivery Termination Date, time being of the essence. If Tenant timely elects to terminate this Lease as aforesaid, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant in connection with Tenant’s space-planning and build-out of the demised premises (including Tenant’s reasonable out-of-pocket architectural, engineering and other reasonable costs paid to Tenant’s Contractors) and negotiation of this Lease (including Tenant’s reasonable out-of-pocket attorneys’ fees); provided, that in no event shall Landlord be obligated to pay Tenant in excess of $300,000 in connection with the foregoing.

(c) Landlord shall endeavor to give Tenant at least thirty (30) days prior written notice of the date on which Landlord anticipates that Landlord’s Required Work will be substantially completed. When Landlord considers Landlord’s Required Work Completion Date to have occurred, Landlord shall notify Tenant and within two (2) business days thereafter, Landlord or its designee and Tenant or its designee shall conduct a walk-through of the demised premises to identify any Punch List Items that require completion. In the event Tenant disputes Landlord’s determination that Landlord’s Required Work Completion Date has occurred, Tenant shall deliver a written notice to Landlord of such dispute within the earlier to occur of (i) five (5) business days following Landlord’s notice to Tenant of the occurrence of Landlord’s Required Work Completion Date and (ii) two (2) business days following the aforesaid walk-through, such earlier date being time of the essence. In the event the parties cannot resolve their dispute within seven (7) days following Tenant’s dispute notice to Landlord, the matter shall be resolved in accordance with Article 49 of this Lease. In the event of a dispute, the actual date of Landlord’s Required Work Completion Date shall be the date mutually agreed to between Landlord and Tenant or the date determined by the arbitrator, as the case may be. To the extent that following the Landlord’s Required Work Completion Date, any Punch List Items with respect to the Landlord’s Required Work shall not have been completed by Landlord, Landlord shall have access to the applicable Portion of the demised premises at all reasonable times approved by Tenant for the performance of such Punch List Items, and Tenant will use commercially reasonable efforts to minimize any interference with the performance of such Punch List Items. If, at any time, the Landlord’s performance of Punch List Items shall cause unreasonable disharmony or interference with Tenant’s performance of the Tenant’s Work, Tenant shall have the right to designate alternate dates for Landlord’s performance of the Punch List Items. In the event Landlord fails to complete any Punch List Items within ninety (90) days following the substantial completion of Landlord’s Required Work (as such period may be extended due to Tenant Delays, the occurrence of Force Majeure Events (not to exceed ninety (90) days in the aggregate) and such time as reasonably necessary to obtain long-lead materials), and such failure continues for an additional period of five (5) Business Days after written notice thereof from Tenant to Landlord, Tenant shall have the option, but not the obligation, to perform such work for the account of Landlord and Landlord shall reimburse Tenant for Tenant’s actual reasonable out-of-pocket costs in connection with such work. In the event Landlord fails to reimburse Tenant within thirty (30) days following receipt of written request for payment from Tenant, Landlord shall, in addition to reimbursing Tenant for such costs, pay interest on such costs at the Prime Rate from the date Tenant incurred such costs until the date of payment by Landlord to Tenant.
(d) (i) The “Initial Space” means, collectively, floors 23, 25 and 26 of the demised premises (the “Initial Tower Space”), the UPS Space, the Storage Space and a portion of the third (3rd) floor substantially as shown in the exhibit attached hereto as Exhibit TF (the “Initial Third Floor Space”).
(ii) The “Initial Space Permitted Possession Date” means, as applicable, (x) September 1, 2011 with respect to the Initial Tower Space, and (y) promptly following the date of this Agreement with respect to the UPS Space, the Storage Space and the Initial Third Floor Space.

(iii) The “Remaining Space Permitted Possession Date” means, as applicable, either (x) January 1, 2012 or (y) June 1, 2012, if Tenant shall exercise the Delayed Possession Option in accordance with the provisions of Section 31.01(e) below.
(iv) The parties understand and agree that Tenant shall be permitted to take possession of the Initial Space from and after the applicable Initial Space Permitted Possession Date, notwithstanding the fact that Landlord’s Required Work shall not have been substantially completed with respect thereto. Landlord shall not be obligated to perform any work or, except as expressly provided herein, provide any services to prepare the Initial Space for Tenant’s occupancy prior to the Remaining Space Permitted Possession Date, and Landlord’s only obligation with respect thereto shall be to deliver the Initial Space vacant and broom-clean (the “Initial Space Delivery Condition”). Tenant shall be permitted to take possession of the remaining Portion of the demised premises not included in the Initial Space from and after, and no earlier than, the Remaining Space Permitted Possession Date. If Tenant takes possession of any portion of the demised premises (except the Initial Space) for any reason prior to the applicable Remaining Space Permitted Possession Date (except for use as a Temporary Storage Area strictly in accordance with the provisions of Section 32.01 below), then notwithstanding the provisions of Section 1.02 of this Lease, Tenant shall be obligated to pay basic annual rent and all other recurring and non-recurring items of rent under this Lease without abatement thereof with respect to any portion of the demised premises (except the Initial Space) of which Tenant takes occupancy for any reason prior to the applicable Remaining Space Permitted Possession Date, for the period commencing on the date that Tenant takes possession of any such portion of the demised premises to but excluding the applicable Remaining Space Permitted Possession Date.
(e) Notwithstanding anything to the contrary contained in this Section 31.01, if (i) any Riser Delivery Obligation (as defined in Exhibit MSC) is not satisfied on or before the corresponding dates applicable thereto as set forth on Exhibit MSC (subject to extensions of such date due to Tenant Delays), (ii) the Stairwell Work is not substantially completed on or before December 7, 2011 (subject to extensions of such date due to Tenant Delays), Tenant shall have filed separate applications with the DOB for work within the internal stairwell and the rest of the demised premises to the extent Tenant files any application with the DOB for work within the internal stairwell and, in lieu of substantially completing the Stairwell Work on or before December 7, 2011 (as such date may be extended as aforesaid), Landlord shall have failed to reasonably block access (such as, by way of example, installing padlocks) to the internal stairwell on all floors of the Building on which any portion of the Initial Space exists, or (iii) due to the existence of any open application filed with the DOB (except any open application filed with the DOB in connection with Work performed by or on behalf of Tenant) (x) Tenant is not able to (A) legally take possession any above-grade portion of the Initial Space after September 1, 2011 (subject to extensions of such date due to Tenant Delays) for the uses permitted both under this Lease and by applicable Legal Requirements (it being acknowledged and agreed that the failure by Tenant to obtain a permit for any other manner of use (e.g., public assembly use on the 22nd floor of the Building) shall not entitle Tenant to exercise the Delayed Possession Option (as defined below) or any other remedies hereunder), or (B) obtain a building permit prior to September 1, 2011 (subject to extensions of such date due to Tenant Delays), or (y) the DOB shall issue a work stoppage order following Tenant’s commencement of its initial Tenant’s Alterations in the Initial Space any time prior to January 1, 2012, and Tenant reasonably determines that the occurrence of any circumstance described in the foregoing clauses (i), (ii) or (iii) shall be the sole reason Tenant will actually be prevented from taking occupancy for the conduct of its business in the 25th floor of the Building on or before December 8, 2011, the 23rd floor of the Building on or before January 6, 2012 and/or the 26th floor of the Building on or before March 2, 2012 (subject to extensions of such date due to Tenant Delays), then as Tenant’s sole and exclusive remedy for the occurrence of any circumstance described in clauses (i), (ii) and/or (iii) above, Tenant may elect by written notice (the “Work Failure Notice”) to Landlord within five (5) business days after such circumstance arises, time being of the essence, to either (aa) postpone the Remaining Premises Permitted Possession Date to June 1, 2012 for all purposes under this Lease (the “Delayed Possession Option”), or (bb) with respect to only the circumstances described in clauses (i) and (ii), remedy the failure giving rise to such circumstance(s) at Landlord’s cost of Tenant’s actual and reasonable out-of-pocket expenses therefor (which remedy shall consist of (xx) in the case of any circumstance described in clause (i) above, performing the applicable Riser Delivery Obligations that Tenant claims Landlord failed to perform, and (yy) in the case of any circumstance described in clause (ii) above, only installing padlocks to the internal stairwell on all floors of the Building on which any portion of the Initial Space exists (it being acknowledged and agreed that Tenant shall not be permitted to perform any Stairwell Work or exercise any other remedy with respect thereto)); provided, that (AA) if the occurrence of any circumstance described in clauses (i) or (ii) above shall have given rise to Tenant’s exercise of the Delayed Possession Option, Landlord shall be entitled to submit to arbitration in accordance with Article 49 below the question of whether such circumstance(s) actually occurred (in which case, if it is finally determined in such arbitration proceeding that such circumstance(s) in fact did not occur, then Tenant’s exercise of the Delayed Possession Option shall not be effective and shall be deemed void ab initio), and (BB) if any circumstance(s) described in clause (iii) above shall have given rise to Tenant’s exercise of the Delayed Possession Option, then Tenant’s exercise of the Delayed Possession Option shall not be effective and shall be deemed void ab initio if Landlord shall have remedied the failure(s) giving rise to the occurrence of such circumstance(s) within seven (7) Business Days following receipt of the Work Failure Notice. No Work Failure Notice or exercise of any remedy pursuant thereto shall be effective unless it shall specify the circumstance(s) described in clauses (i), (ii) and/or (iii) above giving rise to the delivery of same. Tenant’s failure to timely deliver the Work Failure Notice as provided above shall constitute Tenant’s irrevocable waiver of its right to exercise the Delayed Possession Option or exercise its remedy described in clause (bb) above. For the avoidance of doubt, Tenant shall not be permitted to exercise the Delayed Possession Option more than once, irrespective of whether more than one of the circumstances described in the foregoing clauses (i), (ii) or (iii) shall have occurred. Notwithstanding Tenant’s timely exercise the Delayed Possession Option, and subject to the proviso contained in clause (III) of the immediately following sentence, Tenant shall be permitted to continue to occupy any portion of the demised premises of which Tenant has already taken occupancy in accordance with the provisions of this Agreement and commenced the performance of its initial Tenant Alterations. If Tenant shall timely exercise the Delayed Possession Option, (I) the First Delivery Penalty Date, the Second Delivery Penalty Date, the Delivery Termination Date and the Remaining Premises Permitted Possession Date shall be the respective dates specified in clause (y) of each such term, (II) the Expiration Date under this Lease shall be July 31, 2028 (as such date may be extended pursuant to Section 38 below), and (III) the last day of the Initial Rent Abatement Period shall be July 31, 2013; provided, that with respect to (1) any floor (or partial floor in the case of the UPS Space, the portion of the third floor of the Building that constitutes Initial Space and the Storage Space) of the Initial Space occupied in whole or in part by Tenant for any reason at any time from and after the Initial Space Permitted Possession Date, and (2) any other floor of the demised premises not included in the Initial Space occupied in whole or in part by Tenant for any reason at any time from and after January 1, 2012 (in either case of clause (1) or clause (2), irrespective of whether such occupancy occurs before or after Tenant’s exercise of the Delayed Possession Option), the last day of the Initial Rent Abatement Period as so postponed (i.e., July 31, 2013) shall be accelerated only with respect to such occupied floor or partial floor (i.e., Tenant’s rent abatement as to such occupied floor or partial floor shall be reduced) by one (1) day for each such day of Tenant’s occupancy thereof.
(f) As soon as practicable after the date of this Agreement, Landlord shall commence and with reasonable diligence perform the Lobby Work in accordance with good construction practice, including, without limitation, the items identified on Exhibit LW-2 as “Required Lobby Items” (the “Required Lobby Work”). The Required Lobby Work shall be deemed to have been substantially completed on the date (the “Required Lobby Work Completion Date”) upon which the Required Lobby Work has been completed, other than (w) Punch List Items, (x) any part of such Required Lobby Work that is not completed due to Tenant Delay, (y) any part of the Required Lobby Work that Landlord elects not to perform pursuant to the last sentence of this Section 31.01(f), and (z) any part of such Required Lobby Work that is not completed due to delays of up to 90 days in the aggregate caused by Force Majeure Events; provided, that in each case Landlord shall nevertheless remain obligated to complete the Lobby Work. If the Required Lobby Work Completion Date shall not occur on or before December 1, 2012, then Tenant shall thereafter be entitled to an abatement of basic annual rent as it becomes due and payable until such time as the Lobby Work Completion Date occurs. Notwithstanding anything to the contrary contained herein, if Landlord encounters any structural issues with the performance of any portion of the Required Lobby Work, then, so long as Landlord shall proceed nonetheless to perform all other Required Lobby Work, Landlord may, in its sole discretion, either (i) elect not to perform such portions of the Required Lobby Work if the cost of performing same would be materially increased in light of such structural issues encountered by Landlord, or (ii) modify such portions of the Required Lobby Work to address such structural issues.

(g) Except as expressly set forth in this Section 31.01 (and, specifically with respect to the closing out of open applications filed with the DOB, Section 31.01(e) above), and notwithstanding anything to the contrary contained in this Lease (including, without limitation, Section 31.05 below), Landlord shall not be subject to any liability for failure to substantially complete Landlord’s Work or the Lobby Work (including, without limitation, Landlord’s Required Work or the Required Lobby Work), deliver possession of any Portion of the demised premises, complete the Punch List Items or close-out open applications filed with the DOB on or before any date specified herein, and the validity of this Lease shall not be impaired under such circumstances. Promptly after the occurrence of any Possession Date, Landlord’s Required Work Completion Date and the Required Lobby Work Completion Date (if not the same dates), Landlord and Tenant shall confirm the occurrence thereof by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the occurrence of such Possession Date, Landlord’s Required Work Completion Date or the Required Lobby Work Completion Date. If Tenant occupies the Initial Space or any other portion of the Building (if permission is given to Tenant to enter into the possession of same) prior to the Possession Date thereto, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay rent. The provisions of this Section 31.01 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.
31.02. To the extent that Landlord is actually delayed in the performance of Landlord’s Required Work or the Required Lobby Work as the result of a Tenant Delay, Landlord’s Required Work Completion Date or the Required Lobby Work Completion Date (as the case may be) shall be the date that Landlord would have completed the Landlord’s Required Work or the Required Lobby Work (as the case may be) but for such Tenant Delay. Landlord shall provide Tenant notice of any matter that may constitute a Tenant Delay in the event Landlord shall become aware of same, provided that Landlord’s failure to deliver any such notice shall not affect the occurrence or number of days of such Tenant Delay. “Tenant Delay” means any actual delay which Landlord encounters in the performance of Landlord’s obligations under this Lease by reason of the existence of Tenant, its agents or contractors in the Initial Space (or any other portion of the demised premises) on or before the Remaining Premises Permitted Possession Date or in any Temporary Storage Area at any time, and/or any act or omission of any nature of Tenant, its agents or contractors and, including, without limitation, delays due to changes in or additions to Landlord’s Required Work requested by Tenant, delays by Tenant in submission of information or giving authorizations or approvals, delays due to the postponement of any Landlord’s Required Work at the request of Tenant or delays caused by Tenant’s performance of Tenant’s Work during Landlord’s performance of Landlord’s Required Work or the Required Lobby Work. Tenant shall pay to Landlord any costs or expenses incurred by Landlord by reason of any Tenant Delay, including, without limitation, all incremental costs and expenses relating to the performance of Landlord’s Work and the Lobby Work.

31.03 “Landlord’s Work” is as defined on Exhibit LW-1 attached hereto. The “Lobby Work” is as defined on Exhibit LW-2 attached hereto.
If Landlord is performing Landlord’s Work and/or Lobby Work at the same as Tenant is performing Tenant Work, Landlord and Tenant agree to work in harmony so that neither adversely interferes with the other, which shall include the coordination of scheduling of such work; provided, that when the scheduling of any Landlord’s Work and/or Lobby Work and any Tenant Work conflict, Landlord’s Work and/or Lobby Work (as the case may be) shall have scheduling priority.
Tenant will, other than for Landlord’s Work, be responsible for all construction, alterations or installations necessary to make the demised premises ready for its use. Landlord shall promptly deliver to Tenant all available base Building documentation and details reasonably requested by Tenant, including but not limited to, drawings and specifications for the demised premises, base Building riser diagrams, support areas, mechanical equipment rooms, all in order to enable Tenant to design Tenant’s Work. Any duplication costs in connection with the delivery of such documents to Tenant shall be borne by Tenant.
Upon substantial completion of Landlord’s Required Work or, if earlier requested by Tenant and Tenant shall have delivered to Landlord all required documentation in order for Landlord to comply with such request, Landlord, at its sole cost and expense, shall provide Tenant with an four (4) original ACP-5 Certifications (or equivalent if no longer issued) of a licensed asbestos investigator indicating that the demised premises are not an asbestos project and with box “a.” of paragraph 11 of such form checked. Further, in the event it is determined that such ACP-5 Certification (or equivalent) is inaccurate, Landlord, also at its sole cost and expense, will correct the reason for such inaccuracy and remove the asbestos containing materials (collectively, “ACM”), as need be (including re-fireproofing areas where ACM was removed), in order for an accurate ACP-5 Certification (or equivalent) to be issued that complies with the requirements above. In addition, in the event Tenant encounters any ACM, lead or mold in any portion of the demised premises in the course of Tenant’s Work to prepare the demised premises for its initial occupancy, that were not introduced by or attributable to Tenant or any of its Contractors, invitees, permitted occupants, licensees, agents and/or employees, Landlord, again at its sole cost and expense, will remediate or encapsulate such ACM, lead or mold (as the case may be) in accordance with Legal Requirements and promptly thereafter, restore the portion of the demised premises in question to its condition immediately prior to such removal. Tenant shall use reasonable efforts in its performance of Tenant Alterations to avoid disturbance of any hazardous materials existing outside of the demised premises.

31.04 Except for Landlord’s Required Work and Landlord’s obligation to pay the Work Allowance as provided herein, but subject to the terms of Section 31.01, Tenant shall accept the demised premises with the furniture, fixtures and equipment existing in the demised premises as of the date of this Agreement (the “Existing FF&E”) and otherwise in its as-is condition existing as of the applicable Possession Date (subject to Landlord’s obligation to perform its maintenance and repair obligations under this Lease and Landlord’s obligation to repair latent defects in Landlord’s Required Work (i.e., defects in Landlord’s Required Work that were not discoverable on a walk-through and inspection of the applicable portion of the demised premises on such Possession Date) which are discovered by Tenant and disclosed in writing to Landlord within one (1) year after such Possession Date), and Landlord shall not be required to perform any work, pay any contribution or render any services to make the Building or the demised premises ready for Tenant’s use or occupancy. Landlord and Tenant agree that no portion of the basic rent is allocable to Tenant’s use or purchase of the Existing FF&E. Should it be determined that any amount of sales tax is due as a result of Tenant’s use, or the transfer to Tenant, of the Existing FF&E, Tenant shall be responsible for the payment thereof and shall indemnify and hold Landlord harmless from all liability, loss or payment thereof. Landlord represents that Landlord has the right and authority to transfer the Existing FF&E to Tenant free of claims and liens of any third party.
31.05 If, after the date of this Lease and either (i) solely as a result of a notice of violation against the Building which is not caused by either Tenant or any other tenant in the Building, Tenant is unable with due diligence to procure a building permit for Tenant’s Work or (ii) solely as a result of any remediation or restoration of ACM, mold and lead paint that is required by Landlord pursuant to the provisions of Section 31.03 above, and, solely as a result of the state of facts described in either foregoing clause (i) or (ii), Tenant is actually delayed in the performance of Tenant’s Work, then the Initial Rent Abatement Period shall be extended by one day for each day of such actual delay after the date that is two (2) business days after Tenant provides Landlord with written notice of the existence of such delay (and, in the case of the foregoing clause (i), specifying the violation or the Law with which Landlord is in noncompliance and accompanied by back-up documentation evidencing the rejection of Tenant’s application for the required permit as a result of such non-compliance) until (x) in the case of the foregoing clause (i), the earlier of the date Landlord shall have removed the notice of violation in question, the date Tenant obtains such building permit or the date which is two business days after the date that Tenant is able to obtain such building permit, and (y) in the case of the foregoing clause (ii), the date on which Tenant is no longer actually delayed as a result of Landlord’s restoration or remediation; provided, that if Tenant is unable with due diligence to procure a building permit for Tenant’s Work due to a failure of another tenant in the Building to comply in accordance with its lease with any Legal Requirements, the provisions of this Section 31.05 with respect to the foregoing clause (i) shall not apply, but Landlord shall use reasonable efforts to enforce such tenant’s obligation under its lease to comply with Legal Requirements, provided that Landlord shall not be obligated to seek to terminate such tenant’s lease; provided, further, that in the case of the foregoing clause (ii), the Initial Rent Abatement Period shall only be extended with respect to the affected portion of the demised premises to the extent, and for the period of time, that Tenant is actually delayed in the performance of Tenant’s Work within the affected portion of the demised premises as a result of Landlord performing such remediation or restoration.

ARTICLE 32
TENANT’S WORK, ALLOWANCES, ETC.
32.01. Apart from Landlord’s obligation to perform Landlord’s Work in accordance with the terms of Article 31 hereof, Tenant shall be responsible to construct the demised premises for its use and enjoyment, which work is hereinafter referred to as “Tenant’s Work”. In connection with the performance of the Tenant’s Work (i) to prepare the Initial Space for Tenant’s initial occupancy, Tenant shall be entitled to access and use the floors of the demised premises that do not constitute Initial Space, and (ii) to prepare Portions of the demised premises that do not constitute Initial Space for Tenant’s initial occupancy, Tenant shall be entitled to access and use one (1) full vacant floor of the Building outside of the demised premises (subject to the availability of a vacant floor in the Building that Landlord is not then exhibiting to prospective tenants), in either case as a temporary storage area (each space described in the foregoing clauses (i) and (ii) is a “Temporary Storage Area”) for construction materials and furniture, fixtures and equipment, and for no other use. Tenant agrees that it shall use the Temporary Storage Area in a manner so as not to disturb other tenants in the Building. The exact floor constituting any Temporary Storage Area described in clause (ii) of this Section 32.01 shall be as determined in Landlord’s sole discretion and subject to relocation by Landlord from time to time in Landlord’s sole discretion. Tenant’s use of any Temporary Storage Space shall be on the same terms and conditions as Tenant’s use of the demised premises (including Tenant’s compliance with all Legal Requirements applicable thereto), except that Tenant shall not be required to pay any rent to Landlord in connection with use of any Temporary Storage Area (unless Tenant shall access or use the Temporary Storage Area in violation of the further provisions of this Section 32.01). Notwithstanding anything to the contrary contained herein, Tenant shall not be entitled to the use of, or access to, any Temporary Storage Area described in clause (ii) of this Section 32.01 for a period of longer than five (5) consecutive months (or such lesser period of time that Landlord does not anticipate exhibiting such Temporary Storage Area to prospective tenants) from and after the date that Tenant first uses or accesses same (or any other Temporary Storage Area from which Tenant was theretofore relocated by Landlord). Tenant’s failure to vacate and surrender any such Temporary Storage Area in the manner required under this Lease (as if such Temporary Storage Area constituted a Portion of the demised premises and the last day of such three (3) consecutive month period constituted the expiration date hereunder with respect to such Temporary Storage Area) shall constitute a default by Tenant under this Lease and entitle Landlord to all of its rights and remedies hereunder (including, without limitation, pursuant to Articles 14, 15, 16 and 18 hereof), at law or in equity.

Before Tenant commences Tenant’s Work, Tenant shall (i) obtain all necessary municipal or governmental approvals and consents to construct the demised premises in substantially accordance with the plans and specifications which shall be submitted to Landlord for its approval as hereinafter more specifically required, and, at such time as the plans and specifications are approved and initialed by Landlord and Tenant for identification, the same shall be deemed incorporated herein by reference albeit that they are not physically attached hereto, and (ii) enter into a construction contract for the performance of Tenant’s Work with a contractor to be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, which construction contract and contractor are hereinafter respectively referred to as “Construction Contract” and “Construction Contractor”. After obtaining Landlord’s consent and entering into such Construction Contract, Tenant shall cause the demised premises to be completed substantially in conformance with the plans and specifications approved by Landlord in accordance herewith.
All subcontracts relating to Building Systems shall be with subcontractors chosen by the Tenant or Construction Contractor from the list of subcontractors attached hereto as Exhibit CO, provided that the charges imposed by such subcontractors must be competitive with other subcontractors performing similar services in Comparable Buildings. Tenant shall have the right to use subcontractors for work relating to the Building Systems other than those on Landlord’s approved list subject to Landlord’s approval of such subcontractors, such approval not to be unreasonably withheld, conditioned or delayed. All other subcontractors employed by Tenant and/or Construction Contractor shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord fails to respond to Tenant’s request for approval of subcontractors within ten (10) business days of receipt of such request, Landlord shall be deemed to have approved such subcontractors. Tenant acknowledges that in no event will Tenant look to Landlord to perform, correct, complete or guarantee Construction Contractor’s obligations under the Construction Contract, it being understood that the Construction Contract is between Tenant and the Construction Contractor. Further, Tenant acknowledges that there shall be no liability on the part of Landlord, and Tenant hereby expressly waives any liability or claim of damages against Landlord, as a result of, arising out of, or in any way connected with Landlord’s furnishing Tenant with, or Tenant’s selection from, any list of subcontractors that Landlord has, under the terms of this Article 32 or otherwise, furnished to Tenant.
32.03. Intentionally Omitted.
32.04. (a) Landlord shall reimburse Tenant for the cost of Tenant’s Work (as hereinafter defined) in an amount (the “Work Allowance”) up to $18,837,350.00 (of which no more than $3,767,470.00 shall be reimbursed to Tenant in respect of Qualified Soft Costs (as hereinafter defined)), upon the following terms and conditions:
(i) The Work Allowance shall be payable to Tenant from and after the date of this Lease in installments as Tenant’s Work progresses and/or Tenant incurs Qualified Soft Costs, but in no event more frequently than monthly;

(ii) Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (A) paid invoices for the Tenant’s Work and Qualified Soft Costs performed or incurred since the last disbursement of the Work Allowance (or invoices if Tenant shall be directing Landlord to directly pay Tenant’s Contractors or materialmen or persons/entities providing services described as Qualified Soft Costs), (B) a certificate signed by Tenant and Tenant’s architect or Construction Contractor certifying (in the case of Tenant, to Tenant’s knowledge) that Tenant’s Work and services represented by the aforesaid invoices have been completed substantially in accordance with the plans and specifications therefor approved by Landlord and in accordance with the provisions of this Lease, and (C) except with respect to the first installment, partial lien waivers from Tenant’s Contractors and materialmen for all such work and services (except that no such lien waiver shall be required from a subcontractor or materialmen whose entire contract is for less than $15,000 provided Tenant’s general contractor provides a lien waiver which covers such subcontractor or materialman’s work and/or supplies, as applicable). Following the completion of all of Tenant’s Work, Tenant shall deliver to Landlord: (w) a certificate signed by Tenant and Tenant’s architect or Construction Contractor certifying (in the case of Tenant, to Tenant’s knowledge) that all of Tenant’s Work has been completed substantially in accordance with the plans and specifications therefor approved by Landlord, (x) all DOB sign-offs and inspection certificates and any permits required to be issued by the DOB or any other governmental entities having jurisdiction thereover with respect to Tenant’s Work, (y) final lien waivers from the Construction Contractor and any Contractors and materialmen that are not directly employed by the Construction Contractor with respect to Tenant’s Work and (z) all documents, discs and drawings required to be delivered by Tenant to Landlord pursuant to Section 32.10 below. Each installment of the Work Allowance shall be made to Tenant no later than 30 days following the delivery to Landlord of the documentation described above (the “Documentation”), provided that the Documentation is submitted to Landlord on or before the 10th day of a month, and in the event the Documentation is submitted at any time after the 10th day of any given month, Landlord’s payment shall be made on or before the end of the month following the month in which Tenant submits the Documentation. Landlord shall be permitted to retain from each disbursement an amount equal to 10% of the amount requested to be disbursed by Tenant (the “Retainage Amount”); provided, the Retainage Amount shall be reduced on a dollar-for-dollar basis by the amount Tenant is then, in fact, retaining from Tenant’s payments to the applicable Contractor in accordance with the applicable contract(s), as evidenced in writing by Tenant to Landlord. The Retainage Amount, if any, shall be paid by Landlord to Tenant within thirty (30) days following completion of Tenant’s Work and delivery of the above-described Documentation.
(iii) Tenant is not then in monetary default or material non-monetary default under this Lease beyond applicable notice and cure periods; provided that if any such default exists and is thereafter cured, then so long as no other such default then exists and the Lease remains in effect, Tenant shall be immediately entitled to the applicable disbursement of Work Allowance after such default has been cured; and
(iv) The Tenant’s Work for which Tenant shall be entitled to reimbursement from the Work Allowance shall include, without limitation, the installation of fixtures, improvements, and appurtenances attached to or built into the demised premises first installed by or on behalf of Tenant from and after the first Possession Date to occur, and shall include Tenant’s telephone and data equipment, UPS, battery backup, telecommunication wiring, turrets, racking and other machinery and equipment necessary to install Tenant’s telecommunication and information technology infrastructure.

(v) In no event shall Tenant be entitled to reimbursement from the Work Allowance for Qualified Soft Costs in excess of an aggregate amount for all Qualified Soft Costs of $3,767,470.00. “Qualified Soft Costs” means the fees and expenses of third-party architects, engineers and technical consultants, filing fees, moving expenses, and the cost of furniture, equipment and other personal property, in each case incurred by Tenant in connection with Tenant’s Work. Notwithstanding anything to the contrary contained in the Lease, in connection with a request for disbursement from the Work Allowance to pay for Qualified Soft Costs to vendors who are not legally entitled to file a lien against the Land or the Building, the only conditions to such disbursement shall be the condition described in Section 32.04(a)(iii) above and Tenant’s submission of a written invoice from the applicable vendor with reasonably detailed backup information if requested by Landlord.
(vi) In no event shall Tenant be entitled to submit a requisition for any Work Allowance following the eighth (8th) anniversary of the first Possession Date to occur (the “Outside Allowance Date”).
(b) If following the completion of Tenant’s Work and Tenant taking occupancy of substantially all of the demised premises for the conduct of its business there remains any undisbursed portion of the Work Allowance not requisitioned by Tenant, then Tenant shall be entitled to apply a portion of the Work Allowance as a credit toward the next installments of basic rent, Tax Payment and/or Operating Payment coming due under the Lease; provided that (i) Tenant shall not be entitled to a credit in respect thereof in excess of $200,000 in any month during the term, (ii) Tenant shall not be entitled to aggregate credits in respect thereof in excess of $2,700,000.00 and (ii) at the time of such application, Tenant shall not be in monetary default or material non-monetary default under this Lease beyond applicable notice and cure periods; provided that if any such default exists and is thereafter cured, then so long as no other such default then exists and this Lease remains in effect, Tenant shall be immediately entitled to the applicable rent credit after such default has been cured.
(c) The right to receive reimbursement for the cost of Tenant’s Work as set forth in this Section 32.04 shall be for the exclusive benefit of Tenant (and any Permitted Transferee), it being the express intent of the parties hereto, that except as otherwise provided in Section 32.01, in no event shall such right be conferred upon or for the benefit of any third party (other than any Permitted Transferee), including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney, subtenant or any other person, firm or entity.
(d) Notwithstanding anything to the contrary contained herein, pursuant to a letter dated as of the date of this Lease, Metropolitan Life Insurance Company has agreed to pay the Work Allowance solely to the extent and subject to the terms and conditions provided in such letter.

32.05. In addition to the Construction Contractor to be engaged to complete Tenant’s Work, it is understood and agreed that Tenant shall engage a contractor and sub-contractors selected in accordance with the procedures and requirements for selecting contractors and sub-contractors in Section 32.02, above, as Tenant’s general contractor (and sub-contractors thereof) in Tenant Alterations which Tenant is permitted to make or may be required to make under the terms of this Lease (all of such work, other than Tenant’s Work, is hereinafter, sometimes referred to as “Work”). Landlord, at its option, may (by itself or, at Landlord’s option, through a designee) supervise Tenant’s Work and/or Work (in such reasonable manner as customary in the industry), and may retain an outside third party consultant to review Tenant’s proposed plans and specifications when the Tenant’s Work or Work in question is of a unique (as such term is defined in Article 3 herein) nature and in such event, Tenant shall reimburse Landlord for Landlord’s actual (but reasonable) out-of-pocket costs to retain such third party consultant for such plan and specification review. In no event, however, shall reimbursement be required for plan and specification review by any employee of Landlord or for any supervisory services by any such party.
For the purposes of this Section 32.05, supervisory services shall mean the general overseeing of Tenant’s Work or Work, as the case may be, with a view towards the avoidance or prevention of potential breaches of the rules and regulations promulgated by Landlord with respect to construction undertaken in the Building and such services shall not, or be deemed to, impose any obligations on Landlord (or its designee performing such services) as a general contractor, supervising architect or job superintendent. Subject to Section 3.09 of this Lease, Landlord shall be entitled to a supervisory fee (based on Landlord’s actual reasonable out-of-pocket costs and expenses) with respect to the supervision of structural Work and Work that is of a unique (as defined in Article 3 herein) nature, and all monies due and payable to Landlord in connection therewith shall be paid within thirty (30) days of Landlord’s written demand therefor (with reasonable back-up) and any monies not paid when due may, at Landlord’s option, be deemed additional rent. It is further understood and agreed that Landlord and/or its designee, as supervisor, shall have no obligations or responsibilities with respect to the completion of Tenant’s Work or the Work, for any defects (latent or otherwise) therein or thereto or to the quality of workmanship thereof.
32.06. Tenant shall furnish Landlord for Landlord’s approval with three (3) complete sets of the preliminary plans and specifications for Tenant’s Work, which plans and specifications shall be prepared by an architect licensed in the State of New York. Landlord or its architect shall, within ten (10) business days after Landlord’s receipt of the preliminary plans and specifications, notify Tenant of any objections Landlord or its architect may have with respect to the matters shown on the plans and specifications. Tenant shall then, (i) at its cost, cause its architect to revise the preliminary plans and specifications in such manner as to eliminate Landlord’s objections and (ii) resubmit the revised preliminary plans and specifications for Landlord’s approval. If Landlord shall fail to respond to Tenant’s preliminary plans and specifications within ten (10) business days after Landlord’s receipt of same or within five (5) business days after Tenant’s resubmission of the revised space drawings to Landlord, as the case may be, and if Landlord shall fail timely to respond to a Second Request in connection therewith, then Landlord shall be deemed to have approved such preliminary plans and specifications.

If Landlord or its architect determine that the revised preliminary plans and specifications have not been redrawn to eliminate its or their objections, Landlord or its architect shall, within five (5) business days of its or their receipt of the revised preliminary plans and specifications, notify Tenant of its or their objections; and, if Tenant does not submit re-revised preliminary plans and specifications within ten (10) business days thereafter, Landlord’s architect and Tenant’s architect shall diligently work together in good faith to revise such plans and specifications so that Landlord may approve same.
32.07. After Landlord’s approval (or deemed approval) of Tenant’s preliminary plans and specifications. Tenant, at its sole cost and expense, shall cause to be prepared and delivered to Landlord four (4) complete sets of working drawings and specifications, prepared in conformity with the preliminary plans and specifications. Landlord shall, within ten (10) business days after Landlord’s receipt of the working drawings and specifications, notify Tenant of the matters, if any, in which said working drawings and specifications fail to conform to the preliminary plans and specifications and/or the reasonable standards established for the Building. Tenant shall then promptly upon receipt of such notice from Landlord cause said working drawings and specifications to be revised in such manner as is reasonably requisite to obtaining Landlord’s approval and shall resubmit revised working drawings and specifications for Landlord’s approval which shall be granted or withheld within ten (10) business days of submission of such revised plans. When Landlord shall determine that the working drawings and specifications or revised working drawings and specifications, as the case may be, conform to the preliminary plans and specifications and the reasonable standards established for the Building and are reasonably satisfactory to Landlord, Landlord shall cause the plans and specifications to be initialed on behalf of Landlord, thereby evidencing the approval thereof by Landlord, and shall return one (1) set so initialed to Tenant. If no revised working drawings or specifications have been submitted for Landlord’s approval, Landlord’s architect and Tenant’s architect shall work together, diligently and in good faith, to revise such plans and specifications so that Landlord may approve same. Notwithstanding the foregoing, only if Building Systems and the structural elements of the Building are not adversely affected, Tenant shall have the right to make reasonable and immaterial so-called “field” changes and Tenant shall notify Landlord as soon thereafter as is possible. The “field” changes shall be reflected in the final approved plans and specifications as bubble changes, it being understood that Tenant shall not be required to prepare new sets of plans and specifications. If Building Systems (outside of the demised premises) or structural elements of the Building are to be adversely affected, drawings/field sketches (i.e., depicted as bubble changes to the final approved plans and specifications) must be approved in writing by Landlord prior to the commencement of the work and such approval shall not be unreasonably withheld, conditioned or delayed.

32.08. Prior to undertaking any Work, Tenant shall submit to Landlord, for Landlord’s approval, the preliminary and final plans and specifications (if the same would customarily be prepared for the work) on the same basis as provided in Sections 32.06 and 32.07 above and the same procedures for review, noting of objections, redrawing and approval of, such preliminary and final plans and specifications by Landlord and/or its architects shall, similarly, be made on, and be governed by, the same general basis as set forth in said Sections 32.06 and 32.07. In addition, with respect to Work, Tenant shall obtain all necessary municipal or governmental approvals and consents to undertake and complete the Work as is required for Tenant’s Work.
32.09. Notwithstanding anything to the contrary contained herein, in the event Tenant has made all necessary submissions in order for Landlord to approve or disapprove, as the case may be, plans and specifications for Tenant’s Work, or Work, as the case may be, and Landlord fails to respond either way to Tenant within the time periods set forth above, subject to the Second Request Requirement, Landlord shall be deemed to have approved such plans or drawings.
32.10. Notwithstanding anything to the contrary contained herein, within one hundred (100) days following the completion of Tenant’s Work or Work, as the case may be, Tenant, at its sole cost and expense, shall deliver to Landlord (provided the same would customarily be prepared with respect to such Work) one (1) complete mylar set and computer files in AutoCADD (up to and including Version 12) “dwg” format, in accordance with “CADD” (to wit: Computer Aided Design and Drawing) Standards as documented in the then current CADD system used by Landlord of final as-built plans or final construction plans with field notes marked for Tenant’s Work or Work, as the case may be.
32.11. Provided Landlord shall not incur any liability or cost, Landlord shall sign any application or other document required for the issuance of any governmental permit required for Tenant’s performance of any Work or Tenant’s Work, even if Landlord has not approved the Work or Tenant’s Work (but not if Landlord has already disapproved the Work or Tenant’s Work) to which such application relates (it being understood that Landlord’s signing such application or other document shall be solely to enable Tenant to expedite the governmental review process and shall not constitute Landlord’s approval of such Work or Tenant’s Work or excuse Tenant from its obligation to obtain such approval prior to commencing such Work or Tenant’s Work). Tenant shall be permitted to submit its plans and specifications for any Work or Tenant’s Work simultaneously to Landlord and the DOB for approval, provided that the foregoing shall not be deemed or construed as a waiver of Landlord’s right to review such plans and specifications subsequent to such submission to the DOB. If Landlord shall require any modifications to such plans and specifications, Tenant shall modify and resubmit such plans and specifications as so modified to both Landlord and the DOB for further approval in accordance with the provisions of this Lease.

ARTICLE 33
CONDOMINIUM
Subject to Tenant’s receipt of a commercially reasonable subordination, non-disturbance and attornment agreement from the Condo Board (as hereinafter defined), this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which are or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include other terms which increase Tenant’s obligations (except to a de minimis extent), decrease Tenant’s rights (except to a de minimis extent) or increase Landlord’s rights under this Lease or decrease Landlord’s obligations to Tenant under this Lease. If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Proportionate Share and appropriate reductions in the Operating Expenses for the Base Operating Period and the Base Tax; provided, that, such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under this Lease (in either case except to a de minimis extent), increase Tenant’s monetary obligations under the Lease or increase Landlord’s rights under this Lease or decrease Landlord’s obligations to Tenant under this Lease. Landlord shall reimburse Tenant for Tenant’s actual reasonable out-of-pocket costs incurred in connection with such amendment. Notwithstanding the foregoing, in the event of any conversion of the Land and improvements erected thereon to a condominium form of ownership, wherever in this Lease Tenant is required to obtain Landlord’s consent or approval, Tenant acknowledges that Landlord may be required to first obtain the consent or approval of the board of managers of the condominium association or similar body (the “Condo Board”) established in connection with such conversion, and if Landlord and/or any affiliates of Landlord shall not have the unanimous authority to cause the Condo Board to approve or disapprove of the matter for which Tenant seeks approval, and the Condo Board shall refuse such consent or approval, then Landlord shall be released of any obligation to grant its consent or approval of such matter, Tenant’s obligations under this Lease shall not be impaired and Landlord shall have no liability to Tenant in connection therewith; provided, Landlord shall use reasonable efforts in Landlord’s prudent business judgment to cause the Condo Board to give or refuse its consent or approval (which shall in no event be construed to require Landlord to initiate any action or lawsuit or expend funds).

ARTICLE 34
NAME OF BUILDING; SIGNAGE
34.01. Landlord shall have the full right at any time to name and change the name of the Building and to change the designated address of the Building. The Building may be named after any person, firm, or otherwise, whether or not such name is, or resembles, the name of a tenant of the Building.
34.02 (a) Tenant shall have (i) the non-exclusive right to place one sign identifying Tenant and/or its Affiliates in the form of a plaque on the exterior of the Building near the entrances on Broad Street and Stone Street/Coenties Alley (the “Exterior Signage”), and (ii) subject to the provisions of Section 34.04 below, the exclusive (subject to Section 34.03 below) right to place a sign depicting the corporate name or logo of Tenant and/or its Affiliates (provided that such Affiliates operate the same business as Tenant) in the lobby elevator bank serving floors 22 through and including 30 of the Building (the “Elevator Bank Signage”; together with the Exterior Signage, collectively, “Tenant’s Signage”). The location, size, dimensions and appearance of Tenant’s Signage shall be approved by Landlord, which approval shall not be unreasonably withheld (taking into account the Lobby Work to be performed by Landlord); it being acknowledged and agreed that Landlord hereby approves the location, size, dimensions and appearance of the Exterior Signage as shown on Exhibit S attached hereto. Tenant’s Signage shall be installed, maintained and repaired by Landlord at Tenant’s sole but reasonable cost and expense based on Landlord’s actual reasonable out-of-pocket costs and expenses. Notwithstanding the provisions of this Section 34.02, Tenant’s right to maintain Tenant’s Signage shall be subject to Tenant (or any Permitted Transferee) at all times leasing not less than 225,000 rentable square feet in the Building (the “Leasing Test”).
(b) Upon the expiration or earlier termination of the Lease, Tenant shall remove Tenant’s Signage at its sole cost and expense and Tenant shall repair any damage caused to the Building by the use or removal of such Tenant Signage. Landlord shall have the right (but not the obligation) to perform Tenant’s removal and restoration obligations under this Section 34.02(b) and Tenant shall, on demand, reimburse Landlord for all actual reasonable out-of-pocket costs and expenses incurred by Landlord in connection therewith.
34.03 Subject to this Section 34.03 and Section 34.04, Landlord reserves the right to install or grant any other person or entity permission to install signage in, on or about the common areas of the Land or Building or the exterior thereof, provided that so long as Tenant is the Tenant named herein (or a Permitted Transferee), Tenant satisfies the Leasing Test and this Lease shall be in effect, Landlord shall not permit any other office tenant in the Building to install signage:
(a) on the Broad Street side façade of the Building which tenant’s signage is larger than the Exterior Signage, provided this clause (a) shall only apply if such other tenant (i) does not lease space in the Building as of the date of this Agreement and (ii) at the time in question leases less space in the Building than Tenant and its Permitted Transferees; provided, that following the installation of the Exterior Signage, Landlord may permit such other tenant to install signage on the Broad Street side façade of the Building which tenant’s signage is larger than the then-existing Exterior Signage if in connection therewith Landlord permits Tenant to increase the size of the then-existing Exterior Signage to be the same size as, or larger than, such other tenant’s signage.

(b) within a fifteen (15) feet radius of the Exterior Signage on Broad Street (provided, the foregoing shall not prohibit Landlord from permitting any other person or entity to install signage on a column that is adjacent to, or the transom that is above, the column on which the Exterior Signage is installed); or
(c) in the same lobby elevator bank in which the Elevator Bank Signage is located, unless such other tenant (i) leases, at all times during which such signage rights are granted to such other tenant, at least 300,000 rentable square feet in the Building and at least one full floor between floors 22 and 30 of the Building, inclusive, and/or (ii) leases at least three (3) full floors between floors 22 and 30 of the Building, inclusive.
34.04 The rights of Tenant under this Article 34 shall be personal to the named Tenant herein and any Permitted Transferee, provided that Tenant shall be permitted to transfer its rights to Tenant’s Signage (but not its right to have Tenant’s Exterior Signage relocated to a relocated main building entrance as provided in Section 4.04) to (a) any sublessee of Tenant that is subleasing in excess of 190,000 rentable square feet of the demised premises and (b) any assignee of Tenant, in each case which is approved in accordance with the provisions of this Lease.
ARTICLE 35
INVALIDITY OF ANY PROVISION
35.01. If any term, covenant, condition or provision of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be held invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease, or the application thereof to any circumstances or to any person, firm or corporation other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.
ARTICLE 36
CAPTIONS
36.01. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

ARTICLE 37
CERTIFICATE OF LANDLORD OR TENANT
37.01. Landlord or Tenant shall, without charge, at any time and from time to time, within fifteen (15) days after the written request by the other, deliver a written statement to the other, or any other person, firm or corporation reasonably specified by the other (which may include a mortgagee, ground lessor or proposed transferee of Landlord, or a permitted subtenant or assignee of Tenant), signed by an authorized signatory, stating:
(a) That this Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect as modified and stating any such modification;
(b) Whether or not there are then existing any setoffs or defenses against the enforcement of any of the agreements, terms, covenants, or conditions of this Lease and any modification thereof upon the part of Landlord or Tenant to be performed or complied with, and, if so, specifying the same;
(c) The dates to which basic annual rent, additional rent, and other charges hereunder have been paid;
(d) Whether the Possession Date has occurred with respect to any portion of the demised premises and rent become payable hereunder with respect thereto; and whether Tenant has accepted possession of any portion of the demised premises;
(e) Whether or not, in the case of Landlord’s certificate, to Landlord’s knowledge, Landlord, or in the case of Tenant’s certificate, to Tenant’s knowledge, Tenant, is in default under this Lease;
(f) In the case of Tenant, whether the Lease has been assigned or any portion of the demised premises has been subleased;
(g) In the case of Tenant, the amount of any unpaid tenant improvement allowance or landlord contribution payable to Tenant; and
(h) Such other statements reasonably requested by the requesting party.

ARTICLE 38
BROKER
38.01. Landlord and Tenant represent and warrant to each other that the only agents or brokers with whom each has dealt in connection with this Lease and/or the demised premises and/or the Building are Jones Lang LaSalle (represented by Peter G. Riguardi, Frank A. Doyle and Cynthia Wasserberger) (“JLL ONE”), Jones Lang LaSalle (represented by Mitchell Konsker and Matthew Astrachan) (“JLL TWO”) and Cushman & Wakefield, Inc. (represented by Steven Bauer) (“C&W”) (JLL ONE, C&W and JLL TWO are, collectively, the “Brokers”), and that this Lease was not brought about or procured through the use, negotiation and/or instrumentality of any other agents or brokers. Landlord agrees to pay the fee of JLL ONE pursuant to a separate written agreement. Landlord covenants and agrees to pay, indemnify and hold Tenant harmless from and against any and all claims for commissions and other compensation made by any agent or agents and/or any broker or brokers claiming to have dealt with Landlord, including JLL ONE, but excluding C&W and JLL TWO, together with all costs and expenses incurred by Tenant in resisting such claims including, without limitation, reasonable attorneys’ fees and expenses. Tenant covenants and agrees to pay, indemnify and hold Landlord harmless from and against any and all claims for commissions and other compensation made by any agent or agents and/or any broker or brokers claiming to have dealt with Tenant, including C&W and JLL TWO, but excluding JLL ONE, together with all costs and expenses incurred by Landlord in resisting such claims including, without limitation, reasonable attorneys’ fees and expenses. Landlord and Tenant acknowledge that Jones Lang LaSalle shall enter into a separate agreement with C&W which provides that, among other terms, if this Lease is executed and delivered by both Landlord and Tenant and all conditions to the effectiveness hereof shall be satisfied, Jones Lang LaSalle shall pay to C&W a commission to be agreed upon between Jones Lang LaSalle and C&W, subject to, and in accordance with, the terms and conditions of such written agreement.
ARTICLE 39
RENEWAL OPTION
39.01. By written notice delivered to Landlord on or before the date which is sixteen (16) months prior to the then Expiration Date (the “Exercise Date”), time being of the essence, expressly provided that (i) on the Exercise Date, Tenant is not then in monetary default or material non-monetary under this Lease beyond any applicable notice and grace period, and (ii) on the Exercise Date and as of the first date of the renewal term, except as provided in Section 39.04 below, Tenant and/or its Permitted Transferees are in occupancy of not less than seventy five (75%) percent of the rentable square footage of the demised premises then leased by Tenant (the “Renewal Occupancy Test”), Tenant shall have the option to extend the term of this Lease for, except as provided in Section 39.04 below, either (a) the entire demised premises, or (b) the entire demised premises less only the highest or lowest one or two contiguous full floors in the Tower Floor Stack (as hereinafter defined), either for ten (10) years or for five (5) years (as specified by Tenant in its extension notice to Landlord; it being agreed that Tenant’s failure to specify in such notice whether Tenant elects to renew this Lease for five (5) years or ten (10) years shall be deemed Tenant’s election to renew this Lease for ten (10) years) commencing on the first day following the then Expiration Date and ending, (x) in the event of a ten (10) year extension, on the date immediately preceding the tenth (10th) anniversary of commencement of the renewal term, or (y) in the event of a five (5) year renewal term, on the date immediately preceding the fifth (5th) anniversary of commencement of the renewal term (hereinafter, in either event, the “renewal term”) upon the same terms and conditions hereof except that (1) the basic annual rental rate to be paid by Tenant for the renewal term shall be one hundred (100%) percent of the annual fair market rental value for the demised premises so renewed, as determined as hereinafter set forth, and to be effective on the first day of the first renewal term, (2) the Base Tax Year shall be the fiscal tax year in which the renewal term commences and (3) the Base Operating Period shall be the calendar year in which the renewal term commences. The term “Tower Floor Stack” as used in this Lease shall mean, from time to time during the term of this Lease, the full or partial floors between floors 22 through 30, inclusive, of the Building then leased by Tenant; it being acknowledged that as of the date of this Lease, the Tower Floor Stack consists of floors 22 through 30, inclusive, of the Building.
In this regard, no earlier than four hundred and twenty five (425) days and no later than three hundred and sixty five (365) days prior to the Expiration Date, which sixty (60) day period is hereinafter referred to as the “Exchange Period”, Landlord shall submit to Tenant a statement of Landlord’s determination of the annual fair market rental value for the demised premises so elected to be renewed by Tenant for the renewal term, which statement shall show the basis upon which such determination was made. The term “Fair market rental value” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the demised premises so elected to be renewed by Tenant during the renewal term, taking into account that Tenant is not receiving any concessions for the renewal term and all other then current relevant factors, and measured as of the date that is six (6) months prior to the commencement of the renewal term.
Within twenty (20) business days after receipt of Landlord’s determination, Tenant may either (i) accept Landlord’s determination of the annual fair market rental value or (ii) provide Landlord with its own determination of the annual fair market rental value, including the basis upon which such determination was made. Tenant’s failure to elect either option (i) or (ii) of the immediately preceding sentence shall be deemed Tenant’s agreement with Landlord’s determination of the annual fair market rental value. If Tenant elects option (ii), then Landlord and Tenant shall, for a period of thirty (30) days after Landlord’s receipt of Tenant’s determination, negotiate in good faith to determine the annual fair market rental value and if Landlord and Tenant are unsuccessful in reaching agreement within such thirty (30) days, either Landlord or Tenant may cause the issue to be arbitrated as hereinafter in this Article 39 set forth. Except for the determination of basic annual rental rate and the re-setting of the Base Tax Year and Base Operating Period (in accordance with the first paragraph of this Section 39.01), the renewal term shall be upon all of the terms, covenants and conditions contained in this Lease, provided that Landlord shall have no obligation to perform any work, pay any contribution or render any services to make the demised premises so elected to be renewed by Tenant ready for Tenant’s continued use or occupancy during the renewal term, and Tenant shall accept the demised premises in its “as-is” condition existing as of the date of the commencement of the renewal term.

39.02. In the event either Landlord or Tenant elect to arbitrate the issue of annual fair market rental value, such issue shall be determined by arbitration as hereinafter provided. Landlord and Tenant shall each appoint a fit and impartial broker as an arbitrator who shall have at least ten (10) years’ experience in the commercial real estate brokerage industry in the City of New York with respect to first class office buildings in the financial district of Manhattan and who shall not have worked actively with either party or an affiliate of either party within the previous two (2) years nor is about to be engaged to work with either party or an affiliate of either party (each a “Qualified Arbitrator”). Such appointment shall be indicated in writing by each party to the other. The arbitrators so appointed shall appoint a third Qualified Arbitrator within ten (10) business days after the appointment of the second arbitrator. In case either party shall fail to appoint a Qualified Arbitrator within a period of ten (10) business days after written notice from the other party to make such appointment, the Real Estate Board of New York, or its successor (“REBNY”) shall appoint such Qualified Arbitrator(s) upon the application of the other party. The two (2) arbitrators so appointed shall appoint the third (3rd) arbitrator within ten (10) business days after the appointment of the second (2nd) arbitrator, otherwise REBNY shall similarly make such appointment upon the application of the other party. The arbitrators shall proceed with all reasonable dispatch to determine the annual fair market rental value and under all circumstances shall be bound by the terms of this Lease and shall not add to, subtract from, or otherwise modify such provisions and shall take into account the definition of “fair market rental value” set forth above. Landlord and Tenant shall each be permitted to submit to the Qualified Arbitrators a revised determination of the fair market rental value, provided that Landlord’s revised determination shall not exceed Landlord’s initial determination of the fair market rental value and Tenant’s revised determination shall not be less than Tenant’s initial determination of same. The arbitrators’ sole discretion in determining the question submitted shall be limited to selecting either Landlord’s determination of fair market rental value or Tenant’s determination of fair market rental value (in either case as revised, if applicable), and no other amount. The decision of the arbitrators shall, in any event, be rendered within thirty (30) days after their appointment and such decision shall be in writing and in duplicate with one counterpart delivered to each Landlord and Tenant. The arbitration shall be conducted in accordance with the then prevailing Streamlined Arbitration Rules and Procedures of JAMS for arbitration of commercial disputes and applicable New York law, and a decision of a majority of the arbitrators shall be binding, final and conclusive upon Landlord and Tenant and shall form the basis for establishing and setting the basic annual rent payable hereunder with respect to the renewal term. The fees of the third arbitrator and the expenses incident to the proceedings shall be shared equally between Landlord and Tenant. Each party shall be responsible for the fees of its own Qualified Arbitrator.
39.03. In the event the determination of the basic annual rental rate is not finalized until after the first day of the renewal term, Tenant shall pay rental based on Landlord’s determination of fair market rental value. In the event the basic annual rental rate for the renewal term as finally determined to be less than Landlord’s determination of fair market rental value for the renewal term, Landlord will credit any overpayments by Tenant to the next installment(s) of basic annual rent becoming due during the first renewal term following the month in which the basic annual rental rate for the first renewal term was finally established.

39.04 Notwithstanding anything to the contrary contained in this Article 39, (i) Tenant’s right to renew this Lease for the renewal term shall be personal to the named Tenant herein and any Permitted Transferee, and (ii) Tenant shall not be obligated to satisfy the Renewal Occupancy Test as a condition to Tenant’s right to renew this Lease for the renewal term provided that (x) on the Exercise Date, Tenant shall be subleasing to a single permitted sublessee (together with any affiliates of such sublessee) in accordance with the provisions of this Lease in excess of 190,000 rentable square feet of the demised premises, (y) such sublessee shall have an aggregate net worth (computed in accordance with GAAP) at least equal to seventeen and one-half (17 1/2) times the greater of (I) the average basic rental payable per annum under this Lease for the renewal term and (II) the average basic rental payable per annum under the such sublease for the renewal term, in each case for the sublet space (each measured as of the Exercise Date) (provided, that if such sublessee is a Service Industry Transferee, in lieu of such required minimum net worth, the financial condition of such company shall be reasonably satisfactory to Landlord), and (z) Tenant shall have an aggregate net worth (computed in accordance with GAAP and as of the Exercise Date) at least equal to $200,000,000. The amount set forth above in respect of the Tenant’s required net worth shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $200,000,000 plus (y) the product obtained by multiplying (i) $200,000,000 by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011.
ARTICLE 40
EXPANSION OPTION
40.01. By written notice (the “ES Acceptance Notice”) delivered to Landlord on or before the date which is twelve (12) months prior to the Anticipated ES Inclusion Date (as hereinafter defined), time being of the essence, expressly provided that (i) on the date Tenant delivers such notice, Tenant is not in monetary default or material non-monetary under this Lease beyond any applicable notice and grace period, and (ii) on the date Tenant delivers such notice and on the ES Inclusion Date (as hereinafter defined), Tenant and/or its Permitted Transferees are in occupancy of at least 190,000 rentable square feet of the demised premises (the “ES Occupancy Test”), Tenant shall have the option to expand the demised premises by adding the Expansion Space on the ES Inclusion Date. “Expansion Space” means approximately one-half to one full floor of the Building, which floor is served by an elevator bank that also serves any portion of the demised premises then leased by Tenant. The precise size and location of the Expansion Space shall be as determined by Landlord in its reasonable discretion, provided, however, if such space comprises less than a full floor, it (i) provides Tenant with access to all Building services provided to the demised premises; (ii) includes a pro rata amount of windows and exterior exposure on such floor; and (iii) is configured so as to be in compliance with all applicable Legal Requirements.

40.02 Landlord shall deliver to Tenant a written notice on or before the date which is fifteen (15) months prior to the date on which Landlord reasonably anticipates delivering possession of the Expansion Space to Tenant (the “Anticipated ES Inclusion Date”), which notice shall identify the Expansion Space in reasonable detail, including the rentable square footage thereof, and state the Landlord’s determination of basic annual rental rate with respect to the Expansion Space. If Tenant effectively exercises its option to add the Expansion Space as provided in Section 40.01 above, Landlord shall use reasonable efforts to deliver possession of the Expansion Space to Tenant on or before the Anticipated ES Inclusion Date, including, to the extent advisable in Landlord’s business judgment, the institution and prosecution of holdover or other appropriate proceedings against any occupant of the Expansion Space. The “ES Inclusion Date” shall mean the date on which Landlord actually delivers possession of the Expansion Space to Tenant, which shall be any date during the period (the “ES Delivery Period”) from and after February 1, 2021 to but not including February 1, 2023 (the “Outside ES Delivery Date”). Notwithstanding the foregoing, if Landlord is unable to deliver possession of the Expansion Space to Tenant on or before the Anticipated ES Inclusion Date or within the ES Delivery Period, Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired; provided, that if Landlord shall fail to deliver the Expansion Space on or before (i) the 60th day following the Anticipated ES Inclusion Date, then the date on which Tenant’s obligation to commence the payment of rent for the Expansion Space (the “Expansion Space RCD”) shall be additionally extended by one (1) day for each day occurring between such 60th day and the earlier to occur of (a) the ES Inclusion Date, and (b) the 119th day following the Anticipated ES Inclusion Date, or (ii) the 120th day following the Anticipated ES Inclusion Date, then Expansion Space RCD shall be additionally extended by two (2) days for each day occurring between such 120th day and the ES Inclusion Date. If Landlord shall fail to deliver the Expansion Space to Tenant on or before the first anniversary of the Anticipated ES Inclusion Date, then Tenant may revoke its ES Acceptance Notice upon not less than thirty (30) days prior notice to Landlord (unless Landlord, prior to the expiration of such thirty (30) day period, delivers to Tenant the Expansion Space); provided, further, that Tenant’s failure to revoke its ES Acceptance Notice in respect of the Expansion Space within thirty (30) days following the first (1st) anniversary of the Anticipated ES Inclusion Date, time being of the essence, shall constitute a waiver by Tenant of its right to revoke its ES Acceptance Notice. If the Expansion Space subsequently becomes available after Tenant has elected to revoke its ES Acceptance Notice, then Tenant shall again have the right to lease the same pursuant to the provisions of this Article 40 by delivering written notice of same to Landlord within thirty (30) days following the date on which Landlord shall have notified Tenant in writing that the Expansion Space has become available. Landlord’s obligation to deliver the Expansion Space to Tenant within any particular period or on or before any particular date hereunder shall be extended for up to 90 days in the aggregate due to Force Majeure Events, if applicable. This Section 40.02 constitutes “an express provision to the contrary” within the meaning of said Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.

40.03. The Expansion Space shall be leased to Tenant upon the same terms and conditions hereof except that (a) the basic annual rental rate to be paid by Tenant for any portion of the Expansion Space shall be one hundred percent (100%) percent of the annual fair market rental value of the Expansion Space, as determined in accordance with Article 39 (and measured as of the date that is six (6) months prior to the ES Inclusion Date), the Base Operating Period shall be the calendar year in which the term of the Expansion Space commences as part of the demised premises, and the Base Tax Year shall be the fiscal tax year in which the term of the Expansion Space commences as part of the demises premises; (b) this lease term for the Expansion Space shall terminate on the same date this Lease terminates; (c) Tenant’s Proportionate Share for Taxes, Operating Expenses and Cafeteria Rent shall be appropriately adjusted to include the Expansion Space; and (d) Landlord shall have no obligation to perform any work, pay any contribution or render any services to make the Expansion Space ready for Tenant’s use or occupancy, and Tenant shall accept the Expansion Space in its “as-is” condition existing as of the ES Inclusion Date, except that the same shall be in vacant and broom-clean condition. For purposes of the application of Article 39 to the Expansion Space, the “Exchange Period” with respect to the Expansion Space shall mean no earlier than three hundred sixty-five (365) days and no later than three hundred (300) days prior to the Anticipated ES Inclusion Date. Within twenty (20) business days after receipt of Landlord’s determination, Tenant may either (i) accept Landlord’s determination of the annual fair market rental value or (ii) provide Landlord with its own determination of the annual fair market rental value, including the basis upon which such determination was made. Tenant’s failure to elect either option (i) or (ii) of the immediately preceding sentence shall be deemed Tenant’s agreement with Landlord’s determination of the annual fair market rental value. If Tenant elects option (ii), then Landlord and Tenant shall, for a period of thirty (30) days after Landlord’s receipt of Tenant’s determination, negotiate in good faith to determine the annual fair market rental value and if Landlord and Tenant are unsuccessful in reaching agreement within such thirty (30) days, either Landlord or Tenant may cause the issue to be arbitrated as provided in Article 39. Any portion of the Expansion Space added to the demised premises will be reflected in an “additional space” amendment to this Lease, mutually satisfactory to Landlord and Tenant, but the failure of the parties to enter into such amendment shall not nullify or otherwise affect the validity of Tenant’s exercise of the leasing of such Expansion Space.
40.04. Except as otherwise provided in this Lease, if Tenant does not exercise its option to lease the Expansion Space pursuant to this Article 40 or revokes its ES Acceptance Notice in accordance with Section 40.02, then, except as set forth in Section 40.02, Tenant shall have no further rights and Landlord shall have no further obligations under this Article 40, and this Article 40 shall thereafter be of no force and effect.

40.05. Notwithstanding anything to the contrary contained in this Article 40, (i) Tenant’s right to add the Expansion Space shall be personal to the named Tenant herein, any Permitted Transferee of Tenant and any Person to which this Lease is assigned by Tenant in accordance with the provisions of this Lease, and (ii) Tenant shall not be obligated to satisfy the ES Occupancy Test as a condition to the exercise of Tenant’s Expansion Option provided that (a) as of the Tenant’s ES Acceptance Notice, Tenant shall be subleasing to a sublessee of Tenant (together with any affiliates of such sublessee) in accordance with the provisions of this Lease in excess of 190,000 rentable square feet of the demised premises, (b) such sublessee shall have an aggregate net worth (computed in accordance with GAAP) at least equal to seventeen and one-half (17 1/2) times the greater of (I) the average basic rent payable per annum under this Lease taking into account the inclusion of the Expansion Space, and (II) the average basic rent payable per annum under such sublease taking into account the inclusion of the Expansion Space, in each case for the remainder of the sublet term (each measured as of the date of the ES Acceptance Notice) (provided, that with respect to any proposed Service Industry Transferee, in lieu of such required minimum net worth, the financial condition of such company shall be reasonably satisfactory to Landlord), and (c) Tenant shall have an aggregate net worth (computed in accordance with GAAP) at least equal to $200,000,000. The amount set forth above in respect of the Tenant’s required net worth shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $200,000,000 plus (y) the product obtained by multiplying (i) $200,000,000 by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011.
ARTICLE 41
2017 EXPANSION OPTION
41.01. By written notice (the “2017 ES Acceptance Notice”) delivered to Landlord on or before the date which is twelve (12) months prior to the Anticipated 2017 ES Inclusion Date (as hereinafter defined), time being of the essence, expressly provided that (i) on the date Tenant delivers such notice, Tenant is not in monetary default or material non-monetary default under this Lease beyond any applicable notice and grace period, and (ii) on the date Tenant delivers such notice and on the 2017 ES Inclusion Date (as hereinafter defined), Tenant and/or its Permitted Transferees are in occupancy of at least 190,000 rentable square feet of the demised premises, Tenant shall have the option to expand the demised premises by adding the 2017 Expansion Space (as hereinafter defined) on the 2017 ES Inclusion Date. The “2017 Expansion Space” means approximately 15,000 rentable square feet to 20,000 rentable square feet of space located between floors 8 through 21 of the Building, inclusive, the exact size and location of which shall be determined by Landlord in its sole but reasonable discretion, provided, however, if such space comprises less than a full floor, it (a) provides Tenant with access to all Building services provided to the demised premises; (b) includes a pro rata amount of windows and exterior exposure on such floor; and (c) is configured so as to be in compliance with all applicable Legal Requirements.

41.02. Landlord shall deliver to Tenant a written notice on or prior to the date which is fifteen (15) months prior to the date on which Landlord reasonably anticipates delivering possession of the 2017 Expansion Space to Tenant (the “Anticipated 2017 ES Inclusion Date”), which notice shall set forth the Anticipated 2017 ES Inclusion Date and identify the 2017 Expansion Space in reasonable detail, including the rentable square footage thereof, and state the Landlord’s determination of basic annual rental rate with respect to the 2017 Expansion Space. If Tenant effectively exercises its option to add the 2017 Expansion Space as provided in Section 41.01 above, Landlord shall use reasonable efforts to deliver possession of the 2017 Expansion Space to Tenant on or before the Anticipated 2017 ES Inclusion Date, including, to the extent advisable in Landlord’s business judgment, the institution and prosecution of holdover or other appropriate proceedings against any occupant of the 2017 Expansion Space. The “2017 ES Inclusion Date” shall mean the date on which Landlord actually delivers possession of the 2017 Expansion Space to Tenant in the condition required hereunder, which may be any date from and after March 1, 2017 to and including August 1, 2017. Notwithstanding the foregoing, if Landlord is unable to deliver possession of the 2017 Expansion Space to Tenant on or before the Anticipated 2017 ES Inclusion Date, Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired; provided, that Tenant shall be entitled to a credit against the first installments of basic annual rent payable with respect to the 2017 Expansion Space in an amount equal to the lesser of (i) the fixed holdover rent (i.e., excluding holdover rent attributable to payments in respect of Operating Payments or Tax Payments or any other amounts other than fixed rent) actually received by Landlord from any tenant holding over in the 2017 Expansion Space (solely with respect to the 2017 Expansion Space and not any other space leased by such tenant) in respect of the period that Landlord shall not be able to so deliver the 2017 Expansion Space to Tenant (after deducting therefrom Landlord’s actual out-of-pocket costs of collecting the same), and (ii) an amount determined by multiplying (a) the fixed holdover rent (i.e., excluding holdover rent attributable to payments in respect of Operating Payments and Tax Payments or any other amounts other than fixed rent) per rentable square foot actually paid by Tenant (as reasonably evidenced to Landlord) to the landlord under that certain Sublease, dated October 31, 2006, between ARK Asset Management Co., Inc., as sublessor, and Oppenheimer & Co. Inc., as sublessee (under which Oppenheimer & Co. Inc. has attorned to SLG Broad 125 C LLC, as landlord, pursuant to that certain written demand by SLG Broad 125 C LLC, dated May 14, 2009) with respect to Tenant’s holding over in the space demised under such lease as a result of Tenant’s inability to relocate to the 2017 Expansion Space due to Landlord’s failure timely to deliver same, by (b) the number of rentable square feet comprising the 2017 Expansion Space; provided, further, that Landlord shall diligently pursue its rights against any such tenant holding over in the 2017 Expansion Space in a manner consistent with prudent business practice, including, without limitation, instituting summary proceedings against such holdover tenant if such holding over shall continue for a period of forty-five (45) days following the Anticipated 2017 ES Inclusion Date (subject to reasonable extensions of such period if Landlord shall then be negotiating an arm’s length settlement with such holdover tenant). If Landlord shall fail to deliver the 2017 Expansion Space to Tenant on or before the first anniversary of the Anticipated 2017 ES Inclusion Date, then Tenant may revoke its 2017 ES Acceptance Notice upon not less than thirty (30) days prior notice to Landlord (unless Landlord, prior to the expiration of such thirty (30) day period, delivers to Tenant the Expansion Space); provided, further, that Tenant’s failure to revoke its 2017 ES Acceptance Notice in respect of the 2017 Expansion Space within thirty (30) days following the first (1st) anniversary of the Anticipated 2017 ES Inclusion Date, time being of the essence, shall constitute a waiver by Tenant of its right to revoke its 2017 ES Acceptance Notice. If the 2017 Expansion Space subsequently becomes available after Tenant has elected to revoke its 2017 ES Acceptance Notice, then Tenant shall again have the right to lease the same pursuant to the provisions of this Article 40 by delivering written notice of same to Landlord within thirty (30) days following the date on which Landlord shall have notified Tenant in writing that the 2017 Expansion Space has become available. Landlord’s obligation to deliver the 2017 Expansion Space to Tenant within any particular period or on or before any particular date hereunder shall be extended for up to 120 days in the aggregate due to Force Majeure Events, if applicable. This Section 41.02 constitutes “an express provision to the contrary” within the meaning of said Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.
41.03. The 2017 Expansion Space shall be leased to Tenant upon the same terms and conditions hereof except that (a) the basic annual rental rate to be paid by Tenant for any portion of the 2017 Expansion Space shall be one hundred percent (100%) percent of the annual fair market rental value of the 2017 Expansion Space, as determined in accordance with Article 39 (measured as of the date that is six (6) months prior to the 2017 ES Inclusion Date), the Base Operating Period shall be the calendar year in which the term of the 2017 Expansion Space commences as part of the demised premises, and the Base Tax Year shall be the fiscal tax year in which the term of the 2017 Expansion Space commences as part of the demises premises; (b) this lease term for the 2017 Expansion Space shall terminate on the same date this Lease terminates; (c) Tenant’s Proportionate Share for Taxes, Operating Expenses and Cafeteria Rent shall be appropriately adjusted to include the 2017 Expansion Space; and (d) and Landlord shall have no obligation to perform any work, pay any contribution or render any services to make the 2017 Expansion Space ready for Tenant’s use or occupancy, and Tenant shall accept the 2017 Expansion Space in its “as-is” condition existing as of the 2017 ES Inclusion Date, except that the same shall be vacant and in broom-clean condition. For purposes of the application of Article 39 to the 2017 Expansion Space, the “Exchange Period” with respect to the 2017 Expansion Space shall mean no earlier than three hundred sixty-five (365) days and no later than three hundred (300) days prior to the Anticipated 2017 ES Inclusion Date. Within twenty (20) business days after receipt of Landlord’s determination, Tenant may either (i) accept Landlord’s determination of the annual fair market rental value or (ii) provide Landlord with its own determination of the annual fair market rental value, including the basis upon which such determination was made. Tenant’s failure to elect either option (i) or (ii) of the immediately preceding sentence shall be deemed Tenant’s agreement with Landlord’s determination of the annual fair market rental value. If Tenant elects option (ii), then Landlord and Tenant shall, for a period of thirty (30) days after Landlord’s receipt of Tenant’s determination, negotiate in good faith to determine the annual fair market rental value and if Landlord and Tenant are unsuccessful in reaching agreement within such thirty (30) days, either Landlord or Tenant may cause the issue to be arbitrated as provided in Article 39. Any portion of the 2017 Expansion Space added to the demised premises will be reflected in an “additional space” amendment to this Lease, mutually satisfactory to Landlord and Tenant, but the failure of the parties to enter into such amendment shall not nullify or otherwise affect the validity of Tenant’s exercise of the leasing of such 2017 Expansion Space.

41.04. If Tenant does not exercise its option to lease the 2017 Expansion Space pursuant to this Article 41 or revokes its 2017 ES Acceptance Notice in accordance with Section 41.02, then, except as set forth in Section 41.02, Tenant shall have no further rights and Landlord shall have no further obligations under this Article 41, and this Article 41 shall thereafter be of no force and effect.
41.05. Notwithstanding anything to the contrary contained in this Article 41, Tenant’s right to add the 2017 Expansion Space shall be personal to the named Tenant herein and/or any Permitted Transferee of Tenant.
ARTICLE 42
OFFER SPACE
42.01. If during the term of this Lease any Offer Space shall become “available” (as such term is hereinafter defined) and the Offer Notice for such Offer Space is delivered no later than February 1, 2023, then provided that (x) as of the date of Tenant’s OS Notice, Tenant is not then in monetary default or material non-monetary under this Lease beyond applicable notice and cure periods, and (y) as of the date of Tenant’s OS Notice, Tenant and/or its Permitted Transferees are in occupancy of not less than eighty five (85%) percent of the rentable square footage of the demised premises then leased by Tenant (the “Offer Space Occupancy Test”), Landlord shall give Tenant notice (an “Offer Notice”), specifying (a) the location and rentable square footage of such Offer Space, (b) the condition in which such Offer Space shall be delivered to Tenant, (c) Landlord’s proposed determination of the annual fair market rental value for such Offer Space (“Landlord’s Offer Determination”), (d) the date or estimated date that such offer space will be delivered to Tenant in the condition required by this Lease (the “Anticipated OS Inclusion Date”) and (e) any other relevant terms being offered by Landlord with respect to such space. The foregoing right of Tenant is hereinafter referred to as the “Tenant’s Right of First Offer”. In addition, provided Tenant is not then in monetary default or material non-monetary under this Lease beyond applicable notice and cure periods, Landlord shall, within the first sixty (60) days following the beginning of each calendar year, deliver to Tenant a notice listing all Offer Space that has become “available” since the delivery of the immediately preceding Offer Notice or Landlord reasonably anticipates will become “available” within the following twelve (12) month period. Each such annual notice by Landlord shall constitute an Offer Notice and include the information described in clauses (a) through (e) above, and Tenant’s Right of First Offer with respect to any Offer Space identified in such Offer Notice shall be subject to Tenant’s satisfaction of the conditions set forth in this Section 42.01. No Offer Notice may be sent to Tenant more than eighteen (18) months in advance of the Anticipated OS Inclusion Date.

“Offer Space” means any space that becomes available on floors 4 through 11, inclusive (the “Lower Floor Stack”), floor 21 and floor 27 of the Building.
The term “available” shall mean, as to any Offer Space, that (A) such Offer Space is free of any present or future possessory right now or hereafter existing in favor of any third party; provided, that any space that is vacant on the date of this Lease shall not be deemed available unless and until such space is first leased to another tenant and then again becomes available, and (B) Tenant shall not, at any time during the preceding twelve (12) month period, have declined (or been deemed to decline) a Right of First Offer to lease such Offer Space. Anything to the contrary contained herein notwithstanding, Tenant’s Right of First Offer is subordinate to (x) any right of first offer, right of first refusal, expansion right or similar right or option in favor of any third party existing as of the date of this Lease and (y) Landlord’s right to renew or extend the term of any lease to another tenant, whether or not pursuant to an option or right set forth in such other tenant’s lease.
42.02 Within twenty (20) business days after receipt of the Offer Notice, including Landlord’s Offer Determination, time being of the essence, Tenant shall deliver a notice to Landlord (the “Tenant OS Notice”) pursuant to which Tenant shall either (i) waive its right to exercise its Right of First Offer with respect to the Offer Space, (ii) accept Landlord’s offer with respect to all (but not less than all, except as hereinafter provided) of the Offer Space and accept Landlord’s Offer Determination, or (iii) accept Landlord’s offer with respect to all (but not less than all, except as hereinafter provided) of the Offer Space but dispute Landlord’s Offer Determination and provide Landlord with Tenant’s determination of the annual fair market rental value, including the basis upon which such determination was made. Notwithstanding the foregoing, if the Offer Space is located on multiple floors in the Lower Floor Stack, Tenant may exercise its Right of First Offer on a floor-by-floor basis (for all the Available space on each applicable floor) provided that (x) Tenant exercises its Right of First Offer with respect to the highest or lowest such Offer Space floor and floors contiguous thereto, if any, and (y) Tenant shall not be permitted to exercise its Right of First Offer with respect to any Offer Space floor that is not contiguous to a Portion of the then demised premises unless Tenant shall also exercise its Right of First Offer with respect to any Offer Space floor and floors that are contiguous to a portion of the then demised premises, if any. If Tenant elects option (iii) above, then Landlord and Tenant shall, for a period of thirty (30) days after Landlord’s receipt of Tenant’s determination, negotiate in good faith to determine the annual fair market rental value and if Landlord and Tenant are unsuccessful in reaching agreement within such thirty (30) days, either Landlord or Tenant may cause the dispute over annual fair market rental value to be arbitrated as provided in Article 39.
If Tenant accepts the offer and after the annual fair market rental value has been agreed to or determined by arbitration, as the case may be, Landlord and Tenant shall then enter into an additional space modification of this Lease incorporating such Offer Space in this Lease with such changes as shall be necessary to modify the terms of this Lease relative to such space, but the failure of the parties to enter into such amendment shall not nullify or otherwise affect the validity of Tenant’s exercise of the leasing of the Offer Space.

42.03. The terms for the Offer Space shall be the same as those for the demised premises with the Offer Space to be thereafter deemed part of the demised premises, except that:
(a) basic annual rent shall be one hundred (100%) percent of fair market rental value (taking into account any concessions set forth in the Offer Notice and all other then current relevant factors); the Base Tax Year shall be the fiscal tax year in which the term of the Offer Space commences as part of the demised premises, and the Base Operating Period shall be the calendar year in which the term of the Offer Space commences as part of the demised premises.
(b) the lease term for the Offer Space shall expire or terminate on the same date this Lease expires or terminates, as the case may be;
(c) Tenant’s Proportionate Share for Taxes, Operating Expenses and Cafeteria Rent shall be appropriately adjusted to include the Offer Space; and
(d) Landlord shall have no obligation to perform any work, pay any contribution, provide free rent or render any services to make the Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept the Offer Space in its “as-is” condition subject to Landlord’s obligation to deliver the same in vacant and broom-clean condition except as provided in the Offer Notice; provided, that any such concessions shall be prorated and reduced accordingly in the event that the period commencing on the OS Inclusion Date through the Expiration Date (without taking into account any unexercised renewal terms) shall be shorter than the lease term specified in the Offer Notice.
42.04. If Tenant does not exercise its option to lease a particular Offer Space, Landlord may, for a period of twelve (12) months after date on which Tenant declines or is deemed to have declined its Right of First Offer to lease such space, offer such space for lease to any other person or entity on the same or on different terms and conditions than those stated herein; provided, however, (i) if Landlord has not so leased the particular Offer Space within such twelve (12) month period, it shall again offer such space to Tenant pursuant to the terms of this Article 42 prior to leasing it to any third party, (ii) if Landlord desires to lease such space to a third party having a “net effective rental rate” that is less than ninety-two and a half percent (92.5%) of the “net effective rental rate” offered to Tenant, then Landlord shall once again offer the particular Offer Space to Tenant pursuant to the terms of this Article 42 prior to leasing it to any third party, and (iii) if such Offer Space consists of one (1) full floor of the Building and Landlord desires to lease to a third party one-half (1/2) or less of such floor, then Landlord shall first offer such half or smaller portion of such floor to Tenant pursuant to the terms of this Article 42 prior to leasing it to any third party. Once a particular portion of space has been offered to Tenant and declined, and Landlord leases such space to a third party for a term that expires or terminates prior to the Expiration Date and such space shall be vacated by the occupant thereof, Landlord shall again offer such Offer Space to Tenant upon such expiration or termination upon the terms set forth in this Article 42 prior to leasing, or offering to lease it to a third party.

42.05. If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Anticipated OS Inclusion Date, the OS Inclusion Date shall be the date on which Landlord is able to so deliver possession of the Offer Space in the condition required hereunder and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired; provided, that if Landlord shall fail to deliver the Offer Space on or before the first (1st) anniversary of the Anticipated OS Inclusion Date, then Tenant, prior to the date Landlord delivers possession to Tenant of the Offer Space, may revoke its Tenant OS Notice upon not less than ten (10) days prior notice to Landlord (unless Landlord, prior to the expiration of such ten (10) day period, delivers to Tenant the Offer Space); provided, further, that Tenant’s failure to revoke its Tenant OS Notice in respect of the Offer Space within thirty (30) days following the first (1st) anniversary of the Anticipated OS Inclusion Date, time being of the essence, shall constitute a waiver by Tenant of its right to revoke its Tenant OS Notice. If such Offer Space subsequently becomes available after Tenant has elected to revoke its Tenant OS Notice with respect to such Offer Space, then Landlord shall again offer such Offer Space to Tenant upon such Offer Space becoming available. This Section 42.05 constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.
42.06 Notwithstanding anything to the contrary contained in this Article 42, (i) Tenant’s Right of First Offer shall be personal to the named Tenant herein and/or any Permitted Transferee of Tenant, and (ii) Tenant shall not be obligated to satisfy the Offer Space Occupancy Test as a condition to the exercise of Tenant’s Right of First Offer provided that (a) as of the date of Tenant’s OS Notice, Tenant shall be subleasing to a sublessee (together with any affiliates of such sublessee) in accordance with the provisions of this Lease in excess of 190,000 rentable square feet of the demised premises, (b) such sublessee shall have an aggregate net worth (computed in accordance with GAAP) at least equal to seventeen and one-half (17 1/2) times the greater of (I) the average basic rent payable per annum under this Lease for the term of the Offer Space and (II) the average basic rent payable per annum under such sublease for the term of the Offer Space (each measured as of the date of Tenant’s OS Notice) (provided, that with respect to any proposed Service Industry Transferee, in lieu of such required minimum net worth, the financial condition of such company shall be reasonably satisfactory to Landlord), and (c) Tenant shall have an aggregate net worth (computed in accordance with GAAP) at least equal to $200,000,000. The amount set forth above in respect of the Tenant’s required net worth shall be increased on January 1, 2012 and on each January 1 thereafter occurring during the term of this Lease (including the renewal term) to equal the sum of (x) $200,000,000 plus (y) the product obtained by multiplying (i) $200,000,000 by (ii) the percentage increase in the CPI in effect as of the applicable January 1 (i.e., as to which such increase is being calculated) over the CPI as of December 31, 2011.

42.07 Notwithstanding anything to the contrary herein, Tenant’s right to exercise the Right of First Offer and Landlord’s obligations to deliver the Offer Space shall be effective during the entire term of this Lease, provided, however, in the event the Offer Notice is delivered after February 1, 2023, Tenant shall have the option, exercisable by written notice to Landlord within twenty (20) days after Landlord’s delivery of such Offer Notice, time being of the essence, either to (i) exercise its option to renew the demised premises in accordance with Article 39, in which case the term of this Lease with respect to the Offer Space shall be co-terminus with the Expiration Date, as extended, or (ii) lease the Offer Space for the term specified in the Offer Notice. If Tenant shall fail to specify in such notice which option described in the immediately preceding sentence Tenant elects, Tenant shall be deemed to have elected the option described in clause (ii) of the immediately preceding sentence.
ARTICLE 43
TERMINATION OPTION
43.01 Subject to the further provisions of this Article 43, Tenant shall have the one-time option to terminate the Lease with respect to either (i) the highest full floor leased by Tenant in the Tower Floor Stack (the “Highest Floor Termination Option”), (ii) the lowest full floor leased by Tenant in the Tower Floor Stack (the “Lowest Floor Termination Option”; the Highest Floor Termination Option and the Lowest Floor Termination Option are each a “Partial Termination Option”), or (iii) the entire demised premises (the “Full Termination Option”; the Partial Termination Options and the Full Termination Option are collectively referred to herein as, the “Termination Option”; the premises that are subject to the Termination Option, as applicable, the “Terminated Premises”), in either case effective as of February 1, 2024 (the “Termination Date”), by delivering an irrevocable written notice of such election (the “Termination Notice”) to Landlord on or before the date which is eighteen (18) months prior to the Termination Date, time being of the essence. Any such Termination Notice shall include a statement whether Tenant is electing to terminate this Lease pursuant to clause (i), (ii) or (iii) above, failing which such notice shall not be an effective Termination Notice.
43.02 Simultaneously with the giving of the Termination Notice, Tenant shall pay to Landlord a payment (the “Termination Payment”) equal to the unamortized value, calculated as of the date of payment of the Termination Payment, of the Transaction Costs incurred, on a per rentable square foot basis, in connection with or otherwise allocable to the Terminated Premises, determined by amortizing such costs on a monthly straight-line basis over the initial term of this Lease for the Terminated Premises with interest thereon at a rate equal to eight (8%) percent per annum. “Transaction Costs” mean (A) the Work Allowance, (B) the basic rent, Tax Payments, Operating Payments and all other amounts that would have been payable, and were not actually paid, during the Initial Rent Abatement Period and the Partial Rent Abatement Period (i.e., as a result of Tenant being granted “free rent” hereunder) except for any portion of the Initial Rent Abatement Period that is attributable to Landlord’s failure to perform its obligations under Section 31.01(b)(iv) or

Section 31.05, and (C) the brokerage commission(s) payable to Broker in connection with this Lease and the transactions contemplated hereby, including, if applicable, any such amounts in respect of Tenant’s leasing of Expansion Space, 2017 Expansion Space or Offer Space. The Termination Payment shall be calculated by Landlord, and, unless timely disputed by Tenant, shall be conclusive. At any time during the term of this Lease, but in no event earlier than twenty four (24) months prior to the Termination Date, Tenant may request an itemized calculation of what the Termination Payment would be as of the Termination Date on a per rentable square foot basis. Following such written request, Landlord shall within thirty (30) days provide its estimated calculation to Tenant with appropriate supporting documentation. Tenant may dispute such calculation, and if the parties cannot reach agreement with respect to the same within sixty (60) days, Tenant may submit such dispute to arbitration pursuant to Article 49 hereof. If Tenant timely gives the Termination Notice and fails timely to pay the Termination Payment as required in this Section 43.02, then Tenant’s exercise of the Termination Option shall be null and void and of no further force or effect, the Lease shall continue in full force and effect as if the Termination Notice had never been given.
43.03 If Tenant timely exercises the Termination Option and timely pays the Termination Payment, then on the Termination Date (i) the Lease shall terminate solely with respect to the Terminated Premises (however, if the Terminated Premises shall constitute the entire demised premises, then this Lease shall terminate in its entirety), provided that nothing contained herein shall constitute a waiver of (a) Tenant’s obligations under the Lease with respect to any portion of the demised premises that shall not be part of the Terminated Premises, if applicable, (b) Tenant’s obligations which survive the termination of the Lease, or (c) Tenant’s obligations which accrued on or prior to the Termination Date, (ii) Tenant shall deliver to Landlord vacant possession of the Terminated Premises subject to and in accordance with all applicable provisions of the Lease for the delivery of the demised premises at the end of the Term, and (iii) basic rent, Tax Payments, Operating Payments, Cafeteria Rent and all other additional rent shall be equitably apportioned and paid to the appropriate party.
43.04 If Tenant fails to timely give the Termination Notice, then Tenant shall be deemed to have waived its right to exercise the Termination Option and this Article 43 shall be null and void and of no further force and effect.
43.05 Notwithstanding anything to the contrary contained in this Article 43, Tenant’s Termination Option shall be personal to the named Tenant herein and/or any Permitted Transferee of Tenant.

ARTICLE 44
ROOF RIGHTS
44.01. Subject to the requirements of this Article 44, Tenant may install, maintain and operate, at Tenant’s sole cost and expense, telecommunications and wireless antennae, microwave dishes and other communications equipment (collectively, the “Rooftop Equipment”) on the structures therefor provided by Landlord on the roof of the Building and run cables therefrom into the demised premises through up to four (4) inches of conduit space provided by Landlord in such locations as Landlord may designate. The size of the Rooftop Equipment, and the location thereof on the structure provided therefor on the roof of the Building, shall be subject to Landlord’s reasonable approval. Tenant shall not be required to pay Landlord any rent for the use of the roof. Tenant acknowledges that: (i) Tenant’s use of the roof of the Building is a non-exclusive use and Landlord may permit any person or entity to use any other portion of the roof of the Building for any use; (ii) the installation of the Rooftop Equipment shall be deemed to be a Tenant Alteration requiring Landlord’s approval in accordance with the applicable provisions of this Lease; (iii) if Landlord’s structural engineer recommends that there be structural reinforcement of the roof of the Building in connection with the installation of the Rooftop Equipment, Landlord shall, prior to any installation of the Rooftop Equipment, perform the same at Tenant’s sole cost and expense in accordance with plans and specifications approved by Landlord; (iv) without limiting the other conditions set forth in this Article 44, such installation (including, without limitation, any structural reinforcements performed in connection therewith) shall be performed in compliance with all of the provisions of Articles 3 and 32, and the other provisions of this Lease applicable to Tenant Alterations; (v) Tenant, at Tenant’s expense, shall comply with all Legal Requirements and procure and maintain all necessary permits and approvals required therefor (Tenant hereby acknowledging that Landlord is making no representations as to the permissibility of any Rooftop Equipment on the roof of the Building by any governmental authority having jurisdiction thereof, it being understood that Landlord shall, subject to reimbursement within 30 days’ demand, for all actual reasonable out-of-pocket expenses (including interest thereon at the Interest Rate from and after such thirtieth (30th) day until reimbursed), reasonably cooperate with Tenant in connection with obtaining such permits (at no liability to Landlord), including, without limitation, by executing and delivering to Tenant such applications, instruments and other documents as Tenant may reasonably request in connection therewith; (vi) Tenant shall promptly repair any damage (whether structural or non-structural) caused to the roof or any other portion of the Building or its fixtures, equipment and appurtenances by reason of the installation, maintenance or operation of the Rooftop Equipment (or, at Landlord’s election, Landlord shall perform such repairs and Tenant shall reimburse Landlord for the actual reasonable out-of-pocket costs thereof within 30 days after rendition of a bill therefor); (vii) the installation, operation and maintenance of the Rooftop Equipment shall not interfere with the operation and maintenance of any installations existing on the date Tenant installs the Rooftop Equipment; (viii) if Tenant’s installation, operation or maintenance of the Rooftop Equipment shall interfere with Landlord’s rights (including, without limitation, Landlord’s right to use the remainder of the roof of the Building for any purposes) or other present or future tenants in the Building, Tenant shall cooperate, at no cost to Tenant, with Landlord or such other tenants in eliminating such interference; provided that in cases where the interference affects installations existing on the date Tenant installs the Rooftop Equipment the cost of remedying such interference shall be borne by Tenant; and (ix) Tenant shall pay any additional or increased insurance premiums incurred by Landlord, and shall obtain and pay for any additional insurance coverage for the benefit of Landlord in such amount and of such type as Landlord may reasonably require in connection with the Rooftop Equipment.

44.02 If the installation, maintenance or operation of the Rooftop Equipment shall revoke, negate or in any manner impair or limit any roof warranty or guaranty for the Building, then Tenant shall reimburse Landlord for any loss or damage sustained or costs or expenses incurred by Landlord as a result thereof. Subject to the terms of this Lease, Tenant shall remove the Rooftop Equipment upon the expiration or earlier termination of this Lease and repair any damage to the roof of the Building caused by the installation or removal of the Rooftop Equipment, all at Tenant’s expense (or, at Landlord’s election, Landlord shall perform such repairs and Tenant shall reimburse Landlord for the actual reasonable out-of-pocket costs thereof within 30 days after rendition of a bill therefor). Landlord shall have no liability to repair or maintain the Rooftop Equipment, nor shall Landlord be liable for any damage to the Rooftop Equipment, except to the extent such damage is caused by the negligence or willful misconduct of Landlord.
44.03 For the purpose of installing, operating or maintaining the Rooftop Equipment, Tenant shall have access to the roof of the Building at reasonable times upon reasonable notice to Landlord, and Landlord shall have the right to require, as a condition to such access, that Tenant (or Tenant’s employee, Contractor or other representative) at all times be accompanied by a representative of Landlord who Landlord shall make available upon reasonable notice, and Tenant agrees to pay Landlord’s actual reasonable out-of-pocket expenses incurred in making such representative available.
44.04 If any equipment installed on the rooftop by Landlord or any other tenant or occupant of the Building subsequent to the installation of the Rooftop Equipment interferes with the proper functioning of the Rooftop Equipment, Landlord shall arrange at no cost to Tenant, for such other equipment to be relocated.
44.05 Landlord shall have the right, not more frequently than once per year (unless required by any Legal Requirement), to relocate the Rooftop Equipment, at Landlord’s sole cost and expense (or at Tenant’s sole cost and expense if the relocation shall be required due to the application of any Legal Requirement or if due to the request of Tenant), to any other location on the roof of the Building, such right to be exercisable by Landlord giving Tenant 30 days prior notice thereof (except in the case of emergency in which case Landlord shall give such notice as is reasonably practicable). Tenant shall pay actual reasonable out-of-pocket costs incurred by Landlord in connection with the relocation of the Rooftop Equipment within 30 days after rendition of a bill therefor. Tenant shall not have the right to object to any new location of the Rooftop Equipment unless such new location shall adversely affect Tenant’s use of the Rooftop Equipment.
44.06 Landlord shall furnish, install, maintain and repair, at Tenant’s sole cost and expense, a submeter to measure electricity usage by the Rooftop Equipment, and Tenant shall pay all electricity costs in connection with the use of the Rooftop Equipment in accordance with Article 30.

44.07 Notwithstanding anything to the contrary contained in this Article 44, Tenant’s rights contained in this Article 44 shall be personal to the named Tenant herein and/or any Permitted Transferee. Tenant shall not resell in any form the use of the Rooftop Equipment, including, without limitation, the granting of any licensing or other rights.
ARTICLE 45
RELOCATION RIGHT
45.01 Landlord, from time to time during the term of this Lease but no more often than once in every two (2) calendar year period, may elect by notice to Tenant to substitute for the Storage Space other storage space in concourse “level 1” or “level 2” of the Building (such substituted space, as the same may be further relocated from time to time in accordance with the provisions of this Article 45, the “Substitute Storage Space”) designated by Landlord, provided that the Substitute Storage Space (i) contains no less than eighty-five percent (85%) and no greater than one hundred fifteen percent (115%) of the rentable square footage of the Storage Space, (ii) is vacant, broom-clean and in substantially the same condition as the Storage Space, (iii) is in compliance in all material respects with Legal Requirements and free of asbestos, mold and lead, and (iv) is serviced by substantially the same utilities serving the Storage Space. Landlord’s notice shall be accompanied by a plan of the Substitute Storage Space, and such notice or the plan shall set forth the rentable square footage of the Substitute Storage Space. Tenant shall vacate and surrender the Storage Space and shall occupy the Substitute Storage Space promptly (and, in any event, not later than 15 days) after Landlord has substantially completed the work to be performed by Landlord in the Substitute Storage Space pursuant to Section 45.02 below (such date, the “Relocation Date”).
45.02 Landlord shall have no liability to Tenant by reason of any such relocation, including, without limitation, as a result of any inconvenience or interference with Tenant’s business, but Landlord shall, at Landlord’s expense, do the following: (i) upon reasonable prior notice by Tenant to Landlord, provide to Tenant personnel to perform under Tenant’s direction the moving of Tenant’s personal property and movable trade fixtures from the Storage Space to the Substitute Storage Space, (ii) within thirty (30) days after receipt of third party invoices therefor (which in no event shall be submitted to Landlord more frequently than once per month), reimburse Tenant for Tenant’s actual and reasonable out-of-pocket costs incurred by Tenant in relocating its movable personal property and movable trade fixtures from the Storage Space to the Substitute Storage Space. Landlord and Tenant shall cooperate with each other so as to facilitate the performance by Landlord of its obligations under this Section 45.02 and the prompt surrender by Tenant of the Storage Space.

45.03 Tenant shall continue to observe and perform all of its obligations under this Lease (including, without limitation, the obligation to pay basic rent and additional rent) with respect to the Storage Space until the occurrence of the Relocation Date. In the event Landlord so elects to relocate the Storage Space, then, as of the Relocation Date, (i) Tenant shall surrender the Storage Space in the condition in which the Storage Space was initially delivered to Tenant, ordinary wear and tear excepted, (ii) the Lease shall terminate with respect to such Storage Space as if the applicable Relocation Date was originally set forth in the Lease as the expiration date for such Storage Space, except with respect to any of Tenant’s obligations which accrued on or prior to the Relocation Date, (iii) Tenant shall pay the same basic rent and additional rent, if any, with respect to the Substitute Storage Space as were payable with respect to the Storage Space, but the same shall be adjusted proportionally on a per rentable square footage basis for the period from and after the Relocation Date to account for any increase or decrease in the rentable square footage from the Storage Space.
45.04 If Tenant remains in possession of all or a portion of the Storage Space after the Relocation Date, Section 18.02 of this Lease shall apply to any such holdover and Tenant shall be obligated to pay to Landlord monthly holdover rent with respect to the Storage Space in accordance with the provisions thereof. The provisions of this Section 45.04 shall be in addition to any other rights and remedies Landlord may have at law or in equity.
ARTICLE 46
INDEMNITY AND WAIVER OF CLAIMS
46.01. (a) To the fullest extent permitted by Legal Requirements, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties (as hereinafter defined), Tenant shall protect, defend, indemnify and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, losses, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees (collectively, “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with (i) any work or thing done, or any condition created, in or about the demised premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective direct or indirect members, partners, principals, trustees, beneficiaries, directors, officers, agents, employees, Contractors, invitees or licensees (collectively, “Tenant Related Parties”), (iii) any accident, injury or damage occurring in, at or upon the demised premises, (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of its Recapture Right). To the fullest extent permitted by Legal Requirements, Tenant hereby waives all claims against and releases Landlord and its direct and indirect members, partners, principals, trustees, beneficiaries, shareholders, directors, officers, agents, employees, mortgagees and property manager (collectively, the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (v) Force Majeure Events, (w) acts of third parties, (x) the bursting or leaking of any tank, water closet, drain or other pipe, (y) the inadequacy or failure of any security or protective services, personnel or equipment, or (z) any other matter whatsoever, except to the extent caused by the willful misconduct of Landlord or any Landlord Related Parties.

(b) Tenant shall have the right, at Tenant’s own cost and expense, to participate in the defense of any action or proceeding brought against Tenant, and in negotiations for settlement thereof if, pursuant to this Section 46.01, Tenant would be obligated to reimburse Landlord for expenses, damages or fines incurred or suffered by Landlord; provided that Tenant shall be liable to Landlord for any additional costs, expenses, liability or damage Landlord may incur as a result of such participation and Tenant shall not settle any such action or proceeding which would impose any liability on Landlord or impair of the value of the Building without Landlord’s consent.
46.02. To the fullest extent permitted by Legal Requirements, except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall protect, defend, indemnify and hold Tenant and Tenant Related Parties harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with (i) except to the extent of the release of liability and waiver of subrogation provided in Section 7.06, the negligence or willful misconduct of Landlord or any Landlord Related Parties, and (ii) any default by Landlord in the performance of Landlord’s obligations under this Lease. The provisions of this Section 46.02 shall only apply in the event the Landlord named herein is not a MetLife Affiliate.
46.03 The provisions of this Article 46 shall expressly survive the expiration or earlier termination of this Lease.
ARTICLE 47
SUCCESSORS AND ASSIGNS
47.01. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their permitted assigns.

ARTICLE 48
MISCELLANEOUS
48.01 This Lease shall be interpreted and enforced in accordance with the Legal Requirements of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction of such state and proper venue in the state and county where the Building is located. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each such individual executing this Lease on behalf of Tenant is authorized to execute this Lease on behalf of Tenant. Landlord represents and warrants to Tenant that each individual executing this Lease on behalf of Landlord is authorized to execute this Lease on behalf of Landlord. Tenant represents to Landlord that that Tenant is not (i) in violation of any Legal Requirements relating to terrorism or money laundering, or (ii) among the entities or groups identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, , or any replacement website or other replacement official publication of such list, or (iii) acting directly or indirectly on behalf of any such individual, entity or group. Landlord represents to Tenant that that Landlord is not (i) in violation of any Legal Requirements relating to terrorism or money laundering, or (ii) among the entities or groups identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, , or any replacement website or other replacement official publication of such list, or (iii) acting directly or indirectly on behalf of any such individual, entity or group.
48.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including reasonable attorneys’ fees. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel. The provisions of this Section 48.02 shall expressly survive the expiration or earlier termination of this Lease.
48.03 Time is of the essence with respect to Tenant’s exercise of any expansion, right of first refusal, right of first offer, renewal, extension, or termination rights granted to Tenant. Except as otherwise provided in this Lease, the expiration of the term hereof, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

48.04 This Lease does not grant any rights to light or air over or about the Building. Landlord accepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the demised premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed and delivered by an authorized representative of Landlord and Tenant.
48.05 Within 10 business days after request by Landlord, Tenant shall deliver to Landlord, such financial statements of Tenant as may be reasonably required by Landlord in connection with any actual or proposed financing, refinancing, investment or sale of the Building or any direct or indirect interests in Landlord. Such statements shall include the past three years’ financial statements of Tenant, if Tenant has been in existence that long. Landlord may provide a copy of such financial statements to prospective lenders or purchasers in connection with proposed sales, investments, financing or refinancing of the Building or any direct or indirect interests in Landlord provided such persons or entities are advised of the confidential nature of such information and agree not to disclose such information. Landlord agrees that such financial statements shall be used only for the purposes herein set forth, and to maintain as confidential (in accordance with the terms of a confidentiality agreement in the form attached hereto as Exhibit CA) such financial statements that Tenant furnishes to Landlord.
48.06 Article captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.
48.07 This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.
48.08 For purposes of determining Tenant’s compliance with the occupancy requirements of Articles 27, 39, 40, 41 and 42 of this Lease: (a) none of the following shall be deemed to constitute a failure to be in “occupancy” of the demised premises (or any Portion thereof) by Tenant or any Permitted Transferee: (i) temporary vacancies of the demised premises (or any Portion thereof) by reason of repairs, restoration, alterations and improvements, or work projects that require persons to temporarily relocate out of the demised premises (or any Portion thereof), or (ii) vacancies of the demised premises (or any Portion thereof) resulting from casualty, condemnation, interruption or unavailability of services, Force Majeure Events or requirements of Landlord, and (b) Tenant shall in all events be deemed to be in “occupancy” of an applicable Portion of the demised premises during the period between the delivery of such Portion of the demised premises to Tenant by Landlord and the earlier of (x) the date that Tenant commences its initial use and occupancy of such Portion of the demised premises for purposes of conducting its business therein, and (y) one (1) year following such delivery.

48.09 Landlord and Tenant each agree that, except as provided below, neither it, nor any of its agents (including, Landlord’s Related Parties and Tenant Related Parties) shall, without the prior written consent of the other party in each instance, use in advertising or publicity relating to this Lease, the name of the other party (or the name of any affiliate of the other party, or any the other party’s or its affiliates’ respective direct or indirect members, partners, principals, trustees, beneficiaries, shareholders, directors, officers, agents, employees or, with respect to Landlord, property manager, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the other party). In the event that either party or its agents shall make any such use of the other party’s name (or the name of any affiliate of the other party, or any the other party’s or its affiliates’ respective direct or indirect members, partners, principals, trustees, beneficiaries, shareholders, directors, officers, agents, employees or, with respect to Landlord, property manager), as aforesaid, and such other party notifies the party using such name that it finds such use objectionable in any manner, then the non-objecting party shall immediately thereafter cease (and/or cause its agents to cease, as applicable) using such name in the manner as to which such objection has been made. Subject to Section 48.11 below, nothing contained in this paragraph shall be deemed to prevent Landlord and Tenant (and their respective agents) from disclosing the fact that this Lease exists and Tenant is a tenant of the Building. This provision shall survive termination of this Lease.
48.10 Each of Landlord and Tenant agrees that it shall not (except as permitted below) disclose the financial terms of this Lease (including, without limitation, the amount of the rent and the amount of the Work Allowance) to any other person or entity without the prior written consent of the other party. Notwithstanding the foregoing, either party may, without the consent of the other, disclose the financial terms of this Lease to: (a) its respective partners, principals, officers, directors, members, managers, employees, brokers, consultants and advisors, and, in the case of Landlord, any existing or prospective mortgagees, ground lessors, investors and/or purchasers of all or any portion of the Building or Land, provided (in each case) that such persons and entities are advised of the obligation not to disclose such information and agree not to disclose such information, (b) the extent required by Legal Requirements (including any valid subpoena or any order of a court of competent jurisdiction), (c) any person or entity to the extent reasonably deemed necessary by a party in order to enforce and/or exercise its rights or remedies under this Lease, or to defend itself in connection with any claim, demand, suit or proceeding in connection with this Lease or the Land, or (d) a governmental authority to the extent legally required to be disclosed in connection with the pursuit of benefits pursuant to Section 28.10 of the Lease. This provision shall survive the termination of this Lease.
48.11 All press releases issued concurrently herewith or at any time hereafter concerning Landlord’s and Tenant’s execution of this Lease, the duration of the term, the size of the demised premises, the location of the demised premises, and the individuals involved in the negotiation and execution of this Lease shall be subject to the prior written approval of both Landlord and Tenant. The terms of this paragraph shall not apply to the execution, delivery and/or recordation of the memorandum of lease described in Section 48.12 of this Lease or the subordination non-disturbance agreement described in Section 6 of this Lease.

48.12 This Lease shall not be recorded; however, at either Landlord’s or Tenant’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease. Within ten (10) days after the end of the term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.
48.13 Landlord shall provide to Tenant with respect to any non-scheduled additional rent in connection with services, work or materials provided by third parties, an invoice with reasonably and appropriately detailed backup information showing the calculation of the charge.
ARTICLE 49
ARBITRATION
49.01 Except in the event a party is seeking emergency judicial relief in order to protect its rights under this Lease, disputes between Landlord and Tenant with respect to (i) Landlord’s reasonableness in withholding consent to a proposed assignment, sublease or alteration, (ii) Tenant’s right to receive any portion of the Work Allowance or offset against rent amounts that Tenant claims are owed to Tenant pursuant to Article 50, or (iii) Landlord’s reasonableness in approving the financial condition of any Service Industry Transferee, shall be determined by arbitration pursuant to this Article 49 upon the request of either Landlord or Tenant. Either party may submit the dispute for resolution by giving written notice to that effect to the other party, specifying in said notice in reasonable detail the nature of the dispute and designating one (1) of the Qualified Arbitrators. Within fifteen (15) days after such notice is given, the other party shall designate one (1) of the Qualified Arbitrators by written notice given to the party requesting arbitration. The two (2) designated arbitrators shall promptly select a third arbitrator, who shall also be a Qualified Arbitrator. The dispute shall be resolved by the third arbitrator, who shall be deemed the presiding arbitrator. For purposes of this Article 49, the defined term Qualified Arbitrator (as defined in Article 39) shall be modified such that the arbitrator is a real estate attorney, not a broker. The third arbitrator shall promptly conduct such evidentiary hearings as he/she deems appropriate, all in accordance with the then prevailing Streamlined Arbitration Rules and Procedures of JAMS for arbitration of commercial disputes and applicable New York law. The decision of the third arbitrator shall be binding and conclusive upon the parties. The third arbitrator shall have no power to modify the provisions of this Lease. If a party shall fail or refuse to designate an arbitrator within the time provided above, then such arbitrator shall be appointed by JAMS. If the two (2) arbitrators designated as set forth above shall fail to designate a third arbitrator within five (5) days after the appointment of the second of them, then such third arbitrator shall be appointed by JAMS. The award in such arbitration may be enforced, on the application of either party thereto, by the order or judgment of a court of competent jurisdiction. The fees and expenses of the third arbitrator shall be borne by the parties equally, but each party shall bear the expense of the arbitrator appointed by it, the expense of its own attorneys and experts and the additional expenses of presenting its own proof. The third arbitrator shall not be entitled to award monetary damages.

49.02 Notwithstanding anything to the contrary in this Lease, any dispute between Landlord and Tenant which is expressly provided under this Lease to be resolved pursuant to Section 49.01 and involves a monetary issue shall be resolved utilizing the “baseball” method of arbitration whereby each party submits, in a sealed envelope, to the third arbitrator appointed pursuant to Article 49, its final and best determination within ten (10) days following the initiation of the arbitration by a party and the third arbitrator shall select, within five (5) days following the expiration of the ten (10) day period, either the Landlord’s or Tenant’s final and best determination, whichever is closer to the arbitrator’s determination. If a party fails to submit its determination within the aforesaid ten (10) day period, the third arbitrator shall decide in favor of the party that submitted its determination.
49.03 No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.
ARTICLE 50
TENANT’S OFFSET RIGHT
50.01 Any portion of the Work Allowance payable by Landlord to Tenant or expense incurred by Tenant in exercising its self-help rights expressly provided in Section 4.01(a) which expense is reimbursable by Landlord to Tenant, in either case which is not paid when due hereunder shall accrue interest at the Prime Rate from the date that is thirty (30) days following Tenant’s written notice to Landlord of such non-payment until payment is received by Tenant. Landlord and Tenant further agree that if Tenant shall deliver to Landlord a written notice claiming that Landlord failed to pay any amount required to be paid by Landlord to Tenant pursuant to this Lease within the time periods prescribed herein for such payment, then Landlord may at any time following receipt of such notice initiate an arbitration proceeding as described in Article 49 with respect to such claim by Tenant. If it is finally determined pursuant to such arbitration proceeding that Tenant is entitled to payment from Landlord for any amount that Landlord failed to pay Tenant pursuant to this Lease within the time periods prescribed herein, and Landlord shall fail to pay such amount to Tenant within thirty (30) days after such final determination, then such unpaid amount may be offset against the next installment of basic rent and recurring additional rent and other amounts then due Landlord hereunder until such unpaid amounts have been either fully offset or paid by Landlord. The foregoing terms shall be binding upon any purchaser or transferee of the Land and/or the Building (and any successor to Landlord’s interest in this Lease) regardless of whether the same relate to matters occurring prior to such purchase or transfer, and upon any mortgagee or ground lessor, regardless of whether the same relate to matters occurring prior to the date of the mortgage or ground lease (as applicable) of such mortgagee or ground Lessor, or prior to the date of the exercise or enforcement of any rights or remedies thereunder or in any way relating thereto (including any foreclosure or deed in lieu of foreclosure).

ARTICLE 51
INTERRUPTION OF SERVICES
51.01 If, as a result of a Material Building Services Failure (as hereinafter defined) or a failure by Landlord to perform its Article 4 Obligations, the demised premises or any Portion thereof become Untenantable (as hereinafter defined) and such Untenantability continues for more than seven (7) consecutive business days (which seven (7) consecutive business day period shall be extended up to sixty (60) days for Force Majeure Events), then basic rent, Tax Payments, Operating Expense Payments, Cafeteria Rent, and recurring chilled water and back emergency power charges shall thereafter abate with respect to the demised premises or the Portion thereof that is rendered Untenantable as a result of such Material Building Services Failure or failure to perform any Article 4 Obligations from the expiration of said seven (7) business day period until the demised premises or such Portion thereof is no longer Untenantable. Landlord agrees to use reasonable efforts to correct any Untenantability of the demised premises.
51.02 If any period of Untenantability resulting from a Material Building Services Failure, or resulting from a failure by Landlord to perform its Article 4 Obligations affects a Portion of the demised premises which, when so rendered Untenantable, renders Tenant unable to conduct its business in fifty percent (50%) or more of the remainder of the demised premises for its normal business operations (for example, but not by way of limitation, if the Untenantable areas are the floor(s) on which Tenant’s primary computer equipment and/or data center are located) (such other Portions affected, the “Impacted Areas”), and Tenant shall actually not be occupying the Portions that are Untenantable and the Impacted Areas, and such period of vacancy continues for more than two hundred seventy (270) consecutive days (subject to extensions of up to sixty (60) days in the aggregate for Force Majeure Events), then Tenant shall have the right (during the period such Untenantability persists and the Impacted Areas are so affected beyond the foregoing two hundred seventy (270) consecutive day period (subject to extension for Force Majeure Events as provided above)), to terminate this Lease in its entirety, which termination shall be effective thirty (30) days following delivery of such notice.
51.03 For purposes of Articles 8, 9 and 51 hereof, “Untenantable” and “Untenantability” means with respect to the demised premises (or any Portion thereof), that Tenant shall be unable to use the demised premises or such Portion for the conduct of Tenant’s business in the manner in which such business is ordinarily conducted in the demised premises or such Portion thereof, and Tenant in fact is not occupying the demised premises or such Portion thereof.
51.04 For purposes of this Article 51, “Material Building Service Failure” shall mean any interruption, failure, decrease or impairment of any of the material Building Services required to be provided in accordance with the terms and provisions of this Lease (including Article 27) for any reason whatsoever other than (i) any act or omission of any Tenant Related Party or a third party, or (ii) the occurrence of a Casualty or a taking.

ARTICLE 52
REPRESENTATIONS AND WARRANTIES
53.01 Landlord represents and warrants to Tenant as of the date hereof as follows:
(a) Landlord possesses all requisite right, power and authority to enter into this Lease and perform its obligations hereunder;
(b) Landlord’s execution of this Lease and performance of its obligations hereunder do not violate any agreements by which Landlord or the Land are bound; and
(c) Landlord is the fee owner of the Land.
53.02 Tenant represents and warrants to Landlord as of the date hereof as follows:
(a) Tenant possesses all requisite right, title and authority to enter into this Lease and perform its obligations hereunder; and
(b) Tenant’s execution of this Lease and performance of its obligations hereunder do not violate any agreements by which Tenant is bound.
[No further text on this page.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

Landlord:

85 BROAD STREET LLC,
a Delaware limited liability company

By:	85 Broad Street Mezzanine LLC, its sole member

	By:	Metropolitan Life Insurance Company, its sole member

		By:	/S/ David V. Politano

Name: David V. Politano Title: Managing Director

Tenant:

VINER FINANCE INC.,
a Delaware corporation

By:	/S/ Albert G. Lowenthal

Name: Albert G. Lowenthal
Title: Chief Executive Office
[Lease]

SCHEDULE I
BASIC ANNUAL RENT
From and after February 1, 2013 to and including January 31, 2018:

	Per Annum	Per Month

UPS Space	$53,524.80	$4,460.40
Storage Space	$81,319.70	$6,776.64
2nd floor	$1,274,239.50	$106,186.63
3rd floor	$1,269,482.50	$105,790.21
22nd floor	$1,698,620.00	$141,551.67
23rd floor	$1,689,820.00	$140,818.33
24th floor	$1,689,776.00	$140,814.67
25th floor	$1,753,695.00	$146,141.25
26th floor	$1,745,460.00	$145,455.00
From and after February 1, 2018 to and including January 31, 2023:

	Per Annum	Per Month

UPS Space	$63,892.80	$5,324.40
Storage Space	$97,071.70	$8,089.31
2nd floor	$1,426,387.50	$118,865.63
3rd floor	$1,421,062.50	$118,421.88
22nd floor	$1,853,040.00	$154,420.00
23rd floor	$1,843,440.00	$153,620.00
24th floor	$1,843,392.00	$153,616.00
25th floor	$1,909,579.00	$159,131.58
26th floor	$1,900,612.00	$158,384.33
From and after February 1, 2023 to the Expiration Date:

	Per Annum	Per Month

UPS Space	$74,260.80	$6,188.40
Storage Space	$112,823.70	$9,401.98
2nd floor	$1,578,535.50	$131,544.63
3rd floor	$1,572,642.50	$131,053.54
22nd floor	$2,007,460.00	$167,288.33
23rd floor	$1,997,060.00	$166,421.67
24th floor	$1,997,008.00	$166,417.33
25th floor	$2,065,463.00	$172,121.92
26th floor	$2,055,764.00	$171,313.67
It is the parties’ intention that the above rent-bumps occur every five years.

2

SCHEDULE II
CAFETERIA RENT
Rental Value of Building Cafeteria:
From and after February 1, 2013 to and including January 31, 2018 (“Period One”): 13,922 sf x $25.00/sf = $348,050.00
From and after February 1, 2018 to and including January 31, 2023 (“Period Two”): 13,922 sf x $29.00/sf = $403,738.00
From and after February 1, 2023 to the Expiration Date (“Period Three”): 13,922 sf x $33.00/sf = $459,426.00
Tenant’s Proportionate Share of Cafeteria Rent:
Period One: 25.01% x $348,050 = $87,047.31 per annum ($7,253.94 per month)
Period Two: 25.01% x $403,738 = $100,974.87 per annum ($8,414.57 per month)
Period Three: 25.01% x $459,426 = $114,902.44 per annum ($9,575.20 per month)
If Tenant shall extend the term of this Lease for the renewal term, the rental value of the Building Cafeteria per square foot shall continue to increase by $4.00/sf every five years, commencing as of the first day of the renewal term, and Tenant shall continue to pay Tenant’s Proportionate Share of Cafeteria Rent during the renewal term calculated on the basis of such increase in the rental value of the Building Cafeteria.

EXHIBIT A-1
FLOOR PLANS (Office Space)
[See attached]

2

EXHIBIT A-2
FLOOR PLANS (Storage Space)
[See attached]

EXHIBIT AD
Access Door
[See attached]

EXHIBIT AR
ALTERATION RULES AND REGULATIONS

BUILDING ALTERATIONS AT

85 BROAD STREET

Standards, Specifications & Guidelines
Revised July 11, 2011

85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section VIII — 3
Table of Contents

Section 1. Introduction

Section 2. Tenant/Contract Responsibilities

Section 3. Insurance

Section 4. Standards

Section 5. Building Specifications

Appendix A: Waste Tracking Worksheet (WTW)

Appendix B: Sample Certificate of Insurance
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section VIII — 4
Section 1: Introduction
Introduction
This section highlights some of the important components of the pre-construction design and review process that should be addressed early in the process to avoid unnecessary delays. Many of these responsibilities are normally delegated by the Tenant to their Architect or Engineer (s). They in turn work with an expeditor to obtain the necessary city permits, sign-offs, etc.

Many potential problems that can occur during both the design and construction portion of a project can be avoided when the Tenant and their design/construction team review these standards together, and attend the initial project kick-off meeting with the Landlord’s representatives.

We look forward to working with you.
The Management Team at 85 Broad Street
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section VIII — 5
Project Review Process
The Tenant should send the Property Manager a letter describing the scope of proposed work for the demised space prior to beginning any alterations. The letter should also include the Tenant’s architect and engineering firms, contact names and phone numbers of the company’s that have been retained to develop drawings, specifications and oversee the entire project.

The Tenant is responsible for hiring a licensed architect and/or licensed engineer(s) to provide the appropriate design and construction documents. It is imperative that the Tenant mandates these professionals to actually visit the site and perform a field survey of the demised space. These inspections are often critical to the success of the project and the Tenant should be sure that they are part of the consultant’s scope of work. Subject to the terms of the Lease, the Landlord will not make final Tenant Improvement payments until the work is completed and all sign-offs are obtained, Landlord requires the following information in order to complete the review process and approve/disapprove the initiation of any construction work:
•	A letter requesting the alteration. If you are a sub-tenant, the letter must be accompanied with a letter from the primary tenant allowing your firm to proceed with any alterations.

•	Three sets of drawings and specifications signed and sealed by the architect & or engineer.

•	A copy of the applications to the various local agencies that must review and approve the drawings. Tenant must use the Building’s expediting firm that can be found in the building specific section.

•
An original copy of the architect/engineering firm’s Errors & Omissions and Certificate of Insurance. A copy of the same should be forwarded of the General Contractor and all subcontractors when these firms have been decided.

•	Intentionally Omitted.

•	Retail and Restaurant Tenants should provide a sample of material boards, schematic design drawings, signage and display window information.

•	Restaurant Tenants should also include estimates of water and steam usage.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section IX — 6

Section 2:
Tenant/Contractor
Responsibilities
Tenant Responsibilities
The Tenant is responsible for all damages caused by the Tenant’s contractors to the Landlord’s property and the property of adjoining tenants. Landlord’s property must be restored to the Landlord’s satisfaction or the Landlord will be reimbursed for all costs related to restoring property to its original condition.

If additional or special cleaning services are needed in any public area due to the Tenant’s construction work, the Tenant will be notified of this need and will be charged for it accordingly.
ARTICLE 1 Landlord’s Rights, Compliance with Applicable Laws & Lease Provisions
•
Tenants are responsible for compliance with all applicable laws affecting their premises, including but not limited to Local Laws 5, 16, and 58. All alterations within their premises must comply with New York City Codes and Regulations of all the agencies that have jurisdiction and with the Americans with Disabilities Act.

•
The drawings and specifications will be reviewed by the Landlord only to ascertain compatibility with the building’s design, structural and appropriate systems (i.e. electrical, mechanical, plumbing, life safety).

•
These requirements do not in any way alter the terms and provisions of the lease, and the Landlord reserves the right to withhold its consent or approval notwithstanding compliance to these guidelines.

•	Landlord reserves the right to add to or modify any standards, specifications and guidelines.

•
If the project is to be completed in multiple phases, the Tenant shall not permit work to begin within the next phase until the Landlord has reviewed all the appropriate drawings and other documentation and granted approval to begin the following phase.

•
The Tenant’s contractor is expected to follow all the building’s rules and regulations. Any contractor or their employee who does not follow these policies will be requested to leave the building and will not be permitted access to the building henceforth.

•	At the completion of the project, all Building Department, Fire Department, etc. sign-offs and As-Built drawings (both hardcopy and on AutoCAD format) are to be submitted to the Property Manager.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section IX — 7
ARTICLE 2 Beginning of Construction
A copy of all the following documents must be submitted to the Landlord (and accompanied with a transmittal letter detailing all documents that are being submitted) BEFORE any alteration work may begin:
•	Original drawings that have been reviewed, approved and stamped by a licensed architectural/engineering firm.
•	Copy of all permits and approvals from the agencies that have jurisdiction including but not limited to:
•	Copy of the electrical permit with form A433R filed by the electrical contractor and approved by the Fire Department for fire alarm alterations.

•	Copy of the NYC Department of Buildings approved drawings.
•	Copy of the approved PW-1 form for plumbing, mechanical, partition, sprinkler, or fire alarm alteration work.

•	Copy of the approved TR-1 forms for partitions, fire stopping, air conditioning, etc.

•	Copy of the ACP-5, ACP-7 or ACP-9 form (whichever is applicable).

•	Copy of the construction permit.

•	Copy of the plumbing permit, if applicable.

•	Copy of the sprinkler hydraulic calculation and permits, if applicable.

•	Copy of the air conditioning permit, if applicable.
•	An authorization letter of the individuals who may order additional services on behalf of the Tenant (i.e. freight elevator reservations, additional cleaning).
•	Certificate of Insurance for all those firms that represent the Tenant and will be performing work in the building.
•
A contact list of all firms who are working on behalf of the Tenant that should include company name, trade, contact person(s), phone numbers and emergency phone numbers. Landlord must approve all General and Subcontractors who are intended to work in the building.

•	A project schedule indicating the proposed time frame for the various work stages to begin and be completed.
•	A list of those persons who are authorized to order additional services from the Landlord (e.g., freight reservations, additional cleaning, etc.) on behalf of the Tenant.
•	The day, time and location where construction meetings will be held so that the Landlord’s representative may attend the meetings and monitor the progress of the job.
MSDS sheets for adhesives, paint, etc. that may affect indoor air quality.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section IX — 8
3. Post Construction
All the below information must be submitted to the Landlord (along with transmittals for each) at the completion of each project:
•	Two (2) sets of As-Built blueprints and shop drawings (1 blue line and 1 Sepia).
•	Copy of the air/water balancing report.
•	Copies of all the required sign-off letter(s) for all work filed under the PW-1 and TR-1 forms.
•	Copy of the Bureau of Electrical Department sign-off letter.
•	Copies of any Equipment Use Permits.
•	Two (2) copies disks that contain the updated AutoCAD As-Built conditions for all trade work in layered format.
•	Final lien waivers for all trades on the project.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section IX — 9
Contractor and Subcontractor Responsibilities
ARTICLE 1 General Construction Rules and Responsibilities
a)
85 Broad Street is a Class A building and has agreements with various unions. Therefore, in an effort to maintain harmony within the facility, all of the Tenant’s contractors shall be members in good standing with local unions from each of the various trade organizations.

b)
All Tenant improvements must first be reviewed by the Landlord and receive approval before any alterations are performed. Submitted documents should include all appropriate catalog cuts of intended equipment.

c)
After the Landlord has approved the documents, plans must be filed with the New York City agencies that have jurisdiction by the Building’s Code Consultant/ Expediter (see Building Specific section for company and contact person) at the Tenant’s expense and thereafter, a copy of all permits, NYC approved perforated drawings and approved applications should be submitted to the Landlord prior to the commencement of any work.

d)
Review by the Landlord is only to ascertain compatibility with the building’s design, structure and systems. The review process and Landlord’s consent is not to be construed as representation by RANY and/or its affiliates as to propriety or legality of design for intended function. All design work and contracted documents prepared by the Tenant or its consultants shall be subject to compliance with all applicable laws, regulations and the City of New York Buildings Department and Fire Department codes. The compliance is the responsibility of the Tenant’s licensed professional architect and/or engineer.

e)
Both General Contractor and all Subcontractors shall comply with the requirements that are listed within this manual. Noncompliance with any of these rules may and can require the Landlord to prevent the firm access into the building.

f)
Provided construction cost is not materially higher as a result thereof, any construction inside the building or on site (including retrofits, renovations or modifications), the design and contracting documents will include a requirement that all construction waste including demolition waste be classified by the type of material and by weight (i.e. Wood, Metal, Gypsum, Concrete, Residual). Provided construction, renovation or repair cost is not materially higher as a result, a minimum of 75% (by weight) of construction waste will be recycled and/or salvaged. The recyclables can be either separated on site in separate bins or can be separated offsite at a receiving station, documentation must be submitted to confirm which approach is being taken and where applicable, provide contact information.

g)
General Contractor is required to submit documentation of exact amounts of waste removed from the job site and the amount of recyclables contained and removed from the load, including waste generated by all Subcontractors. All documentation must be submitted to the Agent for review on an ongoing basis throughout construction, not just at completion. See Exhibit A: Waste Tracking Worksheet (WTW) to be completed and submitted.

Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section IX — 10
h)
All demolition/construction work that produces excessive noise, or generates particulates or odor is permitted only after 6:00 PM and will cease by 7:00 AM Monday through Friday. These activities include partition demolition, fastening studs, chopping, core drilling, etc. The Landlord reserves the right to direct the contractor and/or subcontractor to cease this activity if such activity is disturbing other tenants.

i)
Regularly scheduled meetings between the Tenant’s representative, General Contractor and the Landlord’s representative should be established to afford the opportunity to discuss any issues that need to be addressed as well as review the project’s progress and remaining schedule.

j)	Requests for freight reservations, overtime HVAC, etc. will only be honored after the Tenant submits a list of those individuals who are authorized to order such services on behalf of the Tenant.
k)
All construction materials are to be brought to the job in proper containers and must be stored in the Tenant’s work area. No materials are to be stored in the public areas (i.e. freight lobby, core closets, public corridors, etc.).

l)
All spaces outside the construction area (especially common hallways and stairwells on multi-tenant floors) shall be kept safe and clean and shall be regularly policed by the Tenant’s General Contractor. All items that are found unacceptable shall be resolved immediately.

m)
The Landlord reserves the right to deny the Tenant’s contractor(s) and/or the contractor’s employee(s) access into the building if they/he/she has been found in spaces outside the construction area (i.e. adjacent tenant spaces without prior knowledge and approval) or has been found to have removed items from the building that do not belong to their firm. The Landlord’s decision will be final.

n)	All fire exits shall be kept clear and accessible at all times.

o)	Fire extinguishers supplied by the contractor must be on the job during construction.
p)
When burning operations are required, the contractor must ensure that the operator of the burning equipment shall have a Certificate of Fitness to operate such equipment. During the burning operation, an additional person holding a Certificate of Fitness for fire watch must be in attendance. A copy of each certificate must be supplied to the Building Office before such work is performed. The building must be advised prior to this work so the fire alarm system may be taken off-line.

q)
Workers may be assigned to one toilet, which the general contractor will be responsible to clean and maintain. Appropriate accommodations should be made to afford both sexes privacy while using the facility.

Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section IX — 11
r)
All containers must be emptied and returned to the construction area promptly. All construction debris and excess material should be removed from the job site and carted away from the building before 7:00 AM and after 6:00 PM. Containers may not be stored or left unattended on the sidewalk or loading dock at any time. Any fine(s) resulting from this violation that are received from NYC will be paid by the Landlord and billed back to the Tenant.

s)	All fireproofing on steel and columns must be replaced to match the existing rating and color, at the Tenant’s expense, if damaged by the Tenant’s contractor.
t)
48-hour notification must be given to the Building Office before the hung ceiling tiles are to be installed. This will afford the Landlord the opportunity to view and ensure access doors for VAV’s, etc. are not blocked and can be serviced properly.

ARTICLE 2 Supervision
a)	The General Contractor shall maintain competent and adequate supervision on the premises when all work is in progress.

b)	Construction personnel must carry proper identification at all times.
c)	All persons in a supervisory position must be able to speak and understand English fluently.
ARTICLE 3 Job Site Cleanliness
a)
The General Contractor (GC) shall be responsible for maintaining the cleanliness of the work area and the areas involved in the delivery and storage of materials. At all times, the GC is responsible to maintain a safe work environment for those within and outside the construction area.

b)	Walk-off mats are to be provided within the construction area at each exit and shall be wet continuously to prevent the tracking of footprints into areas outside the construction area.
c)
All public areas such as elevator lobbies, corridors, toilets and service halls shall be protected with Masonite and craft paper to the satisfaction of the Building Office. Throughout the job, the GC shall protect the HVAC perimeter units, fire alarm equipment, etc.

d)
Maintain a positive Indoor Air Quality (IAQ) work site. The following specific actions may be applicable to controlling contaminants at the work site: wetting agents or sweeping compounds to suppress dust, removing spills or accumulated water, using low odor emitting cleaners, protecting porous materials from moisture, keeping materials elevated off floor surfaces and increasing the cleaning frequency for dust.

Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section X — 12

Section 3:
Insurance
Requirements
I.	The Service Contractor shall provide the following minimum insurance coverage. See Exhibit B: Sample Certificate of Insurance for reference:
A.	Commercial General Liability

Combined Single Limit — $3,000,000 per occurrence and annual aggregate per location. Such insurance shall be broad form and include, but not be limited to, contractual liability, independent contractor’s liability, products and completed operations liability, and personal injury liability. A combination of primary and excess policies may be utilized. Policies shall be primary and noncontributory.

B.	Worker’s Compensation — Statutory Limits

C.	Employer’s Liability

With minimum liability limits of $1,000,000 bodily injury by accident each accident, $1,000,000 bodily injury by disease policy limit; $1,000,000 bodily injury each employee.

D.	Commercial Automobile Liability

Combined Single Limit — $1,000,000 per accident.

Such insurance shall cover injury (or death) and property damage arising out of the ownership, maintenance or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use.

E.	Property Insurance

All-risk, replacement cost property insurance to protect against loss of owned or rented equipment and tools brought onto and/or used on any Property by the Service Contractor.

F.
Crime Insurance / Fidelity Bond Service Contractor is responsible for loss to Owner and third party property/assets and shall maintain Fidelity Bond or comprehensive crime insurance coverage for the dishonest acts of its employees in a minimum amount of $1,000,000. Service Contractor shall name Owner as Loss Payee with respect to the comprehensive crime insurance coverage.

G.
Errors & Omissions/Professional Liability (applicable for professional services only) Service Contractor shall provide Liability limits of at least $5,000,000 per claim and $5,000,000 in the aggregate. The retroactive insurance date of such insurance shall be no later than the commencement date of the contract. Such insurance shall be provided for two years beyond the completion of the work.

Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section X — 13
II.
Policies described in Sections I.A. and I.D. above shall include the following as additional insured, including their officers, directors and employees. Additional Insured endorsements CG 20 10 10 01 and CG 20 37 10 01A or their equivalent shall be utilized for the policy(ies) described in Section I.A. above. Please note that the spelling of these parties must be exactly correct or the Contract Duties will not be allowed to commence.

•	85 Broad Street LLC
•	Metropolitan Life Insurance Company

•	Jones Lang LaSalle Americas, Inc.
III.
Service Contractor waives any and all rights of subrogation with respect to its commercial property and workers’ compensation liability insurance policies against the parties identified above in Paragraph II.

IV.	All policies will be written by companies licensed to do business in the State of New York and which have a rating by Best’s Key Rating Guide not less than “A-/VIII”.

V.
Service Contractor shall furnish Certificate(s) of Insurance evidencing the above coverage, except property insurance under I.E. Original Certificate(s) of Insurance must be provided before Service Contractor commences Contract Duties or Contract Duties will not be allowed to commence.

VI.	Certificate(s) of Insurance relating to policies required under this Agreement shall contain one of the following two sets of words:

“Should any of the above described policies be cancelled before the expiration date thereof, the issuing insurer will endeavor to mail thirty (30) days’ written notice to the Certificate Holder.”

OR

“Should any of the above described policies be cancelled before the expiration date thereof, notice will be delivered in accordance with the policy provisions.”

VII.	The following should be named as the Certificate Holder: Jones Lang LaSalle Americas, Inc.

85 Broad Street, SC Level

New York, NY 10004

Attn: Facility Manager — Insurance.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 14

Section IV:
Building Standards
Drawing Standards
ARTICLE 1 General
The required signed and sealed drawings need to be accompanied by a transmittal letter listing each drawing, its date and the number of sets submitted.
ARTICLE 2 Standard drawing sizes are as follows:
24 inch x 36 inch
30 inch x 42 inch
36 inch x 48 inch
ARTICLE 3 Each drawing should contain:
e)	Column numbers to facilitate reference and coordination.

f)	Plot Plan and key plan referenced to the appropriate floor and the area of the floor to be worked on should be shaded in.

g)	Title block with:
•	Tenant’s name, address, floor number

•	Project description

•	Drawing number

•	Scale, date

•
Revision column with date, revision number and description of change. All revisions that pertain to the Landlord review process should be identified by encircling the revision and labeling it with a revision triangle and number. The number should correspond to the revision column information.

ARTICLE 4 Architectural
Should include the following plans:
•
Demolition Plan. Based on a field survey, drawings shall indicate all construction components or materials, i.e. partitions, doors, ceiling tiles, etc. to be removed. Please note all convector covers are to remain. They may be removed before demolition, securely stored and replaced after demolition has been completed.

•	Construction Plan. Indicate all new work including the demising partitions.
•	Room designations

•	Window treatment

•	Convector cover details

•	Floor chopping and core drilling details

•	Note all changes to the service core components, i.e. service elevator lobby doors; alterations to any shafts, pipe chases or risers; telephone closets and/or mechanical/electrical rooms.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 15
•	Hardware schedule to be in accordance with a Class A office building. Reflected Ceiling Plan
•	Specify ceiling construction either new or to remain.

•	All lights should be shown as either new, existing to be reused or relocated, or existing to remain. Description should contain all light fixture-type, wattage and sizes.

•	All switches and fixture controls and electrical branch circuit drawings
•	Power and Telephone Plan
ARTICLE 5 Furniture Plan. Furniture shall be installed in such a manner as to provide for reasonable access to convectors, windows (allow room for window replacement), and other building systems, and to be commenserate with Comparable Buildings. Notwithstanding the foregoing, the location of the Existing FF&E (as the term is defined in the Lease) is not required to comply with the foregoing requirements Structural
Should include the following plans:
Please see Construction Drawing notes for more specific information.
•	Demolition Plan. Indicate all structural elements and surrounding components that may be affected
Electrical Should include the following plans:
Please see Construction Drawing notes for more specific information.
•
Demolition Plan. Indicate all elements to be removed and clearly identify all items that are to remain, i.e. fire safety equipment, etc. A field survey should be performed so that the demolition plan clearly delineates these elements.

•	Construction Plan. Indicate all new elements to be installed.
•	Communication Plan
•	Lighting & Power Plan
•	Fire Safety Systems Plan. Indicate all existing base building devices and components to remain and/or be relocated to comply with ADA.
ARTICLE 6 Mechanical
Should include the following plans:
Please see Construction Drawing notes for more specific information.
•
Demolition Plan. Indicate all elements to be removed and clearly identify all items that are to remain, i.e. fire dampers, etc. A field survey should be performed so that demolition plan clearly delineates these elements.

•	HVAC Systems Design Plan and Specifications
•	HVAC Piping Design Plan
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 16
ARTICLE 7 Plumbing

Should include the following plans:
•	Demolition Plan. Indicate all fixtures to be removed and all fixtures to remain.
•	Plumbing Systems Design Plan and Revised Diagrams
•	Plumbing Specifications and Cuts
ARTICLE 8 Sprinkler/ Fire Safety
Should include the following plans:
•	Demolition Plan. Indicate all elements to be removed and all elements to remain. A field survey should be performed so that the demolition plan clearly delineates these elements.
•	Sprinkler Systems Design Plan Specification and Riser Diagram
•	Hydraulic Calculations
•	Fire Protection by Ansul Systems Design Plan, if required
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 17
Construction Drawing Notes
Please include the following notes on the plans submitted for Landlord review and for ultimate use at the construction site.
ARTICLE 1 Demolition
h)
Existing plumbing fixtures, drinking fountains, sinks, lavatories, water closets, showers, floor drains, etc., which are to be removed, must have water supply shut off prior to disconnecting and removing them to prevent flooding. Fixtures should be first offered to the Building Office for inventory before the fixtures are discarded. All abandoned plumbing lines must be disconnected and removed up to the main plumbing risers and capped properly.

i)	Remove all abandoned cabling from the existing floor cells back to their source.
j)
Where demolition is to take place in an area of the building where fire safety equipment such as alarms, speakers, smoke detectors, floor warden stations, etc. are located, the Building Office must be notified at least three business days prior to the start of demolition so that the equipment may be protected.

k)
All fire safety equipment and associated conduit and wiring shall be protected from any physical damage during demolition and/or construction. At Ownership’s discretion, an ample amount of fire alarm coverage shall be maintained at all times (i.e. smokes and speaker strobes) during the entire demolition process

ARTICLE 2 Construction
l)
Each floor on which construction is undertaken must remain in a safe condition with regard to fire safety for personnel working on the floor. All fire stairs, alarms, manual pull stations must remain accessible and operable at all times.

m)
The Landlord prohibits construction, security devices or signage without prior Landlord consent that would in any way damage or alter existing stone, metal or glass facades in or on either the exterior or interior of the building. Any damage that occurs will be repaired by the Landlord at the Tenant’s expense.

n)
All public areas such as elevator lobbies, corridors and hallways shall be protected with Masonite and craft paper to the satisfaction of the Building Office. Also, shoe-wiping mats must be placed at all openings to the construction area (and within the areas of construction) and public areas must be continuously kept clean. Equipment and other property belonging to the building shall also be protected, and refurbished if damaged during the course of construction, to the satisfaction of the Property Manager.

o)
All existing masonry construction such as at columns, piers and core penetrations, where disturbed due to adjacent demolition, are to be replaced and repaired with material to match existing construction. All restoration of fire rated assemblies must be completed to restore rating. Masonry openings must be filled with same material before drywall is applied.

Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 18
p)	Partitions shall not be fastened or braced to ductwork, conduit or piping.
q)
Woodwork, cabinetwork, raised flooring and furniture/partitions along the perimeter wall of the building at the convector cover locations must be easily removable and maintain a proper distance to ensure adequate air circulation and access for maintenance. Notwithstanding the foregoing, the existing woodwork, cabinetwork, raised flooring and furniture/partitions are not required to comply with this provision to the extent they remain in their existing condition and/or position.

r)	Provide waterproof membrane in all wet areas, both on the floor and 4” above the finished floor (A.F.F.) on walls.
s)	No cooking is allowed in pantries. Microwaves, coffee makers, dishwashers, icemakers and refrigerators only.
ARTICLE 3 Sustainable Building Materials
Provided construction, renovation or repair cost is not materially higher as a result thereof, for all new construction, renovation or maintenance repairs, 10% of the total purchases (on a dollar basis) must meet each one the following sustainability criteria separately (i.e. concrete can meet 10% post-consumer, steel can meet 50% within 500 miles and 10% of wood purchases can be FSC. One product alone cannot combine to meet this requirement):
(Must select and meet 3 requirements)
1.	Contain at least 10% post-consumer or 20% post-industrial material

2.	Is Forest Stewardship Council (FSC) certified wood

3.	Contain at least 50% materials harvested and processed or extracted and processed within 500 miles of the project
OR
1)	Contain at least 70% salvaged material from off site or outside the organization

2)	Contain 50% rapidly renewable materials (i.e. bamboo, cork, linoleum, etc)
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 19
ARTICLE 4 Indoor Air Quality (IAQ) Compliant Building Products
To maintain a positive IAQ and reduce the impacts of emissions from materials, employ the following sustainable criteria when choosing these products:
t)	Paint and coatings with VOC emissions that do not exceed VOC limits of Green Seal’s Standard GS-11 requirements
u)	Carpet and Carpet Cushion that meets the requirements of the CRI Green Label Testing Program
v)	Composite panels (MDF, OSB, plywood) and agrifiber products that contain no added urea-formaldehyde
w)	Adhesives and sealants that comply with the VOC content limits of South Coast Air Quality Management District (SCAQMD) Rule #1168
x)	Lighting that use reduced mercury content of less than 80 picograms per lumen hour of light output
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 20
Architectural Standards
ARTICLE 1 Doors and Related Components
a)	Single Tenant Floors
A Tenant may propose at their discretion, doors, frames, appropriate signage, etc. This information should be included in the customary architectural package for the Landlord’s reference and review process.
b)	Multi-Tenant Floors
A Tenant leasing space on a multi-tenant floor shall install the corridor doors, frames, signage etc. according to the building standard. (See the building signage standard section).
c)	Security Systems
Access Card Systems are acceptable on both single tenant and multi-tenant floors but must be installed on the adjacent wall near the entrance door. These devices may require an additional connection to the fire/life safety system to allow egress from the Tenant’s space. If Tenant elects not to provide the Building’s Engineering department with card keys, a key override keyed to the Building’s key system must be installed next to the card key reader. Drawings and catalogue cuts must be submitted for review.
ARTICLE 2 Acoustical Tile
See the building standard section for the appropriate material.
ARTICLE 3 Windows, Venetian Blinds & Window Treatment
a)
Window treatment shall not interfere with the operation of the peripheral air conditioning system or window cleaning operations. Perimeter finishes must meet the building standard. Notwithstanding the foregoing, existing window pocket condition shall not be required to conform to the Building’s standard requirement to the extent they remain in their current location/condition.

b)	Window treatment specifications must be submitted for approval by Landlord.
ARTICLE 4 Bathroom Accessories
See the building standard section for the appropriate material for each building.
ARTICLE 5 Corridors and Elevator Lobbies
Wall covering will only be permitted on single tenant floors and must first be submitted to the Landlord and approved before installation.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 21
ARTICLE 6 Ceilings
Ceilings in spaces adjacent to exterior windows shall not be dropped lower then the top of the window head, unless held back two feet from the inside face of the window for every one-foot in drop below the window head.
ARTICLE 7 Partitions
a)	Interior drywall partitions that are adjoined to the perimeter shall be fastened to a perimeter column.
b)	A minimum of 18 inches shall be provided so that perimeter induction units may be easily accessible to maintenance personnel.
ARTICLE 8 Retail Store and Signage
a)	A Tenant leasing retail space shall submit to the Landlord all plans, elevations, storefront design, signage and samples of finished materials for review. Security gates may not be used.
b)	All storefront alterations must comply with building standards in terms of configuration, materials, finish, profiles, etc.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 22
Structural Standards
ARTICLE 1 General Notes
a)	Structural drawings must be coordinated and submitted with other disciplines that are affected by structural modifications.

b)	All required fire ratings of existing and new components should be maintained.
c)
Fire watch service shall be provided by Tenant’s contractor during welding and burning operations including appropriate fire extinguishers, etc. Copies of any and all fire watch personnel’s Certificates of Fitness shall be submitted to the Building Office before such fire watch is required. The building shall be notified so the fire alarm system may be taken off line.

d)	New structural in-fill shall be compatible with existing construction to remain in order to sustain floor duct continuity and other systems as required by the building’s structural engineer.
e)	No attachments, chopping or chasing of core walls and masonry demising partition walls will be permitted without prior Landlord approval.
f)	Partitions shall not be fastened or braced to ductwork, conduit or piping.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 23
Electrical Standards
ARTICLE 1 General Conditions
a)	Provide a connected and demand load summary for all new and existing equipment and indicate the watts-per-square-foot usage based on the Tenant’s rentable square footage.
b)	Proper temporary lighting and power must be installed and maintained in all work areas. All temporary lighting will be removed at the job’s completion and not left abandoned within the hung ceiling.
c)	An appropriately labeled fused safety switch shall be installed in the electric closet when a sub-panel is installed in a Tenant’s space.
d)	Provide emergency lighting fixtures, where applicable by code. Refer to the Building Specification section for emergency power requirements.
e)
It shall be the contractor’s responsibility to balance loads and refurbish electric panels where necessary. The condition of the electric panels and closets at the project completion is subject to review by the Landlord.

f)
It is the responsibility of the contractor to leave the electrical closets clean and free of all rubbish and materials. It shall be the contractor’s responsibility to patch all openings created by the work.

g)
At the completion of the alteration, meter pans, safety switches, panels, panel directories and other distribution devices are to be labeled correctly. Previous labeling or markings are to be removed or painted over.

h)	All panel directories are to be typed and checked for accuracy. Handwritten directories are unacceptable. They should display the circuit number and those devices that are connected to the circuit.
i)
The source of all new risers shall be identified in a manner consistent with existing switchboard designations. All pull boxes required for new riser installations must identify the riser, the Tenant, and equipment served (i.e. circuit breaker panels LP5 A & LP5B).

j)
Core drilling will be allowed only after a complete survey and probe of slab fill is performed to assure that they are clear of any existing conduit or obstructions. Permission for such drilling must be obtained from the General Manager or the building’s Chief Engineer. All work shall be properly fire-stopped and safed.

k)	All electric power must be disconnected before starting demolition.
l)
When switches or circuit breakers are opened for work on electrical equipment or wiring, signs or tags should be installed at the switch or breaker stating that work is being performed on them. If the device is lockable, it should be padlocked at the end of each workday.

Jones Lang LaSalle

23

85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 24
ARTICLE 2 Lighting & Applicable Panel boards
a)	Panel boards shall be provided as follows:
•	120/208 volts and/or 265/460 volts surface mounted in electric closets.
•	All panel boards shall be 3-phase 4 wire and shall not exceed existing available floor amperage.
•	Panels shall be factory assembled and fabricated by an approved Switchboard manufacture, dead front, bolt-on circuit breaker type, UL listed and NYC approved.
•	Cabinets and trim shall be galvanized sheet metal, factory painted with one rust proofing primer coat and one finish coat.
•	Bus Bars shall be full height copper. Neutral bar shall be full size. Bussing shall be braced throughout for a minimum of 10,000 amps. Provide 200 Amp neutral when serving non-linear loads.
•
Doors shall have flush type paracentric cylinder locks and catches. Lock must be compatible with Landlord’s standard key system. Back of the door shall have a directory frame and directory card protected with a non-fading transparent cover.

b)	Do not chop outlets, switches or similar devices into core walls without prior authorization by the Landlord. Engineer shall provide a detail for all devices chased in the floor slab.
c)	See the Building Standard section for standard light fixtures.
ARTICLE 3 Sub-Metering
a)	The Tenant’s design engineer shall identify and indicate on plans submitted for Landlord review all existing meters serving the space to be renovated.
b)
The Tenants design engineer and electrical contractor shall verify that the space has been electrically demised. In addition, the design engineer and contractor shall verify that no other tenants are served by any meter to be removed.

c)
Landlord will install all submeters at the Tenant’s expense, once the electrical contractor has completed the required service work, subject to the lease agreement. The Tenant’s electrical contractor should complete the installation of the electrical service as soon as possible to facilitate the installation of the new metering equipment.

d)
Electric meters shall only be installed in base building electric closets or switchboard rooms unless special permission from the Landlord is given for an alternate location. Risers terminating at panels located in Tenant spaces and not metered at the source shall be routed through the nearest electric closet and a disconnect and meter shall be installed by the Landlord at this point. Wherever possible, all dedicated risers should be metered at their point of origin.

e)	Temporary feeders shall run to the new meter equipment to supply power during construction. No service shall be utilized without a meter in place.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 25
ARTICLE 4 Wiring
a)	Threaded aluminum, rigid steel conduit or EMT shall be used when power distribution is exposed and is run outside of the Tenant space.
b)	EMT shall be used for all concealed work in the walls or above the hung ceiling (3/4” minimum). Armored, BX or MC cable can be used for branch circuitry,
c)
Greenfield shall be used for lighting fixture tails (3/8” minimum) and for final connections to motor and transformers (1/2“minimum. Wiring for fixture tails and wiring run through lighting fixtures shall have insulation rated for 90☐C (i.e. THHN) 1/2”minimum.

d)	Circuit wiring in panel boards shall be trimmed and dressed in a neat and workmanlike manner. All wiring shall be tagged (accurate panel directories are required.
e)	Electrical contractor shall remove all unused wiring back to the source. Unused wiring in under floor duct systems shall also be removed.
f)	All wire, cable and bus must be copper. Wire insulation shall be THHN.
g)
Branch circuit wiring shall be No. 12 AWG minimum. No. 14 AWG wiring may be used for control work only. All branch wiring must be factory color coded for its length. For feeder wiring No. 6 AWG and larger colored strips along the full cable length is acceptable. For short lengths colored tape may be applied to all cable that is visible.

h)	For safety considerations, Phase colors for conductors shall be black-red-blue-white for 208-volt systems and brown-yellow-white for 460-volt systems.

i)	The color of switch legs must match the phase circuit color.
j)
All vertical runs of low voltage Teflon insulated cable below eight feet must be in conduit (EMT). Only cables with Teflon or equivalent plenum type insulation and jacket (UL Type 2P) may be run above the hung ceiling or in convectors without raceway. Proper supports are required.

k)	All temporary lighting and power shall be removed upon completion of project
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 26
ARTICLE 5 Equipment
1.01.2 Lighting
a)
All fluorescent troffers shall be equipped with 2 lamp or 3 lamp electronic ballasts. Fluorescent troffers shall be equipped with heat extraction slots. Incandescent lamps shall be rated for 125 volts. All fixtures need approval by the Landlord prior to installation. Cut sheets on the proposed fixtures should be submitted for Landlord approval (note: lay in type must have channel clips securing fixture to ceiling grid).

b)	All relocated lighting fixtures shall be washed and re-lamped. Relocated fixture not equipped with electronic ballasts shall also be re-ballasted prior to re-installation in their new location.
c)
Exit signs shall be lit, with 6” high letters (except in Place of Assembly spaces) and shall be equipped with an integral storage battery/charger to operate the sign for a minimum of 90 minutes in the event of a power outage.

d)	Tenants are urged to utilize motion sensor switching in all reasonable areas such as private offices, file rooms, etc.
e)	All fixtures not controlled by motion sensors shall be provided with both local switches and master automatic control to comply with the requirements of the New York State Energy Conservation Code.

f)	See the Building Standards for light fixture types.
1.01.3 Low Voltage Voice/Data Signal Cable
a)	Low voltage cable with thermoplastic insulation (UL Type 2X) may be run only in floor cell or conduit.
b)	Only cables with Teflon or equivalent plenum type insulation and jacket (UL Type 2P) may be run above the hung ceiling or in convectors without raceway. Proper supports are required.
c)	Wall mounted outlets shall be equipped with back boxes and conduit stub-ups of EMT to above the hung ceiling plenum, bushings required at end of all conduit stub-ups.
d)	Teflon cables passing through telephone closet walls must be run through sleeves of rigid galvanized conduit or EMT. Seal around sleeve and around cables using approved fire-stopping media.
e)	All abandoned cable must be removed by tenant prior to occupancy. Maintenance of wire, including abandoned cable must be in accordance with NFPA requirements.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 27
1.01.4 Workstations
a)	All workstations shall be grounded. Ground wire in manufacturer’s wiring harness shall be carried back to the panel ground bus.
b)	Workstations shall be hard wired with No. 12 copper wire enclosed in flexible metallic conduit.
c)
No zip-cord, plug mold, plastic or metallic-plug connectors will be allowed. Notwithstanding the foregoing, Tenant shall have the right to re-use existing plug mold existing in the demised premises as of the date hereof.

d)	Maximum distance of flexible metallic conduit from wall or floor outlet to workstation termination point shall be no more than 18 inches.

e)	No receptacles shall be permitted to be attached or built-in to task lighting fixtures.
f)	Any fire rated wall penetrations shall be fire stopped with “Flame Safe” or similar compound. Floor and ceiling penetrations shall be seal with cement.
Jones Lang LaSalle

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 28
Mechanical Standards
ARTICLE 1 Condenser Water/Chilled Water
a)	All Tenant supplemental units are required to use condenser water or chilled water to remove the heat from their space. See Building specifics for additional information.
b)
If Tenant is authorized to tie-into the building’s condenser water or chilled water riser, the Tenant’s engineer should contact the Building Office to coordinate where and when such connections are to be made.

c)
Piping sizes shall be based upon standard engineering principals of flow and pressure losses, however, a minimum velocity in carbon steel pipe of 3 feet per second shall be used in order to prevent blockages caused by depositing particles. Three-way water valves shall be used.

d)	Drain pans shall be provided under circulating pumps and any liquid detectors should be wired to a local alarm.
e)
Each cooling unit shall be provided with a plug valve in addition to the shut-off valves. These plug valves shall be used to regulate the quantity of water flowing through the cooling units as a means of balancing the system.

f)	All primary shut-off valves shall be O S & Y gate, which can be packed while in operation whether open or closed. All units should also have an individual y-type strainer installed on the supply line.
g)
All valves must be readily accessible and be tagged with brass tags stamped with their control number. A valve chart indicating the valve number, the valve’s location and what it serves should be framed and hung at an area designated by the building’s Chief Engineer.

h)	All condenser water or chilled water systems should be exposed to high levels of chemical corrosion inhibitor for as long as possible before filling the system.
i)
New condenser water or chilled water lines are to be copper material and brazed (No Victaulic or soft solder). Die-electric fittings are to be used between black iron valves and copper. The lines are to be hydrostatically pressure tested. A building management representative must be present during testing.

j)	All condenser water or chilled water piping must be properly insulated.
ARTICLE 2 Steam and Condensate
a)	All primary shut-off valves shall be O S & Y gate, which can be packed while in operation whether open or closed. Supply lines are to be metered.
b)
All valves must be readily accessible and be tagged with brass tags stamped with their control number. A valve chart indicating the valve number, the valve’s location and what it serves should be framed and hung at an area designated by the building’s Chief Engineer.

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 29
c)	All steam traps shall have a valve and union on each side and shall be of the Float and Temperature type.
d)	All steam lines (Supply and condensate) are to be schedule 80-type pipe.
ARTICLE 3 Miscellaneous
a)	Base building hot water for heating, compressed air and refrigerant are not available for tenant use.
b)	All piping shall be clearly marked with its contents. Piping should also be properly insulated and indicate the pipe contents and directional flow a minimum of every 15 feet.
c)
Furnish and install suitable and substantial hangers and supports for all horizontal lines. Main lines and any other large or heavy pipes shall be supported by pipe hangers and beam clamps of approved design. Hangers for pipe subject to expansion shall be provided with approved rollers.

d)	All hangers shall provide for two inches of vertical adjustment.
e)
All vertical piping shall be anchored wherever necessary to prevent undue strains on offsets and branches and wherever required to support such piping consistent with industry standards. Anchors shall also consist of heavy forged wrought iron clamps securely bolted or welded to pipes; all extension ends shall bear on building construction and wherever they are close to beams, shall be bent under top flanges.

f)	Vertical pipes in shafts shall, whenever possible, be supported on structural steel pipe stands. See 3 (b) for labeling requirements.
g)	When more than one vertical pipe is installed in a shaft in close proximity to other vertical piping, roller guides shall be provided for all piping at every other floor level.
h)	Piping shall not be supported by means of wire, rope, wood, ductwork or any other makeshift device.
i)
All existing abandoned piping and equipment shall be removed by the contractor, unless otherwise directed by the Landlord or the engineer. No materials shall be used unless first being reconditioned and then only as specifically approved by Landlord and engineer.

j)	New systems shall be flushed when their installation is completed to remove construction debris. They should be isolated and cleaned with a trisodium phosphate solution which is heated above 150☐ F.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 30
ARTICLE 4 Testing
a)	All testing shall be done in the presence of the General Manager or his/her designated agent (i.e. Chief Engineer).
b)	The contractor shall flow balance every system to the quantities as shown on all related drawings.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 31
Heating, Ventilation & Air Conditioning Standards
ARTICLE 1 General
a)	The Tenant shall arrange for all necessary inspections, pay all fees for those inspections and turn over copies of all inspection reports and certificates to the Landlord.
b)	HVAC system design layout shall not have an adverse effect on the existing base building systems. New design supply air quantities shall not exceed base building design air quantities.
c)
Existing supply, return and exhaust air quantities CFM and static pressures shall be measured at point of connections of new duct to existing ducts and recorded in the presence of building engineering personnel. Written notification must be sent to the Building Office each time that these readings are scheduled to be taken.

d)	All supplemental package units must utilize chilled water or condenser water for cooling where possible. No air-cooled units or exterior louvers will be permitted.
e)
All supply, return and exhaust fans and other equipment shall be identified by the system number and their operating data (e.g., Manufacturer’s name and model number, CFM, static pressure, rpm and horsepower) on the appropriate drawings.

f)
During the project duration, the Landlord and his/her designated representative will inspect the work in progress. Any work that is judged unsatisfactory for any reason or not in compliance with these standards shall be removed and replaced at the expense of the Tenant.

g)
Any required shut-down of the Building’s systems (i.e. BMS, Fire Alarm) shall be coordinated with sufficient advance notice to the Building Office and shall be performed in a manner which does not interfere with other tenants.

ARTICLE 2 Ductwork
a)	Drawings shall show new and existing supply, return and exhaust air ducts, with all sizes indicated.
b)	All ductwork (except for special exhaust systems) shall be constructed of galvanized sheet metal. Installation shall follow SMACNA Standards.
c)
Galvanized metal ductwork shall be constructed in accordance with the latest SMACNA manual and shall have a pressure rating of 2 inches, 4 inches or 6 inches with 2 inch rating minimum for ductwork between VAV units and outlet, or between fan and outlets if VAV units are not used, and 4 inch rating minimum between fans and VAV units.

d)
All ductwork shall be sealed and SMACNA seal classification — A, B or C specified. Leakage testing shall be required for ductwork and leakage Class 6, 12, 24, or 48 specified. Extent of ductwork to be tested for each leakage class shall be specified.

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 32
e)	Flexible round duct connections to Air Terminal Units shall be limited to three feet in length or less.
f)	Flexible canvas connections shall be provided at ductwork connections to fans and other rotating equipment.

g)	Volume dampers shall be shown on drawings wherever required for air balancing purposes.
h)
Access doors shall be indicated on the drawings wherever access for servicing equipment such as coils, humidifiers, etc. is necessary, and shall be a minimum of 24 inches x 24 inches. Access doors in insulated or lined ducts shall be double panel, insulated, minimum 20 ga.; access doors in non-insulated duct shall be double panel, minimum 20 ga. Or single panel, minimum 18 ga.

i)	Duct hangers shall be indicated and specified in accordance with the New York City Building Code and SMACNA.
j)	All unused ductwork must be removed at Tenant’s expense. Unused openings in main ducts shall be blanked-off and sealed airtight.
k)
Furniture and partitions shall not block the perimeter induction units so that engineering personnel may service and maintain the units as well as provide the proper airflow through the unit. Induction units are to be protected during construction and thoroughly cleaned upon completion of project. Existing perimeter control wire damaged during construction will be restored and paid for by General Contractor.

ARTICLE 3 Fire and Smoke Dampers
a)	Accessible fire and/or smoke dampers and access doors shall be shown on the drawings wherever required. Fire dampers shall have blades out of the air stream and breakaway connections.
b)	Existing fire dampers and access doors where no longer required due to architectural changes shall be indicated on the drawings to be removed.
c)
Where ducts penetrate rated walls, including shaft walls, the space between the duct and wall shall be packed with fire-stopping material. The material and the method of packing shall be indicated on the drawings or in the specifications.

d)	Fire and smoke dampers shall be configured for remote control via the fire alarm and BMS systems.
e)	Control wiring for smoke dampers and/or combination fire/smoke dampers must be provided on a per system, per floor basis.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 33
ARTICLE 4 Duct Insulation and Lining
See the insulation section for details.
ARTICLE 5 Supply Air/Return Air Register and Grilles
a)	All supply air ceiling diffusers and return air register and grilles shall be indicated on the drawings, including size, CFM, manufacturer’s name and model number, type number and material.
b)
During construction process, when possible the entire system should be shut down. In the case that the system is running during construction, ensure all return system openings in (or immediately adjacent to) the construction area should be sealed with plastic. Supply side diffusers and window units should also be sealed in plastic for further protection.

c)	All filters must receive frequent maintenance if the systems are used during construction and must be replaced immediately prior to occupancy.
ARTICLE 6 Special Exhaust Systems
a)
Drawings for range hood kitchen exhaust systems shall indicate manufacturer and model number of the rangehood(s), CFM exhaust and ductwork connection to the duct riser. Ductwork shall in accordance with the New York City Building & Fire Codes and shall be insulated. Landlord retains the right to review on-going maintenance records to ensure safety and compliance.

b)	Dishwasher exhaust ductwork shall be in copper, stainless steel or aluminum, shall slope downwards in the direction of the dishwasher connection.
c)
Any exhaust system that is to be used for designated smoking areas shall conform with New York City Building Code. These systems will not be permitted to be ducted to the base building return or exhaust branches/risers or use the common return plenum for the floor.

ARTICLE 7 Supplemental Air Conditioning
a)
As previously stated under the HVAC general conditions section, all supplemental HVAC shall use chilled water or condenser water as the method of heat removal if available. Air-cooled units and exhaust louvers will not be permitted.

b)	All supplemental units shall be shown on the drawings, including manufacturer, model number, size (in tonnage) and CFM.
c)	Access doors shall be shown on the drawings wherever required as well as any required connections to the Building’s fire alarm system (i.e. smoke dampers, break glass, etc.).
d)	Access doors shall not be blocked by electrical conduit, piping, ceiling black iron and shall be a minimum of 24 inches x 24 inches to allow maintenance people sufficient room to perform such service.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 34
e)	Tenant shall clean and recondition all supplemental units to be reused, including controls.
f)	Tenant shall be responsible for all costs associated with tapping into the designated riser and all piping to and from the unit.
g)
Tenant shall also install isolation valves near each unit on both the supply and return lines, local pressure and temperature gauges, condenser water pump, strainer and check valves. Condenser water control valves shall be three-way for constant circulation through open piping system and two-way or three-way in closed systems. Bypass strainers should be considered for critical operations. Pipe sizes shall be selected for a nominal 3 fps or higher open condenser water systems.

h)
Condensate lines are to be run to the nearest slop sink or fan room floor drain, with Building approval. Gravity drains is preferred over a condensate pump. Pump should only be used when gravity drainage is not possible.

i)
Tenant piping shall be chemically cleaned and tested prior to final connection to the building system. Submit certificate of clean water analysis and water sample for building review and acceptance. Substantial delays shall result in requirement for retest prior to start-up.

j)	All vibration and/or noise generating equipment shall be effectively isolated from structure so as to cause no interference to other tenants.
k)	Rebalance all systems or portions of systems, which are effected by Tenant work. Prior to performing air-balancing procedures, Tenant’s balancer must contact the building’s engineering crew.
l)	Any ceiling tiles broken or removed during Tenant balancing procedures will be replaced at Tenant’s expense.
m)
All units that require Equipment Use Permits from the City of New York shall be obtained and a copy of the permit should be placed within a sturdy transparent frame as close to the wall mounted control for each supplemental unit. A copy of the permit should also be sent to the Building Office.

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 35
Plumbing Standards
ARTICLE 1 General Requirements
a)	All plumbing, including water coolers, must be indicated on the drawings. Indicate manufacturer and model number for proper engineering and roughing.
b)
All plumbing work, materials, equipment and fixtures shall be new and approved by the Landlord and by those authorities having jurisdiction over the work, including but not limited to, the New York City Plumbing Code.

c)	All workman employed to perform the work shall be skilled in their respective trades and under direct supervision of a New York City licensed plumber.
ARTICLE 2 Design Criteria and Documents
a)	The complete scope of work shall be indicated on the drawings.
b)	Demolition plumbing drawings shall indicate existing plumbing piping, fixtures and equipment to be removed.

c)	Drawings shall indicate all new pipe, fixtures, valves and equipment.
d)	Plumbing riser diagrams shall be provided for any plumbing work, all waste drainage, vent, water, and gas systems.
e)	Manufacturer and model numbers shall be specified on drawings for all valves, fixtures and equipment.
f)
Hot water heating equipment shall be approved by the New York City Board of Standards and Appeals. Manufacturer and model numbers shall be specified. M.E.A. numbers for gas-fired equipment shall be indicated.

g)	Restaurant tenants must supply water and steam usage estimates as part of the Landlord review process.
ARTICLE 3 Job Conditions
1.01.5 Connections to Existing Systems
a)
Prior to disconnecting and connecting new work to existing systems, the plumbing contractor shall notify the General Manager and offer a proposed schedule of work. The Landlord will authorize all connections and coordinate any necessary shut downs and drain downs if required. Shut downs and drain downs require 72 hour notice if such procedures are deemed to effect other tenants who will require sufficient notification to make necessary preparations. Connections may have to be made after hours. Connections to the base building system shall be either screw galvanized or Husky type double band no-hub type clamps.

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 36
b)
Connecting new work to existing systems shall be performed in a neat and acceptable manner. All affected work is to be restored to its original condition and operation. The plumbing contractor shall not interfere with the continuous operation of existing systems.

c)	Hot water lines longer than fifty-feet (50) from base building riser shall be heat traced or such other means such as a recirculation system. Demolition and Removals
a)	Disconnect and remove plumbing fixtures and piping. Cap and/or plug existing services at source of supply. Remove existing abandoned piping from the ceilings, walls and shafts.
b)	“Safe-off” with valves, caps or plugs, all services supplying plumbing fixtures and equipment in areas designated for demolition prior to the start of demolition work.
1.01.6 Clearance from Electrical Equipment
a)	No plumbing riser shall be run in, or through, electrical closets, telephone closets or elevator machine rooms.
b)	Plumbing design drawings shall be coordinated with other disciplines to prevent floor electric cell penetration.
ARTICLE 4 Access Doors
a)
The plumbing contractor shall be responsible for ensuring that access doors are installed for valves concealed by masonry, plaster or drywall construction. Minimum size shall be 18 inches x 18 inches, unless otherwise approved.

b)	Access doors where required shall be equivalent to the fire rated construction in which they are installed.
ARTICLE 5 Record Drawings and Approvals
a)	At the completion of the work, the plumbing contractor shall submit copies of the plumbing final inspection 505 cards and sign-off.
b)	The contractor is also required to provide the previously stated number of As-Built drawings and AutoCAD disks.
ARTICLE 6 Equipment Brochure and Service Manuals
Two copies of service brochures for major equipment that is installed by the contractor shall be turned over to the Landlord. These should be presented in a neatly bound and labeled format and should include the following information:
•	Descriptive literature on the equipment and components

•	Performance data and model numbers

•	Installation instructions

•	Operating instructions

•	Maintenance and repair instructions

•	Spare parts

•	Lubricating instructions
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 37
ARTICLE 7 Plumbing Fixtures
a)	Wall hung water closets and urinals shall be supported by floor mounted carrier fittings.

b)	Carrier fittings base plates or feet shall be chrome plated.

c)	All fixtures shall be equipped with accessible stop valves or angle stops.

d)
Piping from concealed water roughing, passing through walls to the angle stops or fixture waste connection, shall be threaded red brass. Type “L” tubing supply risers may be used between angle stops and faucet connections.

e)	Fixture faucets and flush valves shall have renewable internal parts, stems, cartridges and seats.

f)	Water saving flush valves or faucets are required on all fixtures.
g)	Mechanical rooms, kitchens and public toilets shall be provided with a 3-inch floor drain. The floor shall be provided with membrane waterproofing.
h)	Waste piping from food handling equipment and preparation sinks shall be indirect via air gaps to floor drains or floor sinks as required by the Health Department and Plumbing Code requirements.
i)	Vacuum breakers, check valves and/or approved backflow prevention devices are required on all water connections subject to back siphonage.
ARTICLE 8 Gas Systems
1.01.7 Installation
a)	The contractor shall arrange with Gas Company for meter bar and standard installation details and be responsible for all associated charges.
b)	Piping shall be installed free of traps and shall be provided with drain pocket consisting of nipple and cap at all low points.
c)	Union or right and left nipple and coupling with gas cock shall be provided at each piece of equipment.

d)	Piping shall be pressure tested per code requirements.
e)
Explosion proof solenoid shutoff valves shall be provided in the main supply lines to gas fired equipment. The solenoid valve shall close upon activation of the kitchen hood and/or fire detection system.

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 38
Insulation Standards
ARTICLE 1 General
This section specifies insulation requirements for heating, ventilation and air conditioning (HVAC) piping, equipment and sheet metal ductwork.
a)	All piping shall be clearly marked with its contents. Piping should also be properly insulated and indicate the pipe contents and directional flow a minimum of every fifteen-feet (15).

b)	All steam supply, return pumped condensate and hot water piping shall be insulated.
c)	Hot water fittings, valves and flanges for steam return, pumped condensate and hot water shall be insulated as for steam.
d)
Cold water fittings, valves and flanges shall be insulated with molded fitting sections or mitered sections of pipe covering. Vapor seals shall be two coats of PVC coating. For concealed locations, wired on compressed fiberglass blanket may be used.

ARTICLE 2 Air Conditioning Fans, Casings and Ducts Exposed-Not Acoustically Lined.
a)	Insulate all fresh air, air conditioning fans, casings, supply and return ducts with four-pound density fibrous glass board faced with one side with aluminum foil reinforced jacket.

b)	Secure insulation over metal pins and lock in place with friction fit washers.
c)	Seal all joints and punctures with matching foil, reinforced pressure sensitive tape, 3 inch wide on butt joint and punctures, 5 inches wide on corners.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 39
Sprinkler Standards
ARTICLE 1 Drawings and Specifications
a)	All tenant sprinkler system drawings and specifications are to be submitted to the Landlord for review before installation or agency approvals.
b)	The sprinkler drawings must show all core and branch piping and a riser diagram showing the proposed connections to the system.
c)
Pre-action sprinkler system piping layout shall be indicated on the drawings including pre-action valve assembly, tamper water flow switch and all associated mechanical and electric components. A separate electrical riser diagram indicating all electric components and tie-ins to existing system shall be provided to facilitate fire department electrical review and installation approval.

d)	Pre-action valve assembly details must be shown on the drawing with all associated components, including drain and test assembly.
e)
Prior to construction (but in no event simultaneously with the submittal of plans to Landlord), hydraulic calculations must also be submitted for Landlord review that indicate reasonable uniform water distribution, and allow for loss-of-head in water supply piping. Water density, areas of sprinkler operation and water supply requirements shall in accordance with NFPA standards.

f)	Water supply information including gpm and pressure required for fire pumps and gravity/pressure tanks shall be provided.
g)	Provide details of any modifications to the existing gravity or pressure tanks where required.
ARTICLE 2 Materials
a)	Water flow Switches
Vane-type water flow switches shall be installed on the sprinkler system piping, designed for mounting on either vertical or horizontal piping and have a sensitivity setting to signal any flow of water that equals or exceeds the discharge from one sprinkler head.
b)	Tamper Switch
Valve supervisory switch shall be provided on all control valves. Pressure Reducing Valves
Provide pressure reducing valves as required. The valve is to be of all bronze construction with bronze and stainless steel trim. The valve shall be UL listed and rated for 400 psi working pressure and able to be tested to its full rating stamped on valve without damage to any part of the valve. The valve shall be spring actuated, balanced piston, single seated type without diaphragm. All parts are to be easily removable or replaced sealed at the factory.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 40
c)	Pressure Relief Valves
All sprinkler systems requiring a pressure relief valve shall be provided with a diaphragm operated pressure relief valve. The valve seat and all working parts are to be exposed to the fluid to be of non-ferrous material.
d)	Pressure Gauges
•	Gauges are to be of a type approved by authorities having jurisdiction and shall be 4 1/2 inch dials, cast brass cases and have a range equal to twice the working pressure.

•	Each gauge shall have a shut-off cock or valve together with a plugged outlet for the connection of an inspector’s test gauge. Gauges shall be double spring type.

•	Provide a gauge on either side of each pressure-reducing valve.
ARTICLE 3 Installation of Sprinkler System
a)
System drain-downs and fills will be conducted after normal building business hours (Before 8AM and after 6PM Mon. — Fri. or on weekends). A tenant representative or General Contractor’s project foreman must be present to print and sign their name in the Class “E” fire alarm system “Alarm Book” (located at main lobby desk), prior to the sprinkler system drain down taking place. A tenant representative or General Contractor’s project foreman must also be present to print and sign their name in the Class “E” fire alarm system “Alarm Book,” prior to the sprinkler system refill process taking place. Tenants will be required to have a reputable pipe fitter contractor on hand to witness the refilling of the system.

b)
If sprinkler system is to be removed, a temporary sprinkler system shall be installed around the core area of the building, or a fire watch may be substituted by an NYCFD Fire Guard of Fire Safety Director Certificate of Fitness holder as approved by General Manager.

c)
All sprinkler system pipe penetrations through fire rated floors, slab and walls shall have sleeves and openings shall be filled with fire-stop, fire-rated compound providing the same rating as the construction through which such sleeves pass.

d)	Sprinkler piping exposed to the elements (freezing conditions) shall be adequately covered and heat-traced.
e)
Provisions are to be made for electrical connection of the water flow and tamper switches to the Building’s Class E fire alarm system, by the electrical contractor in coordination with the Building’s fire alarm vendor. See Building Specific information for the appropriate company name, contact person and phone number.

f)	Closing of any OS&Y control valve is to be coordinated with the Building Office.
g)	All control valves, pressure-reducing valves, check valves, water flow valves, tamper switches, etc. shall be installed so as to be easily accessible for maintenance and removal.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 41
h)
Piping shall be installed so that all or part of the system can be completely drained. Drain assemblies are to be provided with a globe or angle type valve and spill to an approved receptacle to avoid flooding drain riser or slop sink.

i)
Inspector’s test connection shall be at least 1-inch diameter terminating in an outlet giving a flow equivalent to one operating sprinkler. The test assembly shall include a globe or angle valve, sight glass, 1/2 orifice, union and all other appurtenances required for a complete assembly.

j)
Prior to filling the sprinkler line with water, air pressure testing is to be done. Test is to be witnessed by the Landlord’s representative. Arrangements are to be made at least 24 hours in advance of the test.

k)	The Tenant shall furnish and install signs and seal as required.
l)	Upon completion, system shall be hydrostatically tested. A building representative will witness the test.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 42
Fire Safety Standards
ARTICLE 1 General
a)
The building is equipped with a Class E fire alarm system. Existing base building devices (e.g., smoke detectors, manual pull stations, warden phones, etc.) should not be disconnected or removed without prior notification to the Building Office.

b)
The Tenant’s engineer must field survey the location of all the existing devices and indicate on the demolition and construction drawings submitted for review. Plans must be filed with, and approved by, the authority having jurisdiction.

c)
In areas where wiring is susceptible to damage due to exposure to potential mechanical damage (e.g., MER, EMR, etc), the wiring shall be installed in rigid conduit or EMT throughout the space and not just below eight feet.

d)
Subsystem panels shall be installed in the Tenant’s demised space and must be readily accessible to the Building’s Engineering department. Indication of this panel shall be identified on the drawings for review.

e)
Speakers can be installed either on the walls or in the ceilings but must be audible so all occupants can hear the signals and/or announcements. All speakers should be wired using an “A” and “B” loop as per NYC code to ensure some level of alarm will be heard throughout the floor in the event of a partial system failure.

f)
The disabling and reactivation of the building’s Class “E” fire alarm system, in conjunction with tying in or removing tenant devices, (i.e. smoke detectors, speakers, warden phones, manual pull stations, etc.) shall take place after hours (Before 8AM and after 6PM Mon. — Fri. or on weekends). A tenant representative or the General Contractor’s project foreman must be present to print and sign their name in the Class “E” fire alarm system “Alarm Book” (located at main lobby desk), prior to the disabling of the Class “E” System. A tenant representative or the General Contractor’s project foreman must also be present to print and sign their name in the Class “E” fire alarm system “Alarm Book” (located at main lobby desk), prior to the reactivation of the Class “E” fire alarm system. Charges associated with disabling, re-activating, testing and program alterations shall be paid for by the Tenant. Programming will be performed by the Building’s Class “E” approved vendor. See the “Building Specifications” section information under “Contacts” for the company, contact person and telephone number of the approved fire alarm maintenance firm.

g)
Tenant shall provide and install emergency lighting in accordance with Local Law 16 and all applicable laws. These lighting fixtures should have self-contained battery back-up units within the fixture. The engineer must submit a letter to the Landlord at the time of review that states that the emergency lighting does meet all applicable code requirements.

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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 43
Restaurant Standards
ARTICLE 1 General
a)	All food facilities shall be constructed in accordance with New York Sate and New York City Health codes.
b)	All food facilities shall have a current New York City Health permit or receipt of payment for a permit BEFORE operation of the food facility.

c)	All food facilities shall have a current New York City Food Protection Certificate.
d)	All food facilities shall employ a licensed exterminating contractor who is certified by New York City and carry a minimum of one million dollars ($1,000,000) in liability coverage.
e)	All refuse shall be contained on food facility premises in a refrigerated refuse room. Refuse and odors from refuse must not become a nuisance to tenants or Building Management.
f)	All food sinks and grease traps must be indirectly connected to waste lines. Grease traps are mandatory and are to be readily accessible from within the tenant space.
g)	All food facilities shall be vermin-resistant by sealing all openings in walls, floors, ceilings, pipelines, etc.
h)	All kitchen exhaust access doors must be clearly identified on the kitchen ceiling and be accessible for periodic inspection by Building Management and your vendor.
i)	All food facilities with a seating capacity of 20 or more shall be required to provide toilet facilities to their patrons. This should be separate and apart from employee toilet facilities.
j)	Water and sewer estimates must be provided to the Building Office at the time that construction plans are submitted for review.
k)	All food facilities shall ensure that any garbage that is brought out to the curb will not leak and cause a greasy, slick surface that may be a danger to pedestrians or become unsightly.

l)	All signage must be approved by the Landlord before it is installed.

m)	Waterproofing plans must be submitted for review by Landlord.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XI — 44
GENERAL GUIDELINES:
1. Notwithstanding anything to the contrary in these Standards, Specifications & Guidelines for Building Alterations, so long as the existing conditions and/or Existing FF&E in the demised premises are not demolished and rebuilt, and are in compliance with applicable laws and codes, Tenant shall have no obligation to comply with these Building’s standard requirements with respect to such existing conditions and/or Existing FF&E (as applicable). Further, should building systems for which Tenant is responsible for under the Lease require upgrade or replacement due to age, wear and tear, or changes to applicable law or code, then such standards will apply to any such building systems. Tenant to maintain all such building systems in accordance with a Class A building.
2. Nothing in this document prevents Tenant from using above-building standard items if it elects to do so in connection with its improvements in the demised premises.
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XII — 45

Section V:
Building Specifications and Information
Site Contact Information

Jones Lang LaSalle Americas, Inc.
85 Broad Street, SC Level
New York, NY 10004
ph +1 212 248 9135
fx +1 212 248 9134

Name	Title	Ext.	E-Mail
Tony Cartagine	General Manager	103	tony.cartagine@am.jll.com
Betty Villarreal	Asst. General Manager	104	betty.villarreal@am.jll.com
Rich Viera	Chief Engineer	106	richard.viera@am.jll.com
Service Request Information
All requests for services (such as freight, loading dock access, engineer standby) must be received by 2pm the day prior or by noon for weekend work. All requests will be accommodated in the order they were received.

Loading Dock
Loading Dock Entrance:	On South William Street Side
Hours of Operation:	Monday-Friday, 8am-6pm
Loading Dock Dimensions:
Roll Up Door Height:	12’0”
Roll Up Door Wide:	15’0”
Height of Bay:	3’8”
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85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XII — 46
Elevator Information
Freight Elevator Dimensions and Times for Exclusive Use

	CAR 18	CAR 19
Service Floors	SC-31	C-31
Rated Capacity	5,000 lbs	4,000 lbs
Dimensions
Ext. Door Height	8’0”	8’0”
Ext. Door Width	4’5”	4’0”
Interior Height:	11’5”	11’5”
Interior Width	9’4”	8’0”
Interior Depth	5’5”	5’3”
Elevator hours are from 8am-6pm, Monday through Friday. Service outside of these hours can be arranged with the building.
Only general pickups and deliveries are permitted during normal business hours. Any major deliveries or removals must be scheduled for times other than the normal operating hours. We will not permit any more than two to three trips during regular business hours since this would inconvenience the other tenants in the building. A list of those individuals who are authorized to reserve the freight car must be submitted before the Building Office will reserve the elevator if a completed sheet is not already on file.
In terms of weight distribution for freight elevator cabs, the weight of any single piece of freight or of any single hand truck and its load is not more than 25% of the rated load of the elevator, and the load is handled on and off the car platform manually or by means of hand trucks. For this class of loading, the rated load shall be based on not less than 49 lbs per ft of inside net platform area.
Oversized items requiring opening of the hatch must be arranged in advance. The elevator hatch access will not be permitted for any reason unless an elevator mechanic is present. Arrangements for this service must be made at least 24 hours in advance. The freight car is booked on a first come-first serve basis and no passenger elevators will be used to carry freight.

Lighting Systems
To be determined at a later date.
Acoustical Tile
2 x 2 Armstrong tile (#BP 1792)
Window Solar Film
To be approved by Landlord.
Window Treatment
To be approved by Landlord.
Jones Lang LaSalle

46

85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XII — 47
Hardware/Locking System
To facilitate the Tenant’s construction schedule, the building standard hardware can be obtained through the Building’s approved locksmith hardware provider who already has our key system in place.
If another hardware provider will be used, the Tenant should review the key requirements and key bitting sequence that should be used with the Building’s in-house locksmith. All keys will be keyed to permit access via the floor master and the building’s Grand Master.
All proposed door handles, hinge tension, etc. shall comply with the Americans with Disabilities Act (ADA). No double cylinder deadlocks are permitted; single cylinder deadlocks only. If unicam locks are to be installed, they must be equipped with a Primus cylinder to permit a key override.
Restroom Standard Fixtures

Faucets:	Sloan, TEL70AV100

Water Closet Flushometer:	Sloan, EBV-60A

Urinal Flushometer:	Sloan, Optima Flush Valve #EBV-89A-M-Pro
Signage
We are in the process of developing standards.
Indoor Air Quality (IAQ) Compliant Building Products
a)	To maintain a positive IAQ and reduce the impacts of emissions from materials, employ the following sustainable criteria when choosing these products:
b)	Paint and coatings with VOC emissions that do not exceed VOC limits of Green Seal’s Standard GS-11 requirements
c)	Carpet and Carpet Cushion that meets the requirements of the CRI Green Label Testing Program
d)	Composite panels (MDF, OSB, plywood) and agrifiber products that contain no added urea-formaldehyde
e)	Adhesives and sealants that comply with the VOC content limits of South Coast Air Quality Management District (SCAQMD) Rule #1168
f)	Lighting that use reduced mercury content of less than 80 picograms per lumen hour of light output
Jones Lang LaSalle

47

85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XIII — 48

Appendix A:
Waste Tracking Worksheet (WTW)
Attached after this page
Jones Lang LaSalle

48

85 Broad Street — Standards, Specifications & Guidelines for Building Alterations
Section XIV — 1
Jones Lang LaSalle

Appendix B:
Sample Certificate of Insurance
Attached after this page

EXHIBIT B
RULES AND REGULATIONS
1.	Fire exits and stairwells (other than interior stairwells) are for emergency use only, and they shall not be used for any other purposes by the tenants, their employees, licensees, or visitors.
2.
Entrances, corridors, elevators, escalators and other similar areas of the building shall not be obstructed by tenants or their officers, agents, servants, visitors and employees, or used for any other purpose other than ingress and egress to and from the premises.

3.
Landlord reserves the right to control and operate the public portions of the building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it reasonably deems best for the benefit of the tenants generally.

4.
Landlord may refuse admittance to the Building of any person not having a valid access card issued by Landlord, or to individuals not properly identified and processed through the Building security procedures in effect.

5.
Tenant shall be responsible for their employees, agents, service providers and visitors and shall be liable to landlord for all acts of such persons in the building. Outside of ordinary business hours tenants employees (employees with valid ID cards will be permitted to access the building at all times) agents, service providers, and visitors shall be permitted to enter and leave the building whenever appropriate arrangements have been previously made between landlord and tenant with respect thereto.

6.
Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety, reputation, or property of the Building and/or its occupants. In case of invasion, riot, public excitement or other commotion, landlord may prevent all access to the building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the building. Landlord shall, in no way be liable to Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the building under the provisions of this rule.

7.
No tenant shall invite to the tenant’s premises, or permit the visit of persons in such numbers or under such conditions as to violate local codes, unreasonably interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the building or by other tenants.

8.	Canvassing, soliciting and peddling in or about the Building is prohibited.
9.
Landlord shall have the right to require that all messengers and other Persons delivering packages, papers and other materials to Tenant be directed to deliver such packages, papers and other materials to a person designated by Landlord who will distribute the same to Tenant, or be escorted by a person designated by Landlord to deliver the same to Tenant.

10.
Landlord may require any person leaving the building with any package or other object to exhibit a pass from the Tenant from whose premises the package or object is being removed. The establishment and enforcement, or failure to enforce, such requirement shall not impose any responsibility on landlord for the protection of any tenant against the removal of property from the premises of the tenant.

11.
All entrance doors in each tenant’s premises shall be kept locked when the tenant’s premises are not in use. Entrance doors shall not be left open at any time unless permitted under applicable legal requirements.

12.
No locks or bolts, card or other security access systems shall be installed or changed on any of the doors or windows in Tenant’s premises, unless landlord shall be furnished with a duplicate key, security code or card key for use in the case of emergencies where no representative of tenant is available to provide landlord with such access to the premises and provided further that such arrangements made by tenant satisfy applicable legal requirements. On multi-tenanted floors, duplicate keys for toilet rooms shall be procured only from landlord, which may make a reasonable charge therefore.

13.	Upon the termination of tenant’s lease, all keys to the tenants premises and toilet rooms shall be delivered to landlord. Tenant shall be responsible for the cost of replacing any keys that are lost.
14.
Furniture, significant freight and equipment shall be moved into or out of the Building only with the Landlord’s knowledge and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and subject to such reasonable limitations, techniques and timing, as may be designated by Landlord. Tenant shall be responsible for any damage to the Building arising from any such activity.

15.
Tenant shall not bring or keep animals within the Building (except for animals assisting handicapped persons), and shall not bring bicycles, motorcycles or other vehicles into portions of the Building that are not designated as authorized for same, except as otherwise mandated by law.

16.	Tenant shall not make, suffer or permit litter except in appropriate receptacles for that purpose.
17.	This is a non-smoking building in accordance with Local Law #47. Tenant shall not suffer or permit smoking or carrying of lighted cigar or cigarettes anywhere in the building
18.	Tenant shall not make or permit any unreasonable noise or odors, which in the reasonable judgment of Landlord, might disturb or interfere with other tenants or persons having business in the building.
19.
No cooking shall be done in tenant’s premises except as expressly approved by Landlord, provided, however, the use of a microwave and other equipment customarily installed in pantries shall be permitted.

20.	No tenant, employee or invitee shall go upon the roof or other mechanical areas of the Building, except as otherwise required in connection with the exercise of rights granted under the lease.
21.
The cost of repairing any damage to the public portions of the building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or the employees, licensees or visitors of the tenant, shall be paid by such tenant.

22.
No awnings or other projections over or around the windows shall be installed by any tenant and only such window blinds as are supplied, or permitted by Landlord in its reasonable judgment shall be used in a tenant’s premises.

23.
Only hand trucks equipped with rubber tires and side guards shall be used in any space, or in the public halls of the building, either by tenant or service providers, in the delivery or receipt of merchandise or mail.

24.
Nothing shall be done or permitted in any tenant’s premises and nothing shall be brought into or kept in any tenant’s premises which would impair or interfere (other than to a de minimis extent) with any of the building services of the proper economic heating, cleaning or other service of the building or to the premises.

25.
Tenant shall not use any method of heating or air conditioning other than as provided by Landlord or any dedicated system approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

26.
All windows in each tenant’s premises shall be kept closed at all times, and all blinds or drapes shall be lowered or closed when and as reasonably required because of the position of the sun, so as not to interfere with the operation of the building air conditioning system to cool or ventilate the tenant’s premises.

27.
No dangerous, flammable, combustible or explosive object or material shall be brought into the building by tenant without Landlord’s knowledge or approval,. Tenant shall comply with all local and government codes in the maintenance and reporting all hazardous chemicals as required.

28.
No damaging acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the building. Tenant shall be responsible for the inappropriate use of any toilet rooms, plumbing or other utilities. No foreign substances of any kind are to be inserted therein. All damages resulting from any misuses of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

29.	Tenant shall not suffer or permit anything in or around the Premises that causes excessive vibration or floor loading in any part of the Building.
30.	Tenant shall not perform core drilling, chopping, boring, orcutting, without Landlord consent not to be unreasonably withheld.

31.
No signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside or inside of the premises or the building without the prior written consent of landlord. In the event of the violation of the foregoing by any tenant, landlord may (after appropriate notice and cure period subject to lease agreement) remove the same without any liability, and may charge the actual expense incurred by such removal to the tenant or tenants violating this rule. Interior signs and lettering on doors and elevator lobbies on multi-tenanted common areas shall be of a size, color and style reasonably acceptable to landlord.

32.
No tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied as an office for a public stenographer or typist, or as a barber or manicure shop, or as an employment bureau. No tenant or occupant shall engage or pay any employees in the building, except those actually working for such tenant or occupant in the building or advertise for laborers giving an address at the building.

33.
No premises shall be used or permitted to be used, at any time, as a store for the sale or display of goods or merchandise of any kind, or as a restaurant, shop, booth, or stand, or for the conduct of any business or occupation which involves direct patronage of the general public on the premises demised to such tenant, or for manufacturing or for other similar purposes.

34.
Landlord shall have the right to prohibit any advertising that identifies the building by any tenant which impairs the reputation of the building or its desirability as a building for offices, and upon written notice from landlord, tenant shall refrain from our discontinue such advertising., provided, however, tenant shall have the right to use the building address and name as its business address.

35.
The requirements of tenants will be attended to only upon request to the office of the building. Employees of landlord shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of the landlord.

36.
Tenant shall, at its expense, provide artificial lights in the premises demised to such tenant for landlord’s agents, contractors and employees use while performing janitorial or other cleaning services and making repairs or alterations in said premises.

37.
Tenant shall separate all refuse and rubbish of tenant in accordance with the methods and procedures set forth, from time to time, by landlord and its carting agent in its reasonable judgment. Any and all wet and/or food garbage, including coffee grinds, is to be deposited in a plastic liner bag in a waste basket or other receptacle. Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency, and cooperate with landlord in the testing and servicing of the Building’s fire life safety system.

38.
Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Building and its occupants. Landlord shall provide Tenant with copies of any new and/or modified rules or regulations prior to the effective date thereof. Tenant agrees to abide by these and such other rules and regulations.

EXHIBIT C
CLEANING SPECIFICATIONS
SUITE AREAS
NIGHTLY SERVICES:
A.	All hard surfaced flooring to be swept.
B.	Carpet sweep all carpeted areas.
C.	Empty all standard waste paper baskets and wipe clean
D.	Clean and sanitize telephones.
E.	Remove all trash from floors to designated areas.
F.	Restore chairs and waste baskets to proper positions.
G.	Wipe clean smudges on bright work.
H.	Clean water fountains.

I.	Vacuum all carpeted private stairwells nightly and keep in clean condition. Uncarpeted stairwells should be vacuumed or swept nightly using approved dust-down preparation.
WEEKLY SERVICES:
A.	Vacuum all carpeted areas.

B.
Dust and wipe clean all horizontal and vertical surfaces to include desks and office furniture, fixtures, horizontal surfaces of window frames, window sill and convector enclosures with treated dust cloths within hand reach. Dust all chair rails, trim and baseboards as necessary.

QUARTERLY SERVICES:
A.	Dust all high reach areas including, but not limited to top of door frames, air-conditioning diffusers, return air louvers, picture frames and similar wall hangings.
B.	Hand dust Venetian blinds.

SEMI-ANNUAL SERVICES:
A.	Clean the building envelope windows (interior & exterior) twice a year.
CORE (BASE BUILDING) RESTROOMS
NIGHTLY SERVICES:
A.	Empty and sanitize all waste receptacles including sanitary receptacles.
B.	Sweep and wet mop all restroom floors with germicidal floor cleaner.
C.	Wash and polish all mirrors.
D.	Wash shelf bright work and enamel surfaces.

E.	Wash and disinfect urinals, sinks and commodes with germicidal detergent solution and de-scaler.
F.	Replace all consumable toilet supplies using Tenant’s supply.
G.	Report clogged urinals, sinks and commodes.
H.	Clean fingerprints, marks and graffiti from walls, partitions, glass, aluminum and light switches.

I.	Hand dust and clean, washing where necessary, all dispensers and receptacles in all core lavatories.
J.
Day porter to fill soap dispensers and paper towel and toilet tissue in men’s core lavatories. If required waste cans and receptacles to be emptied. Core lavatories to be visited and policed a minimum of once per day (in addition to the base building nightly cleaning as outlined in A through I above, and K below). Sufficient day matrons will be assigned by the Building to inspect all ladies’ core lavatories at least once per day(in addition to the base building nightly cleaning as outlined in A through I above, and K below) and shall perform the same services as the Day porters.

K.	Freight elevator lobbies to be swept and mopped daily, spray buffed and washed monthly and waxed quarterly.

MONTHLY SERVICES:
A.	Wash all restroom partitions and lavatory walls on all sides using a germicidal disinfectant.

B.	Machine scrub all restroom floors using a germicidal floor cleaner.
QUARTERLY SERVICES:
A.	Dust all low and high reach areas including but not limited to ledges, mirrors, partition tops, edges, air conditioner diffusers, exhaust and exhaust grilles.
ANNUAL SERVICES:
A.	Wash restroom lighting fixtures.

EXHIBIT CA
FORM OF CONFIDENTIALITY AGREEMENT
85 Broad Street LLC
c/o Metropolitan Life Insurance Company
10 Park Avenue
Morristown, New Jersey 07962
                    , 20__
Viner Finance Inc.
85 Broad Street
New York, New York 10004
Re: Confidentiality Agreement
Ladies and Gentlemen:
Pursuant to Section 48.05 of that certain Lease, dated as of July  _____, between Viner Finance Inc. (the “Company”) and 85 Broad Street LLC (the “Landlord”) for certain space at 85 Broad Street, New York, New York (the “Property”), the Company is obligated to provide to Landlord certain non-public, confidential, proprietary financial information with respect to the Company and its affiliates (“Confidential Information”).
Landlord agrees not to disclose any Confidential Information to any person other than (i) any direct or indirect partner, member, shareholder, director, officer, employee, affiliate, representative, agent, advisor or consultant of Landlord or of any existing or prospective lender, investor or purchaser of the Property (or Landlord’s interest therein) on a “need-to-know” basis (Landlord and all of the foregoing persons and entities are hereinafter collectively referred to as “Receiving Parties”), (ii) as required by any statute, law, order, rule, regulation, ordinance or other legal requirement or (iii) as Landlord or any other Receiving Party may become legally compelled to disclose pursuant to a subpoena, civil investigative demand (or similar process), court order, interrogatories, or other legal process. Landlord shall disclose the sensitive nature of the Confidential Information to the Receiving Parties and will direct each Receiving Party to treat such information as confidential and to otherwise comply with the terms of this letter agreement.
If Confidential Information is to be disclosed pursuant to clause (iii) of the foregoing paragraph, Landlord will, to the extent practicable, promptly notify the Company thereof and cooperate with the Company (at the Company’s expense) to the extent legally permissible if it should seek to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information. Landlord shall be entitled to reimbursement, upon demand, from the Company for costs and expenses incurred by it or any other Receiving Party, including the reasonable fees and actual out-of-pocket expenses of counsel, in connection with any action taken pursuant to this paragraph.

Notwithstanding anything to the contrary contained herein, information will not be deemed Confidential Information if it (i) was already available to, or in the possession of, or known by, Landlord or any other Receiving Party prior to its disclosure by the Company pursuant to the Lease, (ii) is currently in the public domain or becomes available in the public domain on or after the date hereof (other than as a result of a disclosure which violates this letter agreement), or (iii) is acquired from a person or entity who is not known by Landlord to be in breach of an obligation of confidentiality to the Company. Landlord agrees that the Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction, in the event of a breach of any provisions of this letter agreement without proof of actual damages. Notwithstanding anything to the contrary in this letter agreement, upon the Company’s written demand, each Receiving Party will promptly return to the Company or destroy all Confidential Information previously delivered to such Receiving Party.
Tenant’s recourse against Landlord under this letter agreement is subject to, and limited by, the provisions of Section 20.01 of the Lease and such provisions are incorporated herein by reference.
The provisions of this letter agreement shall remain in effect until the earlier of the date (i) that such information is no longer Confidential Information within the meaning of this agreement or (ii) that is eighteen (18) months from the date of the execution of this agreement.
This letter agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof. This letter agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between Landlord and the Company expressly so modifying or waiving such agreements.
Please execute this letter agreement in the space provided below to evidence your agreement to the foregoing.

85 Broad Street LLC,
a Delaware limited liability company

By:	85 Broad Street Mezzanine LLC, its sole member

By:	Metropolitan Life Insurance Company, its sole member

By:
Name:
Title:
AGREED TO AND ACCEPTED:
Viner Finance Inc.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT CO

PRE-APPROVED CONTRACTORS

[See attached]

EXHIBIT D
LEGAL DESCRIPTION OF LAND
ALL that certain lot, plot, piece or parcel of land, with the buildings, structures and improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York.
BEGINNING at the corner formed by the intersection of the northerly side of Pearl Street with the easterly side of Broad street;
Running thence northerly, along the easterly line of Broad Street, 68.00 feet to a point;
Thence easterly, at right angles to the preceding course, 7.50 feet to a point;
Thence northerly, along the easterly line of Broad Street and at right angles to the preceding course, 40.00 feet to a point;
Thence westerly, at right angles to the preceding course, 7.50 feet to a point;

Thence northerly, along the easterly line of Broad Street and at right angles to the preceding course, 128,09 feet to a point in the southerly line of South William Street.
Thence easterly, along the southerly line of South William Street and forming an angle of 109 degrees 27 minutes 57 seconds on its southerly side with the preceding course, 94.54 feet to an angle point therein;
[legal description continues on following page]

Thence still easterly, along the southerly line of South William Street and forming an angle of 187 degrees 20 minutes 55 seconds on its southerly side with the preceding course, 114.03 feet to a point;
Thence southerly, along a line forming an angle of 91 degrees 14 minutes 00 seconds on its westerly side with the preceding course, 6.10 feet to a point;
Thence still southerly, forming an angle of 175 degrees 24 minutes 30 seconds on its westerly side with the preceding course, 83.40 feet to a point in the northerly line of Stone Street;
Thence still southerly, along the westerly line of Stone Street and forming an angle of 153 degrees 30 minutes 16 seconds on its westerly side with the preceding course, 42.13 feet to a point in the westerly line of Coenties Alley;
Thence still southerly, along the westerly line of Coenties Alley and forming an angle of 198 degrees 05 minutes 24 seconds on its westerly side with the preceding course, 37.55 feet to an angle point therein;
Thence still southerly, along the westerly line of Coenties Alley and forming an angle of 187 degrees 59 minutes 20 seconds on its westerly side with the preceding course, 19.09 feet to an angle point therein;
Thence still southerly, along the westerly line of Coenties Alley and forming an angle of 187 degrees 17 minutes 25 seconds on its westerly side with the preceding course, 51.14 feet to a point in the northerly line of Pearl Street;
Thence westerly, along the northerly line of Pearl Street and forming an angle of 97 degrees 44 minutes 26 seconds on its northerly side with the preceding course, 84.22 feet to an angle point therein;
Thence still westerly, along the northerly line of Pearl Street and forming an angle of 154 degrees 33 minutes 55 seconds on its northerly side with the preceding course, 206.48 feet to the point or place of BEGINNING.

EXHIBIT LW
LANDLORD’S WORK
1. “Landlord’s Required Work” shall mean the following:
•	Landlord shall furnish and install the submeters and submetering system to measure Tenant’s Usage and coincidental demand in the demised premises.
•
Landlord shall furnish and install a sub-metering system to measure usage in kWH and coincidental demand in kW. Coincidental demand shall be equivalent to the peak demand in kW for the entire premises as if measured via a single sub-meter. The sub-metering system will also be capable of measuring the coincidental peak demand of a designated sub-set of sub-meters through which Tenant will utilize EPS power. A separate submeter shall be installed at each bus duct switch and at the UPS input switch board.

•
Landlord shall provide all required base building fire alarm devices, including but not limited to area smoke detectors and fire warden stations in elevator lobbies, manual pull stations and speaker strobes at doors to fire stairs, strobes in core toilet rooms, area smoke detectors in electric and telecommunication closets, duct smoke detectors and fire/smoke dampers at supply and return ducts point of entry from the riser shafts and sprinkler water flow and tamper switches. All devices shall be installed as per Code and ADA requirements. Landlord shall also provide required connection points for tie-ins on each floor of Tenant’s speaker strobes, smoke detectors and subsystems in connection to the Building’s fire alarm system.

•	All building systems (except for the existing supplemental HVAC units servicing the demised premises) shall be in good operating condition.
•
The perimeter radiation heating systems and convector covers shall be completely cleaned and placed in good working order/condition and ready to receive Tenant’s finishes, but Landlord shall not be required to strip, prep or prime convector covers. Any bent fins and/or loose/displaced covers shall be repaired or replaced.

•
The demised premises, including the internal stairwell located in the demised premises, shall be delivered in compliance, to the best of Landlord’s knowledge, with all applicable Legal Requirements, including but not limited to the New York City fire building code and the local laws pertaining thereto and a Certificate of Occupancy. The common areas of the Building affecting the demised premises shall comply with Title III of the Americans with Disabilities Act.

•	All Code required base-building fire/smoke dampers are to be installed by the Landlord completely installed and wired to fire alarm system, if required by code.

•
Landlord shall slab over internal convenience stairs between Tenant’s floors and non-tenant floors to meet or exceed minimum fire ratings. Flooring on 22nd and 2ndFloors shall be poured concrete, ready to receive Tenant finishes. Ceiling of 26thand 3rdFloors shall be metal decking with fireproofing. Landlord to add an exhaust to the ceiling of the top-most floor of the convenience stairs within the demised premises (i.e., the 26th floor and the 3rd floor) to meet code. The work described in this bullet-point is called the “Stairwell Work”.

•	Fire stair and convenience stair doors and hardware to be rated and labeled. The Landlord shall replace doors, frames and hardware not meeting minimum fire rating as required by code.
•	Remove mail chute doors and sheet rock over openings at shaft wall to create required fire rating. Access door as shown on Exhibit AD attached hereto to be secured by Landlord.
•	Remove conveyor belts that protrude into Tenant’s space.
•	Landlord to remove all wiring and equipment in 2nd floor telephone room.
•	Landlord shall lock-off access to the 22nd floor by the elevators serving the “mid-rise” floors of the Building.
2. “Landlord’s Work” shall mean all of “Landlord’s Required Work” described above, as well as the work described below which shall not constitute “Landlord’s Required Work”:
•	Landlord shall remove the vertical wiring, to the extent determined in Landlord’s discretion, without disturbing Tenant installation.
•	Landlord shall in the ordinary course of business repair or replace all windows that are damaged as of the date of this Lease.
•
Landlord shall in the ordinary course of business “close out” applications that have been filed with the DOB (except any such applications relating to work performed or to be performed by or on behalf of Tenant).

EXHIBIT LW-2
LOBBY WORK
Landlord to perform general cosmetic enhancements to the Building’s lobby, elevator cabs and outdoor arcade; provided, that the exact scope and details of such work shall be in Landlord’s reasonable discretion in consultation with Tenant (but Tenant shall have no approval right with respect thereto).
The following items shall constitute the “Required Lobby Work” subject to the applicable provisions of the Lease relating thereto:
•	New lobby desk;
•	New canopy for the front of the Building on the Broad Street side;
•	New lighting and fixtures around the exterior of the Building;
•	New lighting and fixtures in the interior lobby of the Building;
•	New lighting and fixtures in the lobby elevator bank areas;
•	New turnstiles in the lobby of the Building; and
•	New stone flooring at the elevator bank.

EXHIBIT MSC
MECHANICAL SYSTEMS CRITERIA
I.	DESIGN CRITERIA
A.	HVAC — General
1.	The hours of operation of the basic HVAC systems will be 8:00 AM to 6:00 PM Monday through Friday
2.
The base building HVAC system (perimeter and interior) shall be capable of maintaining the building’s performance criteria year-round. The outside summer condition is 92°F db, 75°F wb, indoor condition of 75°F +/-2 db and 50% relative humidity, maximum, with a population density not in excess of one person per 143 usable square feet and 5 watts/sf of internal heat gain, provided Tenant provides sufficient supplemental HVAC to address loads above normal office use (e.g. trading floor, large conference rooms, data rooms, etc), and provided that shades are in the closed position to minimize sun load. The winter outdoor condition is 5°F and the indoor condition is 72°F ±2.

3.	The refrigeration plant must be able to operate all year to achieve the above stated conditions regardless of season.
4.	Landlord shall not permit equipment within the Building on the 27th floor or the 21st floor to generate noise levels greater than NC-40.
5.	Static pressure for interior duct system shall be a minimum of 1inch downstream of all dampers, appurtenances, etc.
6.	System shall deliver outside air at a quantity not less than 20 cfm per person to entire OPCO premises based on an occupancy of one person per 143usf.
7.
All core restrooms shall have an exhaust air quantity of a 40 CFM per fixture including any expanded rooms to accommodate the Tenant’s proposed occupancy. Tenant shall be permitted to connect into the toilet exhaust system for its additionally constructed toilet facilities, etc., as part of the initial fit-out. Any additional exhaust capacity not available in the existing system and required by code, for Tenant’s additional toilet facilities, shall be at Tenant’s expense.

8.
After-hours and additional mechanical services: Base building perimeter and interior HVAC system shall be capable of isolating individual floors for after-hours operation. The building shall charge OPCO per hour of overtime air conditioning and ventilation. Refer to article 27 for pricing.

9.
The chilled water for supplemental air conditioning services provided to the premises shall be metered and billed based on actual consumption as measured by a BTU meter. OPCO shall not be required to install pumps, all pumping distribution via the base building pumps. The building shall charge OPCO on a ton/hour basis. Refer to article 27 for pricing.

B.	Electricity — General
1.
The sub-metering system will also be capable of measuring the coincidental peak demand of a designated sub-set of sub-meters through which Tenant will utilize EPS power. Totalized demand will be basis of the annual charge for connection to the EPS.

2.	Landlord shall dedicate the following feeders (risers) to Tenant’s exclusive use provided Tenant leases the UPS Space.
a.	One of the two existing utility feeders to the UPS Room.
b.	One of the two existing generator power feeders to the UPS Room.
c.	Four existing 200 Amp feeders from the UPS Room to the 26th Floor.
d.	One existing 200 Amp feeder from the UPS Room to the 24th Floor.
e.	One existing 400 Amp feeder from the UPS Room to a splice box on the 7th Floor.
f.	One existing 400 Amp feeder from the UPS Room to the 4th Floor.
g.
The two Emergency Power Systems (EPS-A and EPS-B) currently installed in the building are connected to the bus ducts which serve the Tenant floors via a system of transfer relays. Bus duct A is energized by EPS-B. Bus duct C is energized via EPS-A. Prior to the commencement date, Landlord at Landlord’s cost shall fully test not less than two generators in each EPS including but not limited to the engine/generator, paralleling switchgear, transfer switches, transfer relays, controls, fuel transfer system, etc. Such procedures shall include but not limited to monthly start-up of the four designated generators, verifying the two machines in each EPS parallel to each other and connect to the generator switchgear input bus, and then operating each generator individually on the load bank for 30 minutes. In addition there shall be four annual preventive maintenance services performed by the generator manufacturer or qualified manufacturer representative and an annual Integrated System Test (IST) performed by the manufacturers of the generator or qualified manufacturer representative, paralleling switchgear and transfer switches. As part of the IST the plant shall be operated at full load for a minimum of four hours.

II.	BUILDING SERVICES
A.	Mechanical
1.	The chilled water provided to the premises for supplemental air conditioning shall be metered and billed to Tenant based on actual consumption as measured by a BTU meter.
2.	Landlord shall permit the cable television company serving the area to provide cable television services to all floors within the demised premises.
3.
Subject to compliance with code, availability of space and Landlord’s reasonable discretion, Landlord shall provide space for outside communications services required by Tenant such as NYNEX, MFS, MCI and Verizon at multiple POE’s.

4.	Landlord shall permit the installations of Teflon insulated low voltage cabling in the ceiling plenums and raised floor plenum without conduit as permitted by code.
5.	Tenant shall be permitted within Tenant’s Premises or core closets to use BX cable wherever permitted by New York City Electric Code.
6.
In the event of a power outage, the Landlord shall use reasonable efforts at market rates to operate the base building life safety generator and the EPS on a continuous basis until power is restored. Landlord shall use reasonable efforts at market rates to arrange for resupply of the onsite fuel system as needed for such continuous operation, failing which Tenant shall be permitted to arrange for resupply of the onsite fuel system using oil that is of consistent grade and quality as the fuel supplied by Landlord’s vendor, at Landlord’s cost with reimbursement to Tenant not to exceed market rates.

III.	ROUTING OF SERVICES OUTSIDE OF TENANT SPACE
Upper floor stack (3rd to 22-26) — Three (3) conduits 4 inch per riser closet (Closets A and C), total six (6) 4 inch conduits per floor. Landlord will provide access and pathway for one riser shaft in Closet C no later than September 15, 2011 (the “September 15 Obligation”) and access and pathway for one riser shaft in Closet A no later than October 1, 2011 (the “October 1 Obligation”)
Lower floor stack (3rd to 2nd FL, BS1, BS2 and POE) — Pearl Street POE (through Closet B) has been identified for Tenant to install one conduit and inner duct at Tenant’s cost and will be available following the Commencement Date. Broad Street POE (through Closet A) has been identified and will be made available to Tenant no later than August 22, 2011 (the “August 22 Obligation”; the September 15 Obligation, the October 1 Obligation and the August 22 Obligation are each a “Riser Delivery Obligation”)). Two (2) conduits 4 inch per riser closet, total four (4) 4 inch conduits per floor. The planned use of the (2) conduits is as follows 1) — fiber 2) copper

In addition, Landlord will provide adequate space for CATV and building services, outside of Tenant’s conduit. Such services may serve the entire Building and associated tenants. Landlord reserves the right to charge market rates for the service providers use of riser space.
IV.	TELECOMMUNICATIONS

Tenant reserves the right at its own expense to deliver copper and fiber services from one or more additional service providers in the building and to extend these services into the demised premises and no other space in the Building, subject to Landlord’s reasonable approval of the service provider. The work may include the establishment of a second point of entry subject to Tenant’s compliance in all respects with the provisions of this Lease applicable to the performance of Tenant Alterations.

EXHIBIT NDA
FORM OF ACCEPTABLE NON-DISTURBANCE & ATTORNMENT AGREEMENT
RECORDING REQUESTED
BY AND WHEN
RECORDED RETURN TO:
                                        , Esq.

SUBORDINATION,
NONDISTURBANCE
AND ATTORNMENT AGREEMENT

NOTICE:
THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

DEFINED TERMS
Execution Date: As of _______________, 20____.
Lender & Address:
Tenant & Address:
Viner Finance Inc.
85 Broad Street
New York, New York 10004
Attn: Mr. David Rogers
85 Broad - Form Mortgagee SNDA

with a copy to:
Viner Finance Inc.
85 Broad Street
New York, New York 10004
Attn: Dennis McNamara, Esq.
and:
Ingram Yuzek Gainen Carroll & Bertolotti, LLP
250 Park Avenue, Sixth Floor
New York, New York 10177
Attn: Shane O’Neill, Esq.
Landlord & Address:
85 Broad Street LLC
c/o Metropolitan Life Insurance Company
10 Park Avenue
Morristown, NJ 07962
Attn: Officer-In-Charge

with a copy to:	c/o Metropolitan Life Insurance Company
10 Park Avenue
Morristown, NJ 07962
Attn: Chief Real Estate Counsel
Loan: A first mortgage loan in the original principal amount of $_____  from Lender to Landlord.
Note: A Promissory Note executed by Landlord in favor of Lender in the amount of the Loan dated as of
Mortgage: A Mortgage, Security Agreement and Fixture Filing dated as of  _____  executed by Landlord, to Lender securing repayment of the Note to be recorded in the records of the County in which the Property is located.
Lease and Lease Date: The lease entered into by Landlord and Tenant dated as of  _____  covering the Premises.

Property:	85 Broad Street
New York, NY 10004

The Property is more particularly described on Exhibit A.
85 Broad - Form Mortgagee SNDA

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made by and among Tenant, Landlord, and Lender and affects the Property described in Exhibit A. Certain terms used in this Agreement are defined in the Defined Terms. This Agreement is entered into as of the Execution Date with reference to the following facts:
A. Landlord and Tenant have entered into the Lease covering certain space in the improvements located in and upon the Property (the “Premises”).
B. Lender has made or is making the Loan to Landlord evidenced by the Note. The Note is secured, among other documents, by the Mortgage.
C. Landlord, Tenant and Lender all wish to subordinate the Lease to the lien of the Mortgage.
D. Tenant has requested that Lender agree not to disturb Tenant’s rights in the Premises pursuant to the Lease in the event Lender forecloses the Mortgage, or acquires the Property pursuant to the power of sale contained in the Mortgage or receives a transfer of the Property by a conveyance in lieu of foreclosure of the Property (each, a “Foreclosure Sale”) but only if Tenant is not then in default beyond applicable notice and grace periods under the Lease and Tenant attorns to Lender or a third party purchaser at the Foreclosure Sale (a “Foreclosure Purchaser”).
NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:
1. Subordination. Subject to the terms of this Agreement, the Lease and the leasehold estate created by the Lease and all of Tenant’s rights under the Lease are and shall remain subordinate to the Mortgage and the lien of the Mortgage, to all rights of Lender under the Mortgage, to all renewals, amendments, modifications, restatements, consolidations and extensions of the Mortgage and to all present or future advances thereunder.
2. Acknowledgements by Tenant. Tenant agrees that: (a) Tenant has notice that the Lease and the rent and all other sums due under the Lease have been or are to be assigned to Lender as security for the Loan. In the event that Lender notifies Tenant of a default under the Mortgage and requests Tenant to pay its rent and all other sums due under the Lease to Lender, Tenant shall pay such sums directly to Lender or as Lender may otherwise request (it being understood and agreed that Tenant shall have no responsibility to ascertain whether such notice by Lender is permitted under the Mortgage, or to inquire into the existence of a default, and Landlord hereby waives any right, claim, or demand it may now or hereafter have against Tenant by reason of such payment to Lender, and any such payment shall discharge the obligations of Tenant to make such payment to Landlord); (b) Tenant shall send a copy of any notice of default under the Lease to Lender at the same time Tenant sends such notice to Landlord; (c) Lender shall have the right to remedy any Landlord default under the lease, or to cause any default of Landlord to be remedied, within the longer of (i) 30 days following Lender’s receipt of a copy of a notice of the applicable default sent by Tenant (provided such 30 day period shall be extended for an additional 30 days if such default is not susceptible of being cured within the initial 30 day period provided Lender is diligently pursuing the cure thereof) and (ii) the same period of time given to Landlord for remedying, or causing to be remedied, such default; (d) Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord; and (e) this Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement.
85 Broad - Form Mortgagee SNDA

3. Foreclosure and Sale. In the event of a Foreclosure Sale,
(a) So long as Tenant is not in default under any of the provisions of the Lease beyond applicable notice and grace periods, (x) the Lease shall continue in full force and effect as a direct lease between Lender (or a Foreclosure Purchaser, if applicable) and Tenant, and Lender (or a Foreclosure Purchaser, if applicable) will not disturb the use, enjoyment and possession of Tenant, subject to this Agreement, (y) to the extent that the Lease is extinguished as a result of a Foreclosure Sale, a new lease shall automatically go into effect upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease. Tenant agrees to attorn to and accept Lender (or a Foreclosure Purchaser, if applicable) as landlord under the Lease and to be bound by and perform all of the obligations imposed by the Lease, or, as the case may be, under the new lease, in the event that the Lease is extinguished by a Foreclosure Sale. Upon Lender’s (or a Foreclosure Purchaser’s, if applicable) acquisition of title to the Property, Lender (or a Foreclosure Purchaser, if applicable) will perform all of the obligations imposed on the Landlord by the Lease that accrue from and after such sale except as set forth in this Agreement; provided, however, that Lender (and any Foreclosure Purchaser) shall not be: (i) liable for any act or omission of a prior landlord (including Landlord), provided any non-monetary defaults of an ongoing nature of which Lender shall have received notice from Tenant in accordance herewith (it being understood that Tenant shall not give notice to the Foreclosure Purchaser until after the date such Foreclosure Purchaser succeeds to Landlord’s interest under the Lease) and that are susceptible of cure by Lender (or such Foreclosure Purchaser) which continue after Lender (or such Foreclosure Purchaser, if applicable) succeeds to the interest of Landlord under the Lease shall continue to constitute a default under the Lease so long as such default remains uncured; or (ii) subject to any credits, offsets or defenses that Tenant might have against any prior landlord (including Landlord) unless the conditions giving rise to such credits, offsets, or defenses shall be then continuing (provided that Lender shall have received notice from Tenant of such condition in accordance herewith); or (iii) bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month or by any security deposit, cleaning deposit or other sum that Tenant may have paid in advance to any prior landlord (including Landlord) except if such prepayment is expressly required under the terms of the Lease (including, without limitation, payment of estimated operating expenses and real estate taxes); or (iv) bound by any amendment, modification, assignment, extension, surrender or
85 Broad - Form Mortgagee SNDA

termination of the Lease made without the written consent of Lender (or any Foreclosure Purchaser, if applicable) (except to the extent Lender’s consent shall not be required pursuant to the Mortgage or other documents securing, evidencing or governing the loan secured thereby), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Lender’s (or any Foreclosure Purchaser’s, if applicable) consent shall not be required in connection with any amendment, modification, assignment extension, surrender or termination of the Lease which merely evidences Tenant’s exercise of any unilateral right or option Tenant may have under the Lease or at law; or (v) obligated or liable with respect to any representations or warranties contained in the Lease, or indemnities contained in the Lease with respect to any event, matter or circumstance occurring prior to the date such Lender or Foreclosure Purchaser succeeds to the Landlord’s interest under this Lease; or (vi) liable to Tenant for the completion of any tenant improvement work obligation necessary to prepare the demised premises for Tenant’s initial occupancy or payment of any work allowance, except to the extent Lender (or any Foreclosure Purchaser) is holding and controlling funds reserved with Lender specifically for such purpose, and except that Lender recognizes the provisions of Article 50 of the Lease.
(b) Upon the written request of Lender after a Foreclosure Sale, the parties shall execute a lease of the Premises upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease.
4. No Purchase Options. Tenant represents that it has no right or option of any nature to purchase the Property or any portion of the Property or any interest in the Borrower.
5. Notice. All notices under this Agreement shall be deemed to have been properly given if delivered by overnight courier service or mailed by United States certified mail, with return receipt requested, postage prepaid to the party receiving the notice at its address set forth in the Defined Terms (or at such other address as shall be given in writing by such party to the other parties) and shall be deemed complete upon receipt or refusal of delivery.
6. Miscellaneous. Lender (or any Foreclosure Purchaser, if applicable) shall not be subject to any provision of the Lease that is inconsistent with this Agreement. Nothing contained in this Agreement shall be construed to derogate from or in any way impair or affect the lien or the provisions of the Mortgage. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.
7. Liability and Successors and Assigns. In the event that Lender (or any Foreclosure Purchaser) acquires title to the Premises or the Property, Lender (or such Foreclosure Purchaser) shall have no obligation nor incur any liability in an amount in excess of the Lender’s interest in the Property and the net rents, issue, profits, and proceeds derived therefrom (including, without limitation, net condemnation awards and net insurance proceeds). This Agreement shall run with the land and shall inure to the benefit of the parties and, their respective successors and permitted assigns including a Foreclosure Purchaser. If a Foreclosure Purchaser acquires the Property or if Lender assigns or transfers its interest in the Note and Mortgage or the Property, all obligations and liabilities of Lender under this Agreement shall terminate and be the responsibility of the Foreclosure Purchaser or other party to whom Lender’s interest is assigned or transferred. The interest of Tenant under this Agreement may not otherwise be assigned or transferred except in connection with an assignment of its interest in the Lease in accordance with the terms of the Lease.
85 Broad - Form Mortgagee SNDA

8. OFAC Provisions Tenant and Lender hereby represent, warrant and covenant to each other party, either that (i) it is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”), or is a wholly-owned subsidiary or affiliate of a Regulated Entity or (ii) neither it nor any person or entity that directly or indirectly (a) controls it or (b) has an ownership interest in it of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.
[Remainder of Page Intentionally Left Blank]
85 Broad - Form Mortgagee SNDA

IN WITNESS WHEREOF, the parties have executed this Subordination, Nondisturbance and Attornment Agreement as of the Execution Date.
IT IS RECOMMENDED THAT THE PARTIES CONSULT WITH THEIR ATTORNEYS PRIOR TO THE EXECUTION OF THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT.

LENDER:	[________________________]
a [____________________]

By

Its

State of _____________
County of ____________
On  _____, 20_____  before me,  _____, personally appeared  _____, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
WITNESS my hand and official seal.
Signature                                               (Seal)
85 Broad - Form Mortgagee SNDA

TENANT:	Viner Finance Inc.,
a Delaware corporation

By

Its

State of _____________
County of ____________
On  _____, 20_____  before me,  _____, personally appeared  _____, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
WITNESS my hand and official seal.
Signature                                               (Seal)
85 Broad - Form Mortgagee SNDA

LANDLORD:	85 Broad Street LLC
a Delaware limited liability company

By

Its

State of _____________
County of ____________
On  _____, 20_____  before me,  _____, personally appeared  _____, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
WITNESS my hand and official seal.
Signature ______________________      (Seal)
85 Broad - Form Mortgagee SNDA

EXHIBIT A
PROPERTY DESCRIPTION

EXHIBIT OE
OPERATING EXPENSES DEFINED
The term “Operating Expenses” shall mean all costs and expenses (and taxes thereon, if any) paid or incurred by or on behalf of Landlord with respect to the operation, repair, safety, management, security and maintenance of the Building, the Land and the Building equipment, and the sidewalks, curbs, plazas and other areas adjacent to the Building, and with respect to the services provided tenants of the Building, including (i) salaries, wages and bonuses paid to, and any hospitalization, medical, surgical, union and general welfare benefits (including group life insurance), pension, retirement or life insurance plans and other benefits or similar expenses (collectively, “Wages”) relating to employees of Landlord or employees whose wages are chargeable to Landlord below the level of building manager who are engaged in the operation, repair, safety, management, security or maintenance of the Building, the Land and the Building equipment or in providing services to tenants (the “Eligible Employees”); (ii) social security, unemployment and other payroll taxes, disability and workmen’s compensation coverage imposed by Legal Requirement, union contract or otherwise with respect to said Eligible Employees; (iii) the cost of gas, steam, water, sewer rents, air conditioning and other fuel and utilities; (iv) the cost of casualty, rent, liability, fidelity, plate glass and any other insurance; (v) the cost of non-capital repairs, maintenance and the cost of painting the common areas of the Building; (vi) the cost or rental of all building and cleaning supplies, Including toilet paper, soap and paper towels, tools, materials and equipment; (vii) the cost of uniforms, work clothes and dry cleaning of Eligible Employees; (viii) the cost of cleaning the exterior of the windows, the carting costs incurred in rubbish and garbage removal from the Building, extermination services, concierge, guard, watchman or other security personnel, service or system, if any; (ix) expenditures for capital improvements and capital equipment (as those terms are defined under generally accepted accounting principles consistently applied) which are made for the purpose of reducing Operating Expenses, and in such case, only to the extent of actual reductions in Operating Expenses and capital expenditures made by reason of Legal Requirements which are first effective or applied after the first Possession Date to occur, in each of which cases the costs thereof shall be included in Operating Expenses for the Operating Year in which incurred and in subsequent Operating Years, as amortized over the useful life thereof as reasonably determined by Landlord in accordance with its good faith application of generally acceptable accounting standards and practices), together with interest factor equal to either (a) the actual rate of interest and other borrowing costs and expenses (amortized over the life of the applicable loan and ratably allocated to the relevant amount being amortized) incurred by Landlord, with respect to the cost of such capital item to the extent paid for directly through loan proceeds advanced by a third-party lender, if any, which is not an affiliate of Landlord, pursuant to the terms of a bona fide loan, or (b) if such costs are not so financed, the Prime Rate (provided that the annual amortized amount so included in Operating Expenses for any year on account of such capital improvements or capital items which were intended to reduce and actually reduce Operating Expenses shall not exceed Landlord’s reasonable calculation of annual savings in Operating Expenses actually achieved by such improvements or items); (x) management fees equal to 3% of the aggregate gross rents, additional rents and other charges payable to Landlord by tenants of the Building; (xi) charges of independent contractors and consultants performing work included within this definition of Operating Expenses; (xii) telephone and stationery; (xiii) legal, accounting and other professional fees and disbursements incurred in connection with the operation and management of the Building except those incurred in the leasing, financing or sale of the Building, or in connection with disputes between Landlord, tenants and prospective tenants of the Building, or in connection with litigation against tenants and prospective tenants of the Building including legal expenses related to a bankruptcy of tenant, or in connection with disputes with mortgagees or ground lessors; (xiv) decorations not in excess of expenses incurred for that purpose in Comparable Buildings; (xv) depreciation of hand tools and other movable equipment used in the operation, cleaning, repair, safety management, security or maintenance of the Building; (xvi) exterior and interior landscaping; and (xvii) all costs of cleaning of the public areas of the Building and of those rentable areas of the Building which do not constitute retail stores and are not occupied or under lease to tenants, it being understood that Landlord shall be economical in providing cleaning services to those rentable areas of the Building which do not constitute retail stores and are not occupied or under lease to tenants.
Provided, however, that the foregoing costs and expenses shall exclude or have deducted from them, as the case may be:
(A) salaries, wages, compensation and benefits of (a) any employee above the grade of building manager, or (b) any corporate officer, member or partner of Landlord or its affiliates that is not working at the Building as an Eligible Employee;
(B) expenditures for capital improvements and repairs and replacements thereof, other than those referred to in clause (ix) above;
(C) amounts actually received by Landlord through proceeds of insurance or expenditures actually reimbursed by warranties, guarantees or service contracts;
(D) costs incurred by reason of fire or other casualty or condemnation (or threatened condemnation);
(E) advertising and promotional expenditures, expenses related to the leasing or marketing of space in the Building;
(F) costs incurred in performing work or furnishing services or supplies for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, to the extent that such work or service is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense or which services are not made available to Tenant at no additional charge (e.g., the cost of providing chilled water or condenser water to any tenant and/or the cost of providing heating, air conditioning and/or electricity to any tenant outside of normal business hours, in each case free of any separate or additional charge); it being understood that Operating Expenses will be net of any charges separately directly billed to other tenants for services provided to such tenants and not billed as operating expense escalation charges (unless such services are provided to Tenant at no additional charge);

(G) depreciation or amortization, except as provided in clause (ix) above, and non-cash items such as deductions for or obsolescence of the Building and the Building equipment depreciation and amortization;
(H) brokerage commissions;
(I) labor costs incurred in cleaning the demised premises, retail store areas and spaces occupied by or under lease to other tenants;
(J) the cost of electricity and other utilities furnished to the leased premises in the Building for which tenants are separately charged;
(K) principal or interest payments on and any other fees or charges (including, without limitation, attorneys’ fees, court costs and other expenses) incurred in connection with obtaining any loans related to any mortgages or any other debt costs or financing or refinancing costs, and all fixed rent payments under ground leases;
(L) the costs of constructing, improving, renovating, altering, painting or decorating space in the Building for occupancy by Tenant and other tenants and any cost and expense of maintaining and repairing such tenant spaces to the extent Landlord is providing maintenance and repair services in excess of Landlord’s maintenance and repair obligations under this Lease;
(M) amounts paid to affiliates of Landlord for services in or to the Building, to the extent that the costs of such services exceed competitive costs of such services were they not so rendered by an affiliate;
(N) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
(O) all items and services for which Landlord is reimbursed by Tenant or other tenants (other than pursuant to Article 29) to the extent of such reimbursement;
(P) the cost of any items for which Landlord was reimbursed by insurance or otherwise compensated or should be reimbursed if Landlord maintains the insurance it has agreed to maintain in the Lease;
(Q) up to $5,000 of the initial costs of hand tools and equipment used in the operation, repair and maintenance of the Building or the rental thereof;
(R) that portion of any cost or expense relating to both the Building and to other buildings or properties, which is properly allocable or attributable to such other buildings or properties;

(S) auditing and accounting fees not incurred in connection with the operation and management of the Building;
(T) Taxes;
(U) the cost incurred in the operation of (x) the Building Cafeteria, or (y) any health or exercise club or facility or any luncheon or other restaurant, club or facility, unless, in the case of (y), the same is made available to Tenant at no additional charge;
(V) costs and expenses of creating the condominium structure, if any, and costs related to maintaining the legal status and organizational good standing of the Condo Board;
(W) costs for relocating tenants;
(X) costs attributable to providing services to retail areas;
(Y) costs incurred in connection with removal, remediation, replacement, enclosure, encapsulation or other treatment of any ACM, lead paint or mold;
(Z) cost of: (a) Landlord’s Work required under this Lease, or (d) the discharge of Landlord’s obligations under the Landlord’s Work provision of this Lease or similar provisions of other leases;
(AA) any costs to purchase objects of fine art (provided that the cost of any reasonable maintenance thereof shall be included in Operating Expenses), and costs arising from Landlord’s political or charitable contributions;
(BB) costs of defending any lawsuits filed by tenants, service providers or Landlord’s mortgagee;
(CC) costs of Landlord’s general corporate overhead and general administrative expenses;
(DD) costs (including fines and penalties) which result from: (a) the negligence or intentional misconduct of Landlord or Landlord Related Parties or any breach, violation or default under the Lease by Landlord, or (b) the negligence or intentional misconduct of any other tenant or occupant of the Building (or its employees, agents or contractors), or any breach, violation or default under any other lease or occupancy agreement of the Building by any other tenant or occupant of the Building;
(EE) costs (including fines and penalties) of correcting or remediating any violations of laws which exist on the applicable Possession Date (or existed during any period prior thereto);
(FF) gross rent that exceeds the fair rental value of the management office in the Building of not more than 3,000 square feet of rentable area; provided that such management office space: (a) shall exclude (x) any space devoted primarily to leasing, construction or development activities, and (y) contractor and/or storage space, and (b) shall be further equitably reduced to the extent such office is used by Landlord or its management agent to operate or manage properties other than the Building and the Property;

(GG) advertising, promotional and marketing expenses and dues to professional and lobbying associations;
(HH) contributions to operating expense, tax, insurance or other reserves as opposed to payments of amounts out of such reserves for Operating Expenses;
(II) bad debt losses and rent losses suffered by Landlord and reserves therefor;
(JJ) costs of entertainment of current or prospective tenants;
(KK) if the property manager is an affiliate of Landlord, costs under the Management Agreement that, under a market-based management agreement with an unaffiliated management company providing for a market management fee, would be borne by the management company and not reimbursed by the Landlord, including, without limitation, the manager’s general corporate overhead and general administrative and home office expenses;
(LL) any cost which is, pursuant to the Lease, expressly to be borne by Landlord and not reimbursed through payment of Operating Expenses;
(MM) costs and expenses (including costs and expenses of any repairs, any replacements or improvements) of complying with any law in other leased space in the Building if the compliance with such law was another tenant’s obligation under its lease; and
(NN) costs related to withdrawal liability or unfunded pension liability of Landlord or any of its affiliates under any pension fund.

EXHIBIT OEC
GENERAL OPERATING EXPENSE STATEMENT CATEGORIES
Cleaning payroll
Supplies
Building Payroll
Building — Related Labor
Electricity
Steam
Elevator Maintenance
Elevator Service Contract
Other Building Costs
Painting
Protection Service
General Building Repairs and Maintenance
Rubbish removal and Exterminating
Telephone
Professional Fees
Insurance
Management Fees
Amortization of Improvements Including Interest
Costs of Services to Tenants
Fees or Sums Paid to Affiliates of Landlord

EXHIBIT RA
FORM OF RECOGNITION AGREEMENT FORM
SUBTENANT SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
This Subtenant Subordination, Non-Disturbance and Attornment Agreement (“Agreement”) made this _______ day of  _____,  _____  by and between among 85 BROAD STREET LLC, having an office c/o Metropolitan Life Insurance Company, 10 Park Avenue, Morristown, New Jersey 07962, Attn.: New York Region Real Estate Investments (“Landlord”), Viner Finance Inc., having an office at 85 Broad Street, New York, New York 10004 (“Tenant”), and  _____  having an office at  _____  (“Subtenant”).
W I T N E S S E T H :
WHEREAS, Landlord is the owner of that certain building known as 85 Broad Street, New York, New York 10004 (the “Building”) and the land (the “Land”) upon which it stands;
WHEREAS, Landlord is the landlord under that certain lease, dated as of July  _____, 2011, between Landlord and Sublandlord as the same may hereafter be renewed, amended, modified, supplemented, extended, replaced and/or restated from time to time, is hereinafter referred to as the “Prime Lease”), which Prime Lease covers certain space in the Building (collectively, the “Premises”); and
WHEREAS, Sublandlord and Subtenant have entered into a certain [Agreement of Sublease], dated as of  _____  (the “Sublease”) covering a portion of the Premises consisting of the [_____] floors in the Building (the “Subleased Premises”).
NOW, THEREFORE, in consideration of ten dollars and other good, valuable, sufficient and received consideration and intending to be legally bound hereby, Landlord, Sublandlord and Subtenant covenant and agree as follows (all capitalized terms used, but not defined, herein shall have the meanings given to them in the Prime Lease):
1. The Sublease and Subtenant’s interest thereunder is now and at all times shall continue to be subject and subordinate to the Prime Lease in accordance with the terms of this Agreement.
2. As long as (i) no default by Subtenant then exists beyond any applicable notice and cure periods under the Sublease, this Agreement or that certain Consent to Sublease dated as of the date hereof, among Landlord, Subtenant and Sublandlord (the “Consent”), and (ii) Subtenant named herein (or any Permitted Transferee thereof) is the then subtenant under the Sublease (collectively, the “Conditions”), then Subtenant shall not be named or joined in any action or proceeding to terminate the Prime Lease by reason of Sublandlord’s default thereunder unless such naming or joinder shall be required by law. In the latter case, Landlord may join Subtenant as a defendant in such action only for such purpose and not to terminate or extinguish Subtenant’s rights under this Agreement or otherwise diminish or interfere with Subtenant’s rights under the Consent or this Agreement in such action.

3. In the event that the Prime Lease is terminated by reason of Sublandlord’s default thereunder (a “Succession Event”) and the Conditions shall be satisfied, then, subject to the terms hereof, (i) Subtenant shall be bound to Landlord and Landlord shall be bound to Subtenant under all of the terms, covenants and conditions of the Prime Lease (except as modified herein) with respect to the Subleased Premises for the balance of the term of the Prime Lease then remaining, with the same force and effect as if Landlord and Subtenant were the parties under the Prime Lease, (ii) Subtenant does hereby attorn to Landlord as its landlord for the Subleased Premises, subject to the terms hereof, and (iii) Landlord shall recognize and accept such attornment; provided, however, that Landlord shall not be:
(a) liable for any act or omission of Sublandlord, the then sublandlord or any predecessor sublandlord under the Sublease, provided any non-monetary defaults of an ongoing nature of which Landlord shall have received notice from Subtenant in accordance herewith and that are susceptible of cure by Landlord which continue after Subtenant attorns to Landlord shall continue to constitute a default under the Lease so long as such default remains uncured;
(b) subject to any defenses, claims or counterclaims which Subtenant may have against Sublandlord, the then sublandlord or any predecessor sublandlord under the Sublease, unless the conditions giving rise to such defenses, claims or counterclaims shall be then continuing (provided that Landlord shall have received notice from Subtenant of such condition in accordance herewith);
(c) bound by any rental that Subtenant may have made to Sublandlord more than thirty (30) days before the date such rental was first due and payable under the Sublease with respect to any period after the date of attornment; provided that Landlord shall be bound by any such prepayment that was actually paid to Landlord or its designee(s);
(d) required to account for any security deposit other than any security deposit actually delivered to the Landlord;
(e) bound by any terms of the Sublease;
(f) in the event of a casualty or condemnation, obligated to repair or restore the Building or any portion thereof except for repairs or restoration Landlord is obligated to perform under the Lease and, in all events, Landlord’s obligation shall not be obligated to expend more than the net insurance proceeds or net award, as applicable, Landlord actually receives to perform such repairs or restoration (after deduction for all actual, out-of-pocket costs and expenses incurred by Landlord in connection with the recovery of such proceeds or award);

(g) intentionally omitted;
(h) bound by any free rent period or subject to any credits, offsets, setoffs, abatements or other deductions which may have accrued against Sublandlord, the then sublandlord or any predecessor sublandlord under the Sublease, unless the conditions giving rise to such credits, offsets, setoffs, abatements or other deductions shall be then continuing (provided that Landlord shall have received notice from Subtenant of such condition in accordance herewith);
(i) bound by any obligation to perform any work or other tenant improvements or pay any work allowances or provide any other concessions or inducements to Subtenant;
(j) liable for any representation or warranty made or given by Sublandlord.
The term “Landlord” shall be deemed to include Landlord, anyone claiming by, through or under Landlord and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, (x) [insert specific provisions of the Lease as reasonably determined on a case-by-case basis] shall be null and void in the event of such a Succession Event, and (y) any rights granted to the tenant under the Prime Lease which, pursuant to the terms of the Prime Lease, are solely for the benefit of, or deemed personal to, Sublandlord (and its Permitted Transferees) shall be deemed null and void in the event of a Succession Event. The foregoing attornment and recognition shall be effective and self-operative without the execution of any further instruments upon the occurrence of a Succession Event, provided that Subtenant, upon request, shall execute and deliver any certificate or other instrument which Successor Landlord may reasonably request to confirm such attornment and recognition.
4. Intentionally Omitted.
5. If any act or omission of Sublandlord would give Subtenant the right, immediately or after lapse of a period of time, to cancel or terminate the Sublease, Subtenant shall not exercise such right unless (1) Subtenant shall have given Landlord written notice of Sublandlord’s act or omission and (2) such act or omission shall not be remedied within thirty (30) days after the giving of such notice to Landlord; provided, however, that if such act or omission cannot with due diligence be remedied within a period of thirty (30) days (it being agreed that the fact that Landlord does not have possession of the Subleased Premises shall not constitute a reason why an act or omission cannot be remedied within a period of thirty (30) days), and if Landlord commences the remedies necessary to cure such act or omission within such thirty (30) day period and thereafter prosecutes such remedies with reasonable diligence, then the period of time after the giving of such notice by Subtenant within which such act or omission may be remedied shall be extended for an additional thirty (30) day period so long as Landlord prosecutes the remedying of such act or omission with reasonable diligence. Landlord shall not be obligated to remedy any such act or omission.

6. Subtenant agrees that, to the extent that the Sublease provides for a monthly rental which, after taking into account any free rent periods, credits, offsets or deductions to which Subtenant may be entitled under the Sublease, exceeds (on a per rentable square foot basis) the Floor Rent, the rent payable under the Prime Lease will automatically and without condition become equal to such higher monthly rental, if, as and when the attornment provided for herein becomes effective between Landlord and Subtenant, and Subtenant shall be obligated to pay such amounts on the dates specified in the Prime Lease for the payment of basic annual rent and all recurring additional rent, as applicable. Upon such attornment, the Prime Lease shall, automatically and without further act required on the part of any party, be deemed amended to accomplish the foregoing provisions of this Section 6; provided that, Subtenant shall execute and exchange any instrument Landlord may reasonably request to confirm such amendment. The parties hereto agree that, for purposes of this Agreement, all basic annual rent and recurring additional rent under the Sublease shall be deemed allocated to the Subleased Premises on a proportionate basis (based on rentable square footage).
7. Subtenant acknowledges and agrees that Landlord shall have no obligations whatsoever under the Sublease (whether or not a Succession Event shall occur) and, in the event of a Succession Event, the rights and obligations of Landlord and Subtenant with respect to Subtenant’s leasing of the Subleased Premises shall be governed by the terms of the Prime Lease as modified by this Agreement and the Consent.
8. If, upon any Succession Event, Sublandlord is in monetary default under the Prime Lease, then Subtenant shall be obligated to pay to Landlord the Allocable Monetary Amount (as defined below) within ten (10) Business Days following demand by Landlord. In addition, if, upon any Succession Event, there is a continuing non-monetary default by Sublandlord under the Prime Lease with respect to the Subleased Premises (i.e., as opposed to a non-monetary default with respect to Sublandlord itself such as, by way of example, non-permitted transfer consummated by Sublandlord) and Landlord requests in writing that Subtenant cure the same, Subtenant shall be obligated to cure such non-monetary default within the applicable grace period, if any, set forth in Section 14.01(a) of the Prime Lease (it being agreed that such written request from Landlord shall constitute the notice contemplated by Section 14.01(a) for purposes of determining when any applicable grace period provided for thereunder shall commence). “Allocable Monetary Amount” means (x) in the case of a default by Sublandlord in the payment of a sum specifically allocated to the Subleased Premises under the Prime Lease (e.g., basic annual rent specifically allocated to the Subleased Premises pursuant to the Prime Lease or reimbursement for overtime services provided to the Subleased Premises), the total amount of such sum, or (y) in the case of a default by Sublandlord in the payment of basic annual rent, additional rent or other sum not specifically allocable to any premises demised under the Prime Lease, the product of (1) such sum multiplied by (2) a fraction, the numerator of which equals the rentable square footage of the Subleased Premises and the denominator of which equals the rentable square footage of the Premises (other than below grade space). The Allocable Monetary Amount shall not include any sums described in clause (x) or (y) above which become due under the Prime Lease during the period (the “Pre-Notice Period”) commencing on the date of such default by Sublandlord in the payment of such Allocable Monetary Amount and expiring on the day preceding the date Landlord delivers a written notice to Subtenant that Landlord has exercised its right to terminate the Lease and instructing Subtenant to make all payments due under the Sublease to Landlord, provided that Subtenant has paid to Sublandlord all basic annual rent, additional rent and other sums due and payable by Subtenant during the Pre-Notice Period.

9. After notice is given to Subtenant by Landlord that the Sublandlord is in default beyond applicable notice and cure periods under the Prime Lease and that the rentals under the Sublease should be paid to Landlord pursuant to the terms of the Prime Lease, Subtenant shall thereafter pay to Landlord or as directed by the Landlord, all rentals and all other monies due or to become due to Sublandlord under the Sublease and Sublandlord hereby expressly authorizes Subtenant to make such payments to Landlord and Sublandlord hereby releases and discharges Subtenant from any liability to Sublandlord on account of any such payments.
10. This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to their respective heirs, representatives, successors and assigns.
11. Any notice or demand, consent, approval or disapproval (collectively, “Notice”) required to be given by the terms and provisions of this Agreement, or by any law or governmental regulation, shall be in writing. Unless otherwise required by such law or regulation, such notice, demand, consent, approval or disapproval (other than for rent or additional rent bills) shall be given, and shall be deemed to have been served and given, if sent by hand (against a signed receipt) on the business day delivered if delivered before 5:00 P.M. New York time, or if delivered after 5:00 P.M. New York time, then on the following business day, or by prepaid nationally recognized overnight express service marked for next business day delivery and same shall be deemed delivered and effective the next business day if delivered before 5:00 P.M. New York time, or if delivered after 5:00 P.M. New York time, then on the following business day. Notices shall be delivered to the addresses set forth below:
If to Subtenant, to:
[_____]
If to Tenant, to:
Viner Finance Inc.
85 Broad Street
New York, New York 10004
With copies to:
c/o Viner Finance Inc.
Viner Finance Inc.
85 Broad Street
New York, New York 10004
Attn: Dennis McNamara, Esq.

and
Ingram Yuzek Gainen Carroll & Bertolotti, LLP,
250 Park Avenue, Sixth Floor
New York, New York 10177
Attn: Shane O’Neill, Esq.
If to Landlord, to:
85 Broad Street LLC
c/o Metropolitan Life Insurance Company
10 Park Avenue, Morristown
New Jersey 07960
Attention: Officer-In-Charge
With copies to:
85 Broad Street LLC
c/o Metropolitan Life Insurance Company
10 Park Avenue, Morristown
New Jersey 07960
Attention: Chief Real Estate Counsel
and
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Ross Z. Silver, Esq.
12. In the event of any termination of the Prime Lease other than by reason of Sublandlord’s default thereunder (e.g., by reason of a casualty), this Agreement shall, automatically and without further act of the parties, terminate and be of no further force or effect from and after the applicable termination date.
13. The rights granted to Subtenant in this Agreement are not transferable or assignable and are solely for the benefit of Subtenant named in the Sublease (and any Permitted Transferee thereof) and, upon any assignment of the Sublease, this Agreement and Subtenant’s rights hereunder shall be deemed null and void.
14. This Agreement shall be governed by the laws of the State of New York. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which taken together, will deemed to be one and the same instrument.

15. If Sublandlord or Subtenant shall request the approval or consent of Landlord pursuant to this Agreement, the Consent or the Prime Lease, any such approval or consent purported to be given by Landlord shall not be effective unless given in writing and in advance of the action with respect to which such approval or consent was requested.
16. The headings in this Agreement are intended to be for convenience of reference only, and shall not define the scope, extent or intent or otherwise affect the meaning of any portion hereof.
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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.

Landlord:

85 BROAD STREET LLC,
a Delaware limited liability company

By:	85 Broad Street Mezzanine LLC, its sole member

By:	Metropolitan Life Insurance Company, its sole member

By:
Name:
Title:

Tenant:

Viner Finance Inc.,
a Delaware corporation

By:
Name:
Title:

Subtenant:

[_______________]

By:
Name:
Title:

EXHIBIT S
SIGN SPECIFICATIONS
[See attached]

EXHIBIT SC
FORM OF TRI-PARTY SUBLEASE CONSENT FORM
CONSENT TO SUBLEASE
AGREEMENT, made as of  _____, 20_____  (this “Agreement”), among 85 BROAD STREET LLC, having an office c/o Metropolitan Life Insurance Company, 10 Park Avenue, Morristown, New Jersey 07962, Attn.: New York Region Real Estate Investments (“Landlord”), Viner Finance Inc., having an office at 85 Broad Street, New York, New York 10004 (“Tenant”), and  _____  having an office at  _____  (“Subtenant”).
WITNESSETH:
WHEREAS, Tenant is the tenant under a lease dated as of July  _____, 2011 (as the same may hereafter be amended, the “Lease”), leasing the entire 2nd, 3rd, 22nd, 23rd, 24th, 25th and 26th floors and portions of the 31st floor and sub-concourse (the “Demised Premises”) in the building known as 85 Broad Street, New York, New York (the “Building”).
WHEREAS, Tenant has requested that Landlord consent to the subletting by Tenant to Subtenant, pursuant to a sublease dated as of  _____, a copy of which is attached hereto as Exhibit A and made a part hereof (the “Sublease”), of certain space described in the Sublease (the “Sublet Space”), which Sublet Space constitutes a portion of the Demised Premises described in the Lease, for a term to commence on the date specified therefor in the Sublease and to end, unless sooner terminated, on  _____.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Landlord hereby consents to the subletting by Tenant to Subtenant pursuant to the Sublease, such consent being subject to and upon the following terms and conditions, to each of which Tenant, Subtenant and Landlord hereby expressly agree:
1. Nothing contained in this Agreement shall operate as a consent or approval or ratification by Landlord to or of any of the provisions of the Sublease or as a representation or warranty by Landlord and, except as may be expressly provided herein, Landlord shall not be bound or estopped in any way by the provisions of the Sublease. In case of any conflict between the provisions of this Agreement and the provisions of the Sublease, the provisions of this Agreement shall prevail unaffected by the Sublease.

2. Nothing contained in this Agreement shall be construed to (a) modify, waive, impair or affect any of the provisions, covenants, agreements, terms or conditions contained in the Lease (except as may be herein expressly provided), (b) waive any present or future breach or default under the Lease or any rights of Landlord against any person, firm, association or corporation liable or responsible for the performance of the Lease, or (c) enlarge or increase Landlord’s obligations or Tenant’s or Subtenant’s rights under the Lease or otherwise. Tenant shall be and remain liable and responsible for the due keeping, and full performance and observance, of all of the provisions, covenants, agreements, terms and conditions set forth in the Lease on the part of the tenant thereunder to be kept, performed and observed, as the same relate to the Sublet Space, including, without limitation, with respect to Tenant, the payment of the basic annual rent, Tax Payments, Operating Expense Payments, Cafeteria Rent (as such terms are defined in the Lease) and other recurring and non-recurring items of rent, together with all other sums payable by the tenant under the Lease; provided, however, this sentence shall in no way be construed as releasing Tenant from or altering any of its obligations under the Lease. In case of any conflict between the provisions of this Agreement and the provisions of the Lease, the provisions of the Lease shall prevail unaffected by this Agreement (except where this Agreement expressly provides that the Lease is modified).
3. Landlord’s consent under this Agreement is not assignable or transferable in connection with any further or other subletting by Tenant or Subtenant.
4. The Sublease is, and shall be, subject and subordinate at all times to the Lease (and to all instruments to which the Lease shall now or hereafter be subject and subordinate (including, without limitation, any mortgage, ground lease or similar instrument)), as the same may be extended, renewed, amended, modified, restated or supplemented, and to all of the provisions of the Lease (and such other instruments), as so extended, renewed, amended, modified, restated and/or supplemented, and Tenant and Subtenant shall not do, permit or suffer anything to be done in, or in connection with Subtenant’s use or occupancy of, the Sublet Space which would violate any of said provisions. Subsequent to the termination of the Lease due to a default by Tenant thereunder, Subtenant shall, at Landlord’s request attorn to Landlord as the landlord of the Subtenant [if applicable — pursuant to the provisions of that certain Subtenant Subordination, Non-Disturbance and Attornment Agreement dated as of _____,  _____  between Landlord and Subtenant]; provided, however, the parties acknowledge and agree that any such request shall be at Landlord’s exclusive option and may be made or not be made by Landlord in its sole discretion. In case of any conflict between the provisions of the Lease and the provisions of the Sublease, the provisions of the Lease shall prevail unaffected by the Sublease.
5. (a) Notwithstanding anything to the contrary contained in the Sublease, Subtenant must obtain Landlord’s consent to any Tenant Alterations (as defined in the Lease) and must comply with all provisions of the Lease (including, without limitation, Article 3 of the Lease) relating thereto, in each case to the extent set forth in the Lease.
(b) Subtenant’s use of the freight elevator in connection with any of its Tenant Alterations or otherwise shall be subject to the terms of the Lease and Building rules and regulations, including, without limitation, hours of operation, minimum blocks of time and payment of Landlord’s then established charges therefor, subject to increase from time to time.
(c) Notwithstanding anything to the contrary contained in the Lease or Sublease, Subtenant shall pay to Landlord upon demand (x) Landlord’s reasonable out of pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any ground lessor mortgagee for such purpose) for reviewing plans and specifications and inspecting Tenant Alterations plus (y) a supervisory fee calculated at Landlord’s then-standard rate therefor.

6. Neither the Sublease nor Landlord’s consent under this Agreement shall release or discharge Tenant from any liability or obligation under the Lease, and Tenant shall remain liable and responsible for, the full performance and observance of all of the provisions of the Lease on the part of Tenant to be performed or observed with the same force and effect as though no sublet had been made pursuant to the terms of the Lease. Any breach or violation of any provision of the Lease (whether by act or by omission) by Subtenant shall be deemed to be, and shall constitute, a default by Tenant in fulfilling such provision, and, in such event, Landlord may exercise its rights and remedies under the Lease in the case of such a default.
7. Landlord’s consent under this Agreement is not, and shall not be construed as, a consent by Landlord to any assignment, reassignment, further or other subletting, or other transfer by Tenant or Subtenant. The Sublease shall not be assigned, reassigned, transferred, renewed or extended (except in the case of a renewal or extension, to the extent effected in accordance with the provisions of the Sublease), nor shall the Sublet Space or any part thereof be sub-sublet, without the prior written consent of Landlord thereto in each instance. In the event that the Sublease is assigned, Subtenant and all future subtenants under the Sublease shall be jointly and severally liable for the full performance of the terms and conditions of this Agreement. If Subtenant is a corporation, partnership or other entity, the prohibition on assigning the Sublease shall be deemed breached if there occurs (a) a transfer of a majority ownership interest in Subtenant (by conveyance, sale, disposition, the increase in the amount of issued and/or outstanding shares of capital stock or partnership interests (as applicable) of Subtenant and/or the creation of one or more additional classes of stock or partnership interests (as applicable) of Subtenant (however accomplished, whether in a single transaction or in a series of related or unrelated transactions); and/or (b) a transfer by operation of law or otherwise, of Subtenant’s interest in the Sublease. For purposes hereof, “control” means the power and authority to direct the business and affairs of Subtenant. Notwithstanding anything to the contrary contained herein, Subtenant shall have the right to assign the Sublease or sub-sublease or grant rights of occupancy to any person or entity controlling, controlled by or under common control with Subtenant, and neither a merger or consolidation of Subtenant into or with another entity, or direct or indirect transfer of equity interests in Subtenant named herein, shall require Landlord’s consent [delete if Section 10.03(a) of the lease applied to this Subtenant: provided, in any case, as applicable, that the net worth of the surviving entity or assignee is at least equivalent to Subtenant’s net worth as of the date of this Agreement. Subtenant shall promptly give Landlord notice of any of the foregoing transactions. [Delete if inapplicable — Notwithstanding anything to the contrary contained herein or in the Sublease, Subtenant’s right of first offer contained in Section [_____] of the Sublease shall be subject and subordinate in all respects to Landlord’s right of recapture contained in Section 10.02 of the Lease.]
8. Subject to all of the provisions, covenants, agreements, terms and conditions of the Lease, the Sublet Space shall be used solely as specified in Section 2.01 of the Lease and for no other purpose.

9. In addition to the obligations set forth in Paragraph 2 hereof, and in no way limiting the same, Tenant and Subtenant shall be jointly and severally liable for (a) bills rendered by Landlord for charges incurred by or imposed upon Subtenant for services rendered (including supervisory fees) and materials supplied to the Sublet Space by Landlord whether requested by Tenant and/or Subtenant, (which shall be at Landlord’s then established charges therefor, subject to increase from time to time; provided that Tenant’s liability under this Paragraph 9 for charges incurred or imposed upon Subtenant shall not exceed the applicable rates therefor , if any, set forth in the Lease as if Tenant directly requested such services or materials or performed such actions) and (b) for all amounts payable under this Agreement. Nothing in this Paragraph 9 shall require Landlord to respond to, or comply with, any requests for services or materials made by Subtenant. Landlord’s decision with respect to any such request shall be in its sole discretion.
10. (a) Tenant and Subtenant each jointly and severally represents and warrant to Landlord that the copy of the Sublease attached hereto as Exhibit A is a true and correct copy thereof and that the Sublease has not been amended, changed, supplemented or modified, and that other than the Sublease, there are no other agreements (written or oral) between the parties relating to the Sublease or the Sublet Space or the equipment, furniture, furnishings, fixtures, improvements or other property therein (collectively, the “FFE”). Notwithstanding anything to the contrary contained in the Lease or the Sublease, Tenant and Subtenant shall not, without the prior written consent of Landlord in each instance, amend, change or modify the Sublease, except Landlord’s consent shall not be required for the exercise of a unilateral right granted to either Tenant or Subtenant under the Sublease.
(b) [Conform with facts: Tenant represents and warrants to Landlord that, as of the date hereof, (i) the Lease is in full force and effect, has not been amended or modified, and constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s occupancy of the Demised Premises; (ii) any tenant improvements, base building improvements or work allowances required to be performed or paid by the Landlord under the Lease have been fully completed or paid, as applicable, in accordance with the provisions of the Lease; (iii) Tenant has no off-sets, rebates, concessions, abatements or defenses against or with respect to fixed rent, additional rent or other sums payable under the terms of the Lease and there are currently no outstanding disputes with respect to the calculation of any fixed rent, additional rent or other sums billed to it; (iv) to the best of Tenant’s knowledge, Tenant is not in default under the Lease, nor does Tenant have knowledge of any event which, with the giving of notice or the passage of time or both, would constitute a default by Tenant; (v) to the best of Tenant’s knowledge, there are no defaults by Landlord under the Lease nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease; (vi) the fixed rent under the Lease has been paid by Tenant through [_____] and Operating Expense Payments and Tax Payments (as such terms are defined in the Lease) have been paid through [_____]; and (vii) Tenant has not (A) assigned or encumbered its interest under the Lease, (B) sublet the Demised Premises or any part thereof or (C) otherwise transferred its interest in the Lease or the Demised Premises.
(c) Tenant and Subtenant each jointly and severally represents and warrants to Landlord that the information supplied to Landlord by each of Tenant and Subtenant in connection obtaining Landlord’s consent pursuant to this Agreement (including, without limitation, all summaries, financial statements, notices, and other documents) is true and complete.

(d) Tenant and Subtenant each jointly and severally represents and warrants to Landlord that no consideration (except as set forth in the Sublease) has been, or will be, paid by Subtenant for, or in connection with, the Sublease, the Sublet Space or any FFE.
(e) [If no profit — Tenant represents and warrants to Landlord that (i) there is not, and shall not any time be, any amount due and payable to Landlord pursuant to Section 10.03(f) of the Lease (“Profit”) arising from the Sublease as illustrated by Tenant’s calculations attached hereto as Exhibit B and (ii) all costs and expenses which, Tenant claims, have been incurred, or will hereafter be incurred, by Tenant in connection with the Sublease, and which are deductible in the calculation of Profit, are set forth on Exhibit B. Tenant shall not have the right to claim that any costs or expenses are deductible in the calculation of Profit other than those set forth on Exhibit B. Notwithstanding the foregoing, Landlord and Tenant acknowledge that the amounts payable in respect of the operating expense and real estate tax escalation charges under both the Lease and the Sublease are based on estimates only and are subject to final determination, as provided under the Lease and the Sublease, as the case may be. Accordingly, in the event a reconciliation of the fixed rent and/or escalations for real estate taxes and operating expenses under both the Lease and the Sublease shall result in a Profit arising from the Sublease, Landlord shall be entitled to the Profit, in accordance with the terms of the Lease. Nothing contained herein constitutes an agreement by Landlord that there is no Profit arising from the Sublease and Landlord reserves all of its rights to claim that such Profit exists (and to receive the same in accordance with the terms of the Lease) and to audit the books and records of Tenant in connection therewith.]
[If there is profit: Tenant represents and warrants to Landlord that (i) attached hereto as Exhibit B is Tenant’s calculation of the anticipated amount due and payable to Landlord pursuant to Section 10.03(f) of the Lease (“Profit”) arising from the Sublease and (ii) all costs and expenses which, Tenant claims, have been incurred, or will hereafter be incurred, by Tenant in connection with the Sublease, and which are deductible in the calculation of Profit, are set forth on Exhibit B. Tenant shall not have the right to claim that any costs or expenses are deductible in the calculation of Profit other than those set forth on Exhibit B. Notwithstanding the foregoing, Landlord and Tenant acknowledge that the amounts set forth on Exhibit B in respect of the operating expense and real estate tax escalation charges under both the Lease and the Sublease are based on estimates only and are subject to final determination, as provided under the Lease and the Sublease, as the case may be. Accordingly, in the event a reconciliation of the fixed rent and/or escalations for real estate taxes and operating expenses, under both the Lease and the Sublease, shall result in a Profit arising from the Sublease, Landlord shall be entitled to the Profit, in accordance with the terms of the Lease. Nothing contained herein constitutes an agreement by Landlord that Exhibit B constitutes a correct calculation of the anticipated Profit with respect to the Sublease, and Landlord reserves all of its rights to dispute the same (and to receive Profits in accordance with the terms of the Lease) and to audit the books and records of Tenant in connection therewith.]

(f) The representations and warranties contained in this Paragraph 10 shall be deemed incorporated in the Lease and Sublease and the inaccuracy of any of such representations and warranties shall constitute a default under the Lease and Sublease entitling Landlord to exercise any or all of the remedies for default provided therein or otherwise available under the Lease.
11. Upon the expiration or termination of the term of the Lease during the term of the Sublease by reason of condemnation or eminent domain or destruction by fire or other cause, or if the Lease expires or is terminated for any other reason whatsoever (including, without limitation, Tenant’s default thereunder) or is surrendered by Tenant to Landlord, then, the Sublease and its term shall expire and come to an end as of the effective date of such expiration, termination or surrender and Subtenant shall vacate the Sublet Space on or before such date. If Subtenant does not so vacate, Landlord shall be entitled to all of the rights and remedies available to a landlord under the Lease against a tenant holding over after the expiration of a term.
12. Any breach or violation of any provision of this Agreement (whether by act or by omission) by Tenant or Subtenant shall be deemed to be and shall constitute a default by Tenant in fulfilling the provisions of the Lease and by Subtenant in fulfilling the provisions of the Sublease, and, in such event, Landlord may exercise its rights and remedies under the Lease in the case of such a default.
13. In the event that Tenant shall be in default under the Lease beyond the expiration of applicable notice and cure periods under the Lease (if any) and Landlord gives notice of any such default to Subtenant (which Landlord shall have no obligation to give), then, from the date upon which Landlord gives such notice to Subtenant until such time as Landlord rescinds said notice, Subtenant shall make all payments of fixed rent and additional rent/charges due under the Sublease directly to Landlord by unendorsed check made payable solely to Landlord at the address designated by Landlord in said notice. Any such payments shall be credited, upon collection only, by (a) Landlord against any fixed rent and additional rent/charges due Landlord by Tenant under the Lease in such manner and in such order as Landlord may elect, in its sole discretion, and (b) Tenant against any sums due Tenant by Subtenant under the Sublease. Tenant hereby authorizes payment by Subtenant to Landlord pursuant to this Paragraph 13. Landlord may exercise its rights under this Paragraph 13 on one or more occasions, and from time to time, as often as Landlord desires, and the rights granted to it hereunder shall apply in each event of default by Tenant under the Lease. This Paragraph 13 shall in no event limit or impair other rights and remedies which may be available to Landlord as a result of any such default by Tenant. The acceptance of any such payments from Subtenant shall not be deemed an acceptance of Subtenant as tenant under the Lease or an attornment to Landlord under the Sublease nor shall it release Tenant from any of its obligations under the Lease. In connection with an attornment by Subtenant to Landlord following such default by Tenant, Tenant shall deliver to Landlord, on demand, the full amount of all security deposits (together with accrued interest thereon) held by Tenant under the Sublease (whether in cash, by letter of credit, or otherwise). If any such security deposit is in the form of a letter of credit (or similar instrument), Tenant shall be required to deliver the original letter of credit (or similar instrument) together with originals of all amendments thereto together with such instruments of transfer as the issuer may require in order to name Landlord as the beneficiary thereunder (and Tenant shall pay all transfer fees and other out-of-pocket costs incurred by Landlord to effectuate such transfer). Tenant and Subtenant shall cooperate with Landlord in all respects (including, without limitation, by executing and delivering such affidavits, transfer agreements and other instruments requested by the issuing bank) so as to effectuate such transfer as expeditiously as possible.

14. Any notice or demand, consent, approval or disapproval (collectively, “Notice”) required to be given by the terms and provisions of this Agreement, or by any law or governmental regulation, shall be in writing. Unless otherwise required by such law or regulation, such notice, demand, consent, approval or disapproval (other than for rent or additional rent bills) shall be given, and shall be deemed to have been served and given, if sent by hand (against a signed receipt) on the business day delivered if delivered before 5:00 P.M. New York time, or if delivered after 5:00 P.M. New York time, then on the following business day, or by prepaid nationally recognized overnight express service marked for next business day delivery and same shall be deemed delivered and effective the next business day if delivered before 5:00 P.M. New York time, or if delivered after 5:00 P.M. New York time, then on the following business day. Notices shall be delivered to the addresses set forth below:
If to Subtenant, to:
[_____]
If to Tenant, to:
Viner Finance Inc.
85 Broad Street
New York, New York 10004
With copies to:
c/o Viner Finance Inc.
Viner Finance Inc.
85 Broad Street
New York, New York 10004
Attn: Dennis McNamara, Esq.
and
Ingram Yuzek Gainen Carroll & Bertolotti, LLP,
250 Park Avenue, Sixth Floor
New York, New York 10177
Attn: Shane O’Neill, Esq.
If to Landlord, to:
85 Broad Street LLC
c/o Metropolitan Life Insurance Company
10 Park Avenue, Morristown
New Jersey 07960
Attention: Officer-In-Charge

With copies to:
85 Broad Street LLC
c/o Metropolitan Life Insurance Company
10 Park Avenue, Morristown
New Jersey 07960
Attention: Chief Real Estate Counsel

and
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Ross Z. Silver, Esq.
15. (a) Neither Landlord, any superior lessor or any superior mortgagee, nor any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any ground lessor or any mortgagee (whether disclosed or undisclosed) (Landlord together with all of the foregoing, collectively, the “Indemnified Parties”), shall be liable to Subtenant for (i) any loss, injury or damage to Subtenant or to any other person claiming by, through or under Subtenant, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Subtenant, or of others claiming by, through or under Subtenant, entrusted to employees of Landlord, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Sublet Space or any equipment, facilities therein; provided, subject to the extent of the release of liability and waiver of subgrogation provided in Section 7.06 of the Lease, the foregoing shall not be construed to relieve Landlord from liability in connection with acts or ommissions of Landlord that a court of competent jurisdiction finally determines arose from Landlord’s negligence or willful misconduct.
(b) Subtenant shall indemnify and hold harmless the Indemnified Parties from and against any and all claims arising from or in connection with (i) the conduct or management of the Sublet Space or of any business therein, or any work or thing done, or any condition created, in or about the Sublet Space, (ii) any act, omission or negligence of Subtenant or any person claiming through or under Subtenant or any of their respective direct or indirect members, partners, shareholders, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Sublet Space, (iv) any default by Subtenant in the performance of Subtenant’s obligations under the Sublease, and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed further subletting or assignment by Subtenant; together with all reasonable costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Subtenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

16. This Agreement shall be construed and enforced in accordance with the laws of the State of New York (without giving effect to conflict of laws principles thereof).
17. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, terminated or discharged unless such change, modification, termination or discharge is in writing and signed by Landlord.
18. Each right and remedy of Landlord provided for in this Agreement or in the Lease shall be cumulative and shall be in addition to every other right and remedy provided for therein or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies so provided for or existing shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies so provided for or so existing.
19. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
20. Tenant covenants to deliver to Landlord, contemporaneously with the delivery of this Agreement to Landlord, a check or checks, subject to collection, made payable to the order of Landlord and/or Landlord’s counsel, as directed by Landlord, in a sum equal to all costs and reasonable legal fees incurred by Landlord in connection with the granting of this consent. At Landlord’s option, the validity and enforceability of this Agreement is expressly conditioned upon Tenant delivering said check(s) and the collection thereof.
21. Tenant and Subtenant each, jointly and severally (a) represents and warrants to Landlord that no broker, finder or similar person was involved in the granting of Landlord’s consent pursuant to this Agreement or the execution of the Sublease (or the transactions contemplated thereby) other than [_____] (“Broker”) and (b) agrees to defend, indemnify and hold Landlord (including, without limitation, any Indemnified Parties) harmless from and against any and all (i) claims of and liabilities to any broker(s), finder(s) and/or any other person(s) (including, without limitation, Broker) for the payment of any fees, commissions or other sums alleged to be due as a result of the granting of Landlord’s consent pursuant to this Agreement and/or the execution of the Sublease (or the transactions contemplated thereby), and (ii) loss, cost, liability, expense or damage suffered by Landlord (including, without limitation, reasonable attorneys’ fees, court costs and disbursements) arising from, relating to or in connection with any breach of the representation and warranty contained in clause (a) above or any such claims and liabilities described in clause (b).

22. This Agreement shall inure to the benefit of and be binding upon Subtenant and Tenant and their respective permitted successors or assignees and shall inure to the benefit of and be binding upon Landlord and its successors and assigns, including any purchaser of the Building.
23. This Agreement shall not be effective until executed by each of Landlord, Tenant and Subtenant. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.
[No further text on this page; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth at the outset of this Agreement.

Landlord:

85 BROAD STREET LLC,
a Delaware limited liability company

By:	85 Broad Street Mezzanine LLC, its sole member

By:	Metropolitan Life Insurance Company, its sole member

By:	“David.v. Politano” Name: David V. Politano
Title: Managing Director

Tenant:

Viner Finance Inc.,
a Delaware corporation

By:	“Albert G. Lowenthal” Name: Albert G. Lowenthal
Title: CEO

Subtenant:

[___________________________]

By:
Name:
Title:

EXHIBIT A
Sublease

EXHIBIT B
Profit Calculation

EXHIBIT TF
THIRD PARTY EARLY ACCESS SPACE
[See attached]

EXHIBIT UPS
UPS SPACE
[See attached]